Form 10-K, Exhibit 13
period 2000-12-31
BANCORP RHODE ISLAND INC
filed 2001-03-30
CIK 1109525

EXHIBIT 13

BANCORP RHODE ISLAND, INC.

Financial Highlights

                                                            As of and for the Year Ended December 31,
                                                ---------------------------------------------------------------
                                                  2000          1999          1998          1997        1996 (a)
                                                ---------------------------------------------------------------
                                                          (Dollars in thousands, except Per Share Data)

Statement of Operations Data:
  Net income                                    $  5,618      $  4,362      $  3,834      $  3,510      $  1,572

Per Share Data:
  Net income per common share                   $   1.49      $   1.14      $   0.85      $   0.75      $   0.30
  Cash income per common share (b)                  1.69          1.34          1.07          1.03          0.52
  Book value per common share                      14.29         12.79         12.31         10.77          9.92
  Tangible book value per common share             11.09          9.27          8.44          5.18          3.89

Balance Sheet Data:
  Total assets                                  $739,420      $631,977      $595,964      $533,025      $472,417
  Total loans                                    518,825       458,958       431,402       405,819       383,039
  Total deposits                                 631,632       513,416       500,713       464,907       424,817
  Total shareholders' equity                      53,292        47,675        47,687        44,707        43,627

Operating Ratios:
  Net interest margin                              4.10%         3.80%         3.78%         4.22%         4.36%
  Cash basis efficiency ratio (b)                 61.79%        64.06%        64.62%        64.67%        73.91%
  Cash basis return on average assets (b) (c)      0.96%         0.87%         0.84%         0.89%         0.62%
  Cash basis return on average equity (b) (c)     13.12%        11.20%        10.08%         9.97%         6.55%

(a)   Partial year
(b)   Excludes amortization of goodwill and any related income taxes
(c) Excludes cumulative effect of change in accounting principle, net of taxes

BankRI's Mission


Bank Rhode Island will be the premier bank in the communities we serve. We will provide excellent service and a broad range of competitive financial products to our customers through a team of well-trained professional employees. We will be a civic leader through direct involvement in local organizations and activities.

All of these endeavors will result in a strong performance for our shareholders, a rewarding work environment for our employees, and a valuable resource for our customers and community.

This report contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the Company's Form 10-K for the year ended December 31, 2000.
Bancorp Rhode Island has no significant assets other than the common stock of the Bank, therefore substantially all of the discussion in this document relates to the operations of the Bank.

BancorpRI has experienced consistent growth since the Bank opened almost five years ago.


                                     December 31,
                     1996      1997      1998      1999      2000
                                     (In millions)

Total Assets        $472.4    $533.0    $596.0    $632.0    $739.4
Total Deposits      $424.8    $464.9    $500.7    $513.4    $631.6


                                      1996
                                 (Partial year)     1997      1998      1999      2000

Earnings Per Share                   $  .30        $  .75    $  .85    $ 1.14    $ 1.49
Earnings Per Share (Cash Basis)      $  .52        $ 1.03    $ 1.07    $ 1.34    $ 1.69

                                   [PHOTO]

[Caption]
Caduceus Associates, a consortium of doctors and a real estate developer, came to Bank Rhode Island with an idea to turn a vacant manufacturing building into high-end medical office space. The Bank's flexibility in structuring the complex construction and permanent financing allowed the project to go forward and has brought new life to the 1950s manufacturing building in the heart of the City's hospital district. The building provides much-needed medical office space in the area and has put the doctors, and their patients, closer to the extensive medical services available at three of the largest hospitals in Rhode Island.
[End Caption]

Letter to Shareholders


The Company posted record earnings of $5.6 million in 2000, a 29 percent jump over the previous year.


We knew early on that the Year 2000 was going to be an extraordinary one in the history of Bank Rhode Island. By the end of March, our checking and savings deposits had grown more than they did the entire year before. Our quarterly commercial loan growth was higher than it had ever been, and our earnings were up an impressive 47 percent over the first quarter of 1999.

And things just kept getting better.


                         1996
                    (Partial year)     1997      1998      1999      2000
                                        (In thousands)

Net Income              $1,572        $3,510    $3,835    $4,362    $5,618


By the time the Year 2000 came to a close, we had redefined the benchmarks by which we measure our success. We stopped comparing the Year 2000 to 1999 and began comparing it to the previous three and a half years combined.

Our core deposits (checking and savings) grew $81 million in 2000, $6.5 million more than in the previous three and a half years. Total deposit growth was even stronger. Total deposits climbed $118 million, compared with $95 million during the previous three and a half years. And total assets were up more than $107 million, 70 percent higher than any previous year.

All that growth resulted in record earnings of $5.6 million, a 29 percent jump over the previous year. Earnings per share also posted impressive gains, reaching $1.49, a 31 percent increase over 1999.

Our extraordinary success last year was the result of an ideal blend of market conditions, the growing reputation of the Bank and our aggressive efforts to market the Bank and its products.

We clearly benefited from changes in the marketplace that led many Rhode Islanders to review their banking relationships. And when customers did switch banks, many of them turned to us - the service-oriented local alternative to the large regional banks in our marketplace. We also worked very hard to become top of mind among Rhode Island consumers. We extended our branch hours in some locations and ran special advertising campaigns promoting Small Business Checking, our Custom Account and our home equity loans. We also opened a new branch in Warwick and introduced a consumer and business Internet product, both of which have met with tremendous success.

Our reputation as a sophisticated commercial lender continued to grow. Rhode Island businesses are recognizing Bank Rhode Island as a source for all their banking needs. The strength of our lending group, the customer service available throughout our organization, and the access customers have to decision makers makes us unique among banks serving the Rhode Island business community.

We also have carved out a special niche among Rhode Island small businesses. Our small business portfolio has increased 180 percent over the last two years, and we are now the No. 3 SBA lender in the State.

The growth in our commercial portfolio has allowed the Bank to shift its asset mix away from residential mortgages. This commercial loan growth, along with the tremendous growth in core deposits, has driven the Bank's earnings.

                                   [PHOTO]

[Caption]
Bank Rhode Island has enjoyed tremendous success since it opened its doors nearly five years ago. We have a strong balance sheet, talented people and an outstanding reputation in the State. We are proud of what we've accomplished, and we truly believe the best years of this franchise lie ahead. [End Caption]

Market conditions were truly exceptional in 2000, and we do not expect those conditions to duplicate themselves. But we have taken some important steps to continue the success of the Bank in 2001 and beyond.

Last year we converted to a holding company structure. Bank Rhode Island now operates as a wholly-owned subsidiary of Bancorp Rhode Island, Inc. We believe this new structure will give the company more financial flexibility, and it has already allowed the Bank to take advantage of capital markets by participating in a trust preferred security pool in early 2001.

We also entered into several strategic alliances in 2000 to broaden our product array and compete with the larger players in our marketplace. We have always looked to third-party providers to deliver best-in-class products we simply could not develop internally. This puts us in a position to be able to offer comparable if not better products than our larger competitors and generate income without significantly increasing our expenses.

In 2000, these partnerships allowed us to offer 24-hour home equity loan approvals, to provide payroll and leasing products, international services and to add 51 ATMs to our network.

                                   [PHOTO]

Last year the Bank's senior management team also embarked on a long-range strategic planning initiative. The goal of the initiative was to identify ways to fully leverage our existing operations and develop concrete plans for growing and expanding the Bank Rhode Island franchise.

We reviewed nearly every department of the Bank, and a number of elements of the plan already have been implemented. One of the key programs to come out of the planning initiative was the addition of investment services, which the Bank added early in 2001 through relationships with two leading investment advisors.

We also took some important steps in 2000 to tangibly show our gratitude to our shareholders for their continued support. In January 2000 we doubled the quarterly dividend to $0.10 and then increased it again to $0.12 in November. The increases reflect our commitment to adding value for our shareholders.

Bank Rhode Island has enjoyed tremendous success since it opened its doors nearly five years ago. We have a strong balance sheet, talented people and an outstanding reputation in the State. We are proud of what we've accomplished, and we truly believe the best years of this franchise lie ahead.


/s/ Malcolm G. Chace                   /s/ Merrill W. Sherman
Malcolm G. Chace                       Merrill W. Sherman
Chairman of the Board                  President & CEO


                                   [PHOTO]

[Caption]
Edward, Romolo and Richard Evangelista of Federal Electronics. In 1948, Romolo Evangelista started repairing appliances and radios out of a small shop in Providence. Today, Federal Electronics ships products to companies all over the world, produces millions of dollars in sales and employs hundreds of workers. This family-run business came to Bank Rhode Island because the Bank took the time to understand their business and treated them like they treat their own customers. "There's a personal element at Bank Rhode Island that you just don't see at other banks."
[End Caption]

Commercial Lending

The Bank's commercial loan outstanding have grown an average of 23 percent per year over the last four years.

Bank Rhode Island's reputation and success as a commercial lender continued to flourish in the Year 2000. The expertise of its lenders, the high level of service provided and a growing product array has allowed the Bank to consistently attract new business while continuing to meet the borrowing needs of its existing customers.


                                     December 31,
                     1996      1997      1998      1999      2000
                                     (In millions)

Commercial Loans    $92.6     $114.7    $134.0    $174.5    $212.8

The Bank's growing presence in the marketplace has allowed it to increase its commercial loan outstandings an average of 23 percent per year over the last four years. The Bank's total commercial loan outstandings have more than doubled in that time, reaching $213 million by year-end 2000.

And despite all that growth, the Bank's credit quality remained strong, reflecting the integrity of the Bank's credit culture and the financial strength of its customers.

Bank Rhode Island's lending capabilities reach across all business types and industries. More and more, Rhode Island businesses are turning to Bank Rhode Island for their commercial lending needs.

The Bank also took steps in the Year 2000 to ensure that it continued to meet the needs of the business community, including the addition of two senior business lenders. The Bank also expanded its menu of commercial products and services in a variety of ways through agreements with third-party providers.

In 2000, the Bank teamed with Brown Brothers Harriman, a well-respected private commercial bank in Boston, to provide its customers with international trade services. The Bank also added payroll services through an agreement with Advantage Payroll, a national payroll service provider.

In June, the Bank signed an agreement with Synergy Resources of Minneapolis to provide business customers with options for equipment lease financing. Synergy provides Bank customers with leases from $3,000 to over $1 million for all types of equipment, including computers, office equipment, and telephone systems.

And through a leading provider of Internet technology, the Bank began offering its customers one of the area's best online cash management systems. The Bank's business customers can make direct payroll deposits into employees' accounts, pay vendors' bills online and transfer money from other banks to and from their Bank Rhode Island accounts. The Internet product has been tremendously successful. In just under a year, more than 13 percent of the Bank's business checking customers have signed up for online banking.

Bank Rhode Island is proud of its reputation in the marketplace and the depth of knowledge of its commercial lenders. The Bank will continue to add to its product mix and its expertise so that it can better serve the growing business community.

                                   [PHOTO]

[Caption]
Federal Electronics produces sub-assemblies for companies like Lockheed Martin, General Dynamics and Teradyne from its 42,000 square foot facility in Cranston.
[End Caption]

Business Lending

The Bank booked $54 million in new commercial and industrial commitments in the Year 2000, meeting the financial needs of small-to mid-size businesses across the State and in Southeastern Massachusetts. The Bank provided local businesses with financing for virtually every business purpose, including business expansion, equipment needs and physical plant improvements.

More than half of those new commitments, $34 million, were to new business customers. And many of those new commercial loan customers, nearly 60 in all, moved their entire banking relationships to Bank Rhode Island.

The growth in commercial and industrial lending continued to fuel the growth of the Bank. In 2000, Business Lending (commercial & industrial lending and related owner-occupied real estate lending) climbed more than 38 percent and made up more than 65 percent of the growth in the commercial portfolio.

Commercial Real Estate Lending

The Commercial Real Estate Group booked more than $21 million in new loans during the Year 2000. The Group continued to finance an array of commercial and residential real estate projects throughout the State.

Some of the more noteworthy of these projects last year included the permanent financing for a new CVS in Providence, financing the purchase of a large medical office building in Lincoln and the construction and permanent financing of a new hotel in Middletown. Bank Rhode Island also financed multi-family housing units in Providence and Central Falls, a residential subdivision in Cranston and retail construction in Providence and Coventry.

The Group also committed $7.5 million in lines of credit to local residential homebuilders. The lines provide local contractors with construction financing for homes under contract and allow contractors to begin construction more quickly by streamlining the construction loan process. The program has helped the Bank build strong relationships with the local building community and meet the demands of the real estate market for new single-family construction.

Small Business Lending

In the Year 2000, that Bank continued to be one of the primary sources of financing for small businesses in the State. The Bank's Small Business portfolio (loans under $250,000) climbed more than 43 percent after nearly doubling in 1999. The portfolio reached $19 million by year-end and now makes up 9 percent of the total commercial loan portfolio.

In 2000, the Bank was one of the leading U.S. Small Business Administration
(SBA) lenders in the State. Bank Rhode Island ranked No. 3 in Rhode Island with 69 loans totaling $9.4 million for the SBA fiscal year ending September 30. And over the last three months of 2000, Bank Rhode Island approved $3.2 million in SBA guaranteed loans, making it the top SBA lender in Rhode Island.

The Bank continued to add products and services to provide additional resources for small businesses. Bank Rhode Island implemented a loan program for non-profit organizations, added a streamlined approval process for overdraft lines of credit and took part in an expedited financing program for Rhode Island oil dealers during the oil crisis in early 2000.

                                   [PHOTO]

[Caption]
Last year, Bank Rhode Island continued its commitment to the revitalization efforts in the neighborhoods of Providence. By utilizing Community Development Advances from the Federal Home Loan Bank of Boston, Bank Rhode Island was able to provide a construction and permanent mortgage for this 146-year-old Italianate style home in the Armory District. Bank Rhode Island's flexibility in structuring the loan allowed the owner to qualify for additional funding through the Providence Preservation Society, which helped finance the exterior restoration.
[End Caption]

Retail Banking

The Bank's total deposits climbed $118 million in 2000, nine times the deposit growth in 1999.

Phenomenal deposit growth was the dominant story in the Year 2000 for Retail Banking.

Changes in the marketplace, new products and strong advertising helped shatter almost every deposit growth measure at the Bank.

By the end of 2000, the Bank's total deposits had climbed a remarkable $118 million, more than nine times the deposit growth in 1999. In fact, the Bank's two Providence offices, Turks Head ($18 million in deposit growth) and the East Side ($14 million) both surpassed the 1999 deposit growth for the entire Bank.


                                      December 31,
                        1996     1997     1998      1999     2000

Average branch size    $35.4    $38.7    $38.5*    $39.4    $48.5

(In millions)
*  Added 13th branch to Network

The Bank even saw strong deposit growth over the summer, a traditionally slow time for bank deposits. The Bank now has an average branch size of $49 million, compared to $35 million when the Bank opened its doors in 1996. Two branches are now over $60 million in deposits and six are over $50 million.

The Fleet/BankBoston merger clearly impacted the local marketplace and presented Bank Rhode Island with a unique opportunity to attract customers. The Bank stepped up its marketing efforts considerably in order to take full advantage of the displacement the merger caused in Rhode Island.

The Bank developed BusinessMax, a high rate savings account for businesses. The highly successful promotion fueled the Bank's $37 million in savings account growth. Bank Rhode Island also launched a small business checking account campaign in the Spring that was so successful the Bank re-introduced the promotion in the Fall. As a result of these and other efforts, the Bank's demand deposits grew more than $38 million during 2000.

Other promotions also helped to substantially increase Bank Rhode Island's visibility in 2000. The Bank opened a new branch in the Buttonwoods section of Warwick in March. The new branch gives Bank Rhode Island four locations in Warwick, the second largest city in the State.

The Bank also introduced both a personal and business Internet product. By partnering with Digital Insight, Bank Rhode Island was able to offer one of the best on-line products available. Nearly five percent of the Bank's retail checking customers are already online and can view account balances and histories, pay bills and transfer funds.

Additionally, Bank Rhode Island teamed with the Rhode Island Public Transit Authority to offer RIPTA passes through its branches. The program, which included advertising throughout the State, was developed to give commuters an alternative place to buy passes while renovations were made to the State's central bus terminal in downtown Providence.

And while actively promoting the Bank was the primary focus of Retail Banking last year, the Bank continued its ongoing effort to update its branch network and expand its product offerings.

The Bank completed renovations of its Centerville Road branch and its downtown Providence location in the historic Turks Head Building. The Turks Head space features a gallery wall where local artists can display their work. The gallery gives the Bank a presence in the thriving Rhode Island arts community and is also a stop on Gallery Night, a monthly trolley tour connecting galleries throughout the City.

                                   [PHOTO]

[Captions]
Bancorp Rhode Island is proud of its involvement in the community, which included donations not only of money, but of time, at more than 140 non-profit organizations last year. Whether it's supporting the Breast Cancer Research Center at Women & Infants Hospital or the local Chamber of Commerce, Bank Rhode Island is always willing to contribute to the on-going efforts to improve the communities in which we work and live.

As part of its five-year anniversary celebration, Bank Rhode Island will sponsor the CapitalArts summer concert series at Waterplace Park in downtown Providence. The series features performers from around the world and draws nearly 5,000 people a week.
[End Captions]

The Bank also expanded ATM access for its customers through an agreement with an independent ATM network. The agreement gives Bank Rhode Island customers access to cash at 51 ATMs throughout the State without incurring a foreign ATM fee. And earlier this year, the Bank joined the SUM Program, giving Bank customers access to surcharge free ATM transactions at more than 2,500 ATMs in New England.

Early in 2001, the Bank also announced agreements with three leading investment service providers to bring an array of financial services to its customers. Two of the relationships, with Baldwin Brothers Investment Advisors and PNC Advisors, will enable the Bank to provide investment management services to high net worth individuals.

The third partnership, with Commonwealth Financial Network, will help revamp the Bank's in-branch mutual fund and annuity sales and market them under the name "BARI Investment Services." The Bank has added an Investment Management Officer to spearhead the program and has hired investment representatives to work in the Bank's 13 branches. Bank Rhode Island also added a Retail Sales Manager position and realigned its regional operations to better promote all product sales in the branches.


Retail Lending

A successful home equity campaign in March and a joint direct mail program with Amica Insurance in October helped push the Bank's consumer loan portfolio to $58 million, a 23 percent increase over 1999.

Home equity volumes were also helped by the addition of a home equity loan and line of credit hotline. Bank customers can receive a conditional approval on a home equity loan or line in about 10 minutes, 24 hours a day, 7 days a week.

The Bank also continued its commitment to low and moderate income neighborhoods in Rhode Island. Through a partnership with the Providence Preservation Society, the Bank invested $75,000 in its Revolving Fund to be designated for home improvement loans in Rhode Island's less affluent neighborhoods.

The Bank also utilized Community Development Advances from the Federal Home Loan Bank of Boston to provide a rehabilitation mortgage for Providence Community Action and allow an owner-occupant to purchase a five-unit mixed use property on Westminster Street in Providence. And in 2000, Bank Rhode Island became a Rhode Island Housing and Mortgage Finance lender. Rhode Island Housing mortgages provide home ownership opportunities for low-to middle-income individuals in the State.

BANCORP RHODE ISLAND, INC. AND BANK RHODE ISLAND BOARDS OF DIRECTORS

Malcolm G. Chace
Chairman of the Board
Bancorp Rhode Island, Inc.
Chairman of the Board
Bank Rhode Island
Providence, RI
Chairman
Mossberg Industries
Cumberland, RI
Chairman
SENESCO
North Kingstown, RI

Anthony F. Andrade
President
A & H Printing
East Providence, RI

John R. Berger
Consultant
West Hartford, CT

Ernest J. Chornyei, Jr.
Consultant
Watch Hill, RI

Karl F. Ericson
Consultant
Providence, RI

Margaret D. Farrell, Esq.
Hinckley, Allen & Snyder LLP
Providence, RI

Mark R. Feinstein
President
Northeast Management, Inc.
Lincoln, RI

F. James Hodges
Chairman
Hodges Badge Company
Portsmouth, RI

Donald J. Reaves
Executive Vice President/Finance
and Administration and
Chief Financial Officer
Brown University
Providence, RI

Merrill W. Sherman
President and CEO
Bancorp Rhode Island, Inc.
President and CEO
Bank Rhode Island
Providence, RI

Cheryl L. Watkins-Snead
President and CEO
Banneker Industries, Inc.
Lincoln, RI

John A. Yena
President
Johnson & Wales University
Providence, RI

[PHOTO]

(L-R) Anthony F. Andrade, Donald J. Reaves,
Margaret D. Farrell and Mark R. Feinstein

[PHOTO]

(L-R) Karl F. Ericson, Ernest J. Chornyei,
Cheryl L. Watkins-Snead and John R. Berger

[PHOTO]

(L-R) Malcolm G. Chace,
Merrill W. Sherman and John A. Yena
(not pictured, F. James Hodges)


Bancorp Rhode Island, Inc.

Executive Officers

Merrill W. Sherman
President and CEO

Albert R. Rietheimer, CPA
Chief Financial Officer and Treasurer

Donald C. McQueen
Vice President and Assistant Secretary


Bank Rhode Island

Executive Officers

Merrill W. Sherman
President and CEO

Albert R. Rietheimer, CPA
Chief Financial Officer and Treasurer

Donald C. McQueen
Executive Vice President and
Chief Lending Officer

James V. DeRentis
Senior Vice President,
Retail Banking and Marketing

Officers

Accounting and Finance

John E. Westwood
Vice President and
Controller

Mona E. Blais
Vice President,
Accounting

Joan E. Rivelli
Accounting Officer,
Accounting Manager

Administration & Planning

Melinda L. Ailes
Senior Vice President,
Planning & Development Manager

Elizabeth M. Carroll
Senior Vice President,
Administrative Services

Stephen M. Turgeon
Vice President,
Corporate Communications

Gisele M. Golembeski
Assistant Vice President,
Administrative Services

Daniel A. Patenaude
Assistant Vice President,
Facilities Manager & Security Officer

Debra S. Regan
Assistant Vice President,
Human Resources Director

Audit

Kenneth L. Senus
Chief Auditor

Melissa A. Ogg
Senior Auditor

Retail Banking

Kathleen C. Anter
Vice President,
Branch Sales

Linda A. Geremia
Vice President,
Regional Manager

Kathryn E. Taylor
Vice President,
Regional Manager

Elizabeth A. Hart
Vice President,
Marketing Manager

Michael J. Roy
Vice President,
Retail Banking

Melissa L. Trapp
Vice President,
Investment Services

Donald L. DiBlasi
Vice President,
Business Development Officer

Andrew J. Deluski
Assistant Vice President,
Branch Manager

Steven J. Grasso
Assistant Vice President,
Business Development Officer

Diane Y. Goyette
Assistant Vice President,
Branch Manager

Lorie L. Bruyere
Retail Banking Officer,
Branch Manager

Madeleine G. Dickie
Retail Banking Officer,
Branch Manager
Tanya S. Fandino
Retail Banking Officer,
Internet Banking Manager

Suzanne D. Joyal
Retail Banking Officer,
Branch Manager

Kathleen M. Morgan
Retail Banking Officer,
Branch Manager

Leah M. Prata
Retail Banking Officer,
Branch Manager

Paula J. Salcone
Retail Banking Officer,
Branch Manager

Maria T. Travassos
Retail Banking Officer,
Branch Manager

Eileen F. Tweedie
Retail Banking Officer,
Branch Manager

Doris Bragger
Collections Officer

Lori A. Oliveira
Marketing Officer

Doreen M. Sousa
Retail Banking Officer

[PHOTO]

Bank Rhode Island
Executive Officers
(L-R) Donald C. McQueen, James V. DeRentis,
Merrill W. Sherman and Albert R. Rietheimer

Commercial Lending

Kevin R. Kelly
Senior Vice President and
Head of Business Lending

Emanuel E. Barrows
Senior Vice President,
Business Lending

Daniel J. Hagerty
Senior Vice President,
Business Lending

Michael J. Kerr
Senior Vice President,
Business Lending

Lori J. Webber
Senior Vice President,
Business Lending

James C. Kelshaw
Vice President,
Business Lending

Albert M. Jaffarian
Commercial Lending Officer,
Portfolio Manager

Real Estate Lending

Kyle A. Macdonald
Senior Vice President and
Head of Real Estate Lending

Stephen J. Gibbons
Senior Vice President,
Real Estate Lending

Rosa C. Medeiros
Assistant Vice President
Commercial Real Estate Officer

Consumer & Small Business Lending

Peter Walsh
Senior Vice President,
Retail and Small Business Lending
CRA Officer

David L. Goolgasian
Assistant Vice President,
Consumer Underwriter

Joseph P. Hindle
Assistant Vice President,
Small Business Lending
Joseph M. D'Amico
Retail Lending Officer

Abigail T. Moore
Small Business Officer,
Portfolio Manager

Credit Administration

Paul G. Wielgus
Senior Vice President,
Senior Credit & Compliance Officer

Gregory E. Kwiatkowski
Assistant Vice President,
Loan Review Officer

Maureen F. Snell
Assistant Vice President,
Loan Servicing

Operations/MIS

Arlene N. Stinson
Senior Vice President,
Operations & MIS

Tonia R. Ryan
Vice President,
Operations Manager

Donald G. Morash
Assistant Vice President,
MIS Manager

Karen J. Talbot
Operations Officer

Elizabeth A. Limerick
Operations Officer


Stock Transfer

Agent
Registrar and Transfer Company
10 Commerce Way
Cranford, NJ 07016

Auditors
KPMG LLP
Providence, RI

Counsel
Hinckley, Allen & Snyder LLP
Providence, RI



Investor Information

The Bancorp Rhode Island, Inc. 2001 annual meeting will be held on Wednesday, May 16, 2001 at 10:00 a.m. at the Courtyard by Marriott, Providence, RI.

Requests for information, including copies of the company's annual report, may be obtained at no charge by writing to:

Investor Relations Department
Bancorp Rhode Island, Inc.
One Turks Head Place
Providence, RI 02903


Branch Locations

1047 Park Avenue
Cranston, RI 02910

383 Atwood Avenue
Cranston, RI 02910

195 Taunton Avenue
East Providence, RI 02914

999 South Broadway
East Providence, RI 02914

1440 Hartford Avenue
Johnston, RI 02919

One Turks Head Place
Providence, RI 02903

137 Pitman Street
Providence, RI 02906

445 Putnam Pike
Smithfield, RI 02917

1300 Warwick Avenue
Warwick, RI 02888

1062 Centerville Road
Warwick, RI 02886

233 Lambert Lind Highway
Warwick, RI 02886

2975 West Shore Road
Warwick, RI 02886

1175 Cumberland Hill Road
Woonsocket, RI 02895

(Full Service Drive-up ATM)
17 Coventry Shoppers Park
Coventry, RI 02816

SELECTED CONSOLIDATED FINANCIAL DATA

      The following table represents selected consolidated financial data as of and for the years ended December 31, 2000, 1999, 1998, 1997 and 1996. The selected consolidated financial data is derived from the Company's Consolidated Financial Statements that have been audited by KPMG LLP. The selected consolidated financial data set forth below does not purport to be complete and should be read in conjunction with, and are qualified in their entirety by, the more detailed information, including the Consolidated Financial Statements and related Notes, and "Management's Discussion and Analysis of Financial Condition and Results of Operations," appearing elsewhere herein.


                                                                                            As of and for the
                                                                                         Year Ended December 31,
                                                                        ---------------------------------------------------------
                                                                          2000        1999        1998        1997       1996(a)
                                                                          ----        ----        ----        ----       -------
                                                                              (Dollars in thousands, except Per Share Data)

Statement of Operations Data:
  Interest income                                                       $  50,035   $  41,651   $  40,034   $  37,269   $  26,514
  Interest expense                                                         23,678      19,600      19,845      17,478      11,778
                                                                        ---------------------------------------------------------
  Net interest income                                                      26,357      22,051      20,189      19,791      14,736
  Provision for loan losses                                                 1,542       1,000       1,017       1,000         837
  Noninterest income                                                        3,578       3,222       2,727       1,916       1,237
  Noninterest expense                                                      19,662      17,354      16,043      15,273      12,718
                                                                        ---------------------------------------------------------
  Income before taxes and change in accounting principle                    8,731       6,919       5,856       5,434       2,418
  Income taxes                                                              3,113       2,448       2,022       1,924         846
                                                                        ---------------------------------------------------------
  Income before change in accounting principle                              5,618       4,471       3,834       3,510       1,572
  Cumulative effect of change in accounting principle, net of taxes            --         109          --          --          --
                                                                        ---------------------------------------------------------
  Net income                                                                5,618       4,362       3,834       3,510       1,572
  Dividends on preferred stock                                                 --          88         793       1,413         720
                                                                        ---------------------------------------------------------
  Net income available to common shareholders                           $   5,618   $   4,274   $   3,041   $   2,097   $     852
                                                                        =========================================================

Per  Share Data:
  Basic earnings per common share:
    Income before change in accounting principle                        $    1.51   $    1.18   $    0.87   $    0.75   $    0.30
    Cumulative effect of change in accounting principle                        --       (0.03)         --          --          --
                                                                        ---------------------------------------------------------
    Net income                                                          $    1.51   $    1.15   $    0.87   $    0.75   $    0.30
                                                                        =========================================================

  Basic cash earnings per common share (d)                              $    1.71   $    1.35   $    1.10   $    1.03   $    0.52

  Diluted earnings per common share:
    Income before change in accounting principle                        $    1.49   $    1.17   $    0.85   $    0.75   $    0.30
    Cumulative effect of change in accounting principle                        --       (0.03)         --          --          --
                                                                        ---------------------------------------------------------
    Net income                                                          $    1.49   $    1.14   $    0.85   $    0.75   $    0.30
                                                                        =========================================================

  Diluted cash earnings per common share (d)                            $    1.69   $    1.34   $    1.07   $    1.03   $    0.52

  Dividends per common share                                            $    0.42   $    0.10          --          --          --
  Dividend pay-out ratio                                                     28.2%        8.8%         NA          NA          NA

  Book value per common share                                           $   14.29   $   12.79   $   12.31   $   10.77   $    9.92
  Tangible book value per common share                                  $   11.09   $    9.27   $    8.44   $    5.18   $    3.89
  Average common shares outstanding - Basic                             3,728,688   3,727,010   3,506,573   2,800,061   2,800,000
  Average common shares outstanding - Diluted                           3,768,589   3,741,778   3,584,820   2,805,688   2,800,000

Balance Sheet Data:
  Total assets                                                          $ 739,420   $ 631,977   $ 595,964   $ 533,025   $ 472,417
  Investment securities                                                    47,296      50,503      39,703      48,319      45,120
  Mortgage-backed securities                                              117,431      74,793      79,924      43,078          --
  Total loans receivable                                                  518,825     458,958     431,402     405,819     383,039
  Allowance for loan losses                                                 7,294       5,681       5,018       4,340       4,024
  Excess of costs over net assets acquired                                 11,930      13,094      14,424      15,658      16,892
  Deposits                                                                631,632     513,416     500,713     464,907     424,817
  Borrowings                                                               51,889      67,911      45,512      19,754       1,303
  Common shareholders' equity                                              53,292      47,675      45,835      30,165      27,785
  Total shareholders' equity                                               53,292      47,675      47,687      44,707      43,627

Average Balance Sheet Data: (b)
  Total assets                                                          $ 679,085   $ 616,426   $ 565,759   $ 499,382   $ 465,961
  Investment securities                                                    47,034      47,348      44,040      47,242      23,918
  Mortgage-backed securities                                               86,114      79,463      57,627      15,689          --
  Total loans receivable                                                  491,327     439,099     421,554     395,684     384,857
  Allowance for loan losses                                                 6,472       5,358       4,799       4,210       3,772
  Excess of costs over net assets acquired                                 12,540      13,720      15,077      16,318      16,788
  Deposits                                                                572,924     516,610     476,227     442,604     420,709
  Borrowings                                                               54,471      50,496      39,944      10,823         443
  Common shareholders' equity                                              48,530      46,169      40,568      27,981      26,605
  Total shareholders' equity                                               48,530      46,631      46,041      43,196      42,433

Operating Ratios:
  Interest rate spread                                                       3.44%       3.25%       3.20%       3.68%       3.86%
  Net interest margin                                                        4.10%       3.80%       3.78%       4.22%       4.36%
  Efficiency ratio (c)                                                      65.68%      68.67%      70.01%      70.36%      79.63%
  Cash basis efficiency ratio (c) (d)                                       61.79%      64.06%      64.62%      64.67%      73.91%
  Return on average assets (e)                                               0.83%       0.73%       0.68%       0.70%       0.43%
  Cash basis return on average assets (d) (e)                                0.96%       0.87%       0.84%       0.89%       0.62%
  Return on average equity (e)                                              11.58%       9.59%       8.33%       8.13%       4.76%
  Cash basis return on average equity (d) (e)                               13.12%      11.20%      10.08%       9.97%       6.55%

Asset Quality Ratios:
  Nonperforming loans to total loans                                         0.10%       0.24%       0.36%       0.41%       0.35%
  Nonperforming assets to total assets                                       0.07%       0.18%       0.33%       0.38%       0.28%
  Allowance for loan losses to nonperforming loans                        1435.83%     510.88%     321.05%     258.49%     301.88%
  Allowance for loan losses to total loans                                   1.41%       1.24%       1.16%       1.07%       1.05%
  Net loans charged-off to average loans outstanding                        (0.01%)      0.08%       0.08%       0.17%       0.06%

Capital Ratios:
  Average shareholders' equity to average total assets                       7.15%       7.54%       8.14%       8.64%       9.11%
  Tier I leverage ratio                                                      5.91%       5.88%       5.72%       5.62%       5.92%
  Tier I risk-based capital ratio                                            9.50%       9.70%       9.60%       9.41%       9.05%
  Total risk-based capital ratio                                            10.76%      10.96%      10.85%      10.66%      10.30%

(a)   The Bank commenced operations on March 22, 1996.
(b) Average balances for 1996 are computed for the period subsequent to the Bank's opening (March 22, 1996).
(c) Calculated by dividing total noninterest expenses by net interest income plus noninterest income.
(d)   Excludes amortization of intangibles and any related income taxes.
(e) Excludes cumulative effect of change in accounting principle, net of taxes.


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Cautionary Statement

      Certain statements contained herein are "Forward Looking Statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward Looking Statements may be identified by reference to a future period or periods or by the use of forward looking terminology such as "may," "believes," "intends," "expects," and "anticipates" or similar terms or variations of these terms. Actual results may differ materially from those set forth in Forward Looking Statements as a result of certain risks and uncertainties, including but not limited to, changes in political and economic conditions, interest rate fluctuations, competitive product and pricing pressures, equity and bond market fluctuations, credit risk, inflation, as well as other risks and uncertainties detailed from time to time in filings with the Securities and Exchange Commission ("SEC").

General

      Bancorp Rhode Island, Inc. (the "Company"), a Rhode Island corporation, was organized by Bank Rhode Island (the "Bank") on February 15, 2000, to be a bank holding company and to acquire all of the capital stock of the Bank. The reorganization of the Bank into the holding company form of ownership was completed on September 1, 2000. The Company has no significant assets other than the common stock of the Bank. For this reason, substantially all of the discussion in this document relates to the operations of the Bank and its subsidiaries.

      Bank Rhode Island is a commercial bank chartered as a financial institution in the State of Rhode Island. The Bank pursues a community banking mission and is principally engaged in providing banking products and services to individuals and businesses in Providence and Kent counties. The Bank is subject to competition from a variety of traditional and nontraditional financial service providers both within and outside of Rhode Island. The Bank offers its customers a wide range of deposit products, nondeposit investment products, commercial, residential and consumer loans, and other traditional banking products and services, designed to meet the needs of individuals and small- to mid-sized businesses. The Bank also has introduced both commercial and consumer on-line banking products and maintains a web site at http://www.bankri.com. The Company and Bank are subject to regulation by a number of federal and state agencies and undergo periodic examinations by certain of those regulatory authorities. The Bank's deposits are insured by the Federal Deposit Insurance Corporation ("FDIC"), subject to regulatory limits. The Bank is also a member of the Federal Home Loan Bank of Boston ("FHLB").

Non-GAAP Measures of Financial Performance

      Contained within this document are various measures of financial performance that have been calculated excluding the amortization of goodwill and any related income taxes. These measures are identified as "cash" or "cash basis" and have been provided to assist the reader in evaluating the core performance of the Company. This presentation is not in accordance with Generally Accepted Accounting Principles ("GAAP"), but management believes it to be beneficial to gaining an understanding of the financial performance of the Company.

      The Bank's formation in 1996 resulted in the generation of $17.5 million of goodwill that is being amortized over a 15-year period. The amortization of goodwill reduces the Bank's pre-tax income by $1.2 million annually. Because of the impact of this amortization, certain information has been presented on both a GAAP and cash basis. Recently, the Financial Accounting Standards Board ("FASB") has concluded that goodwill would no longer be amortized. Upon the effective date of the final FASB statement, the difference between GAAP and cash basis presentation will no longer exist. Also see discussion under "Recent Accounting Developments".

Results of Operations

Net Interest Income

      The Company's operating results depend primarily on its "net interest income", or the difference between its interest income and its cost of money, and on the quality of its assets. Interest income depends on the amount of interest-earning assets outstanding during the year and the interest rates earned thereon. The Company's cost of money is a function of the average amount of deposits and borrowed money outstanding during the year and the interest rates paid thereon. The quality of assets influences operating results through the amount of additions to the allowance for loan losses, which are a charge against earnings, and the amount of interest income lost on nonaccrual loans.

      Net interest income for 2000 was $26.4 million, compared to $22.1 million for 1999 and $20.2 million for 1998. This increase of $4.3 million, or 19.5%, during 2000 was primarily attributable to the continued growth of the commercial loan portfolio, coupled with unparalleled growth in core deposit accounts resulting in part from the unusual market conditions created by the Fleet Financial/BankBoston divestitures. The Company's net interest margin increased in 2000 and was 4.10%, compared to 3.80% in 1999 and 3.78% for 1998. Average earning assets were $63.2 million, or 10.9%, higher and average interest-bearing liabilities were $47.0 million, or 9.4%, higher during 2000 than during the previous year.

Average Balances, Yields and Costs

      The following table sets forth certain information relating to the Company's average balance sheet and reflects the average yield on assets and average cost of liabilities for the years indicated. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities. Average balances are derived from daily balances and include nonperforming loans.


                                                                              Year Ended December 31,
                                                 ---------------------------------------------------------------------------------
                                                            2000                        1999                        1998
                                                 --------------------------  --------------------------  -------------------------
                                                           Interest                    Interest                   Interest
                                                 Average   Earned/  Average  Average   Earned/  Average  Average  Earned/  Average
                                                 Balance     Paid    Yield   Balance     Paid    Yield   Balance    Paid    Yield
                                                 -------   -------- -------  -------   -------- -------  -------  -------- -------
                                                                              (Dollars in thousands)

Assets:

Earning assets:
  Federal funds sold                             $ 14,571  $   930   6.38%   $ 10,051  $   482   4.80%   $  7,806 $   400   5.12%
  Investment securities                            47,034    3,056   6.50%     47,348    2,814   5.94%     44,040   2,744   6.23%
  Mortgage-backed securities                       86,114    5,576   6.48%     79,463    4,835   6.08%     57,627   3,521   6.11%
  Stock in the FHLB                                 3,704      282   7.61%      3,622      237   6.54%      3,248     208   6.40%
  Loans receivable:
    Residential mortgage loans                    243,706   17,982   7.38%    244,698   16,997   6.95%    266,917  19,205   7.20%
    Commercial loans                              197,200   17,737   8.99%    151,725   12,795   8.43%    118,941  10,812   9.09%
    Consumer and other loans                       50,421    4,472   8.87%     42,676    3,491   8.18%     35,696   3,144   8.81%
                                                 -----------------           -----------------           ----------------
      Total earning assets                        642,750   50,035   7.78%    579,583   41,651   7.19%    534,275  40,034   7.49%
                                                           -------                     -------                    -------
Cash and due from banks                            17,998                      18,268                      11,628
Allowance for loan losses                          (6,472)                     (5,358)                     (4,799)
Premises and equipment                              6,306                       5,283                       4,855
Other real estate owned                                80                         226                         502
Excess of cost over net assets acquired, net       12,540                      13,720                      15,077
Accrued interest receivable                         4,126                       3,704                       3,967
Prepaid expenses and other assets                   1,757                       1,000                         254
                                                 --------                    --------                    --------
      Total assets                               $679,085                    $616,426                    $565,759
                                                 ========                    ========                    ========

Liabilities and Shareholders' Equity:
Interest-bearing liabilities:
  Deposits:
    NOW accounts                                 $ 31,555      205   0.65%   $ 27,082      175   0.65%   $ 22,176     175   0.79%
    Money market accounts                          14,113      375   2.66%     17,284      473   2.74%     13,327     401   3.01%
    Savings accounts                              192,217    6,137   3.19%    172,073    4,742   2.76%    155,420   4,670   3.00%
    Certificate of deposit accounts               252,521   13,685   5.42%    230,901   11,396   4.94%    231,392  12,360   5.34%
  Overnight and short-term borrowings              11,474      636   5.54%      7,329      335   4.57%      4,555     225   4.94%
  FHLB and other borrowings                        42,997    2,640   6.14%     43,167    2,479   5.74%     35,389   2,014   5.69%
                                                 -----------------           -----------------           ----------------
      Total interest-bearing liabilities          544,876   23,678   4.34%    497,836   19,600   3.94%    462,259  19,845   4.29%
                                                           -------                     -------                    -------
Noninterest-bearing deposits                       82,518                      69,270                      53,912
Other liabilities                                   3,161                       2,689                       3,547
                                                 --------                    --------                    --------
      Total liabilities                           630,555                     569,795                     519,718
Shareholders' equity                               48,530                      46,631                      46,041
                                                 --------                    --------                    --------
      Total liabilities and shareholders' equity $679,085                    $616,426                    $565,759
                                                 ========                    ========                    ========

Net interest income                                        $26,357                     $22,051                    $20,189
                                                           =======                     =======                    =======
Net interest rate spread                                             3.44%                       3.25%                      3.20%
Net interest rate margin                                             4.10%                       3.80%                      3.78%

Rate/Volume Analysis

      The following table sets forth certain information regarding changes in the Company's interest income and interest expense for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in rate (changes in rate multiplied by old average balance) and (ii) changes in volume (changes in average balances multiplied by old rate). The net change attributable to the combined impact of rate and volume was allocated to the individual rate and volume changes.


                                                             Year Ended December 31,
                                        -----------------------------------------------------------------
                                                2000 vs 1999                       1999 vs 1998
                                         Increase/(Decrease) Due To         Increase/(Decrease) Due To
                                        ----------------------------     --------------------------------
                                         Rate      Volume     Total        Rate       Volume       Total
                                         ----      ------     -----        ----       ------       -----
                                                                 (In thousands)

Interest income:
  Federal funds sold                    $  190     $  258     $  448     $   (24)     $   106     $    82
  Investment securities                    261        (19)       242        (110)         180          70
  Mortgage-backed securities               321        420        741         (14)       1,328       1,314
  Stock in the FHLB                         40          5         45           5           25          30
  Residential mortgage loans             1,054        (69)       985        (649)      (1,560)     (2,209)
  Commercial loans                         898      4,044      4,942        (706)       2,689       1,983
  Consumer and other loans                 311        670        981        (199)         546         347
                                        -----------------------------------------------------------------
      Total interest income              3,075      5,309      8,384      (1,697)       3,314       1,617
                                        -----------------------------------------------------------------

Interest Expense:
  NOW accounts                               1         29         30          --           --          --
  Money market accounts                    (14)       (84)       (98)        (31)         103          72
  Savings accounts                         803        592      1,395        (247)         319          72
  Certificate of deposit accounts        1,171      1,118      2,289        (938)         (26)       (964)
  Overnight & short-term borrowings         82        219        301         (16)         126         110
  FHLB and other borrowings                171        (10)       161          18          447         465
                                        -----------------------------------------------------------------
      Total interest expense             2,214      1,864      4,078      (1,214)         969        (245)
                                        -----------------------------------------------------------------

  Net interest income                   $  861     $3,445     $4,306     $  (483)     $ 2,345     $ 1,862
                                        =================================================================

Comparison of Years Ended December 31, 2000 and December 31, 1999
-----------------------------------------------------------------

General

      Net income for 2000 increased $1.3 million, or 28.8%, to $5.6 million, or $1.49 per diluted common share, from $4.4 million, or $1.14 per diluted common share, for 1999. Net income for 1999 was reduced by a one-time charge of $109,000 resulting from a change in accounting principle that required remaining unamortized organizational costs to be charged against earnings. Operating income, which excludes this one-time charge, was $5.6 million for 2000, compared to $4.5 million for last year, an increase of $1.1 million, or 25.7%. Diluted cash earnings per common share were $1.69 in 2000, compared to $1.37 in 1999.

      This performance represented a return on average assets of 0.83% and a return on average equity of 11.58% for 2000, as compared to a return on average assets of 0.73% and a return on average equity of 9.59% for 1999. Cash basis return on average assets and cash basis return on average equity were 0.96% and 13.12% for 2000, and 0.87% and 11.20% for 1999, respectively.

Interest Income - Investments

      Total investment income (consisting of interest or dividends on federal funds sold, investment securities, mortgage-backed securities, and FHLB stock) was $9.8 million for 2000, compared to $8.4 million for 1999. This increase in total investment income of $1.5 million, or 17.6%, was attributable to an increase of $10.9 million, or 7.8%, in the average balance of investments (resulting from growth in deposits), along with an increase in the overall yield of investments of 54 basis points (resulting from increases in market interest rates). The Company's investments at December 31, 2000 were primarily comprised of Treasury and Agency securities with remaining maturities of less than five years, along with mortgage-backed securities ("MBSs") with repricing periods of less than five years. Management believes that this composition, along with a structured maturity ladder, provides more stable earnings and predictable cash flows from the portfolio. As a result of the rising interest rate environment present during the past year, prepayments on MBSs have slowed. These lower prepayment levels have had a positive impact on the yield of MBSs purchased at a premium. Management anticipates a declining interest rate environment in 2001, which is likely to accelerate prepayments, which, in turn, would have a negative impact on the yield of MBSs.

Interest Income - Loans

      Interest from loans was $40.2 million for 2000, and represented a yield on total loans of 8.18%. This compares to $33.3 million of interest, and a yield of 7.58%, for 1999. Interest from commercial loans increased $4.9 million, or 38.6%, between the two years and represented the fastest growing segment of the total loan portfolio. Income from consumer and other loans increased $981,000, or 28.1%, and residential mortgage loan income increased $985,000, or 5.8%. Since 1996, origination efforts have been concentrated on commercial and, to a lesser extent, consumer loan opportunities, with residential mortgage loans purchased as cash flows dictated. The Bank also originates residential mortgage loans on a limited basis. The average balance of the various components of the loan portfolio changed from 1999 as follows: commercial loans increased $45.5 million, or 30.0%, consumer and other loans increased $7.7 million, or 18.1%, and residential mortgage loans decreased $992,000, or 0.4%. In response to rising market interest rates, the yields on the various loan portfolio components changed as follows: commercial loans increased 56 basis points, to 8.99%; consumer and other loans increased 69 basis points, to 8.87%, and residential mortgage loans increased 43 basis points, to 7.38%. As with MBSs, the rising interest rate and slower prepayment environment present during 2000 has positively impacted the yield on the loan portfolio. The current declining rate environment is expected to increase prepayments and negatively impact the yield on the loan portfolio during 2001.

Interest Expense - Deposits & Borrowings

      Interest paid on deposits and borrowings increased $4.1 million, or 20.8%, to $23.7 million for 2000, from $19.6 million paid during 1999. The overall average cost of interest-bearing liabilities increased 41 basis points, from 3.94% for 1999 to 4.34% for 2000, and resulted in $2.2 million of additional interest expense. Liability costs are dependent on a number of factors including general economic conditions, national and local interest rates, competition in the local deposit marketplace, interest rate tiers offered and cash flow needs. In general, deposit costs during the second half of 2000 showed signs of reacting (on a delayed basis) to the increases in market rates that occurred during the first half of the year. Average costs for the various components of interest-bearing liabilities changed from 1999 as follows: NOW accounts remained the same at 0.65%, money market accounts decreased 8 basis points, to 2.66%, savings accounts increased 44 basis points, to 3.19%, certificate of deposit accounts increased 48 basis points, to 5.42%, and borrowings increased 44 basis points to 6.01%. Meanwhile, the average balance of interest-bearing liabilities increased $47.0 million, from $497.8 million in 1999 to $544.9 million in 2000, as the Bank actively sought checking and savings deposits ("core deposits") to fund asset growth and benefited from the unusual market conditions created by the Fleet Financial/BankBoston divestitures.

Provision for Loan Losses

      The provision for loan losses was $1.5 million for 2000, up $542,000, or 54.2%, from the prior year. The commercial loan portfolio grew at a rate of 21.9% during 2000, while the Bank experienced net recoveries of $71,000 for the year. When determining the provision for loan losses, management evaluates several factors including new loan originations, actual and estimated charge-offs and the risk characteristics of the loan portfolio. Also see discussion under "Financial Condition -- Allowance for Loan Losses."

Noninterest Income

      Total noninterest income increased $356,000, or 11.0%, to $3.6 million for 2000, from $3.2 million for 1999. Service Charges on Deposit Accounts, which represent the largest source of noninterest income, rose $507,000, or 22.9%, from $2.2 million for 1999, to $2.7 million for 2000, primarily as a result of growth in core deposit accounts. Loan Related Fees decreased $48,000, or 15.7%, as prepayment penalties were less in 2000 than in the prior year and Other Income decreased $94,000, or 15.2%, as income from investment product sales decreased $110,000. The Bank has recently announced a number of initiatives to revitalize this program.

      The following table sets forth the components of noninterest income:


                                               Year Ended December 31,
                                               -----------------------
                                                   2000       1999
                                                   ----       ----
                                                  (In thousands)

Loan related fees                                 $  258     $  306
Service charges on deposit accounts                2,722      2,215
Commissions on loans originated for others            74         83
Other income                                         524        618
                                                  ------     ------
      Total noninterest income                    $3,578     $3,222
                                                  ======     ======

Noninterest Expense

      Total noninterest expense for 2000 increased $2.3 million, or 13.3%, to $19.7 million from $17.4 million in 1999. This increase occurred primarily in the following areas: Salaries and Benefits (up $1.5 million, or 18.4%), Occupancy and Equipment (up $383,000, or 18.7%), Marketing (up $186,000, or 21.1%) and Other Expenses (up $329,000, or 16.6%) and primarily represent increased costs associated with the overall growth of the institution. As a result of a relatively strong local economy, the Company anticipates continued upward pressure on compensation and occupancy expense. The increase in Occupancy and Equipment was partially attributable to the Bank opening a de novo branch in the Buttonwoods section of Warwick and the Bank's ongoing replacement and upgrading of fixed assets throughout its branch network. The increase in Marketing expense was attributable to the Bank seeking to take advantage of unusual market conditions created by the Fleet Financial/BankBoston divestitures. Partially offsetting these increases were decreases in: Loan Servicing (down $64,000, or 7.8%) due to decreases in mortgage loans serviced by others and OREO expense (down $77,000, or 71.3%) due to decreased levels of foreclosures. The Company's cash basis efficiency ratio for 2000 was 61.79%, compared to 64.06% for 1999, an improvement of 227 basis points.

      The following table sets forth the components of noninterest expense:


                                    Year Ended December 31,
                                    -----------------------
                                     2000          1999
                                     ----          ----
                                        (In thousands)

Salaries and employee benefits        $ 9,552     $ 8,065
Occupancy                               1,530       1,302
Equipment                                 899         744
Data processing                         1,340       1,348
Marketing                               1,069         883
Professional services                     891         870
Loan servicing                            761         825
Other real estate owned                    31         108
Amortization of goodwill                1,164       1,164
Deposit tax and assessments               109          58
Other expenses                          2,316       1,987
                                      -------     -------
      Total noninterest expense       $19,662     $17,354
                                      =======     =======

Income Tax Expense

      Income tax expense of $3.1 million was recorded for 2000, compared to $2.4 million for 1999. This represented total effective tax rates of 35.7% and 35.4%, respectively. Tax-favored income from U.S. Treasury and Agency securities along with the utilization of a Rhode Island passive investment company has reduced the effective tax rate from the 39.9% combined statutory federal and state tax rates.

Comparison of Years Ended December 31, 1999 and December 31, 1998
-----------------------------------------------------------------

General

      Net income for 1999 increased $528,000, or 13.8%, to $4.4 million, or $1.14 per diluted common share, from $3.8 million, or $0.85 per diluted common share, for 1998. Net income for 1999 was reduced by a one-time charge of $109,000 resulting from a change in accounting principle which required remaining unamortized organizational costs to be charged against earnings. Operating income, which excludes this one-time charge, was $4.5 million for 1999, compared to $3.8 million for 1998, an increase of $637,000, or 16.6%. Diluted earnings per common share, excluding the one-time charge, were $1.17 in 1999, compared to $0.85 in 1998.

      This operating performance represented a return on average assets of 0.73% and a return on average equity of 9.59% for 1999, as compared to a return on average assets of 0.68% and a return on average equity of 8.33% for 1998. Diluted cash earnings per common share were $1.34 for 1999, compared to $1.07 for 1998. Cash basis return on average assets and cash basis return on average equity were 0.87% and 11.20% for 1999, and 0.84% and 10.08% for 1998, respectively.

Interest Income - Investments

      Total investment income (consisting of interest or dividends on federal funds sold, investment securities, MBSs and FHLB stock) was $8.4 million for 1999, compared to $6.9 million for 1998. This increase in total investment income of $1.5 million, or 21.8%, was primarily attributable to a $21.8 million increase in the average balance of MBSs, partially offset by a decrease of 14 basis points, to 5.96%, in the overall yield on investments. The growth in MBSs was related to the Bank's establishment of a Rhode Island passive investment company and its efforts to leverage its capital. As a result of the declining interest rate environment present for the end of 1998 and the beginning of 1999, purchases of MBSs were at lower yields than those already in the portfolio and caused the overall yield on the MBS portfolio to decline.

Interest Income - Loans

      Interest from loans was $33.3 million for 1999, and represented a yield on total loans of 7.58%. This compares to $33.2 million of interest, and a yield of 7.87%, for 1998. This increase of $122,000, or 0.4%, in interest on loans was due primarily to an increase in the commercial loan average balance (up $32.8 million, or 27.6%), offset by the decrease in the overall yield of the portfolio resulting from reinvestment of repayments at lower rates. The Bank has continued to change the mix of its loan portfolio away from residential mortgage loans and toward commercial loans by concentrating its origination efforts on commercial and consumer loan opportunities. Nonetheless, the Bank also originated residential mortgage loans on a limited basis. The yields on the various components of the loan portfolio changed as follows: commercial loans decreased 66 basis points, to 8.43%; consumer and other loans decreased 63 basis points, to 8.18%; and residential mortgage loans decreased 25 basis points, to 6.95%. Offsetting these decreases, the average balance of commercial and consumer loans changed as follows: commercial loans increased $32.8 million, or 27.6%, and consumer and other loans increased $7.0 million, or 19.6%.

Interest Expense - Deposits & Borrowings

      Interest paid on deposits and borrowings decreased $245,000, or 1.2%, to $19.6 million for 1999, from $19.8 million in 1998. The overall average cost for interest-bearing liabilities decreased 35 basis points from 4.29% for 1998, to 3.94% for 1999. The Bank has concentrated its deposit gathering efforts on core deposits and has utilized FHLB borrowings as necessary to fund asset growth in an effort to decrease its overall cost of money. Deposit costs are dependent on a number of factors including general economic conditions, national and local interest rates, competition in the local marketplace, interest rate tiers offered and the Bank's cash flow needs. The average balance of interest-bearing liabilities increased $35.6 million, from $462.3 million in 1998 to $497.8 million in 1999. This growth in average balances of interest-bearing liabilities was centered in core accounts, specifically NOW and money market accounts (up $8.9 million, or 25.0%) and savings accounts (up $16.7 million, or 10.7%). In addition, the Bank increased its utilization of borrowed funds (up $10.6 million, or 26.4%).

Provision for Loan Losses

      The provision for loan losses was $1.0 million for 1999, similar to the amount provided in the prior year. The Bank experienced net charge-offs during 1999 of $337,000, similar to the $339,000 of net charge-offs experienced in 1998. Management evaluates several factors including new loan originations, actual and estimated charge-offs, and the risk characteristics of the loan portfolio when determining the provision for the period. Also see discussion under "Financial Condition -- Allowance for Loan Losses."

Noninterest Income

      Total noninterest income increased $495,000, or 18.2%, to $3.2 million for 1999, from $2.7 million for 1998. Excluding non-recurring items ($84,000 of loan prepayment penalties and a $43,000 deposit tax refund received in 1999, and a $272,000 settlement on a bifurcated loan received in
1998), total noninterest income increased $640,000, or 26.1%, year to year. Service Charges on Deposit Accounts, which represents the largest source of noninterest income for the Bank, rose $481,000, or 27.7%, from $1.7 million for 1998, to $2.2 million for 1999. Additionally, Other Income (exclusive of the deposit tax refund and loan settlement) increased $137,000, or 31.3%, from $438,000 to $575,000, for the comparable periods, and resulted primarily from the introduction of ATM access fees for non-customers in September 1998.

      The following table sets forth the components of noninterest income:


                                               Year Ended December 31,
                                               -----------------------
                                                  1999       1998
                                                  ----       ----
                                                   (In thousands)

Loan related fees                                 $  306     $  137
Service charges on deposit accounts                2,215      1,734
Gain on sales of investment securities                --          5
Commissions on loans originated for others            83        141
Other income                                         618        710
                                                  ------     ------
      Total noninterest income                    $3,222     $2,727
                                                  ======     ======

Noninterest Expense

      Noninterest expenses for 1999 increased a total of $1.3 million, or 8.2%, to $17.4 million from $16.0 million in 1998. This increase occurred primarily as a result of the overall growth of the Bank, including its de novo Woonsocket office (April 1998), its relocated and expanded Providence East Side office (August 1998) and relocated headquarters (June 1999), and was centered in the following areas: Salaries and Benefits (up $929,000, or 13.0%), Occupancy (up $147,000, or 12.7%), Data Processing (up $211,000, or
18.6%) and Other Expenses (up $102,000, or 5.4%). In addition to the overall growth of the Bank, its Year 2000 efforts contributed to the growth in Data Processing expense. Professional Services increased $284,000, or 48.5%. A significant portion of the increase resulted from the Bank engaging consultants to review the effectiveness of its operations during 1999. Partially offsetting these increases were decreases in: Equipment (down $144,000, or 16.2%) as initial equipment purchases became fully depreciated; Loan Servicing (down $146,000, or 15.0%) as the purchased residential mortgage portfolio decreased in outstandings; OREO (down $58,000, or 34.9%) as the level of foreclosures declined; and Amortization of Goodwill (down $70,000, or 5.7%) as the Bank expensed any remaining capitalized organizational costs in January 1999. The Bank's cash basis efficiency ratio improved from 64.62% for the 1998, to 64.06% for 1999.

      The following table sets forth the components of noninterest expense:


                                    Year Ended December 31,
                                    -----------------------
                                       1999        1998
                                       ----        ----
                                        (In thousands)

Salaries and employee benefits        $ 8,065     $ 7,136
Occupancy                               1,302       1,155
Equipment                                 744         888
Data processing                         1,348       1,137
Marketing                                 883         829
Professional services                     870         586
Loan servicing                            825         971
Other real estate owned                   108         166
Amortization of goodwill                1,164       1,234
Deposit tax and assessments                58          56
Other expenses                          1,987       1,885
                                      -------     -------
      Total noninterest expense       $17,354     $16,043
                                      =======     =======

Income Tax Expense

      The Bank recorded income tax expense of $2.4 million for 1999, compared to $2.0 million for 1998. This represented total effective tax rates of 35.4% and 34.5%, respectively. The Bank's tax-favored income from U.S. Treasury and Agency securities and its establishment of a Rhode Island passive investment company reduced its effective tax rate from the 39.9% combined statutory federal and state tax rates.

Financial Condition

Loans Receivable

      Total loans were $518.8 million, or 70.2% of total assets, at December 31, 2000, compared to $459.0 million, or 72.6% of total assets, at December 31, 1999, an increase of $59.9 million, or 13.0%. Total loans as of December 31, 2000 may be segmented in three broad categories: residential mortgages that aggregate $247.9 million, or 47.8% of the portfolio; commercial loans that aggregate $212.8 million, or 41.0% of the portfolio; and consumer and other loans that aggregate $58.1 million, or 11.2% of the portfolio.

      During the second quarter of 1998, the Bank completed a comprehensive project begun in late 1997, to refine the classification of its individual commercial loans. This project defined the classification of a loan based
on its primary purpose and collateral.   As a result of this project, the
Bank reclassified a number of loans from the commercial & industrial category to the commercial real estate or multi-family real estate categories. The amounts shown for December 31, 1997 and 1996 have not been restated to reflect this reclassification. Included in the following table as commercial real estate loans at December 31, 2000, 1999 and 1998, are $38.3 million, $34.0 million and $36.9 million of 'owner occupied' loans, many of which were originated in conjunction with a commercial & industrial loan to the same borrower and previously classified as commercial & industrial loans. This classification project did not affect the total outstanding for commercial loans, only the breakdown by individual category within the total portfolio.

      The Bank utilizes the term "small business loans" to describe its portfolio comprised of loans to businesses of up to $250,000 in the aggregate.

      The following is a summary of loans receivable:


                                                                  December 31,
                                          ------------------------------------------------------------
                                            2000         1999         1998         1997         1996
                                            ----         ----         ----         ----         ----
                                                                 (In thousands)

Residential mortgage loans:
  One- to four-family adjustable rate     $212,197     $196,863     $211,076     $205,020     $201,628
  One- to four-family fixed rate            34,609       39,037       45,671       50,704       55,160
                                          ------------------------------------------------------------
    Subtotal                               246,806      235,900      256,747      255,724      256,788
  Premium on loans acquired                  1,166        1,446        2,110        2,045        2,589
  Net deferred loan origination fees           (49)         (26)          --           --           --
                                          ------------------------------------------------------------
      Total                               $247,923     $237,320     $258,857     $257,769     $259,377
                                          ============================================================

Commercial loans:
  Commercial real estate                  $107,587     $ 90,149     $ 76,562     $ 49,412     $ 34,370
  Commercial & industrial                   51,470       40,109       30,655       47,440       52,638
  Small business                            19,170       13,322        6,804        3,775        1,460
  Multi-family                              15,933       16,270       13,221        6,874        3,969
  Leases                                    11,731        8,499        3,370        2,600           --
  Construction                               7,070        6,379        3,482        4,683          244
                                          ------------------------------------------------------------
    Subtotal                               212,961      174,728      134,094      114,784       92,681
  Net deferred loan origination fees          (143)        (180)         (61)        (112)         (34)
                                          ------------------------------------------------------------
      Total                               $212,818     $174,548     $134,033     $114,672     $ 92,647
                                          ============================================================

Consumer and other loans:
  Home equity - lines of credit           $ 26,215     $ 24,166     $ 18,400     $ 11,515     $ 12,328
  Home equity - term loans                  23,292       19,710       16,996       18,758       15,130
  Automobile                                 4,643           --           --           --           --
  Installment                                1,348        1,279        1,010          888        1,387
  Savings secured                              987        1,005          935        1,261        1,101
  Unsecured and other                        1,044          590          972          956        1,069
                                          ------------------------------------------------------------
    Subtotal                                57,529       46,750       38,313       33,378       31,015
  Premium on loans acquired                    144           --           --           --           --
  Net deferred loan origination costs          411          340          199           --           --
                                          ------------------------------------------------------------
      Total                               $ 58,084     $ 47,090     $ 38,512     $ 33,378     $ 31,015
                                          ============================================================

      During 2000, residential mortgage loans increased $10.6 million, or 4.5%, as purchases of $48.5 million and originations of $10.0 million were offset by $47.4 million in repayments. Since 1996, the Bank has concentrated its portfolio lending efforts on commercial and, to a lesser extent, consumer lending opportunities. During late 1997, the Bank began to originate mortgage loans for its own portfolio as well as for sale to others and anticipates continuing to originate mortgage loans on a limited basis for its customers. The Bank does not employ any mortgage originators and typically only holds in its portfolio loans whose rate will adjust in less than 10 years. Until such time as the Bank can originate sufficient commercial and consumer loans to utilize available cash flow, it intends to continue purchasing residential mortgage loans as opportunities develop.

      The Bank's commercial loan portfolio (consisting of commercial real estate, commercial & industrial, multi-family real estate, construction and small business loans) increased $38.3 million, or 21.9%, during 2000. The Bank believes it is well positioned for continued commercial loan growth. Particular emphasis is placed on generation of small- to medium-sized commercial relationships (those relationships with $5.0 million or less in loan commitments). The Bank is also active in small business lending in which it utilizes credit scoring, in conjunction with traditional review standards, and employs streamlined documentation. The Bank's small business portfolio increased $5.8 million, or 43.9%, during 2000. The Bank is a participant in the U.S. Small Business Administration ("SBA") Preferred Lender Program ("PLP") in Rhode Island and the 7a Guarantee Loan Program in Massachusetts.

      The consumer loan portfolio is comprised primarily of home equity term loans and home equity lines of credit. During 2000, consumer loan outstandings increased $11.0 million, or 23.3%, to $58.1 million at December 31, 2000, from $48.1 million at December 31, 1999. During 2000, the Bank for the first time purchased a package of automobile loans from another New England institution. At December 31, 2000, these automobile loans represented 42.2% of the total growth that occurred in the consumer and other loan portfolio. The remainder of the growth was in home equity term loans and lines of credit.

      The table below shows loan originations, purchases, sales and repayment activities.


                                                                 Year Ended December 31,
                                              --------------------------------------------------------------
                                                2000         1999          1998          1997         1996
                                                ----         ----          ----          ----         ----
                                                                      (In thousands)


Originations and Principal Additions:

Loans purchased:
  Residential mortgage loans                  $ 48,491     $  53,747     $ 107,559     $ 58,271     $ 29,921
  Consumer and other loans                       4,891            --            --           --           --
                                              --------------------------------------------------------------
      Total loans purchased                     53,382        53,747       107,559       58,271       29,921
                                              --------------------------------------------------------------

Loans originated:
  Residential mortgage loans                     9,985        17,659        13,093          200           --
  Commercial loans                              65,465        62,430        41,872       40,065       13,492
  Consumer and other loans                      17,950        18,704        16,837       12,526        8,416
                                              --------------------------------------------------------------
      Total loans originated                    93,400        98,793        71,802       52,791       21,908
                                              --------------------------------------------------------------

Principal Reductions:

Charge-offs/transfers to OREO:
  Residential mortgage loans                      (148)         (412)         (950)      (1,116)          --
  Commercial loans                                 (93)         (176)          (15)        (145)        (103)
  Consumer and other loans                         (20)          (80)         (163)        (178)        (110)
                                              --------------------------------------------------------------
      Total charge-offs/transfers to OREO         (261)         (668)       (1,128)      (1,439)        (213)
                                              --------------------------------------------------------------

Principal payments:
  Residential mortgage loans                   (47,422)      (91,841)     (118,679)     (58,419)     (46,527)
  Commercial loans                             (27,139)      (21,620)      (22,547)     (17,817)      (6,105)
  Consumer and other loans                     (12,042)      (10,187)      (11,739)      (9,985)      (9,351)
                                              --------------------------------------------------------------
      Total principal payments                 (86,603)     (123,648)     (152,965)     (86,221)     (61,983)
                                              --------------------------------------------------------------

Change in loans receivable (before
 net items)                                   $ 59,918     $  28,224     $  25,268     $ 23,402     $(10,367)
                                              ==============================================================

      The following table sets forth certain information at December 31, 2000, regarding the aggregate dollar amount of certain loans maturing in the loan portfolio based on scheduled payments to maturity. Actual loan principal payments may vary from this schedule due to refinancings, modifications and other changes in loan terms. Demand loans and loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less.


                                                        Principal Repayments Contractually Due
                                                     ---------------------------------------------
                                                                     After One, But
                                                     One Year or      Within Five       After Five
                                                        Less             Years            Years
                                                     -----------     --------------     ----------
                                                                    (In thousands)

Construction loans                                     $ 7,070          $    --           $   --
Commercial & industrial loans (including leases)        38,672           19,136            5,393
Small business loans                                     9,661            8,880              629
                                                       -----------------------------------------
      Total                                            $55,403          $28,016           $6,022
                                                       =========================================

      The following table sets forth as of December 31, 2000, the dollar amount of certain loans due after one year that have fixed interest rates or floating or adjustable interest rates.


                                                     Loans Due After One Year
                                                     -------------------------
                                                                   Floating or
                                                        Fixed      Adjustable
                                                        Rates         Rates
                                                        -----      -----------
                                                          (In thousands)

Construction loans                                     $    --     $    --
Commercial & industrial loans (including leases)        12,788      11,741
Small business loans                                     5,307       4,202
                                                       -------------------
      Total                                            $18,095     $15,943
                                                       ===================

Asset Quality

      The definition of nonperforming assets includes nonperforming loans and OREO. OREO consists of real estate acquired through foreclosure proceedings and real estate acquired through acceptance of a deed in lieu of foreclosure. Nonperforming loans are defined as nonaccrual loans, loans past due 90 days or more, but still accruing and impaired loans. Under certain circumstances the Bank may restructure the terms of a loan as a concession to a borrower. These restructured loans are considered impaired loans. Included in nonaccrual loans at December 31, 1999, were $329,000 of impaired loans. At December 31, 2000 and 1998, the Bank did not have any impaired loans.

      Nonperforming Assets. At December 31, 2000, the Bank had nonperforming assets of $538,000, or 0.07% of total assets. This compares to nonperforming assets of $1.2 million, or 0.18% of total assets, at December 31, 1999 and nonperforming assets of $2.0 million, or 0.33% of total assets, at December 31, 1998. The Bank's nonperforming assets at December 31, 2000, consisted of residential mortgage loans aggregating $398,000, commercial loans aggregating $109,000, consumer loans aggregating $1,000 and OREO aggregating $30,000. Nonperforming assets at December 31, 1999 and 1998, were also primarily comprised of nonaccrual residential mortgage loans. The Bank evaluates the underlying collateral of each nonperforming loan and continues to pursue the collection of interest and principal. Management believes that the December 31, 2000 level of nonperforming assets and the charge-off experience for 2000 were unusually low. As the Bank's loan portfolio continues to grow and mature, or if economic conditions worsen, management believes it highly likely that the level of nonperforming assets will increase, as will its level of charged-off loans.

      The following table sets forth information regarding nonperforming assets.


                                                              December 31,
                                                       ---------------------------
                                                       2000       1999       1998
                                                       ----       ----       ----
                                                         (Dollars in thousands)

Nonaccrual loans                                       $ 508     $1,112     $1,563
Loans past due 90 days or more, but still accruing        --         --         --
Impaired loans (not included in nonaccrual loans)         --         --         --
                                                       ---------------------------
      Total nonperforming loans                          508      1,112      1,563
Other real estate owned                                   30         49        394
                                                       ---------------------------
      Total nonperforming assets                       $ 538     $1,161     $1,957
                                                       ===========================

Nonperforming loans as a percent of total loans         0.10%      0.24%      0.36%
Nonperforming assets as a percent of total assets       0.07%      0.18%      0.33%

      Nonaccrual Loans. Accrual of interest income on all loans is discontinued when concern exists as to the collectibility of principal or interest, or when a loan becomes over ninety days delinquent. Additionally, when a loan is placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period income. Loans are removed from nonaccrual when they become less than ninety days past due and in the case of commercial and consumer loans, when concern no longer exists as to the collectibility of principal or interest. Interest collected on nonaccruing loans is either applied against principal or reported as income according to management's judgment as to the collectibility of principal.
At December 31, 2000, nonaccrual loans totaled $508,000. Interest on nonaccrual loans that would have been recorded as additional income for the year ended December 31, 2000, had the loans been current in accordance with their original terms, totaled $35,000. This compares with $66,000 and $117,000 of foregone interest income on nonaccrual loans for the years ended December 31, 1999 and 1998, respectively.

      The following table sets forth certain information regarding nonaccrual loans.


                                                            December 31,
                                 ----------------------------------------------------------------------------
                                          2000                       1999                       1998
                                 ----------------------     ----------------------     ----------------------
                                               Percent                    Percent                    Percent
                                 Principal     of Total     Principal     of Total     Principal     of Total
                                  Balance       Loans        Balance       Loans        Balance       Loans
                                 ---------     --------     ---------     --------     ---------     --------
                                                            (Dollars in thousands)

Nonaccrual loans:
  Residential mortgage loans       $398         0.08%        $  602        0.13%        $1,475        0.34%
  Commercial loans                  109         0.02%           510        0.11%            57        0.01%
  Consumer and other loans            1         0.00%            --          --             31        0.01%
                                   -----------------------------------------------------------------------
      Total nonaccrual loans       $508         0.10%        $1,112        0.24%        $1,563        0.36%
                                   =======================================================================

      Delinquencies. At December 31, 2000, $1.1 million of loans were 30 to 89 days past due. This compares to $811,000 and $1.9 million of loans 30 to 89 days past due as of December 31, 1999 and 1998, respectively. The majority of these loans at all three dates were residential mortgage loans and are secured.

      Management reviews delinquent loans frequently to assess problem situations and to quickly address these problems. In the case of consumer and commercial loans, the Bank contacts the borrower when a loan becomes delinquent. When a payment is not made, generally within 10-15 days of the due date, a late charge is assessed. After 30 days of delinquency, a notice is sent to the borrower advising that failure to cure the default may result in formal demand for payment in full. In the event of further delinquency, the matter is generally referred to legal counsel to commence civil proceedings to collect all amounts owed. In the case of residential mortgage loans, delinquency and collection proceedings are conducted by either the Bank or its mortgage servicers in accordance with standard servicing guidelines. In any circumstance where the Bank is secured by real property or other collateral, the Bank enforces its rights to the collateral in accordance with applicable law.

      The following table sets forth information as to loans delinquent for 30 to 89 days.


                                                                               December 31,
                                               ----------------------------------------------------------------------------
                                                        2000                       1999                       1998
                                               ----------------------     ----------------------     ----------------------
                                                             Percent                    Percent                    Percent
                                               Principal     of Total     Principal     of Total     Principal     of Total
                                                Balance       Loans        Balance       Loans        Balance       Loans
                                               ---------     --------     ---------     --------     ---------     --------
                                                                          (Dollars in thousands)

Loans delinquent for 30 to 59 days:
  Residential mortgage loans                    $  584        0.11%         $378         0.08%        $  483        0.11%
  Commercial loans                                 168        0.03%          334         0.08%         1,164        0.27%
  Consumer and other loans                          39        0.01%            6         0.00%            14        0.00%
                                                ------------------------------------------------------------------------
      Total loans delinquent 30 to 59 days         791        0.15%          718         0.16%         1,661        0.38%
                                                ------------------------------------------------------------------------

Loans delinquent for 60 to 89 days:
  Residential mortgage loans                       278        0.05%           92         0.02%           258        0.06%
  Commercial loans                                  39        0.01%           --           --             --          --
  Consumer and other loans                          20        0.01%            1         0.00%            --          --
                                                ------------------------------------------------------------------------
      Total loans delinquent 60 to 89 days         337        0.07%           93         0.02%           258        0.06%
                                                ------------------------------------------------------------------------

      Total loans delinquent 30 to 89 days      $1,128        0.22%         $811         0.18%        $1,919        0.44%
                                                ========================================================================

      Adversely Classified Assets. The Company's management adversely classifies certain assets as "substandard," "doubtful" or "loss" based on criteria established under banking regulations. An asset is considered substandard if inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard assets include those characterized by the "distinct possibility" that the insured institution will sustain "some loss" if existing deficiencies are not corrected. Assets classified as doubtful have all of the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable." Assets classified as loss are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted.

      At December 31, 2000, the Company had $5.8 million of assets that were classified as substandard. This compares to $1.2 million and $2.5 million of assets that were classified as substandard at December 31, 1999 and 1998, respectively. The Company had no assets that were classified as loss or doubtful at either date. Delinquent loans may or may not be adversely classified depending upon management's judgment with respect to each individual loan. At December 31, 2000, included in the $5.8 million of assets that were classified as substandard, were $3.3 million of performing loans and $2.0 million of performing investment securities. This compares to $127,000 and $916,000 of adversely classified performing assets as of December 31, 1999 and 1998, respectively. These amounts constitute assets that, in the opinion of management, could potentially migrate to nonperforming or doubtful status.

Allowance for Loan Losses

      The allowance for loan losses is established for credit losses inherent in the loan portfolio through a charge to earnings. Loans deemed uncollectible are charged against the allowance, while recoveries of amounts previously charged-off are added to the allowance. Amounts are charged-off once the probability of loss has been established, with consideration given to such factors as the customer's financial condition, underlying collateral and guarantees, and general and industry economic conditions.

      When an insured institution classifies problem loans as either substandard or doubtful, it is required to establish allowances for loan losses in an amount deemed prudent by management. Additionally, general allowances represent loss allowances that have been established to recognize the inherent risk associated with lending activities, and have not been allocated to particular problem loans.

      The following table represents the allocation of the allowance for loan losses as of the dates indicated:


                                                                        December 31,
                             --------------------------------------------------------------------------------------------------
                                   2000                1999                1998                 1997                1996
                             -----------------   -----------------   ------------------   -----------------   -----------------
                                      Percent             Percent              Percent             Percent             Percent
                                      of Loans            of Loans             of Loans            of Loans            of Loans
                                      in Each             in Each              in Each             in Each             in Each
                                      Category            Category             Category            Category            Category
                                      to Total            to Total             to Total            to Total            to Total
                             Amount    Loans     Amount    Loans     Amount     Loans     Amount    Loans     Amount    Loans
                             ------   --------   ------   --------   ------    --------   ------   --------   ------   --------
                                                                   (Dollars in thousands)

Residential mortgage loans   $1,460     47.8%    $1,395     51.7%    $1,558      60.0%    $1,534     63.5%    $1,532     67.7%
Commercial loans              3,210     41.0%     2,007     38.0%     1,277      31.1%     1,040     28.3%       973     24.2%
Consumer and other loans        731     11.2%       566     10.3%       456       8.9%       393      8.2%       363      8.1%
Unallocated                   1,893       --      1,713       --      1,727        --      1,373       --      1,156       --
                             ------------------------------------------------------------------------------------------------
      Total                  $7,294    100.0%    $5,681    100.0%    $5,018     100.0%    $4,340    100.0%    $4,340    100.0%
                             ================================================================================================

      Assessing the adequacy of the allowance for loan losses involves substantial uncertainties and is based upon management's evaluation of the amounts required to meet estimated charge-offs in the loan portfolio after weighing various factors. Management's methodology to estimate loss exposure includes an analysis of individual loans deemed to be impaired, reserve allocations for various loan types based on payment status or loss experience and an unallocated allowance that is maintained based on management's assessment of many factors including the growth, composition and quality of the loan portfolio, historical loss experiences, general economic conditions and other pertinent factors. Based on this evaluation, the Bank believes that its year-end allowance for loan losses is adequate.

      While management evaluates currently available information in establishing the allowance for loan losses, future adjustments to the allowance may be necessary if conditions differ substantially from the assumptions used in making the evaluations. In addition, various regulatory agencies, as an integral part of their examination process, periodically review a financial institution's allowance for loan losses and carrying amounts of other real estate owned. Such agencies may require the financial institution to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

      During 2000, 1999 and 1998, the Bank made additions to the allowance of $1.5 million, $1.0 million and $1.0 million and experienced net charge-offs (recoveries) of ($71,000), $337,000 and $339,000, respectively. At December 31, 2000, the allowance for loan losses stood at $7.3 million and represented 1435.83% of nonperforming loans and 1.41% of total loans outstanding. This compares to an allowance for loan losses of $5.7 million, representing 510.88% of nonperforming loans and 1.24% of total loans outstanding at December 31, 1999. The increase in the allowance as a percent of total loans is reflective of the increase in commercial and consumer loan outstandings.

      An analysis of the activity in the allowance for loan losses is as follows:


                                                                        Year Ended December 31,
                                                           --------------------------------------------------
                                                            2000       1999       1998       1997       1996
                                                            ----       ----       ----       ----       ----
                                                                            (In thousands)

Balance at beginning of year                               $5,681     $5,018     $4,340     $4,024     $   --

Acquired reserves                                              --         --         --         --      3,400

Loans charged-off:
  Residential mortgage loans                                  (11)      (128)      (174)      (505)        --
  Commercial loans                                            (94)      (176)       (15)       (71)      (103)
  Consumer and other loans                                    (20)       (80)      (163)      (135)      (110)
                                                           --------------------------------------------------
      Total loans charged-off                                (125)      (384)      (352)      (711)      (213)
                                                           --------------------------------------------------

Recoveries of loans previously charged-off:
  Residential mortgage loans                                   --         29          0          8         --
  Commercial loans                                            191          1          3          3         --
  Consumer and other loans                                      5         17         10         16         --
                                                           --------------------------------------------------
      Total recoveries of loans previously charged-off        196         47         13         27         --
                                                           --------------------------------------------------

Net (charge-offs) recoveries                                   71       (337)      (339)      (684)      (213)

Provision for loan losses charged against income            1,542      1,000      1,017      1,000        837
                                                           --------------------------------------------------

Balance at end of year                                     $7,294     $5,681     $5,018     $4,340     $4,024
                                                           ==================================================

Net charge-offs (recoveries) to average loans
 outstanding                                                (0.01%)     0.08%      0.08%      0.17%      0.06%
                                                           ==================================================

Investments

      Total investments (consisting of federal funds sold, investment securities, MBSs, and FHLB stock) totaled $174.0 million, or 23.5% of total assets, at December 31, 2000. This compares to total investments of $135.9 million, or 21.5% of total assets, as of December 31, 1999. The increase of $38.2 million, or 28.1%, was primarily in MBSs that were purchased to reinvest the funds generated from the Bank's unusual level of deposit growth. A number of these purchases were of SBA securities that, in addition to a Governmental guarantee, have a floating interest rate indexed to a specified Prime rate.

      The investment portfolio provides the Bank with a source of short-term liquidity and acts as a counterbalance to loan and deposit flows.
Investment securities and MBSs are primarily comprised of U.S. Government and Agency securities. All investment securities and MBSs at December 31, 2000 and 1999, were classified as securities available for sale. These securities carried a total of $275,000 and $2.6 million in net unrealized losses at December 31, 2000 and 1999, respectively.

      A summary of investment and mortgage-backed securities available for sale follows:


                                                             Unrealized
                                           Amortized     ------------------      Market
                                             Cost        Gains      Losses       Value
                                           ---------     -----      ------       ------
                                                          (In thousands)

At December 31, 2000:
U.S. Treasury obligations                  $  1,016      $ --      $   (11)     $  1,005
U.S. Agency obligations                      44,256       167         (119)       44,304
Trust preferred securities                    2,187        --         (200)        1,987
U.S. Agency mortgage-backed securities      104,863       457         (468)      104,852
Collateralized mortgage obligations          12,680        --         (101)       12,579
                                           ---------------------------------------------
      Total                                $165,002      $624      $  (899)     $164,727
                                           =============================================

At December 31, 1999:
U.S. Treasury obligations                  $ 10,023      $ 21      $   (36)     $ 10,008
U.S. Agency obligations                      39,256         5         (875)       38,386
Trust preferred securities                    2,198        --          (89)        2,109
U.S. Agency mortgage-backed securities       62,101        --       (1,125)       60,976
Collateralized mortgage obligations          14,357        --         (540)       13,817
                                           ---------------------------------------------
      Total                                $127,935      $ 26      $(2,665)     $125,296
                                           =============================================

At December 31, 1998:
U.S. Treasury obligations                  $ 18,050      $245      $   (14)     $ 18,281
U.S. Agency obligations                      21,245       203          (26)       21,422
U.S. Agency mortgage-backed securities       62,814        72         (138)       62,748
Collateralized mortgage obligations          17,162        14           --        17,176
                                           ---------------------------------------------
      Total                                $119,271      $534      $  (178)     $119,627
                                           =============================================

      The following table sets forth the maturities of investment and mortgage-backed securities available for sale and the weighted average yields of such securities:


                                                                   After One, But        After Five, But
                                            Within One Year       Within Five Years      Within Ten Years       After Ten Years
                                          -------------------    -------------------    ------------------    --------------------
                                                     Weighted               Weighted              Weighted                Weighted
                                          Market     Average     Market     Average     Market    Average      Market     Average
                                           Value      Yield       Value      Yield       Value     Yield        Value      Yield
                                          ------     --------    ------     --------    ------    --------     ------     --------
                                                                           (Dollars in thousands)

At December 31, 2000:
U.S. Treasury obligations                 $ 1,005     4.16%      $    --       --       $   --       --       $     --       --
U.S. Agency obligations                     5,243     5.70%       39,061     6.40%          --       --             --       --
Trust preferred securities                     --       --            --       --           --       --          1,987     8.16%
U.S. Agency mortgage-backed securities         --       --            --       --           --       --        104,852     6.69%
Collateralized mortgage obligations            --       --            --       --           --       --         12,579     6.47%
                                          -------                -------                ------                --------
      Total                               $ 6,248     5.46%      $39,061     6.40%      $   --       --       $119,418     6.71%
                                          ================       ================       ===============       =================

At December 31, 1999:
U.S. Treasury obligations                 $ 9,007     6.39%      $ 1,002     4.15%      $   --       --       $     --       --
U.S. Agency obligations                     3,991     5.80%       24,557     5.74%       9,838     7.10%            --       --
Trust preferred securities                     --       --            --       --           --       --          2,108     8.16%
U.S. Agency mortgage-backed securities         --       --            --       --           --       --         60,976     5.98%
Collateralized mortgage obligations            --       --            --       --           --       --         13,817     6.48%
                                          -------                -------                ------                --------
      Total                               $12,998     6.21%      $25,559     5.68%      $9,838     7.10%      $ 76,901     6.13%
                                          ================       ================       ===============       =================

At December 31, 1998:
U.S. Treasury obligations                 $ 8,040     6.10%      $10,241     6.16%      $   --       --       $     --       --
U.S. Agency obligations                     2,039     6.57%       19,384     6.05%          --       --             --       --
U.S. Agency mortgage-backed securities         --       --            --       --           --       --         62,748     6.47%
Collateralized mortgage obligations            --       --            --       --           --       --         17,176     6.48%
                                          -------                -------                ------                --------
      Total                               $10,079     6.19%      $29,625     6.09%      $   --       --       $ 79,924     6.48%
                                          ================       ================       ===============       =================

Deposits and Borrowings

      The Bank has devoted considerable time and resources to its deposit gathering network. The Bank experienced a net increase in total deposits during 2000, to $631.6 million, or 85.4% of total assets, at December 31, 2000, from $513.4 million, or 81.2% of total assets, at December 31, 1999. This increase of $118.2 million, or 23.0%, in total deposits was the result of unusual local market conditions and increased marketing expenditures by the Bank. The increase was centered in core accounts and broken down as follows: Demand deposit and NOW accounts up $47.7 million, or 50.1%; savings accounts up $37.0 million, or 21.3%; and certificates of deposit accounts up $37.3 million, or 16.3%. By comparison, the increase in total deposits during 1999 was $12.7 million, or 2.5%.

      The following table sets forth certain information regarding deposits:


                                                                             December 31,
                                      -------------------------------------------------------------------------------------------
                                                  2000                           1999                           1998
                                      -----------------------------  -----------------------------  -----------------------------
                                                 Percent   Weighted             Percent   Weighted             Percent   Weighted
                                                   of      Average                of      Average                of      Average
                                       Amount     Total      Rate     Amount     Total      Rate     Amount     Total      Rate
                                       ------    -------   --------   ------    -------   --------   ------    -------   --------
                                                                        (Dollars in thousands)

NOW accounts                          $ 36,910     5.8%     0.64%    $ 27,456     5.4%     0.64%    $ 26,899     5.4%     0.65%
Money market accounts                   12,283     1.9%     2.59%      16,073     3.1%     2.70%      15,599     3.1%     2.78%
Savings accounts                       210,728    33.4%     3.52%     173,692    33.8%     2.78%     163,118    32.6%     2.74%
Certificate of deposit accounts        265,623    42.1%     5.76%     228,351    44.5%     4.95%     234,541    46.8%     5.14%
                                      ----------------               ----------------               ----------------
      Total interest bearing deposits  525,544    83.2%     4.43%     445,572    86.8%     3.76%     440,157    87.9%     3.89%
Noninterest bearing accounts           106,088    16.8%       --       67,844    13.2%       --       60,556    12.1%       --
                                      ----------------               ----------------               ----------------
      Total deposits                  $631,632   100.0%     3.69%    $513,416   100.0%     3.26%    $500,713   100.0%     3.42%
                                      ========================================================================================

      At December 31, 2000, certificate of deposit accounts with balances greater than $100,000 aggregated $32.1 million, compared to $25.3 million and $23.1 million at December 31, 1999 and 1998, respectively.

      Total borrowings (consisting of overnight and short-term borrowings, FHLB and other borrowings) decreased $16.0 million during 2000, to $51.9 million, from $67.9 million at December 31, 1999. The Bank had $45.5 million of overnight and short-term borrowing outstanding at the end of 1998. The decrease during 2000 was primarily attributable to the strong deposit growth the Bank experienced permitting the repayment of maturing FHLB borrowings. During 1999, the increase in total borrowings was the result of the Bank utilizing FHLB borrowings (up $11.7 million, or 32.0%) to partially fund its asset growth, coupled with repurchase agreement growth (up $8.5 million, or 248.1%) resulting from growth of the Bank's overnight cash management product for its commercial customers. The Bank, through its membership in the FHLB, has access to a variety of borrowing alternatives, and management will from time to time take advantage of these opportunities to fund asset growth. However, on a long-term basis, the Bank intends to concentrate on increasing its core deposits.

Asset and Liability Management

      The principal objective of the Bank's asset and liability management process is to maximize profit potential while minimizing the vulnerability of its operations to changes in interest rates by means of managing the ratio of interest rate sensitive assets to interest rate sensitive liabilities within specified maturity or repricing periods. The Bank's actions in this regard are taken under the guidance of the Asset/Liability Committee ("ALCO") that is comprised of members of senior management. The ALCO generally meets monthly and is actively involved in formulating the economic assumptions that the Bank uses in its financial planning and budgeting process and establishes policies which control and monitor the sources, uses and pricing of funds. The Bank has not engaged in any hedging activities.

      The ALCO manages the Bank's interest rate risk position using both income simulation and interest rate sensitivity "gap" analysis. The Bank has established internal parameters for monitoring the income simulation and gap analysis. These guidelines serve as benchmarks for evaluating actions to balance the current position against overall strategic goals. The ALCO monitors current exposures and reports these to the Board of Directors.

      Simulation is used as the primary tool for measuring the interest rate risk inherent in the Bank's balance sheet at a given point in time by showing the effect on net interest income, over a twenty-four month period, of interest rate ramps of up to 200 basis points. These simulations take into account repricing, maturity and prepayment characteristics of individual products. The ALCO reviews simulation results to determine whether the downside exposure resulting from changes in market interest rates remains within established tolerance levels over both a twelve month and twenty-four month horizon, and develops appropriate strategies to manage this exposure. The Bank's limits on interest rate risk specify that if interest rates were to shift up or down 200 basis points over a twelve month period, estimated net interest income for those twelve months and the subsequent twelve months, should decline by no more than 5.0% or 10.0%, respectively. As of December 31, 2000, net interest income simulation indicated that the Bank's exposure to changing interest rates was within these established tolerance levels. The ALCO reviews the methodology utilized by the Bank for calculating its interest rate risk exposure and may, from time to time, adopt modifications to this methodology. While the ALCO reviews simulation assumptions and methodology to ensure that they reflect historical experience, it should be noted that income simulation may not always prove to be an accurate indicator of interest rate risk because the actual repricing, maturity and prepayment characteristics of individual products may differ from the estimates used in the simulations.

      The following table presents the estimated impact of interest rate ramps on estimated net interest income over a twenty-four month period beginning January 1, 2001:


                                      Estimated Exposure
                                    to Net Interest Income
                                    ----------------------
                                      Dollar      Percent
                                      Change      Change
                                      ------      -------
                                    (Dollars in thousands)

Initial Twelve Month Period:
Up 200 basis point ramp               $   457      1.63%
Up 100 basis point ramp                   247      0.88%
Down 100 basis point ramp                (314)    (1.12%)
Down 200 basis point ramp                (673)    (2.40%)

Subsequent Twelve Month Period:

Up 200 basis point ramp               $   392      1.36%
Up 100 basis point ramp                   394      1.36%
Down 100 basis point ramp                (731)    (2.53%)
Down 200 basis point ramp              (1,819)    (6.30%)

      The Company also uses interest rate sensitivity "gap" analysis to provide a more general overview of its interest rate risk profile. The effect of interest rate changes on the assets and liabilities of a financial institution such as the Bank may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity gap. An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within a given time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds interest rate sensitive assets. During a period of falling interest rates, a positive gap would tend to adversely affect net interest income, while a negative gap would tend to result in an increase in net income. Conversely, during a period of rising interest rates, a positive gap would tend to result in an increase in net interest income while a negative gap would tend to affect net interest income adversely.

      The Company has sought to maintain a relatively narrow gap position and has, in some instances, foregone investment in higher yielding assets when such investment, in management's opinion, exposed it to undue interest rate risk. However, the Company does not attempt to perfectly match interest rate sensitive assets and liabilities and will selectively mismatch its assets and liabilities to a controlled degree when it considers it both appropriate and prudent to do so. There are a number of relevant time periods in which to measure the gap position, such as at the 30, 60, 90, or 180 day points in the maturity schedule. Management monitors the gap position at each of these maturity points, while also focusing closely on the gap at the one-year point in making its principal funding decisions, such as with respect to its commercial and residential mortgage loan portfolios. At December 31, 2000, the Company's cumulative one-year gap was a negative $2.4 million, or 0.3% of total assets, compared to positive $14.0 million, or 2.2% of total assets, at the end of 1999.

      The following table presents the repricing schedule for interest-earning assets and interest-bearing liabilities at December 31, 2000. To the extent applicable, amounts of assets and liabilities which mature or reprice within a particular period were determined in accordance with their contractual terms. Loans have been allocated based upon expected amortization and prepayment rates based on historical performance. Savings, NOW and money market deposit accounts, which have no contractual term and are subject to immediate repricing, are anticipated to behave more like core accounts and therefore are presented as spread evenly over the first three years. Nonetheless, this presentation does not reflect lags that may occur in the actual repricing of these deposits.


                                                  Within      Over Three     Over Six      Over One
                                                  Three         to Six       to Twelve     Year to       Over Five
                                                  Months        Months        Months      Five Years       Years        Total
                                                  ------      ----------     ---------    ----------     ---------      -----
                                                                             (Dollars in thousands)

Interest-earning assets:
  Federal funds sold                             $  5,600      $     --      $     --      $     --      $     --      $  5,600
  Investment securities                                --         4,999        19,273        21,000         2,024        47,296
  Mortgage-backed securities                       27,736        10,446        16,899        59,168         3,182       117,431
  FHLB Stock                                        3,704            --            --            --            --         3,704
  Residential mortgage loans                       32,850        26,502        47,638       115,085        25,848       247,923
  Commercial loans                                 80,559        10,470        20,018        93,550         8,221       212,818
  Consumer and other loans                         28,413         2,411         3,292        16,343         7,625        58,084
                                                 ------------------------------------------------------------------------------

      Total interest-earning assets               178,862        54,828       107,120       305,146        46,900       692,856
                                                 ------------------------------------------------------------------------------

Interest-bearing liabilities:
  NOW accounts                                      3,075         3,075         6,152        24,608            --        36,910
  Money market accounts                             1,023         1,023         2,048         8,189            --        12,283
  Savings accounts                                 17,562        17,562        35,122       140,482            --       210,728
  Certificate of deposit accounts                  66,480        45,377       113,144        40,269           353       265,623
  Overnight & short-term borrowings                13,847            --            --            --            --        13,847
  FHLB borrowings                                   3,003             3        10,004        20,137           145        33,292
  Other borrowings                                     --         4,750            --            --            --         4,750
                                                 ------------------------------------------------------------------------------

      Total interest-bearing liabilities          104,990        71,790       166,470       233,685           498       577,433
                                                 ------------------------------------------------------------------------------

      Net interest sensitivity gap during
       the period                                $ 73,872      $(16,962)     $(59,350)     $ 71,461      $ 46,402      $115,423
                                                 ==============================================================================

      Cumulative gap                             $ 73,872      $ 56,910      $ (2,440)     $ 69,021      $115,423
                                                 ================================================================

      Cumulative gap -- 12/31/99                 $ 55,263      $ 34,801      $ 13,953      $ 22,572      $ 81,325
                                                 ================================================================

Interest-sensitive assets as a percent of
 interest-sensitive liabilities (cumulative)       170.36%       132.19%        99.29%       111.96%       119.99%

Cumulative gap as a percent of total assets          9.99%         7.70%        (0.33%)        9.33%        15.61%

      The preceding table does not necessarily indicate the impact of general interest rate movements on the Company's net interest income because the repricing of various assets and liabilities is discretionary and is subject to competitive and other factors. As a result, assets and liabilities indicated as repricing within the same period may, in fact, reprice at different times and at different rate levels.

Liquidity and Capital Resources

Liquidity

      Liquidity is defined as the ability to meet current and future financial obligations of a short-term nature. The Company further defines liquidity as the ability to respond to the needs of depositors and borrowers, as well as to earnings enhancement opportunities, in a changing marketplace.

      The primary source of funds for the payment of dividends and expenses by the Company is dividends paid to it by the Bank. Bank regulatory authorities generally restrict the amounts available for payment of dividends if the effect thereof would cause the capital of the Bank to be reduced below applicable capital requirements. These restrictions indirectly affect the Company's ability to pay dividends. The primary sources of liquidity for the Bank consist of deposit inflows, loan repayments, borrowed funds, maturity of investment securities and sales of securities from the available for sale portfolio. Management believes that these sources are sufficient to fund the Bank's lending and investment activities.

      Management is responsible for establishing and monitoring liquidity targets as well as strategies and tactics to meet these targets. In general, the Company maintains a high degree of flexibility with a liquidity target of 10% to 25% of total assets. At December 31, 2000, federal funds sold, investment securities and mortgage-backed securities available for sale amounted to $170.3 million, or 23.0% of total assets. This compares to $132.1 million, or 20.9% of total assets, at December 31, 1999. The Bank is a member of the FHLB and, as such, has access to both short- and long-term borrowings. In addition, the Bank maintains a line of credit at the FHLB as well as a line of credit with a correspondent bank. There have been no adverse trends in the Company's liquidity or capital reserves. Management believes that the Company has adequate liquidity to meet its commitments.

Capital Resources

      Total shareholders' equity of the Company at December 31, 2000 was $53.3 million, as compared to $47.7 million at December 31, 1999. Major activity in shareholders' equity during 2000 can be summarized as follows: net income for the year was $5.6 million, dividends paid on Common Stock totaled $1.6 million and changes in unrealized gains and losses on securities equaled $1.6 million.

      Capital guidelines issued by the Federal Reserve Board require the Company to maintain minimum capital levels for capital adequacy purposes.
At December 31, 2000, the Company's Tier I leverage ratio was 5.91%, its Tier I Risk-based capital ratio was 9.50% and its Total Risk-based capital ratio was 10.76%. At December 31, 2000, all of the Company's capital ratios met all of the requirements to which they are subject. The Bank is also subject to FDIC regulations regarding capital requirements. These regulations require banks to maintain minimum capital levels for capital adequacy purposes and higher capital levels to be considered "well capitalized." At December 31, 2000, the Bank's Tier I leverage ratio stood at 5.85%. The Bank is also subject to risk-based capital measures. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. According to these standards, the Bank had a Tier I risk-weighted capital ratio of 9.41% and a Total risk-weighted capital ratio of 10.66% at December 31, 2000. The minimum Tier I leverage, Tier I risk-weighted, and Total risk-weighted capital ratios necessary to be classified for regulatory purposes as a "well capitalized" institution are 5.00%, 6.00% and 10.00%, respectively. The Bank, therefore, is considered to be "well capitalized."

Impact of Inflation and Changing Prices

      The consolidated financial statements and related notes thereto, included elsewhere herein, have been prepared in accordance with GAAP, which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. Unlike many industrial companies, substantially all of the assets and liabilities of the Bank are monetary in nature. As a result, interest rates have a more significant impact on the Bank's performance than the general level of inflation. Over short periods of time, interest rates may not necessarily move in the same direction or in the same magnitude as inflation.

Recent Accounting Developments

      On December 20, 2000, FASB tentatively concluded that upon the effective date of its final statement on business combinations and intangible assets, goodwill recorded on an entity's balance sheets would no longer be amortized. This conclusion includes existing goodwill (i.e., recorded goodwill at the date the financial statement is issued), as well as goodwill arising subsequent to the effective date of the final statement. Goodwill will not be amortized but will be reviewed for impairment upon the occurrence of certain triggering events. The FASB decided to issue a revised Exposure Draft during the first quarter of 2001, limited to its tentative conclusions regarding an impairment-only approach to accounting for goodwill. The FASB plans to issue a final statement in the second quarter of 2001 that incorporates its tentative decisions. At December 31, 2000, the Company had $11.9 million of goodwill on its balance sheet that was being amortized at rate of $1.2 million annually.


                         BANCORP RHODE ISLAND, INC.
                             Management's Report





      The management of Bancorp Rhode Island, Inc. is responsible for the preparation, integrity and fair presentation of the financial statements and other financial information in this annual report. Management believes that the financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis in all material respects. In preparing the financial statements and other financial information, management makes certain judgments and estimates where appropriate.

      The accounting systems, which record, summarize and report financial data, are supported by a system of internal control. The Company's system of internal control is designed to provide reasonable assurance that assets are safeguarded, that transactions are executed in accordance with management's authorizations and that transactions are properly recorded in the financial statements. This system is augmented by written policies and procedures, along with internal audits. Management recognizes that estimates and judgments are required to assess and balance the relative costs and expected benefits of the controls and that errors or irregularities may nevertheless occur. However, management believes that the Company's internal control system provides reasonable assurance that errors or irregularities that could be material to the financial statements are prevented or would be detected on a timely basis and corrected in the normal course of business.

      The Board of Directors oversees the financial statements through an Audit Committee comprised solely of outside directors who are not employees of the Company. The Audit Committee reviews the activities of the internal audit function and meets regularly with representatives of KPMG LLP, the Company's independent auditors. KPMG LLP has been appointed by the Board of Directors to conduct an independent audit and to express an opinion as to the fairness of the presentation of the consolidated financial statements of Bancorp Rhode Island, Inc.





Merrill W. Sherman                     Albert R. Rietheimer
President and                          Chief Financial Officer and
Chief Executive Officer                Treasurer


                         BANCORP RHODE ISLAND, INC.
                        Independent Auditors' Report





The Board of Directors and Shareholders
Bancorp Rhode Island, Inc.:

      We have audited the accompanying consolidated balance sheets of Bancorp Rhode Island, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bancorp Rhode Island, Inc. and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.





KPMG LLP
Providence, Rhode Island

January 18, 2001


                         BANCORP RHODE ISLAND, INC.
                         Consolidated Balance Sheets

                                                                                        December 31,
                                                                                    ---------------------
                                                                                      2000         1999
                                                                                      ----         ----
                                                                                       (In thousands)

Assets:
  Cash and due from banks (Note 2)                                                  $ 28,853     $ 17,636
  Federal funds sold                                                                   5,600        6,850
  Investment securities available for sale (amortized cost of $47,459 and
   $51,476, respectively) (Notes 3, 10, 11 and 12)                                    47,296       50,503
  Mortgage-backed securities available for sale (amortized cost of $117,543 and
   $76,458, respectively) (Notes 4 and 11)                                           117,431       74,793
  Stock in the Federal Home Loan Bank of Boston (Note 11)                              3,704        3,704

  Loans receivable  (Notes 5 and 11):
    Residential mortgage loans                                                       247,923      237,320
    Commercial loans                                                                 212,818      174,548
    Consumer and other loans                                                          58,084       47,090
                                                                                    ---------------------
      Total loans receivable                                                         518,825      458,958
  Allowance for loan losses (Note 6)                                                  (7,294)      (5,681)
                                                                                    ---------------------
      Net loans receivable                                                           511,531      453,277

  Premises and equipment, net (Note 7)                                                 6,384        5,857
  Other real estate owned (Note 8)                                                        30           49
  Goodwill, net (Note 2)                                                              11,930       13,094
  Accrued interest receivable                                                          5,630        4,670
  Prepaid expenses and other assets                                                    1,031        1,544
                                                                                    ---------------------
      Total assets                                                                  $739,420     $631,977
                                                                                    =====================

Liabilities:
  Deposits  (Note 9):
    Demand deposit accounts                                                         $106,088     $ 67,844
    NOW accounts                                                                      36,910       27,456
    Money market accounts                                                             12,283       16,073
    Savings accounts                                                                 210,728      173,692
    Certificate of deposit accounts                                                  265,623      228,351
                                                                                    ---------------------
      Total deposits                                                                 631,632      513,416

  Overnight and short-term borrowings (Note 10)                                       13,847       14,978
  Federal Home Loan Bank of Boston borrowings (Note 11)                               33,292       48,183
  Other borrowings (Note 12)                                                           4,750        4,750
  Other liabilities                                                                    2,607        2,975
                                                                                    ---------------------
      Total liabilities                                                              686,128      584,302
                                                                                    ---------------------

  Commitments and contingencies (Notes 7, 16 and 20)

Shareholders' equity (Notes 1 and 18):
  Common stock, par value $0.01 per share, authorized 11,000,000 shares:
    Voting:  Issued and outstanding 3,448,950 shares in 2000 and 3,448,550
              shares in 1999                                                              34           34
    Non-Voting:  Issued and outstanding 280,000 shares                                     3            3
  Additional paid-in capital                                                          39,621       39,617
  Retained earnings                                                                   13,815        9,763
  Accumulated other comprehensive loss, net (Notes 3 and 4)                             (181)      (1,742)
                                                                                    ---------------------
      Total shareholders' equity                                                      53,292       47,675
                                                                                    ---------------------
      Total liabilities and shareholders' equity                                    $739,420     $631,977
                                                                                    =====================

See accompanying notes to consolidated financial statements.


                         BANCORP RHODE ISLAND, INC.
                    Consolidated Statements of Operations


                                                                                Year Ended December 31,
                                                                        ----------------------------------------
                                                                           2000           1999           1998
                                                                           ----           ----           ----
                                                                         (In thousands, except per share data)

Interest and dividend income:
  Residential mortgage loans                                            $   17,982     $   16,997     $   19,205
  Commercial loans                                                          17,737         12,795         10,812
  Consumer and other loans                                                   4,472          3,491          3,144
  Investment securities                                                      3,056          2,814          2,744
  Mortgage-backed securities                                                 5,576          4,835          3,521
  Federal funds sold and other                                                 930            482            400
  Federal Home Loan Bank of Boston stock dividends                             282            237            208
                                                                        ----------------------------------------
      Total interest and dividend income                                    50,035         41,651         40,034
                                                                        ----------------------------------------
Interest expense:
  NOW accounts                                                                 205            175            175
  Money market accounts                                                        375            473            401
  Savings accounts                                                           6,137          4,742          4,670
  Certificate of deposit accounts                                           13,685         11,396         12,360
  Overnight and short-term borrowings                                          636            335            225
  Federal Home Loan Bank of Boston borrowings                                2,359          2,198          1,871
  Other borrowings                                                             281            281            143
                                                                        ----------------------------------------
      Total interest expense                                                23,678         19,600         19,845
                                                                        ----------------------------------------
      Net interest income                                                   26,357         22,051         20,189
  Provision for loan losses (Note 6)                                         1,542          1,000          1,017
                                                                        ----------------------------------------
      Net interest income after provision for loan losses                   24,815         21,051         19,172
                                                                        ----------------------------------------
Noninterest income:
  Loan related fees                                                            258            306            137
  Service charges on deposit accounts                                        2,722          2,215          1,734
  Gain on sales of investment securities                                        --             --              5
  Commissions on loans originated for others                                    74             83            141
  Other income                                                                 524            618            710
                                                                        ----------------------------------------
      Total noninterest income                                               3,578          3,222          2,727
                                                                        ----------------------------------------
Noninterest expense:
  Salaries and employee benefits (Note 14)                                   9,552          8,065          7,136
  Occupancy (Note 7)                                                         1,530          1,302          1,155
  Equipment                                                                    899            744            888
  Data processing                                                            1,340          1,348          1,137
  Marketing                                                                  1,069            883            829
  Professional services                                                        891            870            586
  Loan servicing                                                               761            825            971
  Other real estate owned (Note 8)                                              31            108            166
  Amortization of goodwill                                                   1,164          1,164          1,234
  Deposit tax and assessments                                                  109             58             56
  Other expenses (Note 15)                                                   2,316          1,987          1,885
                                                                        ----------------------------------------
      Total noninterest expense                                             19,662         17,354         16,043
                                                                        ----------------------------------------
      Income before income taxes and change in accounting principle          8,731          6,919          5,856
  Income tax expense (Note 13)                                               3,113          2,448          2,022
                                                                        ----------------------------------------
      Net income before change in accounting principle                       5,618          4,471          3,834
  Cumulative effect of change in accounting principle                           --            109             --
                                                                        ----------------------------------------
      Net income                                                             5,618          4,362          3,834
  Dividends on preferred stock                                                  --             88            793
                                                                        ----------------------------------------
      Net income available to common shareholders                       $    5,618     $    4,274     $    3,041
                                                                        ========================================

Basic earnings per common share (Notes 2 and 19):
  Income per common share before change in accounting principle         $     1.51     $     1.18     $     0.87
  Cumulative effect of change in accounting principle, net of tax               --          (0.03)            --
                                                                        ----------------------------------------
  Net income per common share                                           $     1.51     $     1.15     $     0.87
                                                                        ========================================

Diluted earnings per common share (Notes 2 and 19):
  Income per common share before change in accounting principle         $     1.49     $     1.17     $     0.85
  Cumulative effect of change in accounting principle, net of tax               --          (0.03)            --
                                                                        ----------------------------------------
  Net income per common share                                           $     1.49     $     1.14     $     0.85
                                                                        ========================================

  Average common shares outstanding - basic                              3,728,688      3,727,010      3,506,573
  Average common shares outstanding - diluted                            3,768,589      3,741,778      3,584,820

See accompanying notes to consolidated financial statements.


                         BANCORP RHODE ISLAND, INC.
         Consolidated Statements of Changes in Shareholders' Equity
              For Years Ended December 31, 2000, 1999 and 1998


                                                                                                       Accumulated
                                                                                                          Other
                                                                                                         Compre-
                                                                           Additional                    hensive
                                                   Preferred    Common      Paid-in       Retained       Income/
                                                     Stock      Stock       Capital       Earnings       (Loss)         Total
                                                   ---------    ------     ----------     --------     -----------      -----
                                                                                  (In thousands)

Balance at December 31, 1997                        $ 4,770      $28        $36,753       $ 2,821        $   335       $ 44,707

  Net income                                             --       --             --         3,834             --          3,834
  Other comprehensive income, net
   of tax:
    Unrealized holding losses arising
     during the period, net of taxes of $57                                                                 (122)          (122)
    Gains included in net income, net of
     taxes of $2                                                                                              (3)            (3)
                                                                                                                       --------
  Comprehensive income                                                                                                    3,709

  Issuance of common stock                               --        9         12,711            --             --         12,720
  Exercise of stock options                              --       --             34            --             --             34
  Redemption of preferred stock                      (3,966)      --         (8,724)           --             --        (12,690)
  Dividends on preferred stock                           --       --             --          (793)            --           (793)
                                                    ---------------------------------------------------------------------------
Balance at December 31, 1998                            804       37         40,774         5,862            210         47,687

  Net income                                             --       --             --         4,362             --          4,362
  Other comprehensive income, net
   of tax:
    Unrealized holding losses arising
     during the period, net of taxes of $1,002                                                            (1,952)        (1,952)
                                                                                                                       --------
  Comprehensive income                                                                                                    2,410

  Exercise of stock options                              --       --             49            --             --             49
  Redemption of preferred stock                        (804)      --         (1,206)           --             --         (2,010)
  Dividends on preferred stock                           --       --             --           (88)            --            (88)
  Dividends on common stock                              --       --             --          (373)            --           (373)
                                                    ---------------------------------------------------------------------------
Balance at December 31, 1999                             --       37         39,617         9,763         (1,742)        47,675

  Net income                                             --       --             --         5,618             --          5,618
  Other comprehensive income, net
   of tax:
    Unrealized holding gains arising
     during the period, net of taxes of $(804)                                                             1,561          1,561
                                                                                                                       --------
  Comprehensive income                                                                                                    7,179

  Exercise of stock options                              --       --              4            --             --              4
  Dividends on common stock                              --       --             --        (1,566)            --         (1,566)
                                                    ---------------------------------------------------------------------------
Balance at December 31, 2000                        $    --      $37        $39,621       $13,815        $  (181)      $ 53,292
                                                    ===========================================================================

See accompanying notes to consolidated financial statements.


                         BANCORP RHODE ISLAND, INC.
                    Consolidated Statements of Cash Flows


                                                                           Year Ended December 31,
                                                                     -----------------------------------
                                                                       2000         1999         1998
                                                                       ----         ----         ----
                                                                               (In thousands)

Cash flows from operating activities:
  Net income                                                         $  5,618     $  4,362     $   3,834
  Adjustment to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization                                         2,558        3,030         3,428
  Provision for loan losses                                             1,542        1,000         1,017
  Gain on sales of investments                                             --           --            (5)
  Loss (gain) on other real estate owned                                   (7)          12            65
  (Increase) decrease in accrued interest receivable                     (960)          59           306
  (Increase) decrease in prepaid expenses and other assets               (290)        (225)           61
  Increase (decrease) in other liabilities                               (368)         923        (1,605)
  Increase (decrease) in other, net                                       204          213            54
                                                                     -----------------------------------
      Net cash provided by operating activities                         8,297        9,374         7,155
                                                                     -----------------------------------

Cash flows from investing activities:
  Origination of:
    Residential mortgage loans                                         (9,960)     (17,630)      (13,093)
    Commercial loans                                                  (65,421)     (62,281)      (41,899)
    Consumer loans                                                    (18,111)     (18,909)      (17,051)
  Purchase of:
    Investment securities available for sale                           (9,000)     (35,168)      (25,950)
    Mortgage-backed securities available for sale                     (58,999)     (17,947)      (55,930)
    Residential mortgage loans                                        (48,503)     (53,883)     (108,591)
    Consumer and other loans                                           (5,043)          --            --
    Federal Home Loan Bank of Boston stock                                 --         (359)         (437)
  Principal payments on:
    Investment securities available for sale                           13,000       23,000        32,670
    Mortgage-backed securities available for sale                      17,785       21,256        18,648
    Residential mortgage loans                                         47,422       91,841       118,679
    Commercial loans                                                   27,139       21,620        22,547
    Consumer loans                                                     12,042       10,187        11,739
  Proceeds from sale of investment securities available for sale           --           --         2,001
  Proceeds from disposition of other real estate owned                    163          617           673
  Proceeds from sale of premises and equipment                             --           --           205
  Capital expenditures for premises and equipment                      (1,476)      (1,923)       (1,642)
                                                                     -----------------------------------
      Net cash used in investing activities                           (98,962)     (39,579)      (57,431)
                                                                     -----------------------------------

Cash flows from financing activities:
  Net increase in deposits                                            118,216       12,703        35,806
  Net increase in overnight and short-term borrowings                  (1,131)      10,716         1,933
  Proceeds from FHLB and other borrowings                              15,116       70,300        70,000
  Repayment of FHLB and other borrowings                              (30,007)     (58,617)      (46,175)
  Proceeds from issuance of common stock, net                               4           49        12,754
  Redemption of preferred stock                                            --       (2,010)      (12,690)
  Dividends on preferred stock                                             --          (88)         (793)
  Dividends on common stock                                            (1,566)        (373)           --
                                                                     -----------------------------------
      Net cash provided by financing activities                       100,632       32,680        60,835
                                                                     -----------------------------------
Net increase (decrease) in cash and cash equivalents                    9,967        2,475        10,559
Cash and cash equivalents at beginning of year                         24,486       22,011        11,452
                                                                     -----------------------------------
Cash and cash equivalents at end of year                             $ 34,453     $ 24,486     $  22,011
                                                                     ===================================

Supplementary disclosures:
Cash paid for interest                                               $ 23,471     $ 19,604     $  20,473
Cash paid for income taxes                                              3,975        3,230         2,665
Non-cash transactions:
  Additions to other real estate owned in settlement of loans             137          284           776
  Change in other comprehensive income, net of taxes                    1,561       (1,952)         (125)

See accompanying notes to consolidated financial statements.


                         BANCORP RHODE ISLAND, INC.
                 Notes to Consolidated Financial Statements


(1)  Organization

      Bancorp Rhode Island, Inc., a Rhode Island corporation (the "Company"), was organized by Bank Rhode Island (the "Bank") on February 15, 2000, to be a bank holding company and to acquire all of the capital stock of the Bank. The reorganization of the Bank into the holding company form of ownership was completed on September 1, 2000. The Company has no significant assets other than the common stock of the Bank. For this reason, substantially all of the discussion in these Consolidated Financial Statements and accompanying Notes relates to the operations of the Bank and its subsidiaries.

      Bank Rhode Island is a commercial bank chartered as a financial institution in the State of Rhode Island. The Bank pursues a community banking mission and is principally engaged in providing banking products and services to individuals and businesses in Providence and Kent counties. The Bank is subject to competition from a variety of traditional and nontraditional financial service providers both within and outside of Rhode Island. The Bank offers its customers a broad range of basic deposit services, including checking, savings and certificate of deposit accounts, along with access to their accounts through automated teller machines ("ATMs") and through use of debit cards. The Bank also offers a broad range of commercial, commercial real estate and consumer loans. Additionally, the Bank provides IRA and Keogh accounts, along with nondeposit investment products. The Company and Bank are subject to the regulations of certain state and federal agencies and undergo periodic examinations by those regulatory authorities. The Bank's deposits are insured by the Federal Deposit Insurance Corporation ("FDIC"), subject to regulatory limits.

(2)  Summary of Significant Accounting Policies

Basis of Presentation

      The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America and to prevailing practices within the banking industry. The Company has one reportable operating segment. The following is a summary of the significant accounting and reporting policies used by management in preparing and presenting the consolidated financial statements.

      In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to change relate to the determination of the allowance for loan losses.

Principles of Consolidation

      The accompanying consolidated financial statements include the accounts of Bancorp Rhode Island, Inc., and its wholly-owned subsidiary, Bank Rhode Island along with the Bank's wholly-owned subsidiaries, BRI Investment Corp. (a Rhode Island passive investment company) and BRI Realty Corp. (a Rhode Island real estate holding company) subsequent to its incorporation on August 10, 1999. All significant intercompany accounts and transactions have been eliminated in consolidation.

Reclassifications

      Certain amounts in the prior year's financial statements have been reclassified to conform with the current year's presentation.

Statement of Cash Flows

      For purposes of reporting cash flows, the Company considers cash, due from banks and federal funds sold to be cash equivalents. Cash flows relating to deposits are presented net in the statement of cash flows.

Comprehensive Income

      Comprehensive income is defined as all changes to equity except investments by and distributions to shareholders. Net income is a component of comprehensive income, with all other components referred to in the aggregate as 'other comprehensive income.'

Cash and Due From Banks

      The Bank is required to maintain average reserve balances in a noninterest bearing account with the Federal Reserve Bank based upon a percentage of certain deposits. As of December 31, 2000 and 1999, the average daily amount required to be held was $500,000 and $5.4 million, respectively. Additionally, in connection with a line of credit from a correspondent bank, the Bank is required to maintain a compensating balance in a noninterest bearing account. As of both December 31, 2000 and 1999, the required compensating balance was $100,000.

Investment and Mortgage-Backed Securities

      Debt securities are classified as held to maturity, available for sale, or trading. Securities are classified as held to maturity and carried at amortized cost only if the Company has a positive intent and the ability to hold these securities to maturity. Securities are classified as trading and carried at fair value, with unrealized gains and losses included in earnings, if they are bought and held principally for the purpose of selling in the near term. Securities not classified as either held to maturity or trading are classified as available for sale and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders' equity, net of estimated income taxes.

      Premiums and discounts on securities are amortized or accreted into income by the level-yield method. If a decline in fair value below the amortized cost basis of a security is judged to be other than temporary, the cost basis of the security is written down to fair value. The amount of the writedown is included as a charge against earnings. Gains and losses on the sale of securities are recognized at the time of sale on a specific identification basis.

Loans

      Loans held in portfolio are stated at the principal amount outstanding, net of unamortized premiums, discounts, or deferred loan origination fees and costs. Interest income is accrued on a level yield basis based on the principal amount outstanding. Premiums, discounts, and deferred loan origination fees and costs are amortized as an adjustment to yield over the life of the related loans. When a loan is paid-off, the unamortized portion of premiums, discounts or net fees is recognized into income.

      Loans on which the accrual of interest has been discontinued are designated nonaccrual loans. Accrual of interest income is discontinued when concern exists as to the collectibility of principal or interest, or when a loan becomes over ninety days delinquent. Additionally, when a loan is placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period income. Loans are removed from nonaccrual when they become less than ninety days past due and when concern no longer exists as to the collectibility of principal or interest.
Interest collected on nonaccruing loans is either applied against principal or reported as income according to management's judgment as to the collectibility of principal.

      Impaired loans are loans for which it is probable that the Bank will not be able to collect all amounts due according to the contractual terms of the loan agreements. Impairment is measured on a discounted cash flow method, or at the loan's observable market price, or at the fair value of the collateral if the loan is collateral dependent. When foreclosure is probable, impairment is measured based on the fair value of the collateral. In addition, the Bank classifies a loan as an in-substance foreclosure only when the Bank is in possession of the collateral.

Allowance for Loan Losses

      The allowance for loan losses is established for credit losses inherent in the loan portfolio through a charge to earnings. When management believes that the collectibility of a loan's principal balance, or portions thereof, is unlikely, the principal amount is charged against the allowance. Recoveries on loans which have been previously charged off are credited to the allowance as received.

      Management's methodology to estimate loss exposure inherent in the portfolio includes an analysis of individual loans deemed to be impaired, reserve allocations for various loan types based on payment status or loss experience and an unallocated allowance that is maintained based on management's assessment of many factors including the growth, composition and quality of the loan portfolio, historical loss experience, general economic conditions, and other pertinent factors. While management evaluates currently available information in establishing the allowance for loan losses, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluations. In addition, various regulatory agencies, as an integral part of their examination process, periodically review a financial institution's allowance for loan losses. Such agencies may require the financial institution to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

Other Real Estate Owned

      OREO consists of property acquired through foreclosure, real estate acquired through acceptance of a deed in lieu of foreclosure and loans determined to be substantively repossessed. Real estate loans that are substantively repossessed include only those loans for which the Bank has taken possession of the collateral, but has not completed legal foreclosure proceedings.

      OREO, including real estate substantively repossessed, is stated at the lower of cost or fair value, minus estimated costs to sell, at the date of acquisition or classification to OREO status. Fair value of such assets is determined based on independent appraisals and other relevant factors. Any write-down to fair value at the time of foreclosure is charged to the allowance for loan losses. A valuation allowance is maintained for known specific and potential market declines and for estimated selling expenses. Increases to the valuation allowance, expenses associated with ownership of these properties, and gains and losses from their sale, are reflected in operations as incurred. Realized gains upon disposal are recognized as income.

      Management believes that the net carrying value of OREO reflects the lower of its cost basis or net fair value. Factors similar to those considered in the evaluation of the allowance for loan losses, including regulatory agency requirements, are considered in the evaluation of the net fair value of OREO.

Transfers and Servicing of Assets and Extinguishments of Liabilities

      The Company accounts and reports for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial components approach that focuses on control. This approach distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. After a transfer of financial assets, the Company recognizes all financial and servicing assets it controls and liabilities it has incurred and derecognizes financial assets it no longer controls and liabilities that have been extinguished. This financial components approach focuses on the assets and liabilities that exist after the transfer. Many of these assets and liabilities are components of financial assets that existed prior to the transfer. If a transfer does not meet the criteria for a sale, the Company accounts for a transfer as a secured borrowing with a pledge of collateral.

Premises and Equipment

      Premises and equipment are carried at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed primarily by the straight-line method over the estimated useful lives of the assets, or the terms of the leases if shorter.

Goodwill

      On March 22, 1996, the Bank acquired certain assets and assumed certain liabilities from Fleet National Bank of Connecticut, formerly known as Shawmut Bank Connecticut, N.A. and other related entities. This acquisition was accounted for utilizing the purchase method of accounting and generated $17.5 million of excess costs over net assets acquired, commonly referred to as "goodwill." This goodwill is being amortized to expense using the straight-line method over 15 years and results in a annual pre-tax charge to earnings of $1.2 million. On an ongoing basis, management reviews the valuation and amortization of its goodwill, taking into consideration any events and circumstances which might have diminished its value.

      In April 1998, the FASB issued Statement of Position ("SOP") 98-5, "Accounting for Costs of a Start-Up Entity." SOP 98-5 requires organizational costs, which were being amortized, to be expensed as of the effective date of this statement, January 1, 1999, and accounted for as a cumulative effect of a change in accounting principle. On January 1, 1999, the Bank expensed $166,000 of unamortized organizational costs resulting in a charge to earnings, net of taxes, of $109,000.

Employee Benefits

      The Bank maintains a Section 401(k) savings plan for employees of the Bank and its subsidiaries. Under the plan, the Bank makes a matching contribution of the amount contributed by each participating employee, up to 4% of the employee's yearly salary. The Bank's contributions are charged against current operations in the year made.

      The Company has adopted Statement of Financial Accounting Standards
("SFAS") 123, "Accounting for Stock-Based Compensation."   This Statement
establishes a fair value based method of accounting for stock-based compensation plans under which compensation cost is measured at the grant date based on the value of the award and is recognized over the service period. However, the Statement allows a company to continue to measure compensation cost for such plans under Accounting Principles Board Opinion ("APB") 25, "Accounting for Stock Issued to Employees." Under APB 25, no compensation cost is recorded if, at the grant date, the exercise price of the options is equal to the fair market value of the Company's common stock. The Company has elected to continue to follow the accounting in APB 25.
SFAS 123 requires companies that elect to continue to follow the accounting in APB 25 to disclose in the notes to their financial statements pro forma net income and earnings per share as if the fair value based method of accounting had been applied.

Income Taxes

      The Company recognizes income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are established for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income during the period that includes the enactment date.

Earnings Per Share

      Basic earnings per share ("EPS") excludes dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then share in the earnings of the entity.

(3)  Investment Securities Available for Sale

      A summary of investment securities available for sale follows:


                                                   Unrealized
                                  Amortized    -----------------     Market
                                    Cost        Gains     Losses     Value
                                  ---------     -----     ------     -----
                                                (In thousands)

At December 31, 2000:
  U.S. Treasury obligations        $ 1,016      $ --      $ (11)     $ 1,005
  U.S. Agency obligations           44,256       167       (119)      44,304
  Trust Preferred securities         2,187        --       (200)       1,987
                                   -----------------------------------------
      Total                        $47,459      $167      $(330)     $47,296
                                   =========================================

At December 31, 1999:
  U.S. Treasury obligations        $10,023      $ 21      $ (35)     $10,009
  U.S. Agency obligations           39,256         5       (875)      38,386
  Trust Preferred securities         2,197        --        (89)       2,108
                                   -----------------------------------------
      Total                        $51,476      $ 26      $(999)     $50,503
                                   =========================================

      The following table sets forth the maturities of investment securities available for sale and the weighted average yields of such securities:


                                                                                  After One, But
                                          Within One Year                       Within Five Years
                                 ----------------------------------     ----------------------------------
                                                           Weighted                               Weighted
                                 Amortized     Market      Average      Amortized     Market      Average
                                   Cost         Value       Yield         Cost         Value       Yield
                                 ---------     ------      --------     ---------     ------      --------
                                                          (Dollars in thousands)

At December 31, 2000:
  U.S. Treasury obligations       $ 1,016      $ 1,005      4.16%        $    --      $    --        --%
  U.S. Agency obligations           5,256        5,243      5.70%         39,000       39,061      6.40%
  Trust Preferred securities           --           --        --%             --           --        --%
                                  --------------------                   --------------------
      Total                       $ 6,272      $ 6,248      5.46%        $39,000      $39,061      6.40%
                                  ==============================         ==============================

At December 31, 1999:
  U.S. Treasury obligations       $ 8,986      $ 9,007      6.39%        $ 1,037      $ 1,002      4.15%
  U.S. Agency obligations           3,991        3,991      5.80%         25,265       24,557      5.74
  Trust Preferred securities           --           --        --%             --           --        --%
                                  --------------------                   --------------------
      Total                       $12,977      $12,998      6.21%        $26,302      $25,559      5.68%
                                  ==============================         ==============================


                                          After Five, But
                                          Within Ten Years                       After Ten Years
                                 ----------------------------------     ----------------------------------
                                                           Weighted                               Weighted
                                 Amortized     Market      Average      Amortized     Market      Average
                                   Cost         Value       Yield         Cost         Value       Yield
                                 ---------     ------      --------     ---------     ------      --------
                                                          (Dollars in thousands)

At December 31, 2000:
  U.S. Treasury obligations       $    --      $    --        --%        $    --      $    --        --%
  U.S. Agency obligations              --           --        --%             --           --        --%
  Trust Preferred securities           --           --        --%          2,187        1,987      8.16%
                                  --------------------                   --------------------
      Total                       $    --      $    --        --%        $ 2,187      $ 1,987      8.16%
                                  ==============================         ==============================

At December 31, 1999:
  U.S. Treasury obligations       $    --      $    --        --%        $    --      $    --        --%
  U.S. Agency obligations          10,000        9,838      7.10%             --           --        --%
  Trust Preferred securities           --           --        --%          2,197        2,108      8.16%
                                  --------------------                   --------------------
      Total                       $10,000      $ 9,838      7.10%        $ 2,197      $ 2,108      8.16%
                                  ==============================         ==============================

      The weighted average remaining life of investment securities available for sale at December 31, 2000 and 1999 was 3.8 years and 3.9 years, respectively. Included in the weighted average remaining life calculation at December 31, 2000 and 1999, were $31.2 million and $34.0 million, respectively, of securities that are callable at the discretion of the issuer. These call dates were not utilized in computing the weighted average remaining life.

      The following table presents the sale of investment securities available for sale and the resulting gains from such sales:

                                                             Year Ended December 31,
                                                           ----------------------------
                                                            2000       1999       1998
                                                            ----       ----       ----
                                                                  (In thousands)

Amortized cost of Investment Securities sold               $   --     $   --     $1,996
Gains realized on sales of Investment Securities               --         --          5
                                                           ----------------------------
      Net proceeds from sales of Investment Securities     $   --     $   --     $2,001
                                                           ============================

(4)  Mortgage-Backed Securities Available for Sale

      A summary of mortgage-backed securities available for sale by issuer follows:


                                                               Unrealized
                                             Amortized     -----------------      Market
                                               Cost        Gains     Losses       Value
                                             ---------     -----     ------       ------
                                                            (In thousands)
At December 31, 2000:
  Small Business Administration              $ 21,785      $ --      $   (20)     $ 21,765
  Federal National Mortgage Association        66,623       381         (445)       66,559
  Federal Home Loan Mortgage Corporation       16,455        76           (3)       16,528
  Collateralized Mortgage Obligations          12,680        --         (101)       12,579
                                             ---------------------------------------------
      Total                                  $117,543      $457      $  (569)     $117,431
                                             =============================================

At December 31, 1999:
  Federal National Mortgage Association      $ 57,911      $ --      $(1,106)     $ 56,805
  Federal Home Loan Mortgage Corporation        4,190        --          (19)        4,171
  Collateralized Mortgage Obligations          14,357        --         (540)       13,817
                                             ---------------------------------------------
      Total                                  $ 76,458      $ --      $(1,665)     $ 74,793
                                             =============================================

      The following table sets forth the maturities of mortgage-backed securities available for sale and the weighted average yields of such securities:


                                                     Within Ten Years                        After Ten Years
                                             ---------------------------------     -----------------------------------
                                                                      Weighted                                Weighted
                                             Amortized     Market     Average      Amortized      Market      Average
                                               Cost        Value       Yield         Cost         Value        Yield
                                             ---------     ------     --------     ---------      ------      --------
                                                                      (Dollars in thousands)

At December 31, 2000:
  Small Business Administration               $   --       $   --       --%        $ 21,785      $ 21,765      7.27%
  Federal National Mortgage Association           --           --       --%          66,623        66,559      6.50%
  Federal Home Loan Mortgage Corporation          --           --       --%          16,455        16,528      6.74%
  Collateralized Mortgage Obligations             --           --       --%          12,680        12,579      6.47%
                                              -------------------                  ----------------------
      Total                                   $   --       $   --       --%        $117,543      $117,431      6.67%
                                              ============================         ================================

At December 31, 1999:
  Federal National Mortgage Association       $   --       $   --       --%        $ 57,911      $ 56,805      5.93%
  Federal Home Loan Mortgage Corporation          --           --       --%           4,190         4,171      6.67%
  Collateralized Mortgage Obligations             --           --       --%          14,357        13,817      6.48%
                                              -------------------                  ----------------------
      Total                                   $   --       $   --       --%          76,458      $ 74,793      6.07%
                                              ============================         ================================

      Maturities on mortgage-backed securities are based on contractual maturities and do not take into consideration scheduled amortization or prepayments. Actual maturities will differ from contractual maturities due to scheduled amortization and prepayments. The weighted average remaining contractual term of mortgage-backed securities available for sale at December 31, 2000 and 1999 was 25.0 years and 25.9 years, respectively. There were no sales of mortgage-backed securities during 2000, 1999 or 1998.

(5)  Loans Receivable

      The following is a summary of loans receivable:


                                                     December 31,
                                                 ---------------------
                                                   2000         1999
                                                   ----         ----
                                                    (In thousands)

Residential mortgage loans:
  One- to four-family adjustable rate            $212,197     $196,863
  One- to four-family fixed rate                   34,609       39,037
                                                 ---------------------
    Subtotal                                      246,806      235,900
  Premium on loans acquired                         1,166        1,446
  Net deferred loan origination fees                  (49)         (26)
                                                 ---------------------
      Total                                      $247,923     $237,320
                                                 =====================

Commercial loans:
  Commercial real estate - nonowner occupied     $ 69,315     $ 56,181
  Commercial and industrial                        51,470       40,109
  Commercial real estate - owner occupied          38,272       33,968
  Small business                                   19,170       13,322
  Multi-family                                     15,933       16,270
  Leases                                           11,731        8,499
  Construction                                      7,070        6,379
                                                 ---------------------
    Subtotal                                      212,961      174,728
  Net deferred loan origination fees                 (143)        (180)
                                                 ---------------------
      Total                                      $212,818     $174,548
                                                 =====================

Consumer and other loans:
  Home equity - lines of credit                  $ 26,215     $ 24,166
  Home equity - term loans                         23,292       19,710
  Automobile                                        4,643           --
  Installment                                       1,348        1,279
  Savings secured                                     987        1,005
  Unsecured and other                               1,044          590
                                                 ---------------------
    Subtotal                                       57,529       46,750
  Premium on loans acquired                           144           --
  Net deferred loan origination costs                 411          340
                                                 ---------------------
      Total                                      $ 58,084     $ 47,090
                                                 =====================

      The Bank's commercial and consumer lending activities are conducted principally in the State of Rhode Island and, to a lesser extent, in nearby areas of Massachusetts. The Bank originates commercial real estate loans, commercial and industrial loans, multi-family residential loans and consumer loans (principally home equity loans and lines of credit) for its portfolio. The Bank purchases one- to four-family residential mortgage loans and automobile loans from third party originators. These loans may have been originated from areas outside of New England. Most loans made by the Bank are secured by borrowers' personal or business assets. The Bank considers a concentration of credit to a particular industry to exist when the aggregate credit exposure to a borrower or group of borrowers in that industry exceeds 25% of the Bank's capital plus reserves. At December 31, 2000, no concentrations of credit to a particular industry existed as defined by these parameters. The ability of the Bank's residential and consumer borrowers to honor their repayment commitments is generally dependent on the level of overall economic activity within the area they reside in. Commercial borrowers' ability to repay is generally dependent upon the general health of the economy and in cases of real estate loans, the real estate sector in particular. Accordingly, the ultimate collectibility of a substantial portion of the Bank's loan portfolio is susceptible to changing conditions in the Rhode Island economy in particular, and the New England and national economies, in general.

      The Bank's lending limit to any single borrowing relationship is limited by law to approximately $9.0 million. At December 31, 2000, the Bank had no outstanding commitments to any single borrowing relationship that were in excess of $4.7 million.

      At December 31, 2000, the risk elements contained within the loan portfolio were centered in $508,000 of nonaccrual loans and $337,000 of loans past due 60 to 89 days. This compares to $1.1 million of nonaccrual loans and $93,000 of loans past due 60 to 89 days as of December 31, 1999, and $1.6 million of nonaccrual loans and $258,000 of loans past due 60 to 89 days as of December 31, 1998. As of December 31, 2000 and 1998, the Bank did not have any loans that were considered impaired. Included in nonaccrual loans as of December 31, 1999, were $329,000 of impaired loans. No specific reserves were necessary in conjunction with these impaired loans. The average balance of impaired loans during 2000 was $648,000 and during 1999 was $304,000.

      The reduction in interest income associated with nonaccrual loans was as follows:


                                             Year Ended December 31,
                                             -----------------------
                                             2000     1999      1998
                                             ----     ----      ----
                                                 (In thousands)

Income in accordance with original terms     $ 48     $130     $138
Income recognized                             (13)     (64)     (21)
                                             ----------------------
Foregone interest income                     $ 35     $ 66     $117
                                             ======================

      Loans outstanding to executive officers and directors of the Company, including their immediate families and affiliated companies ("related parties"), are made in the ordinary course of business under normal credit terms, including interest rates and collateral, prevailing at the time of origination for comparable transactions with other persons, and do not represent more than normal credit risk. An analysis of the activity of these loans is as follows:


                                 Year Ended December 31,
                                 -----------------------
                                    2000        1999
                                    ----        ----
                                     (In thousands)

Balance at beginning of year       $ 3,767     $ 2,695
  Additions                          4,251       4,962
  Repayments                        (1,633)     (3,890)
                                   -------------------
Balance at end of year             $ 6,385     $ 3,767
                                   ===================

(6)  Allowance for Loan Losses

      An analysis of the activity in the allowance for loan losses is as follows:


                                                         Year Ended December 31,
                                                       ----------------------------
                                                        2000       1999       1998
                                                        ----       ----       ----
                                                              (In thousands)

Balance at beginning of year                           $5,681     $5,018     $4,340
  Provision for loan losses charged against income      1,542      1,000      1,017
  Loans charged-off                                      (125)      (384)      (352)
  Recoveries of loans previously charged-off              196         47         13
                                                       ----------------------------
Balance at end of year                                 $7,294     $5,681     $5,018
                                                       ============================

      The following table represents the allocation of the allowance for loan losses as of the dates indicated:


                                   December 31,
                                 -----------------
                                  2000       1999
                                  ----       ----
                                  (In thousands)

Loan category:
  Residential mortgage loans     $1,460     $1,395
  Commercial loans                3,210      2,007
  Consumer and other loans          731        566
  Unallocated                     1,893      1,713
                                 -----------------
      Total                      $7,294     $5,681
                                 =================

(7)  Premises and Equipment

      Premises and equipment consisted of the following:


                                                      December 31,
                                                   ------------------
                                                     2000        1999
                                                     ----        ----
                                                     (In thousands)

Land                                               $   785     $   785
Office buildings and improvements                    1,837       1,727
Leasehold improvements                               2,233       1,886
Data processing equipment and software               3,297       2,896
Furniture, fixtures and other equipment              2,610       2,094
                                                   -------------------
    Subtotal                                        10,762       9,388
Less accumulated depreciation and amortization      (4,378)     (3,531)
                                                   -------------------
      Total premises and equipment                 $ 6,384     $ 5,857
                                                   ===================

      The Company utilizes a useful life of 40 years for buildings and 15 years for building improvements. Leasehold improvements are amortized over their respective lease terms. Data processing equipment and software's useful life is three years and furniture, fixtures and other equipment's useful life varies but is primarily five years. Depreciation expense totaled $941,000, $841,000 and $1.1 million for the years ended December 31, 2000, 1999 and 1998, respectively.

      Rent expense for the years ended December 31, 2000, 1999 and 1998 was $686,000, $531,000 and $417,000, respectively. In connection with the acquisition of branches from Fleet National Bank of Connecticut, the Bank assumed the liability for lease payments on seven banking offices previously occupied by Shawmut Bank Connecticut, N.A. The Bank has renegotiated some of these leases and has also entered into agreements to lease additional space. Under the terms of these noncancellable operating leases, the Bank is currently obligated to minimum annual rents as follows:


                                Minimum
                             Lease Payments
                             --------------
                             (In thousands)

              2001               $  715
              2002                  726
              2003                  673
              2004                  669
              2005                  659
              Thereafter          2,136
                                 ------
                                 $5,578
                                 ======

(8)  Other Real Estate Owned

      The following table provides a summary of OREO:


                                              December 31,
                                              ------------
                                              2000    1999
                                              ----    ----
                                             (In thousands)

One- to four-family residential property      $ 61    $ 84
                                              ------------
    Subtotal                                    61      84
Allowance for losses                           (31)    (35)
                                              ------------
      Total                                   $ 30    $ 49
                                              ============

      A summary of the activity in the allowance for losses on OREO follows:


                                 Year Ended December 31,
                                 -----------------------
                                      2000     1999
                                      ----     ----
                                     (In thousands)

Balance at beginning of year          $ 35     $ 49
Provisions                              --       12
Net charge-offs                         (4)     (26)
                                      -------------
Balance at end of year                $ 31     $ 35
                                      =============

      The following summarizes the operating results from OREO excluding net gains attributed to disposition:


                                         Year Ended December 31,
                                         -----------------------
                                          2000    1999     1998
                                          ----    ----     ----
                                             (In thousands)

Collection and repossession expenses      $42     $ 73     $ 46
Net expenses of holding properties         (4)      23       55
Provision for losses                       --       12       75
                                          ---------------------
      Total                               $38     $108     $176
                                          =====================

(9)  Deposits

      Certificate of deposit accounts had the following schedule of maturities:


                                               December 31,
                                           ---------------------
                                             2000         1999
                                             ----         ----
                                              (In thousands)

1 year or less remaining                   $224,690     $152,025
More than 1 year to 2 years remaining        36,403       69,775
More than 2 years to 4 years remaining        2,938        4,943
More than 4 years remaining                   1,592        1,608
                                           ---------------------
      Total                                $265,623     $228,351
                                           =====================

      At December 31, 2000, 1999 and 1998, certificate of deposit accounts with balances $100,000 or more aggregated $32.1 million, $25.3 million and $23.1 million, respectively.

(10)  Overnight and Short-Term Borrowings

      Overnight and short-term borrowings are comprised of the following:


                                              December 31,
                                           -------------------
                                            2000        1999
                                            ----        ----
                                             (In thousands)

Treasury tax and loan notes                $   819     $ 3,104
Retail reverse repurchase agreements        13,028      11,874
                                           -------------------
      Total                                $13,847     $14,978
                                           ===================

      The Bank utilizes the Note Option for remitting Treasury Tax and Loan payments to the Federal Reserve Bank. Under this option the U.S. Treasury invests in obligations of the Bank, as evidenced by open-ended interest-bearing notes. These notes are collateralized by U.S. Agency securities owned by the Bank. Information concerning these treasury tax and loan notes is as follows:


                                                   Year Ended December 31,
                                                   -----------------------
                                                      2000       1999
                                                      ----       ----
                                                   (Dollars in thousands)

Outstanding at end of year                            $  819     $3,104
Outstanding collateralized by securities with:
  Amortized cost                                       3,999      3,996
  Market value                                         3,987      3,999
Average outstanding for the year                         921        837
Maximum outstanding at any month end                   3,000      3,104
Weighted average rate at end of year                    5.72%      4.52%
Weighted average rate paid for the year                 6.25%      4.84%

      The Bank utilizes retail reverse repurchase agreements in connection with a cash management product that the Bank offers its commercial customers. Sales of retail reverse repurchase agreements are treated as financings. The obligations to repurchase the identical securities that were sold are reflected as liabilities and the securities remain in the asset accounts. All of these agreements are collateralized by U.S. Agency securities owned by the Bank. The securities underlying the agreements were held by the Bank in a special custody account and remained under the Bank's control. Information concerning these retail repurchase agreements is as follows:


                                                   Year Ended December 31,
                                                   -----------------------
                                                      2000        1999
                                                      ----        ----
                                                   (Dollars in thousands)

Outstanding at end of year                           $13,028     $11,874
Maturity date                                         1/2/01      1/3/00
Outstanding collateralized by securities with:
  Amortized cost                                      14,904      23,255
  Market value                                        14,903      22,790
Average outstanding for the year                      10,553       6,278
Maximum outstanding at any month end                  14,485      12,361
Weighted average rate at end of year                    2.74%       2.88%
Weighted average rate paid for the year                 5.48%       4.50%

      Additionally, at December 31, 2000, the Bank had a $2.0 million line of credit with a correspondent bank to facilitate the issuance of letters of credit by the Bank and the conducting of foreign exchange transactions for the Bank's customers. Since inception, there have been no outstanding balances under this line of credit. The Bank is required to maintain a compensating balance of $100,000 in conjunction with this line of credit.

(11)  Federal Home Loan Bank of Boston Borrowings

      FHLB borrowings are comprised of the following:


                                                     December 31,
                                                  -------------------
                                                   2000        1999
                                                   ----        ----
                                                    (In thousands)

Notes payable:
  5.76% note due 03/08/00                         $    --     $ 5,000
  5.82% note due 03/30/00                              --       4,000
  5.84% note due 05/01/00                              --       4,000
  6.50% note due 01/05/01                           3,000          --
  5.87% note due 06/02/03                          10,100      10,100
  6.01% note due 11/08/04 (callable 11/08/01)      10,000      10,000
  6.72% note due 12/03/04                          10,000      10,000
  5.25% note due 01/21/09 (amortizing)                 76          83
  5.35% note due 10/08/09 (callable 10/10/00)          --       5,000
  6.97% note due 09/08/20 (amortizing)                116          --
                                                  -------------------
      Total                                       $33,292     $48,183
                                                  ===================

      All borrowings from the FHLB are secured by the Bank's stock in the FHLB and a blanket lien on "qualified collateral" defined principally as 90% of the market value of U.S. Government and Agency obligations and 75% of the carrying value of certain residential mortgage loans. Unused term borrowing capacity with the FHLB at December 31, 2000, 1999 and 1998 was $269.7 million, $221.0 million and $241.6 million, respectively. In addition, the Bank has a short-term line of credit with the FHLB. Unused borrowing capacity under this line was $11.2 million for each of the years in the three year period. As one requirement of its borrowings, the Bank is required to invest in the common stock of the FHLB in an amount at least equal to five percent of its outstanding borrowings from the FHLB. As and when such stock is redeemed, the Bank would receive from the FHLB an amount equal to the par value of the stock. As of December 31, 2000, the Bank's FHLB stock holdings, recorded at cost, were $3.7 million.

(12)  Other Borrowings

      The Bank utilizes term reverse repurchase agreements as an alternative source of long-term funds. These agreements are treated as financings. The obligation to repurchase the identical securities that were sold is reflected as a liability and the securities remain as assets. The securities underlying this agreement are U.S. Agency securities and are held by a third party custodian in a special custody account. Information concerning this term repurchase agreement is as follows:


                                                   Year Ended December 31,
                                                   -----------------------
                                                      2000         1999
                                                      ----         ----
                                                   (Dollars in thousands)

Outstanding at end of year                          $  4,750     $  4,750
Maturity date                                        6/29/01      6/29/01
Outstanding collateralized by securities with:
  Amortized cost                                       5,000        5,000
  Market value                                         4,973        4,863
Average outstanding for the year                       4,750        4,750
Maximum outstanding at any month end                   4,750        4,750
Weighted average rate at end of year                    5.83%        5.83%
Weighted average rate paid for the year                 5.83%        5.83%

(13)  Income Taxes

      The components of income tax expense are as follows:


                                      Year Ended December 31,
                                   -----------------------------
                                    2000        1999       1998
                                    ----        ----       ----
                                          (In thousands)

Current expense:
  Federal                          $ 4,133     $3,011     $2,441
  State                                 95         96        173
                                   -----------------------------
      Total current expense          4,228      3,107      2,614
                                   -----------------------------
Deferred benefit:
  Federal                           (1,115)      (659)      (460)
  State                                 --         --       (132)
                                   -----------------------------
      Total deferred benefit        (1,115)      (659)      (592)
                                   -----------------------------
      Total income tax expense     $ 3,113     $2,448     $2,022
                                   =============================

      The difference between the statutory federal income tax rate and the effective federal income tax rate is as follows:


                                                          Year Ended December 31,
                                                         ------------------------
                                                         2000      1999      1998
                                                         ----      ----      ----

Statutory federal income tax rate                        34.0%     34.0%     34.0%
Increase resulting from:
  State income tax, net of federal tax benefit            1.1       0.9       0.5
  Other, net                                              0.6       0.5        --
                                                         ------------------------
Effective combined federal and state income tax rate     35.7%     35.4%     34.5%
                                                         ========================

      The components of gross deferred tax assets and gross deferred tax liabilities are as follows:


                                                          December 31,
                                                       -------------------
                                                        2000        1999
                                                        ----        ----
                                                         (In thousands)

Gross deferred tax assets:
  Allowance for loan losses                            $ 2,488     $ 1,537
  Organizational costs                                       9          61
  Unrealized loss on securities available for sale          93         897
  Other                                                    294         223
                                                       -------------------
      Total gross deferred tax assets                    2,884       2,718
                                                       -------------------
Gross deferred tax liabilities:
  Purchase accounting adjustments                       (1,043)     (1,143)
                                                       -------------------
      Total gross deferred tax liabilities              (1,043)     (1,143)
                                                       -------------------
      Net deferred tax asset                           $ 1,841     $ 1,575
                                                       ===================

      It is management's belief, that it is more likely than not, that the reversal of deferred tax liabilities and results of future operations will generate sufficient taxable income to realize the deferred tax assets. In addition, the Company's net deferred tax asset is supported by recoverable income taxes. Therefore, no valuation allowance was necessary at December 31, 2000, 1999 or 1998 for the deferred tax assets. It should be noted, however, that factors beyond management's control, such as the general state of the economy and real estate values, can affect future levels of taxable income and that no assurance can be given that sufficient taxable income will be generated to fully absorb gross deductible temporary differences.

(14)  Employee Benefits

Employee 401(k) Plan

      The Bank maintains a 401(k) Plan (the "Plan") which qualifies as a tax exempt plan and trust under Sections 401 and 501 of the Internal Revenue Code. Generally, Bank employees who are at least twenty-one (21) years of age and have completed one year of service with the Bank, are eligible to participate in the Plan. Expenses associated with the Plan were $191,000, $164,000 and $139,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

Nonqualified Deferred Compensation Plan

      The Bank also maintains a Nonqualified Deferred Compensation Plan (the "Nonqualified Plan") under which certain participants may contribute the amounts they are precluded from contributing to the Bank's 401(k) Plan because of the qualified plan limitations, and additional compensation deferrals which may be advantageous for personal income tax or other planning reasons. Expenses associated with the Nonqualified Plan were $24,000, $20,000 and $12,000 for the years ended December 31, 2000, 1999 and
1998, respectively.

Supplemental Executive Retirement Plan

      During 1999, the Bank established a Supplemental Executive Retirement Plan (the "SERP") for certain of its senior executives under which participants designated by the Board of Directors are entitled to an annual retirement benefit. Expenses associated with the SERP were $58,000 and $40,000 for the years ended December 31, 2000 and 1999, respectively.

Employee Stock Option Plan

      The Company maintains an Incentive and Nonqualified Stock Option Plan (the "Employee Stock Option Plan") under which it may grant options on its common stock to officers and key employees. The total number of shares available for issuance under this plan is 385,000. Options are granted at an exercise price equal to the market value of the stock on the date of the grant and vest over a three to five year period. Unless exercised, options granted under the Employee Stock Option Plan expire ten years from the date granted.

      The following table summarizes changes in options outstanding under the Employee Stock Option Plan during 1998, 1999 and 2000 and options exercisable at December 31, 2000:


                                              Number of        Weighted
                                             Unexercised       Average
                                               Options       Option Price
                                             -----------     ------------

Options outstanding at December 31, 1997       155,150           10.00

  Granted                                       50,500           12.74
  Exercised                                     (3,400)          10.00
  Forfeited/Canceled                           (16,300)          10.69
                                               -------
Options outstanding at December 31, 1998       185,950           10.68
                                               -------
  Granted                                       85,000           10.63
  Exercised                                     (4,950)          10.00
  Forfeited/Canceled                           (26,050)          10.60
                                               -------
Options outstanding at December 31, 1999       239,950           10.69
                                               -------
  Granted                                       62,300           10.06
  Exercised                                       (400)          10.00
  Forfeited/Canceled                            (1,600)          10.50
                                               -------
Options outstanding at December 31, 2000       300,250           10.56
                                               =======================
Options exercisable at December 31, 2000       186,465          $10.54
                                               =======================

Director Stock Plan

      During 1998, the Company established a Non-Employee Director Stock Plan (the "Director Stock Plan") under which it may grant up to 40,000 options on its common stock to non-employee directors. Each non-employee director elected at the 1998 shareholders meeting received an option for 1,500 shares and each new non-employee director elected subsequently will receive an option for 1,000 shares. Non-employee directors will also receive an annual option grant for 500 shares as of the date of each annual meeting of shareholders. Options are granted at an exercise price equal to the market value of the stock on the date of the grant and vest six months after the grant date. Unless exercised, options granted under the Director Stock Plan expire ten years from the date granted.

      The following table summarizes changes in options outstanding under the Director Stock Plan during 1998, 1999 and 2000 and options exercisable at December 31, 2000:


                                              Number of        Weighted
                                             Unexercised       Average
                                               Options       Option Price
                                             -----------     ------------

Options at January 1, 1998                         --           $   --

  Granted                                      16,500            17.19
  Exercised                                        --               --
  Forfeited/Canceled                               --               --
                                               ------
Options at December 31, 1998                   16,500            17.19
                                               ------
  Granted                                       5,500            10.88
  Exercised                                        --               --
  Forfeited/Canceled                               --               --
                                               ------
Options at December 31, 1999                   22,000            15.61
                                               ------
  Granted                                       5,500            10.13
  Exercised                                        --               --
  Forfeited/Canceled                               --               --
                                               ------
Options at December 31, 2000                   27,500            14.52
                                              ========================
Options exercisable at December 31, 2000       27,500           $14.52
                                              ========================

      APB 25 and related interpretations have been applied to account for these plans. Accordingly, no compensation cost has been charged against income. Had compensation cost been determined consistent with SFAS 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:


                                 Year Ended December 31,
                               ----------------------------
                                2000       1999       1998
                                ----       ----       ----

Net income (in thousands):
  As reported                  $5,618     $4,362     $3,834
  Pro forma                     5,492      4,228      3,678

Earnings per common share:
  Basic:
    As reported                $ 1.51     $ 1.15     $ 0.87
     Pro forma                   1.47       1.11       0.82
  Diluted:
    As reported                $ 1.49     $ 1.14     $ 0.85
    Pro forma                    1.46       1.11       0.80

      The fair value of each option granted was estimated as of the date of the grant using the Black-Scholes option-pricing model with the following weighted average assumptions: expected life of 7 years; expected volatility of 25%; average risk-free interest rates of 6.65% in 2000, 4.84% in 1999 and 5.52% in 1998; and a dividend rate of 4.26% in 2000 and 3.78% in 1999. No dividends on common stock were assumed during 1998 for purposes of this analysis.

(15)  Other Operating Expenses

      Major components of other operating expenses are as follows:


                              Year Ended December 31,
                            ----------------------------
                             2000       1999       1998
                             ----       ----       ----
                                   (In thousands)

Telephone                   $  470     $  424     $  422
Forms and supplies             371        287        327
Postage                        251        207        206
Insurance                      128        132        166
Correspondent bank fees        128         99         82
Director fees                  120         90         68
Recruiting                     117         97         49
Other                          731        651        565
                            ----------------------------
      Total                 $2,316     $1,987     $1,885
                            ============================

(16)  Financial Instruments with Off-Balance Sheet Risk

      The Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to originate loans and letters of credit. The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

      The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments and letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

      Financial instruments with off-balance sheet risk are summarized as follows:


                                       December 31,
                                   --------------------
                                    2000        1999
                                    ----        ----
                                      (In thousands)

Commitments to originate loans     $ 5,440     $ 12,403
Unused lines of credit              86,935      107,552
Letters of credit                    2,324        1,364

      Commitments to originate loans and unused lines of credit are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since certain commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the borrower.

      Letters of credit are conditional commitments issued by the Bank to guarantee the performance by a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

(17)  Fair Value of Financial Instruments

      The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS 107, "Disclosures About Fair Value of Financial Instruments." The estimated fair value amounts have been determined by using available quoted market information or other appropriate valuation methodologies. The aggregate fair value amounts presented are in accordance with SFAS 107 guidelines but do not represent the underlying value of the Bank taken as a whole.

      The fair value estimates provided are made at a specific point in time, based on relevant market information and the characteristics of the financial instrument. The estimates do not provide for any premiums or discounts that could result from concentrations of ownership of a financial instrument. Because no active market exists for some of the Bank's financial instruments, certain fair value estimates are based on subjective judgments regarding current economic conditions, risk characteristics of the financial instruments, future expected loss experience, prepayment assumptions and other factors. The resulting estimates involve uncertainties and therefore cannot be determined with precision. Changes made to any of the underlying assumptions could significantly affect the estimates.

      The book values and estimated fair values for the Company's financial instruments are as follows:


                                                             December 31, 2000           December 31, 1999
                                                          -----------------------     -----------------------
                                                            Book       Estimated        Book       Estimated
                                                           Value       Fair Value      Value       Fair Value
                                                           -----       ----------      -----       ----------
                                                                            (In thousands)

Assets:
  Cash and due from banks                                 $ 28,853      $ 28,853      $ 17,636      $ 17,636
  Federal funds sold                                         5,600         5,600         6,850         6,850
  Investment securities                                     47,296        47,296        50,503        50,503
  Mortgage-backed securities                               117,431       117,431        74,793        74,793
  Stock in the FHLB                                          3,704         3,704         3,704         3,704
  Loans receivable, net of allowance for loan losses:
    Residential mortgage loans                             245,951       251,748       235,323       233,155
    Commercial loans                                       208,483       216,035       171,674       173,459
    Consumer and other loans                                57,097        58,382        46,280        46,380
  Accrued interest receivable                                5,630         5,630         4,670         4,670

Liabilities:
  Deposits:
    Demand deposit accounts                                106,088       106,088        67,844        67,844
    NOW accounts                                            36,910        36,910        27,456        27,456
    Money market accounts                                   12,283        12,283        16,073        16,073
    Savings accounts                                       210,728       210,728       173,692       173,692
    Certificate of deposit accounts                        265,623       267,786       228,351       227,805
  Overnight and short-term borrowings                       13,847        13,847        14,978        14,978
  FHLB borrowings                                           33,292        34,027        48,183        47,658
  Other borrowings                                           4,750         4,754         4,750         4,673
  Accrued interest payable                                   1,424         1,424         1,217         1,217

Cash and due from banks

      The carrying values reported in the balance sheet for cash and due from banks approximates the fair value because of the short maturity of these instruments.

Federal funds sold

      The carrying values reported in the balance sheet for federal funds sold approximates the fair value because of the short maturity of these instruments.

Investment and mortgage-backed securities

      The fair values presented for investment and mortgage-backed securities are based on quoted bid prices received from securities dealers.

Stock in the Federal Home Loan Bank of Boston

      The fair value of stock in the FHLB equals the carrying value reported in the balance sheet. This stock is redeemable at full par value only by the FHLB.

Loans receivable

      Fair value estimates are based on loans with similar financial characteristics. Loans have been segregated by homogenous groups into residential mortgage, commercial, and consumer and other loans. Fair values are estimated by discounting contractual cash flows, adjusted for prepayment estimates, using discount rates approximately equal to current market rates on loans with similar characteristics and maturities. The incremental credit risk for nonperforming loans has been considered in the determination of the fair value of loans.

Deposits

      The fair values reported for demand deposit, NOW, money market, and savings accounts are equal to their respective book values reported on the balance sheet. The fair values disclosed are, by definition, equal to the amount payable on demand at the reporting date. The fair values reported for certificate of deposit accounts are based on the discounted value of contractual cash flows. The discount rates used are representative of approximate rates currently offered on certificate of deposit accounts with similar remaining maturities.

Overnight and short-term borrowings

      The carrying values reported in the balance sheet for overnight and short-term borrowings approximates the fair value because of the short maturity of these instruments.

Federal Home Loan Bank of Boston borrowings

      The fair values reported for FHLB borrowings are based on the discounted value of contractual cash flows. The discount rates used are representative of approximate rates currently offered on borrowings with similar remaining maturities.

Other borrowings

      The fair values reported for other borrowings are based on the discounted value of contractual cash flows. The discount rates used are representative of approximate rates currently offered on borrowings with similar remaining maturities.

Accrued interest receivable and payable

      The carrying values for accrued interest receivable and payable approximates fair value because of the short-term nature of these financial instruments.

Financial instruments with off-balance sheet risk

      Since the Bank's commitments to originate or purchase loans, and for unused lines and outstanding letters of credit, are primarily at market interest rates, there is no fair value adjustment.

(18)  Shareholders' Equity

      Capital guidelines issued by the Federal Reserve Board require the Company to maintain minimum capital levels for capital adequacy purposes. Tier I capital is defined as common equity and retained earnings, less goodwill. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning assets and off-balance-sheet items to one of four risk categories, each with an appropriate weight. The risk-based capital rules are designed to make regulatory capital more sensitive to differences in risk profiles among banks and bank holding companies, to account for off-balance sheet exposure and to minimize disincentives for holding liquid assets. At December 31, 2000, the Company's Tier I leverage ratio was 5.91%, its Tier I Risked-based capital ratio was 9.50% and its Total Risk-based capital ratio was 10.76%. At December 31, 2000, all of the Company's capital ratios met all of the requirements to which they are subject.

      The Bank is also subject to FDIC regulations regarding capital requirements. These regulations require banks to maintain minimum capital levels for capital adequacy purposes and higher capital levels to be considered "well capitalized." At December 31, 2000 and 1999, the Bank was in compliance with these regulatory capital regulations. There have been no events or conditions since the end of the year that management believes would cause a change in the Bank's categorization. The Bank's actual and required capital amounts and ratios were as follows:


                                                                                             To Be Considered
                                                                         For Capital        "Well Capitalized"
                                                     Actual           Adequacy Purposes        by the FDIC
                                               ------------------     -----------------     ------------------
                                               Amount      Ratio      Amount      Ratio     Amount      Ratio
                                               ------      -----      ------      -----     ------      -----
                                                                   (Dollars in thousands)

At December 31, 2000:
  Tier I capital (to average assets)           $41,129      5.85%     $21,086     3.00%     $35,144      5.00%
  Tier I capital (to risk-weighted assets)      41,129      9.41%      17,484     4.00%      26,226      6.00%
  Total capital (to risk-weighted assets)       46,615     10.66%      34,968     8.00%      43,710     10.00%

At December 31, 1999:
  Tier I capital (to average assets)           $36,323      5.88%     $18,537     3.00%     $30,896      5.00%
  Tier I capital (to risk-weighted assets)      36,323      9.70%      14,974     4.00%      22,461      6.00%
  Total capital (to risk-weighted assets)       41,015     10.96%      29,948     8.00%      37,435     10.00%

      Warrants. In connection with its acquisition of certain assets and assumption of certain liabilities from Fleet National Bank of Connecticut in 1996, the Bank issued to Fleet Financial Group, Inc. a warrant to acquire 136,315 shares of Common Stock of the Bank. Upon conversion into a holding company structure, the warrant became exercisable for 136,315 shares of the Company's Common Stock. The per share exercise price of the warrant is $10.00. The warrant expires on March 22, 2006, and may be exercised, in whole or in part, at any time prior to its expiration. Upon the occurrence of a change of control event the holders of the warrant may sell the warrant to the Company for an amount that is equal to the product of the number of shares represented by the warrant being sold and the difference between the exercise price of the warrant and the fair market value of the consideration per share received in the change of control transaction.

(19)  Earnings Per Share

      The following table is a reconciliation of basic EPS and diluted EPS:


                                                             Year Ended December 31,
                                                     ----------------------------------------
                                                        2000           1999           1998
                                                        ----           ----           ----

Basic EPS Computation:

  Numerator (in thousands):
   Net income                                        $    5,618     $    4,362     $    3,834
     Preferred dividends                                     --            (88)          (793)
                                                     ----------------------------------------
     Net income available to common shareholders     $    5,618     $    4,274     $    3,041
                                                     ========================================

  Denominator:
    Common shares outstanding                         3,728,688      3,727,010      3,506,573
    Stock options                                            --             --             --
    Warrants                                                 --             --             --
                                                     ----------------------------------------
      Total shares                                    3,728,688      3,727,010      3,506,573
                                                     ========================================
  Basic EPS                                          $     1.51     $     1.15     $     0.87
                                                     ========================================

Diluted EPS Computation:

  Numerator (in thousands):
    Net income                                       $    5,618     $    4,362     $    3,834
    Preferred dividends                                      --            (88)          (793)
                                                     ----------------------------------------
    Net income available to common shareholders      $    5,618     $    4,274     $    3,041
                                                     ========================================

  Denominator:
    Common shares outstanding                         3,728,688      3,727,010      3,506,573
    Stock options                                        24,534          7,233         36,303
    Warrants                                             15,367          7,535         41,944
                                                     ----------------------------------------
      Total shares                                    3,768,589      3,741,778      3,584,820
                                                     ========================================
  Diluted EPS                                        $     1.49     $     1.14     $     0.85
                                                     ========================================

(20)  Regulation and Litigation

      The Company and the Bank are subject to extensive regulation and examination by the Federal Reserve Board, the Rhode Island Division of Banking and the FDIC, which insures the Bank's deposits to the maximum extent permitted by law. The federal and state laws and regulations which are applicable to banks regulate, among other things, the scope of their business, their investments, their reserves against deposits, the timing of the availability of deposited funds and the nature and amount of and collateral for certain loans. The laws and regulations governing the Bank generally have been promulgated to protect depositors and not for the purpose of protecting shareholders. Among other things, bank regulatory authorities have the right to restrict the payment of dividends by banks and bank holding companies to shareholders.

      The Company is involved in routine legal proceedings occurring in the ordinary course of business. In the opinion of management, final disposition of these lawsuits will not have a material adverse effect on the consolidated financial condition or results of operations of the Company.

(21)  Parent Company Statements

      The following are condensed financial statements for Bancorp Rhode Island, Inc. (the "Parent Company"):

                                Balance Sheet


                                                                              December 31,
                                                                                  2000
                                                                              ------------
                                                                             (In thousands)

Assets:
  Cash and due from banks                                                       $    16
  Overnight investments                                                             352
  Investment in subsidiaries                                                     52,878
                                                                                -------
      Total assets                                                              $53,246
                                                                                =======

Liabilities:
  Income taxes payable                                                          $   (46)
                                                                                -------
      Total liabilities                                                             (46)
                                                                                -------

Shareholders' equity:
  Common stock, par value $0.01 per share, authorized 11,000,000 shares:
    Voting:  Issued and outstanding 3,448,950 shares                                 34
    Non-Voting:  Issued and outstanding 280,000 shares                                3
  Additional paid-in capital                                                     39,621
  Retained earnings                                                              13,815
  Accumulated other comprehensive income (loss), net                               (181)
                                                                                -------
      Total shareholders' equity                                                 53,292
                                                                                -------
      Total liabilities and shareholders' equity                                $53,246
                                                                                =======

                           Statements of Operation


                                                                            Year Ended
                                                                         December 31, 2000
                                                                       ---------------------
                                                                       (In thousands, except
                                                                          per share data)

Income:
  Dividends received from subsidiary                                        $      950
  Interest on overnight investments                                                  8
                                                                            ----------
      Total income                                                                 958
                                                                            ----------
Expenses:
  Directors' fees                                                                   15
  Professional services                                                            126
  Other expenses                                                                     2
                                                                            ----------
      Total expenses                                                               143
                                                                            ----------
      Income before income taxes                                                   815
  Income tax expense (benefit)                                                     (46)
                                                                            ----------
      Income before equity in undistributed earnings of subsidiary                 861
  Equity in undistributed earnings of subsidiary                                 4,757
                                                                            ----------
      Net income                                                            $    5,618
                                                                            ==========

Basic earnings per common share:                                            $     1.51
Diluted earnings per common share:                                          $     1.49

Average common shares outstanding - basic                                    3,728,688
Average common shares outstanding - diluted                                  3,768,589

                           Statement of Cash Flow


                                                                                          Year Ended
                                                                                       December 31, 2000
                                                                                       -----------------
                                                                                        (In thousands)

Cash flows from operating activities:
  Net income                                                                                $ 5,618
  Adjustment to reconcile net income to net cash provided by operating activities:
    Equity in undistributed earnings of subsidiaries                                         (4,757)
    Increase (decrease) in other liabilities                                                    (46)
                                                                                            -------
      Net cash provided by operating activities                                                 815
                                                                                            -------
Cash flows from financing activities:
  Dividends on common stock                                                                    (447)
                                                                                            -------
      Net cash provided by financing activities                                                (447)
                                                                                            -------

  Net increase (decrease) in cash and due from banks                                            368
  Cash and cash equivalents at beginning of year                                                 --
                                                                                            -------
  Cash and cash equivalents at end of year                                                  $   368
                                                                                            =======

Supplementary disclosures:
  Cash paid for income taxes                                                                $    --
  Non-cash transactions:
    Change in other comprehensive income, net of taxes                                         (181)

      The Parent Company's Statement of Changes in Shareholders' Equity is identical to the Consolidated Statement of Changes in Shareholders' Equity and therefore is not presented here.

(22)  Quarterly Results of Operations (unaudited)


                                                                          2000 Quarter Ended
                                                            ----------------------------------------------
                                                             March       June       September     December
                                                              31          30           30           31
                                                             -----       ----       ---------     --------
                                                                (In thousands, except per share data)

Interest income                                             $11,493     $12,195      $12,894      $13,453
Interest expense                                              5,372       5,684        6,128        6,494
                                                            ---------------------------------------------
  Net interest income                                         6,121       6,511        6,766        6,959
Provision for loan losses                                       340         382          410          410
                                                            ---------------------------------------------
  Net interest income after provision for loan losses         5,781       6,129        6,356        6,549
Noninterest income                                              776         874          984          944
Noninterest expense                                           4,556       4,923        5,034        5,149
                                                            ---------------------------------------------
  Income before taxes                                         2,001       2,080        2,306        2,344
Income taxes                                                    695         724          852          842
                                                            ---------------------------------------------
      Net income                                            $ 1,306     $ 1,356      $ 1,454      $ 1,502
                                                            =============================================

Basic EPS                                                   $  0.35     $  0.36      $  0.39      $  0.40
Diluted EPS                                                 $  0.35     $  0.36      $  0.38      $  0.39


                                                                          1999 Quarter Ended
                                                            ----------------------------------------------
                                                             March       June       September     December
                                                              31          30           30           31
                                                             -----       ----       ---------     --------
                                                                (In thousands, except per share data)

Interest income                                             $ 9,961     $10,226      $10,500      $10,964
Interest expense                                              4,854       4,887        4,858        5,001
                                                            ---------------------------------------------
  Net interest income                                         5,107       5,339        5,642        5,963
Provision for loan losses                                       225         225          225          325
                                                            ---------------------------------------------
  Net interest income after provision for loan losses         4,882       5,114        5,417        5,638
Noninterest income                                              654         744          921          903
Noninterest expense                                           3,995       4,242        4,615        4,502
                                                            ---------------------------------------------
  Income before taxes and accounting principle change         1,541       1,616        1,723        2,039
Income taxes                                                    542         567          592          747
                                                            ---------------------------------------------
  Net income before accounting principle change                 999       1,049        1,131        1,292
Cumulative effect of accounting principle change, net           109          --           --           --
                                                            ---------------------------------------------
  Net income                                                    890       1,049        1,131        1,292
Preferred dividends                                              44          44           --           --
                                                            ---------------------------------------------
      Net income available to common shareholders           $   846     $ 1,005      $ 1,131      $ 1,292
                                                            =============================================

Basic EPS:
  Income before accounting principle change                 $  0.26     $  0.27      $  0.30      $  0.35
  Cumulative effect of accounting principle change, net       (0.03)         --           --           --
                                                            ---------------------------------------------
      Net income                                            $  0.23        0.27      $  0.30      $  0.35
                                                            =============================================

Diluted EPS:
  Income before accounting principle change                 $  0.26     $  0.27      $  0.30      $  0.35
  Cumulative effect of accounting principle change, net       (0.03)         --           --           --
                                                            ---------------------------------------------
      Net income                                            $  0.23     $  0.27      $  0.30      $  0.35
                                                            =============================================


MARKET FOR THE COMPANY'S COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Price Range

      Bancorp Rhode Island, Inc.'s Common Stock is traded on The Nasdaq Stock Market(R) under the symbol "BARI". The following table sets forth information regarding the Common Stock for the periods indicated and includes information for the Bank's common stock for periods prior to the effective date of the holding company reorganization (September 1, 2000).


                         Stock Price
                       ---------------     Dividend
                       High      Low         Paid
                       ----      ---       --------

  1999
    First Quarter      12.25      9.81       0.00
    Second Quarter     11.50      9.75       0.00
    Third Quarter      12.00      9.75       0.05
    Fourth Quarter     11.25      9.75       0.05
  2000
    First Quarter      10.19      9.13       0.10
    Second Quarter     11.50      9.00       0.10
    Third Quarter      14.50     10.50       0.10
    Fourth Quarter     14.00     12.50       0.12

      As of March 12, 2001 there were approximately 1,000 holders of record of the Common Stock.