Form 10-K, Exhibit 13
period 2001-12-31
BANCORP RHODE ISLAND INC
filed 2002-03-28
CIK 1109525

Exhibit 13

                                    2001

                                   ANNUAL

                                   REPORT


BancorpRI

This report contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the Company's Form 10-K for the year ended December 31, 2001. The Company has no significant operating entities other than Bank Rhode Island, therefore substantially all of the discussion in this document relates to the operations of the Bank.

BANCORP RHODE ISLAND, INC. -- 2001: THE GROWTH CONTINUES

[PHOTO] Bank Rhode Island launched its first image campaign in 2001. The Bank's core message, "We treat your business like big business," reached hundreds of thousands of Rhode Islanders through local television, radio, print ads and billboards.

In June, the Company's President & CEO Merrill W.                   [PHOTO]
Sherman joined the likes of Ben Cohen and Jerry
Greenfield of Ben & Jerry's, Jim Koch of the
Boston Beer Company and Leon Gorman of L.L. Bean,
Inc. when she was named one of Ernst & Young's
New England Entrepreneurs of the Year.

[CHART]
1997   $114.7      Bank Rhode Island continued its strong commercial loan
1998   $134.0      growth in 2001. Total commercial loan outstandings
1999   $174.5      reached $239 million, a better than 12 percent increase
2000   $212.8      over 2000 in what was widely acknowledged to be a very
2001   $239.4      challenging business environment.
(In millions)

Bank Rhode Island unveiled a new concept in branch                  [PHOTO]
design with its new Xcel branch in Cranston. The branch combines the best in convenience, service and technology and will serve as a cornerstone of the Bank's retail distribution strategy.

To Our Shareholders:

In 2001 we continued the strategy, vision and focus which has helped make Bank Rhode Island the success that it is today.

We continued to build a sophisticated product mix not often found at a bank our size. We continued our commitment to providing our customers with an unparalleled level of service. And we continued to post strong financial results, as we remained focused on our ultimate goal, creating shareholder value.

In 1996 we set out to fill a void in the marketplace. Consolidation had polarized the banking landscape in the greater Providence area, with very large institutions on one side and very small ones on the other. We believed that a mid-sized, commercially oriented bank could thrive, providing a product range not available at one end of the banking spectrum, and a high level of personal service not found at the other.

Bank Rhode Island's results have proven that founding philosophy sound.

Since we opened our doors nearly six years ago, our total assets have climbed more than 85 percent and total deposits are up almost 60 percent. We've posted 10 straight quarters of record earnings and our net income is 80 percent higher than it was in our first full year of operations.


[SIDEBAR]
TV Advertising Bank Rhode Island stepped up its advertising efforts in 2001, launching its first-ever image campaign. The campaign included the use of billboards, newspaper advertising, radio spots and the Bank's first television commercial. The campaign was designed to position Bank Rhode Island as one of the top banks in the State. The ads placed the Bank in the company of the two largest banking competitors in the marketplace, and then differentiated Bank Rhode Island from its competitors with the slogan, "We treat your business like big business." The campaign successfully raised the Bank's profile among both personal and business customers.

We've built a solid reputation in the marketplace and have taken a disparate mix of retail outlets and turned them into a competitive force in the Rhode Island banking arena.

[PHOTO]       [CHART]
              1997     $464.9
              1998     $500.7
              1999     $513.4
              2000     $631.6
              2001     $670.4
               (In millions)
              Total Deposits

              [CHART]
              1997     $533.0
              1998     $596.0
              1999     $632.0
              2000     $739.4
              2001     $862.3
               (In millions)
               Total Assets

              [CHART]
              1997     $ .75
              1998     $ .85
              1999     $1.14
              2000     $1.49
              2001     $1.62
                    EPS

              [CHART]
              1997     $1.03
              1998     $1.07
              1999     $1.34
              2000     $1.69
              2001     $1.81
                 EPS (Cash)

Our accomplishments are a testament to the hard work of everyone at Bank Rhode Island. The dedication, skill and commitment of our employees are what enable us to distinguish ourselves from our competitors. Their efforts are why we were able to continue our success in 2001.

For the third straight year we posted double-digit earnings growth as net income climbed 12 percent to $6.3 million. We also saw a 9 percent increase in our diluted earnings per share, which reached $1.62. On a cash basis, diluted EPS topped $1.81.

Driving EPS growth has always been a primary goal. The earnings per share we achieved this year represents a 116 percent increase over our 1997 results. The increase in EPS reflects the overall profitable growth of the Bank, which allowed us to begin paying dividends in 1999. We are pleased that we were able to increase the quarterly dividend to $0.13 per share following the fourth quarter of 2001.

In 2001 we also added more than $122 million in assets, pushing total assets to more than $862 million. Half that increase came from the overall growth of the Bank. We also were able to take advantage of our new holding company structure to participate in a trust preferred

              [CHART]
              1997     $3.5         Net income
              1998     $3.8         reached a
              1999     $4.4         record
              2000     $5.6         $6.3 million
              2001     $6.3         in 2001, a
              (In millions)         12.4 percent
               Net Income           increase over
                                    2000.

pool early in the year, which gave us the capital necessary to expand our assets by another $60 million.

Strong deposit and commercial loan growth once again highlighted our 2001 financial performance. Our deposits climbed more than $38 million in 2001 and commercial loan outstandings increased more than $26 million.

We continue to attract both personal and business customers alike, which has been and continues to be the basis for profitable growth. Attracting checking and savings deposits gives us a lower cost source of funds. Attracting commercial loans provides us with higher yielding assets, and growing the number of customers who use our products and services helps drive noninterest income.

The impact of all these factors on earnings and profitability is why we have spent so much time and energy over the last six years strengthening our product mix, improving our franchise and building our reputation.

All of that work has given us an excellent foundation on which to further grow Bank Rhode Island. We are now at a point where we can look to other parts of the State for opportunities.

Earlier this year we announced plans to expand beyond our original footprint. We will bring our sophisticated products and service-oriented approach to Pawtucket and South County. We believe that the market demand exists throughout the State for a commercially oriented, mid-sized bank like ours, and that we can grow to be a $1.5 billion institution over the coming years.

We believe these plans will allow us to continue our history of strong across-the-board growth, adding to our deposit base, our commercial loan portfolio and ultimately our profitability.

[PHOTO]

[SIDEBAR]
Cash Management In 2001 Bank Rhode Island continued its commitment to providing its business customers with an array of sophisticated products and services. Through an expanded cash management program, the Bank now offers its commercial customers all the tools they need to manage their companies' finances quickly and efficiently.
Commercial services including overnight investment sweeps, account reconciliation, ACH transfers, lock box, electronic data interchange, wire transfers and zero balance accounting can be customized to meet the needs of any business customer.
The Bank's ability to service these products out of its local operations center gives it a competitive edge.
Add to those elements leasing, payroll and international trade services provided through partnerships with some of the best companies in the business, and Bank Rhode Island rivals the service offerings of its largest competitors.


Commercial Lending

Nowhere has the depth of our product offering and the breadth of our expertise proven to be more advantageous than in commercial lending.

Bank Rhode Island is a full service commercial bank. We can structure financing for any business need, and can offer the financial management tools needed to make a business run smoothly. We offer financing for equipment needs and physical plant improvements, and have developed an expertise in asset-based lending.

We've built a product mix atypical of an institution our size. Over the years, we've added leasing services and international trade services through third party providers. Last year, we introduced online banking, which is now being used by 17 percent of our business checking customers. And this year, we filled out our product offerings by expanding our cash management services.

[PHOTO]

We've put together a lending team that averages more than 15 years experience, much of it at large financial institutions. We've structured the department so that senior lenders are aligned with dedicated portfolio managers and administrative staff. Customers not only have a senior officer to meet their needs, but they also have a direct line of communication with analytical and administrative staff who are familiar with their daily operations. This level of service enhances our responsiveness and reflects our high-touch relationship management culture.

[SIDEBAR]
Commercial Lending Commercial lending has always been a cornerstone of the Bank's success and 2001 was no exception. Despite a slowing national and regional economy, the Bank's commercial loan outstandings grew a solid 12 percent during the year, reaching more than $239 million.
The Bank continues to attract new business customers. Bank Rhode Island's strong reputation in the marketplace, reinforced by the Bank's new advertising campaign, helped bring 37 new large business lending relationships to the Bank. Commercial Real Estate Lending had its second best year ever as outstandings topped $100 million. And Small Business Lending closed nearly 200 loans, pushing outstandings up more than 25 percent over year-end 2000.
All of that activity resulted in more than $350,000 in fees and has brought commercial loan outstandings to almost three times the level they were when the Bank opened in 1996.

[SIDEBAR]
SUM(sm) Program In March of 2001, Bank Rhode Island joined the NYCE Network's SUM program, giving its customers surcharge free access to over 2,800 ATMs throughout New England. The SUM program helps minimize ATM fees for banking consumers by substantially increasing access across the region. Participating financial institutions, nearly 500 in all, agree to provide surcharge free ATM access to customers of other participating institutions. Bank Rhode Island customers can now visit any ATM displaying the SUM logo from Maine to Connecticut without incurring a surcharge fee.

[PHOTO]

Our commitment to building our commercial lending capacity has produced tangible results. The Bank's commercial loan outstandings have nearly tripled since we opened. In 2001 alone, total outstandings grew $26 million, a more than 12 percent increase. We've been able to grow all aspects of our commercial base, adding significantly to our commercial and industrial, commercial real estate and small business portfolio segments.

The success of our commercial lending area has allowed us to significantly shift our asset mix, helping improve profitability. Commercial loans now make up 39 percent of total loans, compared to 22 percent at inception.

                          [CHART]
Sweep                     1998     $ 4.0
balances                  1999     $14.6
topped $27                2000     $21.4
million at the            2001     $27.5
end of 2001,               (In millions)
up 31 percent             Sweep Balances
over 2000.

Business Lending extended more than $43 million in commercial and industrial loan commitments in 2001 and brought in 37 large lending relationships to the Bank. And we remained the No. 3 U.S. Small Business Administration (SBA) lender in the State, not only in the number of loans but in dollar volume as well.

Commercial Real Estate had its second best year ever, booking $32 million in loans and pushing outstandings past the $100-million mark. The group funded real estate projects of a variety of sizes and types in 2001. Projects included a $200,000 warehouse in Johnston, a $675,000 medical office building in Cranston, a $3 million retail development in Coventry, residential and office space construction in downtown Providence and multi-family residential projects in Woonsocket and Central Falls.

[PHOTO]

[SIDEBAR]
BARI Investment Services The Bank took a major step forward in its non-deposit investment program with the launching of BARI Investment Services early in 2001.
The Bank brought the management of the program in house, retained a well-respected third party provider to furnish the technical back office support, and hired top-notch investment representatives to work throughout the Bank's branch network.
The result has been a program that is fully integrated with the overall sales and service philosophy of the Bank. Customers are getting professional investment advice when it comes to stocks, bonds, annuities and mutual funds, and are receiving the personal attention they've come to expect from Bank Rhode Island. The revamped program helped push sales to three times the level achieved in the year 2000.

The group also funded more than $8 million in single-family construction loans through its line of credit program for contractors. The program, in its third year, has filled a financial need among residential builders in Rhode Island and has allowed Bank Rhode Island to build relationships with some of the premier residential construction firms in the State.

Our Small Business Lending group continued to meet the borrowing needs in the under $250,000 market, making 192 loans for $11 million. Small Business Lending has grown to over 10 percent of our commercial loan portfolio, reaching $24 million at year-end.

[PHOTO]

[SIDEBAR]
Xcel Branch In the Fall, Bank Rhode Island unveiled a new branch concept designed to attract customers through a unique combination of service, technology and style.
The new Xcel branch combines the "best of breed" sales models from around the country and incorporates popular service concepts implemented by Bank Rhode Island in other parts of the State. The result is a customer-focused retail environment that is unlike any other banking location in Rhode Island.
The Xcel branch features overhead television monitors playing cable news, a curved teller line that extends into the center of the branch, modern furniture and innovative signage and marketing displays.
The design compliments a host of customer conveniences, including extended hours, a 24-hour Automated Banking Center, Internet Kiosks and dedicated areas for business banking and investment services.

The Small Business Lending area has not only been a source of a growing number of small loans, but it has become a pipeline for larger loans. A number of small businesses eventually outgrow our small business lending area. But their relationship with us, and the service they receive, prompt them to rely on the Bank for their lending needs as they grow.

Retail Banking

In 2001 we launched a major effort to increase our market visibility in the State. While we've had great success over the years attracting customers with our service-oriented approach, our goal was to make Bank Rhode Island top of mind among more Rhode Island consumers.

We launched a multi-faceted image campaign, including our first ever television commercial. We sponsored high-profile events like the telecast of the Bristol 4th of July

[MAP]

[SIDEBAR]
Expansion Bank Rhode Island plans to add three new branches in 2002 as it looks to continue to grow its presence in the State.
The Bank will add a branch in Western Cranston over the Summer, giving it three service locations in the third largest city in Rhode Island. It will also look to new markets with branches targeted for Pawtucket and North Kingstown by the end of the year.
The expansion will bring Bank Rhode Island's sophisticated, service-oriented approach to a host of new personal and business customers and is a key to continuing the Bank's history of strong deposit and commercial loan growth.

[SIDEBAR]
Technology
In 2001, Bank Rhode Island continued its commitment to bring the best in service and convenience to its customers through technology.
Customers can now get instant approval on home equity loans and lines of credit through the Bank's Fast Equity Online. That product, along with the overall success of the Bank's online banking products, has pushed the number of visits to the Bank's website up 36 percent in the last year alone. The online product, which offers one of the best online cash management systems in the area, has become a staple among the Bank's business customers and has been integral to attracting new customers to the Bank.
Ironically, Bank Rhode Island's relative youth and size sometimes constitutes an advantage when it comes to technology. The Bank doesn't have the patchwork of legacy systems that a number of its larger competitors have. This can allow the Bank to be more nimble when it comes to employing new technological solutions to meet customers' needs.
The Bank also made a major service commitment in the Fall with the introduction of Image Checking Statements. The new system allows the Bank to create a complete electronic history of every customer's checking account. Customers now get electronic images of their checks, making account balancing easier, accessing records more convenient and eliminating the need to store bulky loose checks. Imaging also allows the Bank's customer service representatives to retrieve customer information more quickly and easily.

[PHOTO]

Parade, the oldest Independence Day parade in the country. And we developed a comprehensive print campaign that consistently put the Bank Rhode Island name in front of both personal and business customers.

Those efforts could not have been more successful. We elevated the public perception of the Bank and were able to build upon our history of impressive deposit growth.

Total deposits reached $670 million at the end of 2001. Our total deposits have climbed 30 percent in the last two years, with most of that growth coming in checking and savings deposits. Those deposits climbed $56 million during the year, a 15 percent increase, and are up more than 48 percent since the start of 2000.

We place a high value on growing these balances because they represent the strongest relationships with our customers. Customers consider the bank where they maintain their checking and savings deposits to be their primary bank. These customers generally use more of your products and services and are more likely to remain customers.

Our checking and savings deposits have nearly doubled since we opened our doors, reaching $422 million at year-end. These deposits now make up more than 63 percent of total deposits, up from 51 percent at inception.

The checking and savings growth has fueled the increase in deposits throughout our branch network. We now have an average branch size of more than $50 million. Six branches have topped the $60-million mark and one, Smithfield, crossed the $70-million hurdle in 2001.

[PHOTO]

[SIDEBAR]
CampusMate(TM) Always in search of ways to leverage its expertise, Bank Rhode Island launched an innovative product in 2001 that makes financial management easier for college students, their parents and college administrators. The patent-pending product called CampusMate(TM) gives Bank Rhode Island a unique opportunity to tap the college market by combining an online student bank account with a back office financial administration function for colleges and universities.
The result is a product that meets the personal banking needs of students, streamlines the administration of student activity accounts and gives parents the ability to fund all of a student's financial needs electronically.
The program was introduced to students at the Rhode Island School of Design through an innovative CD, which went on to win one of the most prestigious interactive award competitions in New England. The CD won the Vertical Award in Financial Services from the Massachusetts Interactive Media Council, beating out some national financial giants, including Scudder Retirement Services and Merrill Lynch.

And our online banking product has been a tremendous success since we launched it in 2000. We've achieved a 9 percent penetration rate among checking customers, which outpaces both the Northeast and national averages.

More than 1,600 business and personal checking customers are now online. The growth in online use shows that the Internet is gaining acceptance as a delivery channel for banking products. It also pushed the activity on our website up 36 percent for the year. We now receive more than 20,000 visits per month at www.bankri.com.

We also saw tremendous growth in Retail Lending in 2001. A favorable interest rate environment spurred the residential mortgage market. The Bank closed more than twice the number of residential mortgage loans it did the previous year, totaling more than $40 million.

All of that growth would not be possible if we did not consistently provide our customers with superior products and services. We are constantly looking for ways to improve the banking experience for our customers and 2001 was no exception.


[SIDEBAR]
Community Involvement Bank Rhode Island has always prided itself on being an active member of the community. The Bank supported more than 150 organizations throughout the year, helping spur economic development, providing access to the arts and helping those less fortunate meet the basic needs of food and shelter.
But it's not just financial support that connects the Bank to the community. Employees have spent countless hours participating in walkathons and volunteering at local festivals and have given up their time to serve on boards and committees in support of causes that mean the most to them. Whether it's large organizations like the Rhode Island Philharmonic or the Rhode Island Community Food Bank, or a local theatre group or softball team, Rhode Islanders have come to rely on the support of Bank Rhode Island. And we couldn't be more pleased that we can play a meaningful role.

[PHOTO]

[PHOTO]

We joined the NYCE Network's SUMSM Program last year, giving our customers surcharge free access to more than 2,800 ATMs throughout New England. We upgraded to image checking statements, which streamlines the statements our customers receive and enables us to quickly find historic information on their accounts. And we added instant approvals of home equity loans and lines of credit through our website.

We upgraded our ATM network and continued to make physical improvements to our branches. We also launched the ultimate in service and convenience when we opened our Xcel branch in Cranston. The branch features the latest technology, extended hours and dedicated business lending and investment personnel.

The Xcel branch, and our smaller Xpress branch design, will figure prominently in the Bank's expansion plans, which we announced early in 2002.

We have shown the ability to execute a growth strategy that builds value for our shareholders as well as our customers. And we've created a mid-sized commercial bank that is unlike any other in our marketplace.

There remains a tremendous opportunity for us in the State of Rhode Island. We are confident that our strategy, vision and focus will allow us to continue to thrive as the service-oriented alternative to the large regional players in the area.

Thank you for your continued support.


/s/ Malcolm G. Chace

Malcolm G. Chace
Chairman of the Board


/s/ Merrill W. Sherman

Merrill W. Sherman
President & CEO

Bancorp Rhode Island, Inc.
and Bank Rhode Island
Boards of Directors

Malcolm G. Chace
Chairman
Bancorp Rhode Island, Inc.
Chairman
Bank Rhode Island
Providence, RI
Chairman
Mossberg Industries
Cumberland, RI
Chairman
SENESCO
North Kingstown, RI

Karen Adams
News Anchor
WPRI-TV CBS 12
East Providence, RI

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

Edward J. Mack
President
Tri-Mack Plastics Manufacturing Co.
Bristol, RI

Donald J. Reaves
Executive Vice President/Finance
and Administration and
Chief Financial Officer
Brown University
Providence, RI

Merrill W. Sherman
President and CEO
Bancorp Rhode Island, Inc.
President and CEO
Bank Rhode Island
Providence, RI

Cheryl W. Snead
President and CEO
Banneker Industries, Inc.
Lincoln, RI

John A. Yena
President
Johnson & Wales University
Providence, RI

[Photos]

CONTENTS
---------------------------------------------------------------------------

Selected Consolidated Financial Data                                  18-19

Management's Discussion and Analysis of
Finanical Condition and Results of Operations (MD&A)                  20-43

Management's Report                                                      44

Independent Auditor's Report                                             45

Consolidated Financial Statements                                     46-49

Notes to Consolidated Financial Statements                            50-77

Officers List                                                         78-79

Locations & Stock Information                                            80

SELECTED CONSOLIDATED FINANCIAL DATA

      The following table represents selected consolidated financial data as of and for the years ended December 31, 2001, 2000, 1999, 1998 and 1997. The selected consolidated financial data is derived from the Company's Consolidated Financial Statements that have been audited by KPMG LLP. The selected consolidated financial data set forth below does not purport to be complete and should be read in conjunction with, and are qualified in their entirety by, the more detailed information, including the Consolidated Financial Statements and related Notes, and "Management's Discussion and Analysis of Financial Condition and Results of Operations," appearing elsewhere herein.


                                                                                          As of and for the
                                                                                       Year Ended December 31,
                                                                      ----------------------------------------------------------
                                                                         2001        2000        1999        1998        1997
                                                                         ----        ----        ----        ----        ----
                                                                            (Dollars in thousands, except Per Share Data)

Statement of Operations Data:
  Interest income                                                     $  55,903   $  50,035   $  41,651   $  40,034   $  37,269
  Interest expense                                                       26,537      23,678      19,600      19,845      17,478
                                                                      ---------------------------------------------------------
  Net interest income                                                    29,366      26,357      22,051      20,189      19,791
  Provision for loan losses                                               1,669       1,542       1,000       1,017       1,000
  Noninterest income                                                      5,231       3,578       3,222       2,727       1,916
  Noninterest expense                                                    23,196      19,662      17,354      16,043      15,273
                                                                      ---------------------------------------------------------
  Income before taxes and change in accounting principle                  9,732       8,731       6,919       5,856       5,434
  Income taxes                                                            3,417       3,113       2,448       2,022       1,924
                                                                      ---------------------------------------------------------
  Income before change in accounting principle                            6,315       5,618       4,471       3,834       3,510
  Cumulative effect of change in accounting principle, net of taxes          --          --         109          --          --
                                                                      ---------------------------------------------------------
  Net income                                                              6,315       5,618       4,362       3,834       3,510
  Dividends on preferred stock                                               --          --          88         793       1,413
                                                                      ---------------------------------------------------------
  Net income available to common shareholders                         $   6,315   $   5,618   $   4,274   $   3,041   $   2,097
                                                                      =========================================================

Per Share Data:
  Basic earnings per common share:
    Income before change in accounting principle                      $    1.69   $    1.51   $    1.18   $    0.87   $    0.75
    Cumulative effect of change in accounting principle                      --          --       (0.03)         --          --
                                                                      ---------------------------------------------------------
    Net income                                                        $    1.69   $    1.51   $    1.15   $    0.87   $    0.75
                                                                      =========================================================

  Basic cash earnings per common share (b)                            $    1.90   $    1.71   $    1.35   $    1.10   $    1.03

  Diluted earnings per common share:
    Income before change in accounting principle                      $    1.62   $    1.49   $    1.17   $    0.85   $    0.75
    Cumulative effect of change in accounting principle                      --          --       (0.03)         --          --
                                                                      ---------------------------------------------------------
    Net income                                                        $    1.62   $    1.49   $    1.14   $    0.85   $    0.75
                                                                      =========================================================

  Diluted cash earnings per common share (b)                          $    1.81   $    1.69   $    1.34   $    1.07   $    1.03

  Dividends per common share                                          $    0.48   $    0.42   $    0.10          --          --
  Dividend pay-out ratio                                                   29.6%       28.2%        8.8%         NA          NA

  Book value per common share                                         $   15.74   $   14.29   $   12.79   $   12.31   $   10.77
  Tangible book value per common share                                $   12.88   $   11.09   $    9.27   $    8.44   $    5.18
  Average common shares outstanding - Basic                           3,730,910   3,728,688   3,727,010   3,506,573   2,800,061
  Average common shares outstanding - Diluted                         3,900,028   3,768,589   3,741,778   3,584,820   2,805,688





                                                                                          As of and for the
                                                                                       Year Ended December 31,
                                                                      ----------------------------------------------------------
                                                                         2001        2000        1999        1998        1997
                                                                         ----        ----        ----        ----        ----

Balance Sheet Data:
  Total assets                                                        $ 862,250   $ 739,420   $ 631,977   $ 595,964   $ 533,025
  Investment securities                                                  49,453      47,296      50,503      39,703      48,319
  Mortgage-backed securities                                            150,650     117,431      74,793      79,924      43,078
  Total loans receivable                                                610,964     518,825     458,958     431,402     405,819
  Allowance for loan losses                                               8,524       7,294       5,681       5,018       4,340
  Excess of costs over net assets acquired                               10,766      11,930      13,094      14,424      15,658
  Deposits                                                              670,413     631,632     513,416     500,713     464,907
  Borrowings                                                            129,398      51,889      67,911      45,512      19,754
  Common shareholders' equity                                            59,097      53,292      47,675      45,835      30,165
  Total shareholders' equity                                             59,097      53,292      47,675      47,687      44,707

Average Balance Sheet Data:
  Total assets                                                        $ 818,905   $ 679,085   $ 616,426   $ 565,759   $ 499,382
  Investment securities                                                  49,881      47,034      47,348      44,040      47,242
  Mortgage-backed securities                                            130,342      86,114      79,463      57,627      15,689
  Total loans receivable                                                584,400     491,327     439,099     421,554     395,684
  Allowance for loan losses                                               8,056       6,472       5,358       4,799       4,210
  Excess of costs over net assets acquired                               11,373      12,540      13,720      15,077      16,318
  Deposits                                                              644,795     572,924     516,610     476,227     442,604
  Borrowings                                                            115,677      54,471      50,496      39,944      10,823
  Common shareholders' equity                                            56,101      48,530      46,169      40,568      27,981
  Total shareholders' equity                                             56,101      48,530      46,631      46,041      43,196

Operating Ratios:
  Interest rate spread                                                     3.12%       3.44%       3.25%       3.20%       3.68%
  Net interest margin                                                      3.75%       4.10%       3.80%       3.78%       4.22%
  Efficiency ratio (a)                                                    67.05%      65.68%      68.67%      70.01%      70.36%
  Cash basis efficiency ratio (a) (b)                                     63.68%      61.79%      64.06%      64.62%      64.67%
  Return on average assets (c)                                             0.77%       0.83%       0.73%       0.68%       0.70%
  Cash basis return on average assets (b) (c)                              0.88%       0.96%       0.87%       0.84%       0.89%
  Return on average equity (c)                                            11.26%      11.58%       9.59%       8.33%       8.13%
  Cash basis return on average equity (b) (c)                             12.60%      13.12%      11.20%      10.08%       9.97%

Asset Quality Ratios:
  Nonperforming loans to total loans                                       0.12%       0.10%       0.24%       0.36%       0.41%
  Nonperforming assets to total assets                                     0.12%       0.07%       0.18%       0.33%       0.38%
  Allowance for loan losses to nonperforming loans                      1132.01%    1435.83%     510.88%     321.05%     258.49%
  Allowance for loan losses to total loans                                 1.40%       1.41%       1.24%       1.16%       1.07%
  Net loans charged-off to average loans outstanding                       0.08%      (0.01%)      0.08%       0.08%       0.17%

Capital Ratios:
  Average shareholders' equity to average total assets                     6.85%       7.15%       7.54%       8.14%       8.64%
  Tier I leverage ratio                                                    5.93%       5.91%       5.88%       5.72%       5.62%
  Tier I risk-based capital ratio                                          9.86%       9.50%       9.70%       9.60%       9.41%
  Total risk-based capital ratio                                          11.10%      10.76%      10.96%      10.85%      10.66%

(a) Calculated by dividing total noninterest expenses by net interest income plus noninterest income.
(b)   Excludes amortization of intangibles and any related income taxes.
(c) Excludes cumulative effect of change in accounting principle, net of taxes.

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

General

      Bancorp Rhode Island, Inc. (the "Company"), a Rhode Island corporation, was organized by Bank Rhode Island (the "Bank") on February 15, 2000, to be a bank holding company and to acquire all of the capital stock of the Bank. The reorganization of the Bank into the holding company form of ownership was completed on September 1, 2000. The Company has no significant operating entities other than the Bank. For this reason, substantially all of the discussion in this document relates to the operations of the Bank and its subsidiaries.

      Bank Rhode Island is a commercial bank chartered as a financial institution in the State of Rhode Island. The Bank pursues a community banking mission and is principally engaged in providing banking products and services to individuals and businesses in Providence and Kent counties. The Bank is subject to competition from a variety of traditional and nontraditional financial service providers both within and outside of Rhode Island. The Bank offers its customers a wide range of deposit products, non-deposit investment products, commercial, residential and consumer loans, and other traditional banking products and services, designed to meet the needs of individuals and small- to mid-sized businesses. The Bank also has introduced both commercial and consumer online banking products and maintains a web site at http://www.bankri.com. The Company and Bank are subject to regulation by a number of federal and state agencies and undergo periodic examinations by certain of those regulatory authorities. The Bank's deposits are insured by the Federal Deposit Insurance Corporation ("FDIC"), subject to regulatory limits. The Bank is also a member of the Federal Home Loan Bank of Boston ("FHLB").

Non-GAAP Measures of Financial Performance

      The Bank's formation in 1996 resulted in the generation of $17.5 million of intangibles that are being amortized over a 15-year period. The amortization of these intangibles reduces the Bank's pre-tax income by $1.2 million annually. Because of the impact of this amortization, certain measures of financial performance have been calculated excluding such amortization and any related income taxes. These measures are identified as "cash" or "cash basis" and have been provided to assist the reader in evaluating the core performance of the Company. Information presented on a cash basis is not in accordance with Generally Accepted Accounting Principles ("GAAP"), but management believes it to be beneficial to gaining an understanding of the financial performance of the Company.

Results of Operations

Net Interest Income

      The Company's operating results depend primarily on its "net interest income", or the difference between its interest income and its cost of money, and on the quality of its assets. Interest income depends on the amount of interest-earning assets outstanding during the year and the interest rates earned thereon. The Company's cost of money is a function of the average amount of deposits and borrowed money outstanding during the year and the interest rates paid thereon. Earnings are further influenced by the quality of assets through the amount of interest income lost on nonaccrual loans, the amount of additions made to the allowance for loan losses, and the amount of expenses incurred as a result of resolving troubled assets.

      Net interest income for 2001 was $29.4 million, compared to $26.4 million for 2000 and $22.1 million for 1999. This increase of $3.0 million, or 11.4%, during 2001 was primarily attributable to the continued growth of the Company. The Company's net interest margin decreased in 2001 and was 3.75%, compared to 4.10% in 2000 and 3.80% for 1999. Average earning assets were $140.5 million, or 21.9%, higher and average interest-bearing liabilities were $115.5 million, or 21.2%, higher during 2001 than during the previous year.

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


                                                                              Year Ended December 31,
                                                   -----------------------------------------------------------------------------
                                                             2001                      2000                      1999
                                                   ------------------------- ------------------------- -------------------------
                                                            Interest                  Interest                  Interest
                                                   Average  Earned/  Average Average  Earned/  Average Average  Earned/  Average
                                                   Balance    Paid   Yield   Balance    Paid   Yield   Balance    Paid   Yield
                                                   -------  -------- ------- -------  -------- ------- -------  -------- -------
                                                                             (Dollars in thousands)

Assets:
Earning assets:
  Fed funds sold & overnight investments           $ 13,642 $   510   3.74%  $ 14,571 $   930   6.38%  $ 10,051 $   482   4.80%
  Investment securities                              49,881   3,044   6.10%    47,034   3,056   6.50%    47,348   2,814   5.94%
  Mortgage-backed securities                        130,342   7,720   5.92%    86,114   5,576   6.48%    79,463   4,835   6.08%
  Stock in the FHLB                                   4,973     288   5.79%     3,704     282   7.61%     3,622     237   6.54%
  Loans receivable:
    Residential mortgage loans                      301,729  21,694   7.19%   243,706  17,982   7.38%   244,698  16,997   6.95%
    Commercial loans                                221,966  18,078   8.14%   197,200  17,737   8.99%   151,725  12,795   8.43%
    Consumer and other loans                         60,705   4,569   7.53%    50,421   4,472   8.87%    42,676   3,491   8.18%
                                                   ----------------          ----------------          ----------------
      Total earning assets                          783,238  55,903   7.14%   642,750  50,035   7.78%   579,583  41,651   7.19%
                                                            -------                   -------                   -------
Cash and due from banks                              19,889                    17,998                    18,268

Allowance for loan losses                            (8,056)                   (6,472)                   (5,358)
Premises and equipment                                6,641                     6,306                     5,283
Other real estate owned                                 169                        80                       226
Excess of cost over net assets acquired, net         11,373                    12,540                    13,720
Accrued interest receivable                           4,767                     4,126                     3,704
Prepaid expenses and other assets                       884                     1,757                     1,000
                                                   --------                  --------                  --------
      Total assets                                 $818,905                  $679,085                  $616,426
                                                   ========                  ========                  ========

Liabilities and Shareholders' Equity:
Interest-bearing liabilities:
  Deposits:
    NOW accounts                                   $ 39,642     209   0.53%  $ 31,555     205   0.65%  $ 27,082     175   0.65%
    Money market accounts                            10,799     221   2.05%    14,113     375   2.66%    17,284     473   2.74%
    Savings accounts                                236,608   6,507   2.75%   192,217   6,137   3.19%   172,073   4,742   2.76%
    Certificate of deposit accounts                 257,646  13,458   5.22%   252,521  13,685   5.42%   230,901  11,396   4.94%
  Overnight and short-term borrowings                15,386     461   3.00%    11,474     636   5.54%     7,329     335   4.57%
  FHLB and other borrowings                          97,718   5,418   5.54%    42,997   2,640   6.14%    43,167   2,479   5.74%
  Capital trust securities                            2,573     263  10.22%        --      --     --%        --      --     --%
                                                   ----------------          ----------------          ----------------
      Total interest-bearing liabilities            660,372  26,537   4.02%   544,876  23,678   4.34%   497,836  19,600   3.94%
                                                            -------                   -------                   -------
Noninterest-bearing deposits                        100,100                    82,518                    69,270
Other liabilities                                     2,332                     3,161                     2,689
                                                   --------                  --------                  --------
      Total liabilities                             762,804                   630,555                   569,795
Shareholders' equity                                 56,101                    48,530                    46,631
                                                   --------                  --------                  --------
      Total liabilities and shareholders' equity   $818,905                  $679,085                  $616,426
                                                   ========                  ========                  ========

Net interest income                                         $29,366                   $26,357                   $22,051
                                                            =======                   =======                   =======
Net interest rate spread                                              3.12%                     3.44%                     3.25%
Net interest rate margin                                              3.75%                     4.10%                     3.80%

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


                                                                  Year Ended December 31,
                                             ------------------------------------------------------------------
                                                       2001 vs. 2000                      2000 vs. 1999
                                                Increase/(Decrease) Due To          Increase/(Decrease) Due To
                                             ---------------------------------     ----------------------------
                                               Rate        Volume       Total       Rate      Volume     Total
                                               ----        ------       -----       ----      ------     -----
                                                                       (In thousands)

Interest income:
  Fed funds sold & overnight investments     $  (364)     $   (56)     $ (420)     $  190     $  258     $  448
  Investment securities                       (2,232)       2,220         (12)        261        (19)       242
  Mortgage-backed securities                    (427)       2,571       2,144         321        420        741
  Stock in the FHLB                              (17)          23           6          40          5         45
  Residential mortgage loans                    (447)       4,159       3,712       1,054        (69)       985
  Commercial loans                            (1,039)       1,380         341         898      4,044      4,942
  Consumer and other loans                      (279)         376          97         311        670        981
                                             ------------------------------------------------------------------
      Total interest income                   (4,805)      10,673       5,868       3,075      5,309      8,384
                                             ------------------------------------------------------------------

Interest Expense:
  NOW accounts                                   (11)          15           4           1         29         30
  Money market accounts                          (76)         (78)       (154)        (14)       (84)       (98)
  Savings accounts                              (556)         926         370         803        592      1,395
  Certificate of deposit accounts               (518)         291        (227)      1,171      1,118      2,289
  Overnight & short-term borrowings             (681)         506        (175)         82        219        301
  FHLB and other borrowings                     (229)       3,007       2,778         171        (10)       161
  Capital trust securities                        --          263         263          --         --         --
                                             ------------------------------------------------------------------
      Total interest expense                  (2,071)       4,930       2,859       2,214      1,864      4,078
                                             ------------------------------------------------------------------

      Net interest income                    $(2,734)     $ 5,743      $3,009      $  861     $3,445     $4,306
                                             ==================================================================

Comparison of Years Ended December 31, 2001 and December 31, 2000
-----------------------------------------------------------------

General

      Net income for 2001, increased $697,000, or 12.4%, to $6.3 million, or $1.62 per diluted common share, from $5.6 million, or $1.49 per diluted common share, for 2000. Diluted cash earnings per common share were $1.81 for 2001, compared to $1.69 for 2000. This performance represented a return on average assets of 0.77% and a return on average equity of 11.26% for 2001, as compared to a return on average assets of 0.83% and a return on average equity of 11.58% for 2000. Cash basis return on average assets and cash basis return on average equity were 0.88% and 12.60% for 2001, and 0.96% and 13.12% for 2000, respectively.

      Net interest income was $29.4 million for 2001, compared to $26.4 million for 2000. The net interest margin for 2001 was 3.75%, compared to a net interest margin of 4.10% for 2000. The increase in net interest income of $3.0 million, or 11.4%, was primarily attributable to the overall growth of the Company. Average earning assets increased $140.5 million, or 21.9%, and average interest-bearing liabilities increased $115.5 million, or 21.2%, over the prior year. The decrease of 35 basis points in the net interest margin was caused by the 475 basis point drop in short-term market interest rates, along with tighter spreads on wholesale asset purchases completed in the first quarter of 2001.

Interest Income - Investments

      Total investment income (consisting of interest or dividends on federal funds sold, investment securities, mortgage-backed securities, and FHLB stock) was $11.6 million for 2001, compared to $9.8 million for 2000. This increase in total investment income of $1.7 million, or 17.5%, was primarily attributable to a $44.2 million, or 51.4%, increase in the average balance of mortgage-backed securities ("MBSs"). Meanwhile, the overall yield on investments decreased 69 basis points due to dramatically lower market interest rates. The Company's investments at December 31, 2001 were primarily comprised of Agency securities or MBSs with either remaining maturities or repricing periods of less than five years. In addition to assisting in overall tax planning, management believes that this composition, along with a structured maturity ladder, provides more stable earnings and predictable cash flows from the portfolio. As a result of the low interest rate environment present at the end of 2001, prepayments on MBSs accelerated. These higher prepayment levels had a negative impact on the yield of MBSs purchased at a premium.

Interest Income - Loans

      Interest from loans was $44.3 million for 2001, and represented a yield on total loans of 7.59%. This compares to $40.2 million of interest, and a yield of 8.18%, for 2000. This increase of $4.2 million, or 10.3%, in interest on loans was due primarily to an increase in the average balance of loans outstanding, partially offset by lower interest rates.
The average balance of the various components of the loan portfolio changed as follows: residential mortgage loans increased $58.0 million, or 23.8%, commercial loans increased $24.8 million, or 12.6%, and consumer and other loans increased $10.3 million, or 20.4%. The Company has concentrated its origination efforts on commercial and consumer loan opportunities, while purchasing residential mortgage loans, and more recently automobile loans, as cash flows have dictated. Meanwhile, in response to declining market interest rates, the yields on the various components of the loan portfolio changed as follows: residential mortgage loans increased 19 basis points, to 7.19%; commercial loans decreased 85 basis points, to 8.14%; and consumer and other loans decreased 134 basis points, to 7.53%. In recent months prepayments speeds have increased on residential mortgage loans. If these prepayment speeds remain high, residential mortgage loan yields will be negatively impacted as increased cash flows will be reinvested at lower rates and premiums paid on purchased loans will be amortized more quickly.

Interest Expense - Deposits and Borrowings

      Interest paid on deposits and borrowings increased $2.9 million, or 12.1%, to $26.5 million for 2001, compared to $23.7 million for 2000. The increase in total interest expense was primarily attributable to growth in savings accounts, along with the use of borrowings, to fund the overall growth of the Company. The average balance of interest-bearing liabilities increased $115.5 million, from $544.9 million in 2000, to $660.4 million in 2001. The Company continued to experience strong average balance growth in core deposit accounts, specifically noninterest bearing demand deposit accounts (up $17.6 million, or 21.3%) and savings accounts (up $44.4 million, or 23.1%). In addition, the Company increased its utilization of borrowed funds (average balances up $61.2 million, or 112.4%). In response to declining market interest rates, the overall average cost for interest-bearing liabilities decreased 33 basis points from 4.35% for 2000, to 4.02% for 2001. Deposit and borrowing costs are dependent on a number of factors including general economic conditions, national and local interest rates, competition in the local marketplace, interest rate tiers offered, and the Company's cash flow needs.

Provision for Loan Losses

      The provision for loan losses was $1.7 million for 2001, compared to $1.5 million for 2000. Increases to the Provision for Loan Losses were primarily in response to a softening economy, some deterioration in commercial credit quality and growth in loans outstanding. As the loan portfolio continues to grow and mature, or if economic conditions worsen, management believes it highly likely that the level of nonperforming assets will increase, which in turn may lead to increases to the provision for loan losses in future periods. Management evaluates several factors including new loan originations, actual and estimated charge-offs, the risk characteristics of the loan portfolio and general economic conditions when determining the provision for each quarter. Also see discussion under "Asset Quality" and "Allowance for Loan Losses."

Noninterest Income

      Total noninterest income increased $1.7 million, or 46.2%, from $3.6 million for 2000, to $5.2 million for 2001. Service charges on deposit accounts, which continue to represent the largest source of noninterest income, rose $729,000, or 26.8%, from $2.7 million for 2000, to $3.5 million for 2001, primarily as a result of growth in checking and savings accounts. Commissions on Loans Originated for Others increased $214,000, or 289.2%, in response to significantly higher fixed-rate mortgage loan activity resulting from the drop in market interest rates. Additionally, Other Income increased $679,000, or 129.6%, primarily from increased commissions on sales of non-deposit investment products.

      The following table sets forth the components of noninterest income:



                                               Year Ended December 31,
                                               -----------------------
                                                   2001       2000
                                                   ----       ----
                                                   (In thousands)

Loan related fees                                 $  285     $  258
Service charges on deposit accounts                3,451      2,722
Gain on sale of MBSs                                   4         --
Commissions on loans originated for others           288         74
Other income                                       1,203        524
                                                  -----------------
      Total noninterest income                    $5,231     $3,578
                                                  =================

Noninterest Expense

      Noninterest expenses for 2001 increased a total of $3.5 million, or 18.0%, to $23.2 million, from $19.7 million in 2000. This increase occurred primarily as a result of the overall growth of the Company and was centered in the following areas: Salaries and Benefits (up $1.7 million, or 18.2%), Occupancy and Equipment (up $193,000, or 7.9%), Data Processing (up $439,000, or 32.8%), Loan Servicing (up $184,000, or 24.2%), Workout
and OREO Expense (up $322,000, or 1038.7%) and Other Expenses (up $751,000, or 32.4%). During 2000 and early 2001, the Company experienced substantial growth in both loans and core deposits that resulted in the increased operating costs evidenced in 2001. In addition, the softening of both the national and local economies in 2001 has lead to increases in workout and fraudulent activity charges. Partially offsetting these increases was a decrease in Marketing (down $90,000, or 8.4%). The Company's efficiency ratio increased 137 basis points, to 67.05%, and its cash basis efficiency ratio increased 189 basis points, to 63.68%, for 2001. As a result of the Company's announced expansion plans for 2002, management anticipates continued upward pressure on noninterest expenses.

      The following table sets forth the components of noninterest expense:


                                                            Year Ended December 31,
                                                            -----------------------
                                                               2001        2000
                                                               ----        ----
                                                                (In thousands)

Salaries and employee benefits                                $11,287     $ 9,552
Occupancy and equipment                                         2,622       2,429
Data processing                                                 1,779       1,340
Marketing                                                         979       1,069
Professional services                                             883         891
Loan servicing                                                    945         761
Other real estate owned                                           353          31
Amortization of excess of cost over net assets acquired         1,164       1,164
Deposit tax and assessments                                       117         109
Other expenses                                                  3,067       2,316
                                                              -------------------
      Total noninterest expense                               $23,196     $19,662
                                                              ===================

Income Tax Expense

      The Company recorded income tax expense of $3.4 million for 2001, compared to $3.1 million for 2000. This represented total effective tax rates of 35.1% and 35.7%, respectively. Tax-favored income from U.S. Treasury and Agency securities and its utilization of a Rhode Island passive investment company has reduced the Company's effective tax rate from the 39.9% combined statutory federal and state tax rates.

Comparison of Years Ended December 31, 2000 and December 31, 1999
-----------------------------------------------------------------

General

      Net income for 2000 increased $1.3 million, or 28.8%, to $5.6 million, or $1.49 per diluted common share, from $4.4 million, or $1.14 per diluted common share, for 1999. Net income for 1999 was reduced by a one-time charge of $109,000 resulting from a change in accounting principle that required remaining unamortized organizational costs to be charged against earnings. Operating income, which excludes this one-time charge, was $5.6 million for 2000, compared to $4.5 million for 1999, an increase of $1.1 million, or 25.7%. Diluted cash earnings per common share were $1.69 in 2000, compared to $1.37 in 1999.

      This performance represented a return on average assets of 0.83% and a return on average equity of 11.58% for 2000, as compared to a return on average assets of 0.73% and a return on average equity of 9.59% for 1999. Cash basis return on average assets and cash basis return on average equity were 0.96% and 13.12% for 2000, and 0.87% and 11.20% for 1999,
respectively.

Interest Income - Investments

      Total investment income was $9.8 million for 2000, compared to $8.4 million for 1999. This increase in total investment income of $1.5 million, or 17.6%, was attributable to an increase of $10.9 million, or 7.8%, in the average balance of investments (resulting from growth in deposits), along with an increase in the overall yield of investments of 54 basis points (resulting from increases in market interest rates). The Company's investments at December 31, 2000 were primarily comprised of Treasury and Agency securities with remaining maturities of less than five years, along with MBSs with repricing periods of less than five years. Management believes that this composition, along with a structured maturity ladder, provides more stable earnings and predictable cash flows from the portfolio. As a result of the rising interest rate environment present during 2000, prepayments on MBSs slowed during the year. These lower prepayment levels had a positive impact on the yield of MBSs purchased at a premium.

Interest Income - Loans

      Interest from loans was $40.2 million for 2000, and represented a yield on total loans of 8.18%. This compares to $33.3 million of interest, and a yield of 7.58%, for 1999. Interest from commercial loans increased $4.9 million, or 38.6%, between the two years and represented the fastest growing segment of the total loan portfolio. Income from consumer and other loans increased $981,000, or 28.1%, and residential mortgage loan income increased $985,000, or 5.8%. Since 1996, origination efforts have been concentrated on commercial and, to a lesser extent, consumer loan opportunities, with residential mortgage loans purchased as cash flows dictated. The Bank also originates residential mortgage loans on a limited basis. The average balance of the various components of the loan portfolio changed from 1999 as follows: commercial loans increased $45.5 million, or 30.0%, consumer and other loans increased $7.7 million, or 18.1%, and residential mortgage loans decreased $992,000, or 0.4%. In response to rising market interest rates, the yields on the various loan portfolio components changed as follows: commercial loans increased 56 basis points, to 8.99%; consumer and other loans increased 69 basis points, to 8.87%, and residential mortgage loans increased 43 basis points, to 7.38%. As with MBSs, the rising interest rate and slower prepayment environment present during 2000 positively impacted the yield on the loan portfolio.

Interest Expense - Deposits and Borrowings

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

Noninterest Income

      Total noninterest income increased $356,000, or 11.0%, to $3.6 million for 2000, from $3.2 million for 1999. Service Charges on Deposit Accounts, which represent the largest source of noninterest income, rose $507,000, or 22.9%, from $2.2 million for 1999, to $2.7 million for 2000, primarily as a result of growth in core deposit accounts. Loan Related Fees decreased $48,000, or 15.7%, as prepayment penalties were less in 2000 than in the prior year and Other Income decreased $94,000, or 15.2%, as income from investment product sales decreased $110,000. The Bank announced a number of initiatives to revitalize this program at the end of 2000.

      The following table sets forth the components of noninterest income:


                                          Year Ended December 31,
                                          -----------------------
                                              2000       1999
                                              ----       ----
                                               (In thousands)

Loan related fees                            $  258     $  306
Service charges on deposit accounts           2,722      2,215
Commissions on loans originated for others       74         83
Other income                                    524        618
                                             -----------------
      Total noninterest income               $3,578     $3,222
                                             =================

Noninterest Expense

      Total noninterest expense for 2000 increased $2.3 million, or 13.3%, to $19.7 million from $17.4 million in 1999. This increase occurred primarily in the following areas: Salaries and Benefits (up $1.5 million, or 18.4%), Occupancy and Equipment (up $383,000, or 18.7%), Marketing (up $186,000, or 21.1%) and Other Expenses (up $329,000, or 16.6%) and
primarily represent increased costs associated with the overall growth of the institution. The increase in Occupancy and Equipment was partially attributable to the Bank opening a de novo branch in the Buttonwoods section of Warwick and the Bank's ongoing replacement and upgrading of fixed assets throughout its branch network. The increase in Marketing expense was attributable to the Bank seeking to take advantage of unusual market conditions created by the Fleet Financial/BankBoston divestitures. Partially offsetting these increases were decreases in: Loan Servicing (down $64,000, or 7.8%) due to decreases in mortgage loans serviced by others and OREO expense (down $77,000, or 71.3%) due to decreased levels of foreclosures. The Company's efficiency ratio decreased 299 basis points, to 65.68%, in 2000 and its cash basis efficiency ratio decreased 227 basis points to 61.79%.

      The following table sets forth the components of noninterest expense:


                                                            Year Ended December 31,
                                                            -----------------------
                                                               2000        1999
                                                               ----        ----
                                                                (In thousands)

Salaries and employee benefits                                $ 9,552     $ 8,065
Occupancy and equipment                                         2,429       2,046
Data processing                                                 1,340       1,348
Marketing                                                       1,069         883
Professional services                                             891         870
Loan servicing                                                    761         825
Other real estate owned                                            31         108
Amortization of excess of cost over net assets acquired         1,164       1,164
Deposit tax and assessments                                       109          58
Other expenses                                                  2,316       1,987
                                                              -------------------
      Total noninterest expense                               $19,662     $17,354
                                                              ===================

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

Financial Condition

Loans Receivable

      Total loans were $611.0 million, or 70.9% of total assets, at December 31, 2001, compared to $518.8 million, or 70.2% of total assets, at December 31, 2000, an increase of $92.1 million, or 17.8%. Total loans as of December 31, 2001, may be segmented in three broad categories: residential mortgages that aggregate $310.2 million, or 50.8% of the portfolio; commercial loans that aggregate $239.4 million, or 39.2% of the portfolio; and consumer and other loans that aggregate $61.4 million, or 10.0% of the portfolio.

      During the second quarter of 1998, the Bank completed a comprehensive project begun in late 1997, to refine the classification of its individual commercial loans. This project defined the classification of a loan based
on its primary purpose and collateral.   As a result of this project, the
Bank reclassified a number of loans from the commercial & industrial category to the commercial real estate or multi-family real estate categories. The amounts shown for December 31, 1997 have not been restated to reflect this reclassification. Included in the following table as commercial real estate loans at December 31, 2001, 2000, 1999 and 1998, are $46.7 million, $38.3 million, $34.0 million and $36.9 million of "owner occupied" loans, many of which were originated in conjunction with a commercial & industrial loan to the same borrower and previously classified as commercial & industrial loans. This classification project did not affect the total outstanding for commercial loans, only the breakdown by individual category within the total portfolio.

      The Bank utilizes the term "small business loans" to describe its portfolio comprised of loans to businesses of up to $250,000 in the aggregate.

      The following is a summary of loans receivable:


                                                                  December 31,
                                          ------------------------------------------------------------
                                            2001         2000         1999         1998         1997
                                            ----         ----         ----         ----         ----
                                                                 (In thousands)

Residential mortgage loans:
  One- to four-family adjustable rate     $285,589     $212,197     $196,863     $211,076     $205,020
  One- to four-family fixed rate            23,306       34,609       39,037       45,671       50,704
                                          ------------------------------------------------------------
    Subtotal                               308,895      246,806      235,900      256,747      255,724
  Premium on loans acquired                  1,381        1,166        1,446        2,110        2,045
  Net deferred loan origination fees           (64)        (49)          (26)          --           --
                                          ------------------------------------------------------------
      Total                               $310,212     $247,923     $237,320     $258,857     $257,769
                                          ============================================================

Commercial loans:
  Commercial real estate                  $120,067     $107,587     $ 90,149     $ 76,562     $ 49,412
  Commercial & industrial                   53,677       51,470       40,109       30,655       47,440
  Small business                            24,122       19,170       13,322        6,804        3,775
  Multi-family                              14,927       15,933       16,270       13,221        6,874
  Construction                              14,027        7,070        6,379        3,482        4,683
  Leases and other                          12,715       11,731        8,499        3,370        2,600
                                          ------------------------------------------------------------
    Subtotal                               239,535      212,961      174,728      134,094      114,784
  Net deferred loan origination fees          (171)        (143)        (180)         (61)        (112)
                                          ------------------------------------------------------------
      Total                               $239,364     $212,818     $174,548     $134,033     $114,672
                                          ============================================================

Consumer and other loans:
  Home equity - lines of credit           $ 28,460     $ 26,215     $ 24,166     $ 18,400     $ 11,515
  Home equity - term loans                  22,930       23,292       19,710       16,996       18,758
  Automobile                                 6,335        4,643           --           --           --
  Installment                                1,240        1,348        1,279        1,010          888
  Savings secured                              656          987        1,005          935        1,261
  Unsecured and other                        1,153        1,044          590          972          956
                                          ------------------------------------------------------------
    Subtotal                                60,774       57,529       46,750       38,313       33,378
  Premium on loans acquired                    192          144           --           --           --
  Net deferred loan origination costs          422          411          340          199           --
                                          ------------------------------------------------------------
      Total                               $ 61,388     $ 58,084     $ 47,090     $ 38,512     $ 33,378
                                          ============================================================

      During 2001, residential mortgage loans increased $62.3 million, or 25.1%, as purchases of $186.0 million and originations of $18.0 million were partially offset by $141.7 million in repayments. As part of a wholesale leverage transaction completed during the first quarter of 2001, the Bank purchased $50.2 million of residential mortgage loans. These purchases were funded with a series of FHLB borrowings and supported by the additional capital created through the issuance of trust preferred securities. Since inception, the Bank has concentrated its portfolio lending efforts on commercial and, to a lesser extent, consumer lending opportunities. During late 1997, the Bank began to originate mortgage loans for its own portfolio as well as for sale to others and anticipates continuing to originate mortgage loans on a limited basis for its customers. The Bank does not employ any mortgage originators and typically only holds in its portfolio loans whose rate will adjust in less than 10 years. Until such time as the Bank can originate sufficient commercial and consumer loans to utilize available cash flow, it intends to continue purchasing residential mortgage loans as opportunities develop.

      The commercial loan portfolio (consisting of commercial real estate, commercial & industrial, multi-family real estate, construction and small business loans) increased $26.5 million, or 12.5%, during 2001. The Company believes it is well positioned for continued commercial loan growth. Particular emphasis is placed on generation of small- to medium-sized commercial relationships (those relationships with $5.0 million or less in loan commitments). The Bank is also active in small business lending in which it utilizes credit scoring, in conjunction with traditional review standards, and employs streamlined documentation. The small business portfolio increased $5.0 million, or 25.8%, during 2001.
The Bank is a participant in the U.S. Small Business Administration ("SBA") Preferred Lender Program ("PLP") in Rhode Island and the 7a Guarantee Loan Program in Massachusetts.

      The consumer loan portfolio is comprised primarily of home equity term loans and home equity lines of credit. During 2001, consumer loan outstandings increased $3.3 million, or 5.7%, to $61.4 million at December 31, 2001, from $58.1 million at December 31, 2000. During 2001, the Bank purchased a $4.9 million package of automobile loans from another New England institution. These purchased automobile loans represented a significant portion of the total growth that occurred in the consumer and other loan portfolio. The remainder of the growth was in home equity term loans and lines of credit.

      The table below shows loan originations, purchases, sales and repayment activities.


                                                                  Year Ended December 31,
                                              ---------------------------------------------------------------
                                                2001          2000         1999          1998          1997
                                                ----          ----         ----          ----          ----
                                                                      (In thousands)

Originations and Principal Additions:

Loans purchased:
  Residential mortgage loans                  $ 186,013     $ 48,491     $  53,747     $ 107,559     $ 58,271
  Consumer and other loans                        4,902        4,891            --            --           --
                                              ---------------------------------------------------------------
      Total loans purchased                     190,915       53,382        53,747       107,559       58,271
                                              ---------------------------------------------------------------

Loans originated:
  Residential mortgage loans                     18,037        9,985        17,659        13,093          200
  Commercial loans                               59,186       65,465        62,430        41,872       40,065
  Consumer and other loans                       22,332       17,950        18,704        16,837       12,526
                                              ---------------------------------------------------------------
      Total loans originated                     99,555       93,400        98,793        71,802       52,791
                                              ---------------------------------------------------------------

Principal Reductions:

Charge-offs/transfers to OREO:
  Residential mortgage loans                       (304)        (148)         (412)         (950)      (1,116)
  Commercial loans                                 (981)         (93)         (176)          (15)        (145)
  Consumer and other loans                          (61)         (20)          (80)         (163)        (178)
                                              ---------------------------------------------------------------
      Total charge-offs/transfers to OREO        (1,346)        (261)         (668)       (1,128)      (1,439)
                                              ---------------------------------------------------------------

Principal payments:
  Residential mortgage loans                   (141,657)     (47,422)      (91,841)     (118,679)     (58,419)
  Commercial loans                              (31,631)     (27,139)      (21,620)      (22,547)     (17,817)
  Consumer and other loans                      (23,928)     (12,042)      (10,187)      (11,739)      (9,985)
                                              ---------------------------------------------------------------
      Total principal payments                 (197,216)     (86,603)     (123,648)     (152,965)     (86,221)
                                              ---------------------------------------------------------------

Change in loans receivable (before
 net items)                                   $  91,908     $ 59,918     $  28,224     $  25,268     $ 23,402
                                              ===============================================================

      The following table sets forth certain information at December 31, 2001, regarding the aggregate dollar amount of certain loans maturing in the loan portfolio based on scheduled payments to maturity. Actual loan principal payments may vary from this schedule due to refinancings, modifications and other changes in loan terms. Demand loans and loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less.


                                                        Principal Repayments Contractually Due
                                                     ---------------------------------------------
                                                                     After One, But
                                                     One Year or      Within Five       After Five
                                                        Less             Years            Years
                                                     -----------     --------------     ----------
                                                                         (In thousands)

Construction loans                                     $14,027          $    --           $   --
Commercial & industrial loans (including leases)        41,451           17,957            6,984
Small business loans                                    12,741           10,772              609
                                                       -----------------------------------------
      Total                                            $68,219          $28,729           $7,593
                                                       =========================================

      The following table sets forth as of December 31, 2001, the dollar amount of certain loans due after one year that have fixed interest rates or floating or adjustable interest rates.


                                                     Loans Due After One Year
                                                     ------------------------
                                                                 Floating or
                                                      Fixed      Adjustable
                                                      Rates         Rates
                                                      -----      -----------
                                                          (In thousands)

Construction loans                                   $    --     $    --
Commercial & industrial loans (including leases)      10,957      13,984
Small business loans                                   7,914       3,467
                                                     -------------------
      Total                                          $18,871     $17,451
                                                     ===================

Asset Quality

      The definition of nonperforming assets includes nonperforming loans and OREO. OREO consists of real estate acquired through foreclosure proceedings and real estate acquired through acceptance of a deed in lieu of foreclosure. Nonperforming loans are defined as nonaccrual loans, loans past due 90 days or more, but still accruing and impaired loans. Under certain circumstances the Bank may restructure the terms of a loan as a concession to a borrower. These restructured loans are considered impaired loans. Included in nonaccrual loans at December 31, 1999, were $329,000 of impaired loans. At December 31, 2001 and 2000, the Company did not have any impaired loans.

      Nonperforming Assets. At December 31, 2001, the Company had nonperforming assets of $1.0 million, or 0.12% of total assets. This compares to nonperforming assets of $538,000, or 0.07% of total assets, at December 31, 2000, and nonperforming assets of $1.2 million, or 0.18% of total assets, at December 31, 1999. Nonperforming assets at December 31, 2001, consisted of residential mortgage loans aggregating $656,000, commercial loans aggregating $42,000, consumer loans aggregating $55,000 and OREO aggregating $264,000. Nonperforming assets at December 31, 2000 and 1999, were also primarily comprised of nonaccrual residential mortgage loans. The Company evaluates the underlying collateral of each nonperforming loan and continues to pursue the collection of interest and principal. Management believes that the December 31, 2001 level of nonperforming assets is low. As the loan portfolio continues to grow and mature, or if economic conditions worsen, management believes it highly likely that the level of nonperforming assets will increase, as will its level of charged-off loans.

      The following table sets forth information regarding nonperforming assets.


                                                              December 31,
                                                       ---------------------------
                                                        2001      2000       1999
                                                        ----      ----       ----
                                                         (Dollars in thousands)

Nonaccrual loans                                       $  753     $ 508     $1,112
Loans past due 90 days or more, but still accruing         --        --         --
Impaired loans (not included in nonaccrual loans)          --        --         --
                                                       ---------------------------
      Total nonperforming loans                           753       508      1,112
Other real estate owned                                   264        30         49
                                                       ---------------------------
      Total nonperforming assets                       $1,017     $ 538     $1,161
                                                       ===========================

Nonperforming loans as a percent of total loans          0.12%     0.10%      0.24%
Nonperforming assets as a percent of total assets        0.12%     0.07%      0.18%

      Nonaccrual Loans. Accrual of interest income on all loans is discontinued when concern exists as to the collectibility of principal or interest, or when a loan becomes over 90 days delinquent. Additionally, when a loan is placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period income. Loans are removed from nonaccrual when they become less than 90 days past due and in the case of commercial and consumer loans, when concern no longer exists as to the collectibility of principal or interest. Interest collected on nonaccruing loans is either applied against principal or reported as income according to management's judgment as to the collectibility of principal. At December 31, 2001, nonaccrual loans totaled $753,000. Interest on nonaccrual loans that would have been recorded as additional income for the year ended December 31, 2001, had the loans been current in accordance with their original terms, totaled $31,000. This compares with $35,000 and $66,000 of foregone interest income on nonaccrual loans for the years ended December 31, 2000 and 1999, respectively.

      The following table sets forth certain information regarding nonaccrual loans.


                                                              December 31,
                                 -----------------------------------------------------------------------
                                         2001                     2000                     1999
                                 ---------------------    ---------------------    ---------------------
                                              Percent                  Percent                  Percent
                                 Principal    of Total    Principal    of Total    Principal    of Total
                                  Balance      Loans       Balance      Loans       Balance      Loans
                                 ---------    --------    ---------    --------    ---------    --------
                                                         (Dollars in thousands)

Nonaccrual loans:
  Residential mortgage loans       $656        0.11%        $398        0.08%       $  602       0.13%
  Commercial loans                   42        0.00%         109        0.02%          510       0.11%
  Consumer and other loans           55        0.01%           1        0.00%           --         --
                                   ------------------------------------------------------------------
      Total nonaccrual loans       $753        0.12%        $508        0.10%       $1,112       0.24%
                                   ==================================================================

      Delinquencies. At December 31, 2001, $3.7 million of loans were 30 to 89 days past due. This compares to $1.1 million and $811,000 of loans 30 to 89 days past due as of December 31, 2000 and 1999, respectively. The majority of these loans at December 31, 2001 were commercial loans, while at December 31, 2000 and 1999 they were residential mortgage loans.

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

      The following table sets forth information as to loans delinquent for 30 to 89 days.


                                                                            December 31,
                                               -----------------------------------------------------------------------
                                                       2001                     2000                     1999
                                               ---------------------    ---------------------    ---------------------
                                                            Percent                  Percent                  Percent
                                               Principal    of Total    Principal    of Total    Principal    of Total
                                                Balance      Loans       Balance      Loans       Balance      Loans
                                               ---------    --------    ---------    --------    ---------    --------
                                                                       (Dollars in thousands)

Loans delinquent for 30 to 59 days:
  Residential mortgage loans                    $  526       0.09%       $  584       0.11%        $378        0.08%
  Commercial loans                               2,878       0.47%          168       0.03%         334        0.08%
  Consumer and other loans                         143       0.02%           39       0.01%           6        0.00%
                                                -------------------------------------------------------------------
      Total loans delinquent 30 to 59 days       3,547       0.58%          791       0.15%         718        0.16%
                                                -------------------------------------------------------------------

Loans delinquent for 60 to 89 days:
  Residential mortgage loans                       131       0.02%          278       0.05%          92        0.02%
  Commercial loans                                  --         --            39       0.01%          --          --
  Consumer and other loans                          --         --            20       0.01%           1        0.00%
                                                -------------------------------------------------------------------
      Total loans delinquent 60 to 89 days         131       0.02%          337       0.07%          93        0.02%
                                                -------------------------------------------------------------------

      Total loans delinquent 30 to 89 days      $3,678       0.60%       $1,128       0.22%        $811        0.18%
                                                ===================================================================

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

      At December 31, 2001, the Company had $8.7 million of assets that were classified as substandard. This compares to $5.8 million and $1.2 million of assets that were classified as substandard at December 31, 2000 and 1999, respectively. The Company had no assets that were classified as loss or doubtful at any of these dates. Performing loans may or may not be adversely classified depending upon management's judgment with respect to each individual loan. At December 31, 2001, included in the $8.7 million of assets that were classified as substandard, were $7.9 million of performing loans. This compares to $5.3 million and $127,000 of adversely classified performing assets as of December 31, 2000 and 1999, respectively. These amounts constitute assets that, in the opinion of management, could potentially migrate to nonperforming or doubtful status. The increase in adversely classified assets is reflective of a softening economy and some deterioration in commercial credit quality. This may lead to an increase in nonaccrual loans and an increase to the provision for loan losses in future periods.

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

      The following table represents the allocation of the allowance for loan losses as of the dates indicated:


                                                                       December 31,
                             -------------------------------------------------------------------------------------------------
                                   2001                2000                1999                1998                1997
                             -----------------   -----------------   -----------------   -----------------   -----------------
                                      Percent             Percent             Percent             Percent             Percent
                                      of Loans            of Loans            of Loans            of Loans            of Loans
                                      in Each             in Each             in Each             in Each             in Each
                                      Category            Category            Category            Category            Category
                                      to Total            to Total            to Total            to Total            to Total
                             Amount    Loans     Amount    Loans     Amount    Loans     Amount    Loans     Amount    Loans
                             ------   --------   ------   --------   ------   --------   ------   --------   ------   --------
                                                                  (Dollars in thousands)

Residential mortgage loans   $1,835     50.8%    $1,460     47.8%    $1,395     51.7%    $1,558     60.0%    $1,534     63.5%
Commercial loans              4,191     39.2%     3,210     41.0%     2,007     38.0%     1,277     31.1%     1,040     28.3%
Consumer and other loans        787     10.0%       731     11.2%       566     10.3%       456      8.9%       393      8.2%
Unallocated                   1,711       --      1,893       --      1,713       --      1,727       --      1,373       --
                             -----------------------------------------------------------------------------------------------
      Total                  $8,524    100.0%    $7,294    100.0%    $5,681    100.0%    $5,018    100.0%    $4,340    100.0%
                             ===============================================================================================

      Assessing the adequacy of the allowance for loan losses involves substantial uncertainties and is based upon management's evaluation of the amounts required to meet estimated charge-offs in the loan portfolio after weighing various factors. Management's methodology to estimate loss exposure includes an analysis of individual loans deemed to be impaired, reserve allocations for various loan types based on payment status or loss experience and an unallocated allowance that is maintained based on management's assessment of many factors including the growth, composition and quality of the loan portfolio, historical loss experiences, general economic conditions and other pertinent factors. Based on this evaluation, management believes that the year-end allowance for loan losses is adequate.

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

      During 2001, 2000 and 1999, the Bank made additions to the allowance of $1.7 million, $1.5 million and $1.0 million and experienced net charge-offs (recoveries) of $439,000, ($71,000) and $337,000, respectively. At December 31, 2001, the allowance for loan losses stood at $8.5 million and represented 1132.01% of nonperforming loans and 1.40% of total loans outstanding. This compares to an allowance for loan losses of $7.3 million, representing 1435.83% of nonperforming loans and 1.41% of total loans outstanding at December 31, 2000.

      An analysis of the activity in the allowance for loan losses is as follows:


                                                                        Year Ended December 31,
                                                           --------------------------------------------------
                                                            2001       2000       1999       1998       1997
                                                            ----       ----       ----       ----       ----
                                                                             (In thousands)

Balance at beginning of year                               $7,294     $5,681     $5,018     $4,340     $4,024

Loans charged-off:
  Residential mortgage loans                                   --        (11)      (128)      (174)      (505)
  Commercial loans                                           (406)       (94)      (176)       (15)       (71)
  Consumer and other loans                                    (61)       (20)       (80)      (163)      (135)
                                                           --------------------------------------------------
      Total loans charged-off                                (467)      (125)      (384)      (352)      (711)
                                                           --------------------------------------------------

Recoveries of loans previously charged-off:
  Residential mortgage loans                                   --         --         29         --          8
  Commercial loans                                             --        191          1          3          3
  Consumer and other loans                                     28          5         17         10         16
                                                           --------------------------------------------------
      Total recoveries of loans previously charged-off         28        196         47         13         27
                                                           --------------------------------------------------

Net (charge-offs) recoveries                                 (439)        71       (337)      (339)      (684)

Provision for loan losses charged against income            1,669      1,542      1,000      1,017      1,000
                                                           --------------------------------------------------

Balance at end of year                                     $8,524     $7,294     $5,681     $5,018     $4,340
                                                           ==================================================

Net charge-offs (recoveries) to average loans
 outstanding                                                 0.08%     (0.01%)     0.08%      0.08%      0.17%
                                                           ==================================================

Investments

      Total investments (consisting of fed funds sold and overnight investments, investment securities, MBSs, and FHLB stock) totaled $210.7 million, or 24.4% of total assets, at December 31, 2001. This compares to total investments of $174.0 million, or 23.5% of total assets, as of December 31, 2000. The increase of $36.7 million, or 21.1%, was primarily in MBSs that were purchased to reinvest the funds generated from unusually high prepayment levels of residential mortgage loans and continued deposit growth. Some of these purchases were of SBA securities that, in addition to a governmental guarantee, have a floating interest rate indexed to a specified prime rate.

      The investment portfolio provides a source of short-term liquidity and acts as a counterbalance to loan and deposit flows. Investment securities and MBSs are primarily comprised of U.S. Agency securities. All investment securities and MBSs at December 31, 2001 and 2000, were classified as securities available for sale. At December 31, 2001, these securities carried a total of $1.4 million in net unrealized gains, compared to $275,000 in net unrealized losses at December 31, 2000.

      A summary of investment and mortgage-backed securities available for sale follows:


                                                             Unrealized
                                           Amortized     -------------------      Market
                                             Cost        Gains       Losses       Value
                                           ---------     -----       ------       ------
                                                           (In thousands)

At December 31, 2001:
U.S. Agency obligations                    $ 46,004      $  514     $   (74)     $ 46,444
Trust preferred securities                    3,189          --        (180)        3,009
U.S. Agency mortgage-backed securities      140,316       1,260        (325)      141,251
Collateralized mortgage obligations           9,233         166          --         9,399
                                           ----------------------------------------------
      Total                                $198,742      $1,940     $  (579)     $200,103
                                           ==============================================

At December 31, 2000:
U.S. Treasury obligations                  $  1,016      $   --     $   (11)     $  1,005
U.S. Agency obligations                      44,256         167        (119)       44,304
Trust preferred securities                    2,187          --        (200)        1,987
U.S. Agency mortgage-backed securities      104,863         457        (468)      104,852
Collateralized mortgage obligations          12,680          --        (101)       12,579
                                           ----------------------------------------------
      Total                                $165,002      $  624     $  (899)     $164,727
                                           ==============================================

At December 31, 1999:
U.S. Treasury obligations                  $ 10,023      $   21     $   (36)     $ 10,008
U.S. Agency obligations                      39,256           5        (875)       38,386
Trust preferred securities                    2,198          --         (89)        2,109
U.S. Agency mortgage-backed securities       62,101          --      (1,125)       60,976
Collateralized mortgage obligations          14,357          --        (540)       13,817
                                           ----------------------------------------------
       Total                               $127,935      $   26     $(2,665)     $125,296
                                           ==============================================

      The following table sets forth the maturities of investment and mortgage-backed securities available for sale and the weighted average yields of such securities:


                                                                  After One, But       After Five, But
                                           Within One Year      Within Five Years     Within Ten Years       After Ten Years
                                          ------------------    ------------------    -----------------    -------------------
                                                    Weighted              Weighted             Weighted               Weighted
                                          Market    Average     Market    Average     Market   Average      Market    Average
                                           Value     Yield       Value     Yield       Value    Yield       Value      Yield
                                          ------    --------    ------    --------    ------   --------     ------    --------
                                                                         (Dollars in thousands)

At December 31, 2001:
U.S. Agency obligations                   $ 3,046    5.91%      $43,398    4.94%      $   --       --      $     --       --
Trust preferred securities                     --      --            --      --           --       --         3,009     8.59%
U.S. Agency mortgage-backed securities         --      --            --      --        1,664     3.47%      139,587     5.37%
Collateralized mortgage obligations            --      --            --      --           --       --         9,399     6.47%
                                          -------               -------               ------               --------
      Total                               $ 3,046    5.91%      $43,398    4.94%      $1,664     3.47%     $151,995     5.51%
                                          ===============       ===============       ===============      =================

At December 31, 2000:
U.S. Treasury obligations                 $ 1,005    4.16%      $    --      --       $   --       --      $     --       --
U.S. Agency obligations                     5,243    5.70%       39,061    6.40%          --       --            --       --
Trust preferred securities                     --      --            --      --           --       --         1,987     8.16%
U.S. Agency mortgage-backed securities         --      --            --      --           --       --       104,852     6.69%
Collateralized mortgage obligations            --      --            --      --           --       --        12,579     6.47%
                                          -------               -------               ------               --------
      Total                               $ 6,248    5.46%      $39,061    6.40%      $   --       --      $119,418     6.71%
                                          ===============       ===============       ===============      =================

At December 31, 1999:
U.S. Treasury obligations                 $ 9,007    6.39%      $ 1,002    4.15%      $   --       --      $     --       --
U.S. Agency obligations                     3,991    5.80%       24,557    5.74%       9,838     7.10%           --       --
Trust preferred securities                     --      --            --      --           --       --         2,108     8.16%
U.S. Agency mortgage-backed securities         --      --            --      --           --       --        60,976     5.98%
Collateralized mortgage obligations            --      --            --      --           --       --        13,817     6.48%
                                          -------               -------               ------               --------
      Total                               $12,998    6.21%      $25,559    5.68%      $9,838     7.10%     $ 76,901     6.13%
                                          ===============       ===============       ===============      =================

Deposits and Borrowings

      The Company has devoted considerable time and resources to its deposit gathering network. The Company experienced a net increase in total deposits during 2001, to $670.4 million, or 77.8% of total assets, at December 31, 2001, from $631.6 million, or 85.4% of total assets, at December 31, 2000. This increase of $38.8 million, or 6.1%, in total deposits was centered in core accounts and broken down as follows: Demand deposit and NOW accounts up $14.4 million, or 10.1%; savings accounts up $44.1 million, or 20.9%; while certificates of deposit accounts were down $17.4 million, or 6.5%. By comparison, the increase in total deposits during 2000 (which was an unusual year) was $118.2 million, or 23.0%.

      The following table sets forth certain information regarding deposits:


                                                                              December 31,
                                       -------------------------------------------------------------------------------------------
                                                   2001                           2000                           1999
                                       -----------------------------  -----------------------------  -----------------------------
                                                  Percent   Weighted             Percent   Weighted             Percent   Weighted
                                                    of      Average                of      Average                of      Average
                                        Amount     Total      Rate     Amount     Total      Rate     Amount     Total      Rate
                                        ------    -------   --------   ------    -------   --------   ------    -------   --------
                                                                         (Dollars in thousands)

NOW accounts                           $ 44,445     6.6%     0.40%    $ 36,910     5.8%     0.64%    $ 27,456     5.4%     0.64%
Money market accounts                     9,914     1.5%     1.40%      12,283     1.9%     2.59%      16,073     3.1%     2.70%
Savings accounts                        254,861    38.0%     1.90%     210,728    33.4%     3.52%     173,692    33.8%     2.78%
Certificate of deposit accounts         248,268    37.0%     4.15%     265,623    42.1%     5.76%     228,351    44.5%     4.95%
                                       ----------------               ----------------               ----------------
      Total interest bearing deposits   557,488    83.1%     2.77%     525,544    83.2%     4.43%     445,572    86.8%     3.76%
Noninterest bearing accounts            112,925    16.9%       --      106,088    16.8%       --       67,844    13.2%       --
                                       ----------------               ----------------               ----------------
      Total deposits                   $670,413   100.0%     2.31%    $631,632   100.0%     3.69%    $513,416   100.0%     3.26%
                                       ========================================================================================

      At December 31, 2001, certificate of deposit accounts with balances greater than $100,000 aggregated $35.4 million, compared to $32.1 million and $25.3 million at December 31, 2000 and 1999, respectively.

      Total borrowings (consisting of overnight and short-term borrowings, FHLB and other borrowings) increased $74.5 million during 2001, to $126.4 million, from $51.9 million at December 31, 2000. The Company had $67.9 million of borrowings outstanding at the end of 1999. The increase during 2001 was the result of the Company seeking to take advantage of lower, long-term borrowing rates to partially fund its asset growth, along with funding a number of residential mortgage loan purchases during the first quarter of 2001. During 2000, the decrease in total borrowings was primarily attributable to the strong deposit growth the Company experienced, permitting the repayment of maturing FHLB borrowings. The Bank, through its membership in the FHLB, has access to a variety of borrowing alternatives, and management will from time to time take advantage of these opportunities to fund asset growth. However, on a long-term basis, the Bank intends to concentrate on increasing its core deposits.

Company-Obligated Mandatorily Redeemable Capital Securities

      On February 22, 2001, the Company, through its statutory trust subsidiary, issued $3.0 million of trust preferred securities. These securities have a 10.20% interest rate and mature in 30 years. The regulatory capital generated from issuing these securities supported the purchase of $50.5 million of residential mortgage loans and $10.1 million of MBSs during the first quarter of 2001. This issuance also confirmed the Company's ability to access the capital markets through use of trust preferred securities.

Asset and Liability Management

      The principal objective of the Company's asset and liability management process is to maximize profit potential while minimizing the vulnerability of its operations to changes in interest rates by means of managing the ratio of interest rate sensitive assets to interest rate sensitive liabilities within specified maturity or repricing periods. The Company's actions in this regard are taken under the guidance of the Bank's Asset/Liability Committee ("ALCO") that is comprised of members of senior management. The ALCO generally meets monthly and is actively involved in formulating the economic assumptions that the Company uses in its financial planning and budgeting process and establishes policies which control and monitor the sources, uses and pricing of funds. The Company has not engaged in any hedging activities.

      The ALCO manages the Company's interest rate risk position using both income simulation and interest rate sensitivity "gap" analysis. The ALCO has established internal parameters for monitoring the income simulation and gap analysis. These guidelines serve as benchmarks for evaluating actions to balance the current position against overall strategic goals. The ALCO monitors current exposures and reports these to the Board of Directors.

      Simulation is used as the primary tool for measuring the interest rate risk inherent in the Company's balance sheet at a given point in time by showing the effect on net interest income, over a 24-month period, of interest rate ramps of up to 200 basis points. These simulations take into account repricing, maturity and prepayment characteristics of individual products. The ALCO reviews simulation results to determine whether the downside exposure resulting from changes in market interest rates remains within established tolerance levels over both a 12-month and 24-month horizon, and develops appropriate strategies to manage this exposure. The Company's limits on interest rate risk specify that if interest rates were to shift up or down 200 basis points over a 12-month period, estimated net interest income for those 12 months and the subsequent 12 months, should decline by no more than 5.0% or 10.0%, respectively. As of December 31, 2001, net interest income simulation indicated that the Company's exposure to changing interest rates was outside of the 10% tolerance level established for the second year of a 200 basis point decline. This exposure primarily results from the unusually low current rates paid on deposit accounts and the extremely high prepayment speeds anticipated for mortgage-related assets if market rates declined 200 basis points. The current rates on many deposit accounts are so low, that they cannot decline 200 basis points without becoming negative. This results in a floor of zero percent for these deposit accounts, and this floor causes compression
of the net interest margin for modeling purposes.   The ALCO reviews the
methodology utilized for calculating interest rate risk exposure and may, from time to time, adopt modifications to this methodology. While the ALCO reviews simulation assumptions and methodology to ensure that they reflect historical experience, it should be noted that income simulation may not always prove to be an accurate indicator of interest rate risk because the actual repricing, maturity and prepayment characteristics of individual products may differ from the estimates used in the simulations.

      The following table presents the estimated impact of interest rate ramps on estimated net interest income over a 24-month period beginning January 1, 2002:


                                 Estimated Impact on
                                 Net Interest Income
                                 -------------------
                                 Dollar      Percent
                                 Change      Change
                                 ------      -------
                                (Dollars in thousands)

Initial 12-Month Period:

Up 200 basis point ramp          $   983       3.19%
Up 100 basis point ramp              478       1.55%
Down 100 basis point ramp           (560)     (1.81%)
Down 200 basis point ramp         (1,225)     (3.97%)

Subsequent 12-Month Period:

Up 200 basis point ramp          $ 1,601       5.23%
Up 100 basis point ramp            1,028       3.36%
Down 100 basis point ramp         (1,503)     (4.91%)
Down 200 basis point ramp         (3,721)    (12.16%)

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

      The Company has sought to maintain a relatively narrow gap position and has, in some instances, foregone investment in higher yielding assets when such investment, in management's opinion, exposed it to undue interest rate risk. However, the Company does not attempt to perfectly match interest rate sensitive assets and liabilities and will selectively mismatch its assets and liabilities to a controlled degree when it considers it both appropriate and prudent to do so. There are a number of relevant time periods in which to measure the gap position, such as at the 30, 60, 90, or 180 day points in the maturity schedule. Management monitors the gap position at each of these maturity points, while also focusing closely on the gap at the one-year point in making its principal funding decisions, such as with respect to its commercial and residential mortgage loan portfolios. At December 31, 2001, the Company's cumulative one-year gap was a positive $97.4 million, or 11.3% of total assets, compared to negative $2.4 million, or 0.3% of total assets, at the end of 2000. The Company's cumulative one-year gap at December 31, 2001 was higher than in past years, but is projected to decrease to less than 10.0% of total assets during 2002.

      The following table presents the repricing schedule for interest-earning assets and interest-bearing liabilities at December 31, 2001. To the extent applicable, amounts of assets and liabilities that mature or reprice within a particular period were determined in accordance with their contractual terms. Investment securities are allocated based upon expected call dates. Loans and MBSs have been allocated based upon expected amortization and prepayment rates based on historical performance.
Savings, NOW and money market deposit accounts, which have no contractual term and are subject to immediate repricing, are anticipated to behave more like core accounts and therefore are presented as spread evenly over the first three years. Nonetheless, this presentation does not reflect lags that may occur in the actual repricing of these deposits.


                                                    Within     Over Three    Over Six       Over One
                                                    Three        to Six      to Twelve      Year to       Over Five
                                                    Months       Months       Months       Five Years       Years        Total
                                                    ------     ----------    ---------     ----------     ---------      -----
                                                                              (Dollars in thousands)

Interest-earning assets:
  Federal funds sold and overnight investments     $  4,913     $     --     $     --       $     --      $     --      $  4,913
  Investment securities                               3,000       16,003        5,000         22,001         3,449        49,453
  Mortgage-backed securities                         42,745       15,421       19,981         68,941         3,562       150,650
  FHLB Stock                                          5,668           --           --             --            --         5,668
  Residential mortgage loans                         43,204       34,940       60,279        152,354        19,435       310,212
  Commercial loans                                   93,708       17,871       22,240        101,284         4,261       239,364
  Consumer and other loans                           31,629        5,406        4,772         13,879         5,702        61,388
                                                   -----------------------------------------------------------------------------

      Total interest-earning assets                 224,867       89,641      112,272        358,459        36,409       821,648
                                                   -----------------------------------------------------------------------------

Interest-bearing liabilities:
  NOW accounts                                        3,705        3,705        7,408         29,627            --        44,445
  Money market accounts                                 825          825        1,652          6,612            --         9,914
  Savings accounts                                   21,237       21,237       42,476        169,911            --       254,861
  Certificate of deposit accounts                    73,710       39,710       89,845         43,970         1,033       248,268
  Overnight & short-term borrowings                  13,033           --           --             --            --        13,033
  FHLB borrowings                                     5,003            3        5,008         93,166        10,185       113,365
  Capital trust securities                               --           --           --             --         3,000         3,000
                                                   -----------------------------------------------------------------------------

      Total interest-bearing liabilities            117,513       65,480      146,389        343,286        14,218       686,886
                                                   -----------------------------------------------------------------------------

      Net interest sensitivity gap during
       the period                                  $107,354     $ 24,161     $(34,117)      $ 15,173      $ 22,191      $134,762
                                                   =============================================================================

      Cumulative gap -- 12/31/01                   $107,354     $131,515     $ 97,398       $112,571      $134,762
                                                   =============================================================================

      Cumulative gap -- 12/31/00                   $ 73,872     $ 56,910     $ (2,440)      $ 69,021      $115,423
                                                   =============================================================================

Interest-sensitive assets as a percent of
 interest-sensitive liabilities (cumulative)         191.35%      171.87%      129.57%        116.74%       119.62%

Cumulative gap as a percent of total assets           12.45%       15.25%       11.30%         13.06%        15.63%

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

      Management is responsible for establishing and monitoring liquidity targets as well as strategies and tactics to meet these targets. In general, the Company maintains a high degree of flexibility with a liquidity target of 10% to 25% of total assets. At December 31, 2001, federal funds sold and overnight investments, investment securities and mortgage-backed securities available for sale amounted to $205.0 million, or 23.8% of total assets. This compares to $170.3 million, or 23.0% of total assets, at December 31, 2000. The Bank is a member of the FHLB and, as such, has access to both short- and long-term borrowings. In addition, the Bank maintains a line of credit at the FHLB as well as a line of credit with a correspondent bank. There have been no adverse trends in the Company's liquidity or capital reserves. Management believes that the Company has adequate liquidity to meet its commitments.

Capital Resources

      Total shareholders' equity of the Company at December 31, 2001 was $59.1 million, as compared to $53.3 million at December 31, 2000. Major activity in shareholders' equity during 2001 can be summarized as follows: net income for the year was $6.3 million, dividends paid on Common Stock totaled $1.8 million and changes in unrealized gains and losses on securities equaled $1.1 million.

      All FDIC-insured institutions must meet specified minimal capital requirements. These regulations require banks to maintain a minimum leverage capital ratio. At December 31, 2001, the Bank's Tier I leverage ratio stood at 5.84%. In addition, the FDIC has adopted capital guidelines based upon ratios of a bank's capital to total assets adjusted for risk. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. These regulations require banks to maintain minimum capital levels for capital adequacy purposes and higher capital levels to be considered "well capitalized." According to these standards, the Bank had a Tier I risk-weighted capital ratio of 9.72% and a Total risk-weighted capital ratio of 10.97% at December 31, 2001.

      Capital guidelines have also been issued by the Federal Reserve Board ("FRB") for bank holding companies. These guidelines require the Company to maintain minimum capital levels for capital adequacy purposes. In general, the FRB has adopted substantially identical capital adequacy guidelines as the FDIC. Such standards are applicable to bank holding companies and their bank subsidiaries on a consolidated basis. At December 31, 2001, the Company's Tier I leverage ratio was 5.93%, its Tier I Risk-based capital ratio was 9.86% and its Total Risk-based capital ratio was 11.10%.

      As of December 30, 2001, the Company and the Bank met all applicable minimum capital requirements and were considered "well capitalized" by both the FRB and the FDIC.

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

Recent Accounting Developments

      On July 20, 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards 142, Goodwill and Other Intangible Assets ("SFAS 142"). SFAS 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, Intangible Assets. Under SFAS 142, goodwill and intangible assets that have indefinite useful lives will no longer be amortized, but rather will be tested at least annually for impairment. The Statement applies to existing goodwill (i.e., recorded goodwill at the date the financial statement is issued), as well as goodwill arising subsequent to the effective date of the Statement. Intangible assets that have finite useful lives will continue to be amortized over their useful lives, but without the constraint of the 40-year maximum life required by APB Opinion No. 17. The provisions of SFAS 142 must be applied for fiscal years beginning after December 15, 2001 and may not be adopted earlier.

      On October 17, 2001, FASB issued Action Alert No. 01-37. That Action Alert reported a conclusion reached by FASB at its October 10, 2001 meeting regarding the application of SFAS 142 and Statement of Financial Accounting Standards 141, Business Combinations ("SFAS 141") with respect to goodwill accounting for bank branch acquisitions. The conclusion set forth in the October 17th Action Alert states that paragraph 5 of Statement of Financial Standards 72, Accounting for Certain Acquisitions of Banking or Thrift Institutions (SFAS 72), "applies to all acquisitions of financial institutions (or branches thereof) whether "troubled" or not, in which the fair value of the liabilities assumed exceeds the fair value of tangible and intangible assets acquired." SFAS 72 was originally issued in 1983, in the context of the savings and loan crisis and the acquisition of so-called "troubled" financial institutions. The branch acquisitions associated with the formation of the Company's banking subsidiary in March 1996 were such that the fair value of the liabilities assumed appear to exceed the fair value of tangible and intangible assets acquired. Thus, the March 1996 transaction gave rise to a type of intangible that, unlike goodwill, will continue to be amortized under current accounting guidelines.

      Based upon the conclusion set forth in the October 17th Action Alert, the Company is required to continue amortizing its intangible attributable to its March 1996 bank branch acquisition during the Fleet Financial Group, Inc. divestiture. Current amortization of this intangible is $1.2 million annually. Accordingly, the Company anticipates that there will continue to be a difference between its GAAP and cash basis presentations.

      The October 17th Action Alert also states that FASB will reconsider its new guidance during future deliberations. The conclusion reached by FASB regarding the need to continue amortization of an unidentifiable intangible asset, therefore, may be overturned at a later date. The Company, however, can give no assurance that FASB will vary from its current position. Regardless of its final outcome, this goodwill accounting issue will not have any material impact on the Company's financial condition. At December 31, 2001, the Company had $10.8 million of excess of cost over net assets acquired remaining on its balance sheet.

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





Merrill W. Sherman                     Albert R. Rietheimer
President and                          Chief Financial Officer and
Chief Executive Officer                Treasurer

                         BANCORP RHODE ISLAND, INC.
                        Independent Auditors' Report








The Board of Directors and Shareholders
Bancorp Rhode Island, Inc.:

      We have audited the accompanying consolidated balance sheets of Bancorp Rhode Island, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bancorp Rhode Island, Inc. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.





KPMG LLP
Providence, Rhode Island

January 16, 2002

                         BANCORP RHODE ISLAND, INC.
                         Consolidated Balance Sheets


                                                                                         December 31,
                                                                                    ---------------------
                                                                                      2001         2000
                                                                                      ----         ----
                                                                                        (In thousands)

Assets:
  Cash and due from banks (Note 2)                                                  $ 24,261     $ 28,853
  Federal funds sold and overnight investments                                         4,913        5,600
  Investment securities available for sale (amortized cost of $49,193 and
   $47,459, respectively) (Notes 3, 10, 11 and 12)                                    49,453       47,296
  Mortgage-backed securities available for sale (amortized cost of $149,549 and
   $117,543, respectively) (Notes 4 and 11)                                          150,650      117,431
  Stock in the Federal Home Loan Bank of Boston (Note 11)                              5,668        3,704

  Loans receivable  (Notes 5 and 11):
    Residential mortgage loans                                                       310,212      247,923
    Commercial loans                                                                 239,364      212,818
    Consumer and other loans                                                          61,388       58,084
                                                                                    ---------------------
      Total loans receivable                                                         610,964      518,825
  Allowance for loan losses (Note 6)                                                  (8,524)      (7,294)
                                                                                    ---------------------
      Net loans receivable                                                           602,440      511,531

  Premises and equipment, net (Note 7)                                                 7,184        6,384
  Other real estate owned (Note 8)                                                       264           30
  Excess of cost over net assets acquired, net (Note 2)                               10,766       11,930
  Accrued interest receivable                                                          5,803        5,630
  Prepaid expenses and other assets                                                      848        1,031
                                                                                    ---------------------

      Total assets                                                                  $862,250     $739,420
                                                                                    =====================

Liabilities:
  Deposits (Note 9):
    Demand deposit accounts                                                         $112,925     $106,088
    NOW accounts                                                                      44,445       36,910
    Money market accounts                                                              9,914       12,283
    Savings accounts                                                                 254,861      210,728
    Certificate of deposit accounts                                                  248,268      265,623
                                                                                    ---------------------
      Total deposits                                                                 670,413      631,632

  Overnight and short-term borrowings (Note 10)                                       13,033       13,847
  Federal Home Loan Bank of Boston borrowings (Note 11)                              113,365       33,292
  Other borrowings (Note 12)                                                              --        4,750
  Company-obligated mandatorily redeemable capital securities (Note 13)                3,000           --
  Other liabilities                                                                    3,342        2,607
                                                                                    ---------------------
      Total liabilities                                                              803,153      686,128
                                                                                    ---------------------

  Commitments and contingencies (Notes 7, 17 and 21)

Shareholders' equity (Notes 1 and 19):
  Common stock, par value $0.01 per share, authorized 11,000,000 shares:
    Voting:  Issued and outstanding:  3,753,550 shares in 2001 and 3,448,950
              shares in 2000                                                              37           34
    Non-Voting:  Issued and outstanding:  280,000 shares in 2000                          --            3
  Additional paid-in capital                                                          39,826       39,621
  Retained earnings                                                                   18,336       13,815
  Accumulated other comprehensive income (loss), net (Notes 3 and 4)                     898         (181)
                                                                                    ---------------------
      Total shareholders' equity                                                      59,097       53,292
                                                                                    ---------------------

      Total liabilities and shareholders' equity                                    $862,250     $739,420
                                                                                    =====================

See accompanying notes to consolidated financial statements.

                         BANCORP RHODE ISLAND, INC.
                    Consolidated Statements of Operations


                                                                                Year Ended December 31,
                                                                        ----------------------------------------
                                                                           2001           2000           1999
                                                                           ----           ----           ----
                                                                         (In thousands, except per share data)

Interest and dividend income:
  Residential mortgage loans                                            $   21,694     $   17,982     $   16,997
  Commercial loans                                                          18,078         17,737         12,795
  Consumer and other loans                                                   4,569          4,472          3,491
  Mortgage-backed securities                                                 7,720          5,576          4,835
  Investment securities                                                      3,044          3,056          2,814
  Federal funds sold and overnight investments                                 510            930            482
  Federal Home Loan Bank of Boston stock dividends                             288            282            237
                                                                        ----------------------------------------
  Total interest and dividend income                                        55,903         50,035         41,651
                                                                        ----------------------------------------

Interest expense:
  NOW accounts                                                                 209            205            175
  Money market accounts                                                        221            375            473
  Savings accounts                                                           6,507          6,137          4,742
  Certificate of deposit accounts                                           13,458         13,685         11,396
  Overnight and short-term borrowings                                          461            636            335
  Federal Home Loan Bank of Boston borrowings                                5,280          2,359          2,198
  Other borrowings                                                             138            281            281
  Company-obligated mandatorily redeemable capital securities                  263             --             --
                                                                        ----------------------------------------
      Total interest expense                                                26,537         23,678         19,600
                                                                        ----------------------------------------
      Net interest income                                                   29,366         26,357         22,051
  Provision for loan losses (Note 6)                                         1,669          1,542          1,000
                                                                        ----------------------------------------
      Net interest income after provision for loan losses                   27,697         24,815         21,051
                                                                        ----------------------------------------

Noninterest income:
  Loan related fees                                                            285            258            306
  Service charges on deposit accounts                                        3,451          2,722          2,215
  Gain on sales of mortgage-backed securities                                    4             --             --
  Commissions on loans originated for others                                   288             74             83
  Other income                                                               1,203            524            618
                                                                        ----------------------------------------
      Total noninterest income                                               5,231          3,578          3,222
                                                                        ----------------------------------------

Noninterest expense:
  Salaries and employee benefits (Note 15)                                  11,287          9,552          8,065
  Occupancy (Note 7)                                                         1,744          1,530          1,302
  Equipment                                                                    878            899            744
  Data processing                                                            1,779          1,340          1,348
  Marketing                                                                    979          1,069            883
  Professional services                                                        883            891            870
  Loan servicing                                                               945            761            825
  Other real estate owned (Note 8)                                             353             31            108
  Amortization of excess of cost over net assets acquired                    1,164          1,164          1,164
  Deposit tax and assessments                                                  117            109             58
  Other expenses (Note 16)                                                   3,067          2,316          1,987
                                                                        ----------------------------------------
      Total noninterest expense                                             23,196         19,662         17,354
                                                                        ----------------------------------------
      Income before income taxes and change in accounting principle          9,732          8,731          6,919
  Income tax expense (Note 14)                                               3,417          3,113          2,448
                                                                        ----------------------------------------
      Net income before change in accounting principle                       6,315          5,618          4,471
  Cumulative effect of change in accounting principle                           --             --            109
                                                                        ----------------------------------------
      Net income                                                             6,315          5,618          4,362
  Dividends on preferred stock                                                  --             --             88
                                                                        ----------------------------------------
      Net income available to common shareholders                       $    6,315     $    5,618     $    4,274
                                                                        ========================================

Basic earnings per common share (Notes 2 and 20):
  Income per common share before change in accounting principle         $     1.69     $     1.51     $     1.18
  Cumulative effect of change in accounting principle, net of tax               --             --          (0.03)
                                                                        ----------------------------------------
  Net income per common share                                           $     1.69     $     1.51     $     1.15
                                                                        ========================================

Diluted earnings per common share (Notes 2 and 20):
  Income per common share before change in accounting principle         $     1.62     $     1.49     $     1.17
  Cumulative effect of change in accounting principle, net of tax               --             --          (0.03)
                                                                        ----------------------------------------
  Net income per common share                                           $     1.62     $     1.49     $     1.14
                                                                        ========================================

  Average common shares outstanding - basic                              3,730,910      3,728,688      3,727,010
  Average common shares outstanding - diluted                            3,900,028      3,768,589      3,741,778

See accompanying notes to consolidated financial statements.

                         BANCORP RHODE ISLAND, INC.
         Consolidated Statements of Changes in Shareholders' Equity
              For Years Ended December 31, 2001, 2000 and 1999


                                                                                                  Accumulated
                                                                                                     Other
                                                                                                    Compre-
                                                                        Additional                  hensive
                                                 Preferred    Common     Paid-in      Retained      Income/
                                                   Stock      Stock      Capital      Earnings      (Loss)        Total
                                                 ---------    ------    ----------    --------    -----------     -----
                                                                             (In thousands)

Balance at December 31, 1998                       $ 804       $37       $40,774      $ 5,862       $   210      $47,687

  Net income                                          --        --            --        4,362            --        4,362
  Other comprehensive income, net
   of tax:
    Unrealized holding losses arising
     during the period, net of taxes of $1,002                                                       (1,952)      (1,952)
                                                                                                                 -------
  Comprehensive income                                                                                             2,410

  Exercise of stock options                           --        --            49           --            --           49
  Redemption of preferred stock                     (804)       --        (1,206)          --            --       (2,010)
  Dividends on preferred stock                        --        --            --          (88)           --          (88)
  Dividends on common stock                           --        --            --         (373)           --         (373)
                                                   ---------------------------------------------------------------------

Balance at December 31, 1999                          --        37        39,617        9,763        (1,742)      47,675

  Net income                                          --        --            --        5,618            --        5,618
  Other comprehensive income, net
   of tax:
    Unrealized holding gains arising
     during the period, net of taxes of $(804)                                                        1,561        1,561
                                                                                                                 -------
  Comprehensive income                                                                                             7,179

  Exercise of stock options                           --        --             4           --            --            4
  Dividends on common stock                           --        --            --       (1,566)           --       (1,566)
                                                   ---------------------------------------------------------------------

Balance at December 31, 2000                          --        37        39,621       13,815          (181)      53,292

  Net income                                          --        --            --        6,315            --        6,315
  Other comprehensive income, net
   of tax:
    Unrealized holding gains arising
     during the period, net of taxes of $(556)                                                        1,082        1,082
    Gain on securities available for
     sale included in net income, net of
     taxes of $1                                                                                         (3)          (3)
                                                                                                                 -------
  Comprehensive income                                                                                             7,394

  Exercise of stock options                           --        --           175           --            --          175
  Common stock issued for incentive stock
   award, net                                         --        --            30           --            --           30
  Dividends on common stock                           --        --            --       (1,794)           --       (1,794)
                                                   ---------------------------------------------------------------------

Balance at December 31, 2001                       $  --       $37       $39,826      $18,336       $   898      $59,097
                                                   =====================================================================

See accompanying notes to consolidated financial statements.

                         BANCORP RHODE ISLAND, INC.
                    Consolidated Statements of Cash Flows


                                                                        Year Ended December 31,
                                                                  -----------------------------------
                                                                    2001          2000         1999
                                                                    ----          ----         ----
                                                                            (In thousands)

Cash flows from operating activities:
  Net income                                                      $   6,315     $  5,618     $  4,362
  Adjustment to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization                                       3,168        2,558        3,030
  Provision for loan losses                                           1,669        1,542        1,000
  Gain on sales of mortgage-backed securities                            (4)          --           --
  Loss (gain) on other real estate owned                                (25)          (7)          12
  Compensation expense from restricted stock grant                       30           --           --
  (Increase) decrease in accrued interest receivable                   (173)        (960)          59
  (Increase) decrease in prepaid expenses and other assets             (374)        (290)        (225)
  Increase (decrease) in other liabilities                              735         (368)         923
  Increase (decrease) in other, net                                      17          204          213
                                                                  -----------------------------------
      Net cash provided by operating activities                      11,358        8,297        9,374
                                                                  -----------------------------------

Cash flows from investing activities:
  Origination of:
    Residential mortgage loans                                      (17,997)      (9,960)     (17,630)
    Commercial loans                                                (59,067)     (65,421)     (62,281)
    Consumer loans                                                  (22,515)     (18,111)     (18,909)
  Purchase of:
    Investment securities available for sale                        (54,026)      (9,000)     (35,168)
    Mortgage-backed securities available for sale                   (77,620)     (58,999)     (17,947)
    Residential mortgage loans                                     (186,869)     (48,503)     (53,883)
    Consumer and other loans                                         (5,045)      (5,043)          --
    Federal Home Loan Bank of Boston stock                           (1,964)          --         (359)
  Principal payments on:
    Investment securities available for sale                         52,263       13,000       23,000
    Mortgage-backed securities available for sale                    41,617       17,785       21,256
    Residential mortgage loans                                      141,657       47,422       91,841
    Commercial loans                                                 31,631       27,139       21,620
    Consumer loans                                                   23,928       12,042       10,187
    Proceeds from sale of mortgage-backed securities                  3,832           --           --
    Proceeds from disposition of other real estate owned                670          163          617
    Proceeds from sale of premises and equipment                         18           --           --
    Capital expenditures for premises and equipment                  (1,821)      (1,476)      (1,923)
                                                                  -----------------------------------
      Net cash used in investing activities                        (131,308)     (98,962)     (39,579)
                                                                  -----------------------------------

Cash flows from financing activities:
  Net increase in deposits                                           38,781      118,216       12,703
  Net increase in overnight and short-term borrowings                  (814)      (1,131)      10,716
  Proceeds from FHLB and other borrowings                            83,082       15,116       70,300
  Repayment of FHLB and other borrowings                             (7,759)     (30,007)     (58,617)
  Proceeds from capital trust securities                              3,000           --           --
  Redemption of preferred stock                                          --           --       (2,010)
  Dividends on preferred stock                                           --           --          (88)
  Proceeds from issuance of common stock                                175            4           49
  Dividends on common stock                                          (1,794)      (1,566)        (373)
                                                                  -----------------------------------
      Net cash provided by financing activities                     114,671      100,632       32,680
                                                                  -----------------------------------
Net increase (decrease) in cash and cash equivalents                 (5,279)       9,967        2,475
Cash and cash equivalents at beginning of year                       34,453       24,486       22,011
                                                                  -----------------------------------
Cash and cash equivalents at end of year                          $  29,174     $ 34,453     $ 24,486
                                                                  ===================================

Supplementary disclosures:
Cash paid for interest                                            $  26,122     $ 23,471     $ 19,604
Cash paid for income taxes                                            4,095        3,975        3,230
Non-cash transactions:
  Additions to other real estate owned in settlement of loans           879          137          284
  Change in other comprehensive income, net of taxes                  1,079        1,561       (1,952)

See accompanying notes to consolidated financial statements.

                         BANCORP RHODE ISLAND, INC.
                 Notes to Consolidated Financial Statements


(1)  Organization

      Bancorp Rhode Island, Inc., a Rhode Island corporation (the "Company"), was organized by Bank Rhode Island (the "Bank") on February 15, 2000, to be a bank holding company and to acquire all of the capital stock of the Bank. The reorganization of the Bank into the holding company form of ownership was completed on September 1, 2000. The Company has no significant operating entities other than the Bank. For this reason, substantially all of the discussion in these Consolidated Financial Statements and accompanying Notes relates to the operations of the Bank and its subsidiaries.

      Bank Rhode Island is a commercial bank chartered as a financial institution in the State of Rhode Island. The Bank pursues a community banking mission and is principally engaged in providing banking products and services to individuals and businesses in Providence and Kent counties. The Bank is subject to competition from a variety of traditional and nontraditional financial service providers both within and outside of Rhode Island. The Bank offers its customers a broad range of basic deposit services, including checking, savings and certificate of deposit accounts, along with access to their accounts through automated teller machines ("ATMs"), debit cards and the internet. The Bank also offers a broad range of commercial, commercial real estate and consumer loans. Additionally, the Bank provides IRA and Keogh accounts, along with non-deposit investment products. The Company and Bank are subject to the regulations of certain state and federal agencies and undergo periodic examinations by those regulatory authorities. The Bank's deposits are insured by the Federal Deposit Insurance Corporation ("FDIC"), subject to regulatory limits.

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

Principles of Consolidation

      The accompanying consolidated financial statements include the accounts of Bancorp Rhode Island, Inc., and its wholly-owned subsidiaries, Bank Rhode Island and BRI Statutory Trust I (an issuer of trust preferred securities), along with the Bank's wholly-owned subsidiaries, BRI Investment Corp. (a Rhode Island passive investment company), BRI Realty Corp. (a Rhode Island real estate holding company) and Acorn Insurance Agency, Inc. (a licensed insurance agency). All significant intercompany accounts and transactions have been eliminated in consolidation.

Reclassifications

      Certain amounts in the prior year's financial statements may have been reclassified to conform with the current year's presentation.

                         BANCORP RHODE ISLAND, INC.
           Notes to Consolidated Financial Statements (Continued)


Statement of Cash Flows

      For purposes of reporting cash flows, the Company considers cash, due from banks, federal funds sold and overnight investments to be cash equivalents. Cash flows relating to deposits are presented net in the statement of cash flows.

Comprehensive Income

      Comprehensive income is defined as all changes to equity except investments by and distributions to shareholders. Net income is a component of comprehensive income, with all other components referred to in the aggregate as 'other comprehensive income.'

Cash and Due From Banks

      The Bank is required to maintain average reserve balances in a noninterest bearing account with the Federal Reserve Bank based upon a percentage of certain deposits. As of December 31, 2001 and 2000, the average daily amount required to be held was $531,000 and $500,000, respectively. Additionally, in connection with a line of credit from a correspondent bank, the Bank is required to maintain a compensating balance in a noninterest bearing account. As of both December 31, 2001 and 2000, the required compensating balance was $100,000.

Investment and Mortgage-Backed Securities

      Debt securities are classified as held to maturity, available for sale, or trading. As of December 31, 2001 and 2000, all of the Company's securities were classified as available for sale. Securities are classified as held to maturity and carried at amortized cost only if the Company has a positive intent and the ability to hold these securities to maturity. Securities are classified as trading and carried at fair value, with unrealized gains and losses included in earnings, if they are bought and held principally for the purpose of selling in the near term. Securities not classified as either held to maturity or trading are classified as available for sale and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders' equity, net of estimated income taxes.

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

Loans

      Loans held in portfolio are stated at the principal amount outstanding, net of unamortized premiums, discounts, or deferred loan origination fees and costs. Interest income is accrued on a level-yield basis based on the principal amount outstanding. Premiums, discounts, and deferred loan origination fees and costs are amortized as an adjustment to yield over the life of the related loans. When a loan is paid-off, the unamortized portion of premiums, discounts or net fees is recognized into income.

                         BANCORP RHODE ISLAND, INC.
           Notes to Consolidated Financial Statements (Continued)


      Loans on which the accrual of interest has been discontinued are designated nonaccrual loans. Accrual of interest income is discontinued when concern exists as to the collectibility of principal or interest, or when a loan becomes over 90 days delinquent. Additionally, when a loan is placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period income. Loans are removed from nonaccrual when they become less than 90 days past due and when concern no longer exists as to the collectibility of principal or interest. Interest collected on nonaccruing loans is either applied against principal or reported as income according to management's judgment as to the collectibility of principal.

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

Other Real Estate Owned

      OREO consists of property acquired through foreclosure, real estate acquired through acceptance of a deed in lieu of foreclosure and loans determined to be substantively repossessed. Real estate loans that are substantively repossessed include only those loans for which the Company has taken possession of the collateral, but has not completed legal foreclosure proceedings.

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

                         BANCORP RHODE ISLAND, INC.
           Notes to Consolidated Financial Statements (Continued)


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

Intangible Assets

      On March 22, 1996, the Bank acquired certain assets and assumed certain liabilities from Fleet National Bank of Connecticut, formerly known as Shawmut Bank Connecticut, N.A. and other related entities. This acquisition was accounted for utilizing the purchase method of accounting and generated $17.5 million of an unidentifiable intangible asset in accordance with Statement of Financial Accounting Standards ("SFAS") 72. This intangible is being amortized to expense using the straight-line method over 15 years and results in a annual pre-tax charge to earnings of $1.2 million. On an ongoing basis, management reviews the valuation and amortization of this intangible, taking into consideration any events and circumstances which might have diminished its value.

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

Securities Sold Under Agreements to Repurchase

      The Company enters into sales of securities under agreements to repurchase. These agreements are treated as financings, and the obligations to repurchase securities sold are reflected as a liability in the consolidated balance sheets. Securities pledged as collateral under agreements to repurchase are reflected as assets in the accompanying consolidated balance sheets.

Employee Benefits

      The Bank maintains a Section 401(k) savings plan for employees of the Bank and its subsidiaries. Under the plan, the Bank makes a matching contribution of the amount contributed by each participating employee, up to 4% of the employee's yearly salary. The Bank's contributions are charged against current operations in the year made.

      The Company has adopted SFAS 123, "Accounting for Stock-Based
Compensation."   This Statement establishes a fair value based method of
accounting for stock-based compensation plans under which compensation cost is measured at the grant date based on the value of the award and is recognized over the service period. However, the Statement allows a company to continue to measure compensation cost for such plans under Accounting Principles Board Opinion ("APB") 25, "Accounting for Stock Issued to Employees." Under APB 25, no compensation cost is recorded if, at the grant date, the exercise price of the options is equal to the fair market value of the Company's common stock. The Company has elected to continue to follow the accounting in APB 25. SFAS 123 requires companies that elect to continue to follow the accounting in APB 25 to disclose in the notes to their financial statements pro forma net income and earnings per share as if the fair value based method of accounting had been applied.

                         BANCORP RHODE ISLAND, INC.
           Notes to Consolidated Financial Statements (Continued)


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

(3)  Investment Securities Available for Sale

      A summary of investment securities available for sale follows:


                                                            Unrealized
                                           Amortized     ----------------     Market
                                             Cost        Gains     Losses     Value
                                           ---------     -----     ------     ------
                                                         (In thousands)

At December 31, 2001:
U.S. Agency obligations                     $46,004      $514      $ (74)     $46,444
Trust Preferred securities                    3,189        --       (180)       3,009
                                            -----------------------------------------
      Total                                 $49,193      $515      $(254)     $49,453
                                            =========================================

At December 31, 2000:
U.S. Treasury obligations                   $ 1,016      $ --      $ (11)     $ 1,005
U.S. Agency obligations                      44,256       167       (119)      44,304
Trust Preferred securities                    2,187        --       (200)       1,987
                                            -----------------------------------------
      Total                                 $47,459      $167      $(330)     $47,296
                                            =========================================

                         BANCORP RHODE ISLAND, INC.
           Notes to Consolidated Financial Statements (Continued)


      The following table sets forth the maturities of investment securities available for sale and the weighted average yields of such securities:


                                                                                 After One, But
                                          Within One Year                      Within Five Years
                                 ---------------------------------     ----------------------------------
                                                          Weighted                               Weighted
                                 Amortized     Market     Average      Amortized     Market      Average
                                   Cost        Value       Yield         Cost         Value       Yield
                                 ---------     ------     --------     ---------     ------      --------
                                                          (Dollars in thousands)

At December 31, 2001:
  U.S. Agency obligations         $3,000       $3,046      5.91%        $43,004      $43,398      4.94%
  Trust Preferred securities          --           --        --%             --           --        --%
                                  -------------------                   --------------------
      Total                       $3,000       $3,046      5.91%         43,004      $43,398      4.94%
                                  =============================         ==============================

At December 31, 2000:
  U.S. Treasury obligations       $1,016       $1,005      4.16%        $    --      $    --        --%
  U.S. Agency obligations          5,256        5,243      5.70%         39,000       39,061      6.40%
  Trust Preferred securities          --           --        --%             --           --        --%
                                  -------------------                   --------------------
      Total                       $6,272       $6,248      5.46%        $39,000      $39,061      6.40%
                                  =============================         ==============================


                                          After Five, But
                                         Within Ten Years                       After Ten Years
                                 ---------------------------------     ----------------------------------
                                                          Weighted                               Weighted
                                 Amortized     Market     Average      Amortized     Market      Average
                                   Cost        Value       Yield         Cost         Value       Yield
                                 ---------     ------     --------     ---------     ------      --------
                                                          (Dollars in thousands)

At December 31, 2001:
  U.S. Agency obligations         $   --       $   --        --%        $    --      $    --        --%
  Trust Preferred securities          --           --        --%          3,189        3,009      8.59%
                                  -------------------                   --------------------
      Total                       $   --       $   --        --%        $ 3,189      $ 3,009      8.59%
                                  =============================         ==============================

At December 31, 2000:
  U.S. Treasury obligations       $   --       $   --        --%        $    --      $    --        --%
  U.S. Agency obligations             --           --        --%             --           --        --%
  Trust Preferred securities          --           --        --%          2,187        1,987      8.16%
                                  -------------------                   --------------------
      Total                       $   --       $   --        --%        $ 2,187      $ 1,987      8.16%
                                  =============================         ==============================

      The weighted average remaining life of investment securities available for sale at December 31, 2001 and 2000 was 4.6 years and 3.8 years, respectively. Included in the weighted average remaining life calculation at December 31, 2001 and 2000, were $37.5 million and $31.2 million, respectively, of securities that are callable at the discretion of the issuer. These call dates were not utilized in computing the weighted average remaining life. There were no sales of investment securities during 2001, 2000 or 1999.

(4)  Mortgage-Backed Securities Available for Sale

      A summary of mortgage-backed securities available for sale by issuer follows:


                                                               Unrealized
                                             Amortized     -----------------       Market
                                               Cost        Gains      Losses       Value
                                             ---------     -----      ------       ------
                                                             (In thousands)

At December 31, 2001:
  U.S. Small Business Administration         $ 30,147      $   42     $ (34)      $ 30,155
  Federal National Mortgage Association        58,766         764      (143)        59,387
  Federal Home Loan Mortgage Corporation       51,403         454      (148)        51,709
  Collateralized Mortgage Obligations           9,233         166        --          9,399
                                             ---------------------------------------------
      Total                                  $149,549      $1,426     $(325)      $150,650
                                             =============================================

At December 31, 2000:
  U.S. Small Business Administration         $ 21,785      $   --     $ (20)      $ 21,765
  Federal National Mortgage Association        66,623         381      (445)        66,559
  Federal Home Loan Mortgage Corporation       16,455          76        (3)        16,528
  Collateralized Mortgage Obligations          12,680          --      (101)        12,579
                                             ---------------------------------------------
      Total                                  $117,543      $  457     $(569)      $117,431
                                             =============================================

                         BANCORP RHODE ISLAND, INC.
           Notes to Consolidated Financial Statements (Continued)


      The following table sets forth the maturities of mortgage-backed securities available for sale and the weighted average yields of such securities:


                                             After Five, But Within Ten Years                After Ten Years
                                             ---------------------------------     -----------------------------------
                                                                      Weighted                                Weighted
                                             Amortized     Market     Average      Amortized      Market      Average
                                               Cost        Value       Yield         Cost         Value        Yield
                                             ---------------------------------     -----------------------------------
                                                                      (Dollars in thousands)

At December 31, 2001:
  U.S. Small Business Administration          $1,672       $1,664      3.47%       $ 28,475      $ 28,491      3.57%
  Federal National Mortgage Association           --           --        --%         58,766        59,387      6.00%
  Federal Home Loan Mortgage Corporation          --           --        --%         51,403        51,709      5.65%
Collateralized Mortgage Obligations               --           --        --%          9,233         9,399      6.47%
                                              -------------------                  ----------------------
      Total                                   $1,672       $1,664      3.47%       $147,877      $148,986      5.44%
                                              =============================        ================================

At December 31, 2000:
  U.S. Small Business Administration          $   --       $   --        --%       $ 21,785      $ 21,765      7.27%
  Federal National Mortgage Association           --           --        --%         66,623        66,559      6.50%
  Federal Home Loan Mortgage Corporation          --           --        --%         16,455        16,528      6.74%
  Collateralized Mortgage Obligations             --           --        --%         12,680        12,579      6.47%
                                              -------------------                  ----------------------
      Total                                   $   --       $   --        --%       $117,543      $117,431      6.67%
                                              =============================        ================================

      Maturities on mortgage-backed securities are based on contractual maturities and do not take into consideration scheduled amortization or prepayments. Actual maturities will differ from contractual maturities due to scheduled amortization and prepayments. The weighted average remaining contractual term of mortgage-backed securities available for sale at December 31, 2001 and 2000 was 25.7 years and 25.0 years, respectively.

      The following table presents the sale of mortgage-backed securities available for sale and the resulting gains from such sales:


                                                                   Year Ended December 31,
                                                                -----------------------------
                                                                 2001       2000       1999
                                                                 ----       ----       ----
                                                                       (In thousands)

Amortized cost of mortgage-backed securities sold               $3,828     $   --     $    --
Gains realized on sales of mortgage-backed securities                4         --          --
                                                                -----------------------------
      Net proceeds from sales of mortgage-backed securities     $3,832     $   --     $    --
                                                                =============================

                         BANCORP RHODE ISLAND, INC.
           Notes to Consolidated Financial Statements (Continued)


(5)  Loans Receivable

      The following is a summary of loans receivable:


                                                     December 31,
                                                 ---------------------
                                                   2001         2000
                                                   ----         ----
                                                    (In thousands)

Residential mortgage loans:
  One- to four-family adjustable rate            $285,589     $212,197
  One- to four-family fixed rate                   23,306       34,609
                                                 ---------------------
    Subtotal                                      308,895      246,806
  Premium on loans acquired                         1,381        1,166
  Net deferred loan origination fees                  (64)         (49)
                                                 ---------------------
      Total                                      $310,212     $247,923
                                                 =====================

Commercial loans:
  Commercial real estate - nonowner occupied     $ 73,369     $ 69,315
  Commercial and industrial                        53,677       51,470
  Commercial real estate - owner occupied          46,698       38,272
  Small business                                   24,122       19,170
  Multi-family                                     14,927       15,933
  Construction                                     14,027        7,070
  Leases and other                                 12,715       11,731
                                                 ---------------------
    Subtotal                                      239,535      212,961
  Net deferred loan origination fees                 (171)        (143)
                                                 ---------------------
      Total                                      $239,364     $212,818
                                                 =====================

Consumer and other loans:
  Home equity - lines of credit                  $ 28,460     $ 26,215
  Home equity - term loans                         22,930       23,292
  Automobile                                        6,335        4,643
  Installment                                       1,240        1,348
  Savings secured                                     656          987
  Unsecured and other                               1,153        1,044
                                                 ---------------------
    Subtotal                                       60,774       57,529
  Premium on loans acquired                           192          144
  Net deferred loan origination costs                 422          411
                                                 ---------------------
      Total                                      $ 61,388     $ 58,084
                                                 =====================

      The Bank's commercial and consumer lending activities are conducted principally in the State of Rhode Island and, to a lesser extent, in nearby areas of Massachusetts. The Bank originates commercial real estate loans, commercial and industrial loans, multi-family residential loans and consumer loans (principally home equity loans and lines of credit) for its portfolio. The Bank purchases one- to four-family residential mortgage loans and automobile loans from third party originators. These loans may have been originated from areas outside of New England. Most loans made by the Bank are secured by borrowers' personal or business assets. The Bank considers a concentration of credit to a particular industry to exist when the aggregate credit exposure to a borrower or group of borrowers in that industry exceeds 25% of the Bank's capital plus reserves. At December 31, 2001, no concentrations of credit to a particular industry existed as defined by these parameters. The ability of the Bank's residential and consumer borrowers to honor their repayment commitments is generally dependent on the level of overall economic activity within the area they reside in. Commercial borrowers' ability to repay is generally dependent upon the general health of the economy and in cases of real estate loans, the real estate sector in particular. Accordingly, the ultimate collectibility of a substantial portion of the Bank's loan portfolio is susceptible to changing conditions in the Rhode Island economy in particular, and the New England and national economies, in general.

                         BANCORP RHODE ISLAND, INC.
           Notes to Consolidated Financial Statements (Continued)


      The Bank's lending limit to any single borrowing relationship is limited by law to approximately $10.5 million. At December 31, 2001, the Bank had no outstanding commitments to any single borrowing relationship that were in excess of $4.2 million.

      At December 31, 2001, the risk elements contained within the loan portfolio were centered in $753,000 of nonaccrual loans and $131,000 of loans past due 60 to 89 days. This compares to $508,000 of nonaccrual loans and $337,000 of loans past due 60 to 89 days as of December 31, 2000, and $1.1 million of nonaccrual loans and $93,000 of loans past due 60 to 89 days as of December 31, 1999. As of December 31, 2001 and 2000, the Bank did not have any loans that were considered impaired. Included in nonaccrual loans as of December 31, 1999, were $329,000 of impaired loans. No specific reserves were necessary in conjunction with these impaired loans. The average balance of impaired loans was $1.0 million during 2001, $648,000 during 2000 and $304,000 during 1999.

      The reduction in interest income associated with nonaccrual loans was as follows:


                                             Year Ended December 31,
                                             ------------------------
                                             2001      2000      1999
                                             ----      ----      ----
                                                  (In thousands)

Income in accordance with original terms     $ 68      $ 48      $130
Income recognized                             (37)      (13)      (64)
                                             ------------------------
Foregone interest income                     $ 31      $ 35      $ 66
                                             ========================

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


                                 Year Ended December 31,
                                 -----------------------
                                   2001        2000
                                   ----        ----
                                     (In thousands)

Balance at beginning of year      $ 6,385     $ 3,767
  Additions                         1,329       4,251
  Repayments                       (2,193)     (1,633)
                                  -------------------
Balance at end of year            $ 5,521     $ 6,385
                                  ===================

                         BANCORP RHODE ISLAND, INC.
           Notes to Consolidated Financial Statements (Continued)


(6)  Allowance for Loan Losses

      An analysis of the activity in the allowance for loan losses is as follows:


                                                         Year Ended December 31,
                                                       ----------------------------
                                                        2001       2000       1999
                                                        ----       ----       ----
                                                              (In thousands)

Balance at beginning of year                           $7,294     $5,681     $5,018
  Provision for loan losses charged against income      1,669      1,542      1,000
  Loans charged-off                                      (467)      (125)      (384)
  Recoveries of loans previously charged-off               28        196         47
                                                       ----------------------------
Balance at end of year                                 $8,524     $7,294     $5,681
                                                       ============================

      The following table represents the allocation of the allowance for loan losses as of the dates indicated:


                                   December 31,
                                 -----------------
                                  2001       2000
                                  ----       ----
                                  (In thousands)

Loan category:
  Residential mortgage loans     $1,835     $1,460
  Commercial loans                4,191      3,210
  Consumer and other loans          787        731
  Unallocated                     1,711      1,893
                                 -----------------
  Total                          $8,524     $7,294
                                 =================

(7)  Premises and Equipment

      Premises and equipment consisted of the following:


                                                      December 31,
                                                   -------------------
                                                    2001        2000
                                                    ----        ----
                                                     (In thousands)

Land                                               $   793     $   785
Office buildings and improvements                    2,346       1,837
Leasehold improvements                               2,700       2,233
Data processing equipment and software               3,619       3,297
Furniture, fixtures and other equipment              3,054       2,610
                                                   -------------------
  Subtotal                                          12,512      10,762
Less accumulated depreciation and amortization      (5,328)     (4,378)
                                                   -------------------
  Total premises and equipment                     $ 7,184     $ 6,384
                                                   ===================

      The Company utilizes a useful life of 40 years for buildings and 15 years for building improvements. Leasehold improvements are amortized over their respective lease terms. Data processing equipment and software's useful life is three years and furniture, fixtures and other equipment's useful life varies but is primarily five years. Depreciation expense totaled $1.0 million, $941,000 and $841,000 for the years ended December 31, 2001, 2000 and 1999, respectively.

                         BANCORP RHODE ISLAND, INC.
           Notes to Consolidated Financial Statements (Continued)


      Rent expense for the years ended December 31, 2001, 2000 and 1999 was $815,000, $686,000 and $531,000, respectively. In connection with the acquisition of branches from Fleet National Bank of Connecticut, the Bank assumed the liability for lease payments on seven banking offices previously occupied by Shawmut Bank Connecticut, N.A. The Bank has renegotiated some of these leases and has also entered into agreements to lease additional space. Under the terms of these noncancellable operating leases, the Bank is currently obligated to minimum annual rents as follows:


                                Minimum
                             Lease Payments
                             --------------
                             (In thousands)

              2002               $  713
              2003                  638
              2004                  630
              2005                  618
              2006                  560
              Thereafter          1,388
                                 ------
                                 $4,547
                                 ======

(8)  Other Real Estate Owned

      The following table provides a summary of OREO:


                                              December 31,
                                             --------------
                                             2001     2000
                                             ----     ----
                                             (In thousands)

One- to four-family residential property     $287     $ 61
                                             -------------
  Subtotal                                    287       61
Allowance for losses                          (23)     (31)
                                             -------------
      Total                                  $264     $ 30
                                             =============

      A summary of the activity in the allowance for losses on OREO follows:


                                 Year Ended December 31,
                                 -----------------------
                                      2001     2000
                                      ----     ----
                                     (In thousands)

Balance at beginning of year          $31      $35
Provisions                             --       --
Net charge-offs                        (8)      (4)
                                      ------------
Balance at end of year                $23      $31
                                      ============

                         BANCORP RHODE ISLAND, INC.
           Notes to Consolidated Financial Statements (Continued)


      The following summarizes the operating results from OREO:


                                         Year Ended December 31,
                                         -----------------------
                                         2001     2000     1999
                                         ----     ----     ----
                                             (In thousands)

Collection and repossession expenses     $367     $42      $ 73
Net expenses of holding properties         11      (4)       23
Provision for losses                       --      --        12
Net gains from dispositions               (25)     (7)       --
                                         ----------------------
      Total                              $353     $31      $108
                                         ======================

(9)  Deposits

      Certificate of deposit accounts had the following schedule of maturities:


                                               December 31,
                                           ---------------------
                                             2001         2000
                                             ----         ----
                                              (In thousands)

1 year or less remaining                   $204,248     $224,690
More than 1 year to 2 years remaining        27,774       36,403
More than 2 years to 4 years remaining       15,737        2,938
More than 4 years remaining                     505        1,592
                                           ---------------------
      Total                                $248,264     $265,623
                                           =====================

      At December 31, 2001, 2000 and 1999, certificate of deposit accounts with balances $100,000 or more aggregated $35.4 million, $32.1 million and $25.3 million, respectively.

(10)  Overnight and Short-Term Borrowings

      Overnight and short-term borrowings are comprised of the following:


                                            December 31,
                                         -------------------
                                          2001        2000
                                          ----        ----
                                           (In thousands)

Treasury tax and loan notes              $   691     $   819
Retail reverse repurchase agreements      12,342      13,028
                                         -------------------
      Total                              $13,033     $13,847
                                         ===================

                         BANCORP RHODE ISLAND, INC.
           Notes to Consolidated Financial Statements (Continued)


      The Bank utilizes the Note Option for remitting Treasury Tax and Loan payments to the Federal Reserve Bank. Under this option the U.S. Treasury invests in obligations of the Bank, as evidenced by open-ended interest-bearing notes. These notes are collateralized by U.S. Agency securities owned by the Bank. Information concerning these treasury tax and loan notes is as follows:


                                                   Year Ended December 31,
                                                   -----------------------
                                                      2001        2000
                                                      ----        ----
                                                   (Dollars in thousands)

Outstanding at end of year                           $  691      $  819
Outstanding collateralized by securities with:
  Amortized cost                                      3,997       3,999
  Market value                                        4,007       3,987
Average outstanding for the year                      1,038         921
Maximum outstanding at any month end                  3,000       3,000
Weighted average rate at end of year                   1.40%       5.72%
Weighted average rate paid for the year                1.50%       6.25%

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


                                                   Year Ended December 31,
                                                   -----------------------
                                                      2001        2000
                                                      ----        ----
                                                   (Dollars in thousands)

Outstanding at end of year                           $12,342     $13,028
Maturity date                                         1/2/02      1/2/01
Outstanding collateralized by securities with:
  Amortized cost                                      14,303      14,904
  Market value                                        14,397      14,903
Average outstanding for the year                      14,041      10,553
Maximum outstanding at any month end                  18,216      14,485
Weighted average rate at end of year                    1.70%       2.74%
Weighted average rate paid for the year                 3.04%       5.48%

      Additionally, at December 31, 2001, the Bank had a $2.0 million line of credit with a correspondent bank to facilitate the issuance of letters of credit by the Bank and the conducting of foreign exchange transactions for the Bank's customers. Since inception, there have been no outstanding balances under this line of credit. The Bank is required to maintain a compensating balance of $100,000 in conjunction with this line of credit.

                         BANCORP RHODE ISLAND, INC.
           Notes to Consolidated Financial Statements (Continued)


(11)  Federal Home Loan Bank of Boston Borrowings

      FHLB borrowings are comprised of the following:


                                     December 31, 2001                       December 31, 2000
                            -----------------------------------     -----------------------------------
                            Scheduled      First       Weighted     Scheduled      First       Weighted
                              Final         Call       Average        Final         Call       Average
                            Maturity      Date (1)     Rate (2)     Maturity      Date (1)     Rate (2)
                            ---------     --------     --------     ---------     --------     --------
                                                      (Dollars in thousands)

Within 1 year               $  7,000      $ 20,000      3.59%        $ 3,000      $13,000       3.57%
Over 1 year to 2 years        20,100        32,100      4.92%             --           --         --%
Over 2 years to 3 years       28,000        30,000      6.08%         10,100       10,100       5.87%
Over 3 years to 5 years       11,000        21,000      5.53%         20,000       10,000       6.37%
Over 5 years                  47,265        10,265      5.14%            192          192       6.29%
                            ----------------------                   -------------------
      Total                 $113,365      $113,365      5.27%        $33,292      $33,292       6.23%
                            ================================         ===============================

<F1>  Callable FHLB advances are shown in the respective periods assuming that the callable debt is redeemed at the first call date while all other advances are shown in the periods corresponding to their scheduled maturity date.
<F2>  Weighted average rate based on scheduled maturity dates.

      All borrowings from the FHLB are secured by the Bank's stock in the FHLB and a blanket lien on "qualified collateral" defined principally as 90% of the market value of U.S. Government and Agency obligations and 75% of the carrying value of certain residential mortgage loans. Unused term borrowing capacity with the FHLB at December 31, 2001, 2000 and 1999 was $191.6 million, $269.7 million and $221.0 million, respectively. In addition, the Bank has a short-term line of credit with the FHLB. Unused borrowing capacity under this line was $11.2 million for each of the years in the three-year period. As one requirement of its borrowings, the Bank is required to invest in the common stock of the FHLB in an amount at least equal to five percent of its outstanding borrowings from the FHLB. As and when such stock is redeemed, the Bank would receive from the FHLB an amount equal to the par value of the stock. As of December 31, 2001, the Bank's FHLB stock holdings, recorded at cost, were $5.7 million.

(12)  Other Borrowings

      From time to time, the Bank utilizes term reverse repurchase agreements as an alternative source of long-term funds. These agreements are treated as financings. The obligation to repurchase the identical securities that were sold is reflected as a liability and the securities remain as assets. The securities underlying this agreement are U.S. Agency securities and are held by a third party custodian in a special custody account. Information concerning this term repurchase agreement is as follows:


                                                   Year Ended December 31,
                                                   -----------------------
                                                      2001        2000
                                                      ----        ----
                                                   (Dollars in thousands)

Outstanding at end of year                           $   --     $  4,750
Maturity date                                            NA      6/29/01
Outstanding collateralized by securities with:
  Amortized cost                                         --        5,000
  Market value                                           --        4,973
Average outstanding for the year                      2,329        4,750
Maximum outstanding at any month end                  4,750        4,750
Weighted average rate at end of year                     NA         5.83%
Weighted average rate paid for the year                5.91%        5.83%

                         BANCORP RHODE ISLAND, INC.
           Notes to Consolidated Financial Statements (Continued)


(13)  Company-Obligated Mandatorily Redeemable Capital Securities

      On January 23, 2001, the Company sponsored the creation of BRI Statutory Trust I (the "Trust"), a Connecticut statutory trust. The Company is the owner of all of the common securities of the Trust. On February 22, 2001, the Trust issued $3.0 million of its 10.20% Capital Securities through a pooled trust preferred securities offering. The proceeds from this issuance, along with the Company's $93,000 capital contribution for the Trust's common securities, were used to acquire $3.1 million of the Company's 10.20% Junior Subordinated notes due February 22, 2031, and constitute the primary asset of the Trust. The Company has, through the Declaration of Trust, the Guarantee Agreement, the notes and the related Indenture, taken together, fully irrevocably and unconditionally guaranteed all of the Trust's obligations under the Capital Securities, to the extent the Trust has funds available therefor.

(14)  Income Taxes

      The components of income tax expense are as follows:


                                      Year Ended December 31,
                                   -----------------------------
                                    2001       2000        1999
                                    ----       ----        ----
                                          (In thousands)

Current expense:
  Federal                          $3,897     $ 4,133     $3,011
  State                                39          95         96
                                   -----------------------------
      Total current expense         3,936       4,228      3,107
                                   -----------------------------
Deferred benefit:
  Federal                            (519)     (1,115)      (659)
  State                                --          --         --
                                   -----------------------------
      Total deferred benefit         (519)     (1,115)      (659)
                                   -----------------------------
      Total income tax expense     $3,417     $ 3,113     $2,448
                                   =============================

      The difference between the statutory federal income tax rate and the effective federal income tax rate is as follows:


                                                          Year Ended December 31,
                                                         -------------------------
                                                         2001      2000      1999
                                                         ----      ----      ----

Statutory federal income tax rate                        34.0%     34.0%     34.0%
Increase resulting from:
  State income tax, net of federal tax benefit            0.2       0.7       0.9
  Other, net                                              0.9       1.0       0.5
                                                         ------------------------
Effective combined federal and state income tax rate     35.1%     35.7%     35.4%
                                                         ========================

                         BANCORP RHODE ISLAND, INC.
           Notes to Consolidated Financial Statements (Continued)


      The components of gross deferred tax assets and gross deferred tax liabilities are as follows:


                                                          December 31,
                                                       -------------------
                                                        2001        2000
                                                        ----        ----
                                                         (In thousands)

Gross deferred tax assets:
  Allowance for loan losses                            $ 2,898     $ 2,488
  Organizational costs                                      18           9
  Unrealized loss on securities available for sale          --          93
  Other                                                    295         294
                                                       -------------------
      Total gross deferred tax assets                    3,211       2,884
                                                       -------------------
Gross deferred tax liabilities:
  Purchase accounting adjustments                         (944)     (1,043)
  Unrealized gain on securities available for sale        (463)         --
                                                       -------------------
      Total gross deferred tax liabilities              (1,407)     (1,043)
                                                       -------------------
      Net deferred tax asset                           $ 1,804     $ 1,841
                                                       ===================

      It is management's belief, that it is more likely than not, that the reversal of deferred tax liabilities and results of future operations will generate sufficient taxable income to realize the deferred tax assets. In addition, the Company's net deferred tax asset is supported by recoverable income taxes. Therefore, no valuation allowance was necessary at December 31, 2001, 2000 or 1999 for the deferred tax assets. It should be noted, however, that factors beyond management's control, such as the general state of the economy and real estate values, can affect future levels of taxable income and that no assurance can be given that sufficient taxable income will be generated to fully absorb gross deductible temporary differences.

(15)  Employee Benefits

Employee 401(k) Plan

      The Bank maintains a 401(k) Plan (the "Plan") which qualifies as a tax exempt plan and trust under Sections 401 and 501 of the Internal Revenue Code. Generally, Bank employees who are at least twenty-one (21) years of age and have completed one year of service with the Bank, are eligible to participate in the Plan. Expenses associated with the Plan were $240,000, $191,000 and $164,000 for the years ended December 31, 2001,
2000 and 1999, respectively.

Nonqualified Deferred Compensation Plan

      The Bank also maintains a Nonqualified Deferred Compensation Plan (the "Nonqualified Plan") under which certain participants may contribute the amounts they are precluded from contributing to the Bank's 401(k) Plan because of the qualified plan limitations, and additional compensation deferrals that may be advantageous for personal income tax or other planning reasons. Expenses associated with the Nonqualified Plan were $34,000, $24,000 and $20,000 for the years ended December 31, 2001, 2000 and 1999, respectively.

                         BANCORP RHODE ISLAND, INC.
           Notes to Consolidated Financial Statements (Continued)


Supplemental Executive Retirement Plan

      During 1999, the Bank established a Supplemental Executive Retirement Plan (the "SERP") for certain of its senior executives under which participants designated by the Board of Directors are entitled to an annual retirement benefit. Expenses associated with the SERP were $103,000, $58,000 and $40,000 for the years ended December 31, 2001, 2000 and 1999, respectively.

Restricted Stock Agreement

      During 2001, the Company entered into a Restricted Stock Agreement with its CEO, pursuant to which she was awarded 7,700 shares of restricted stock, subject to achievement of certain performance goals, which vests 50% on January 1, 2005 and 50% on January 1, 2006. The restricted stock is subject to forfeiture if cumulative net income for the three-year period ending December 31, 2002 does not equal or exceed cumulative net income forecasted in the Company's budgets for such period. The restricted shares are also subject to forfeiture in the event of termination of the CEO's employment prior to the applicable vesting dates for cause by the Company or without good reason by the executive. Expenses associated with the Restricted Stock Agreement were $49,000 for the year ended December 31, 2001.

Employee Stock Option Plan

      The Company maintains an Incentive and Nonqualified Stock Option Plan (the "Employee Stock Option Plan") under which it may grant options on its common stock to officers and key employees. The total number of shares available for issuance under the Employee Stock Option Plan is 385,000. Options are granted at an exercise price equal to the market value of the stock on the date of the grant and vest over a three to five year period. Unless exercised, options granted under the Employee Stock Option Plan expire ten years from the grant date.

      The following table summarizes changes in options outstanding under the Employee Stock Option Plan during 1999, 2000 and 2001 and options exercisable at December 31, 2001:


                                              Number of        Weighted
                                             Unexercised       Average
                                               Options       Option Price
                                             -----------     ------------

Options outstanding at December 31, 1998       185,950          $10.68

  Granted                                       85,000           10.63
  Exercised                                     (4,950)          10.00
  Forfeited/Canceled                           (26,050)          10.60
                                               -------
Options outstanding at December 31, 1999       239,950           10.69
                                               -------
  Granted                                       62,300           10.06
  Exercised                                       (400)          10.00
  Forfeited/Canceled                            (1,600)          10.50
                                               -------
Options outstanding at December 31, 2000       300,250           10.56
                                               -------
  Granted                                       58,650           15.17
  Exercised                                    (15,900)          10.36
  Forfeited/Canceled                            (3,850)          14.21
                                               -------
Options outstanding at December 31, 2001       339,150          $11.32
                                               =======================
Options exercisable at December 31, 2001       229,015          $10.56
                                               =======================

                         BANCORP RHODE ISLAND, INC.
           Notes to Consolidated Financial Statements (Continued)


Director Stock Plan

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

      The following table summarizes changes in options outstanding under the Director Stock Plan during 1999, 2000 and 2001 and options exercisable at December 31, 2001:


                                              Number of        Weighted
                                             Unexercised       Average
                                               Options       Option Price
                                             -----------     ------------

Options at December 31, 1998                   16,500           $17.19

  Granted                                       5,500            10.88
  Exercised                                        --               --
  Forfeited/Canceled                               --               --
                                               ------
Options at December 31, 1999                   22,000            15.61
                                               ------
  Granted                                       5,500            10.13
  Exercised                                        --               --
  Forfeited/Canceled                               --               --
                                               ------
Options at December 31, 2000                   27,500            14.52
                                               ------
  Granted                                       5,500            16.00
  Exercised                                    (1,000)           10.50
  Forfeited/Canceled                               --               --
                                               ------
Options at December 31, 2001                   32,000           $14.89
                                               =======================
Options exercisable at December 31, 2001       32,000           $14.89
                                               =======================

                         BANCORP RHODE ISLAND, INC.
           Notes to Consolidated Financial Statements (Continued)


      APB 25 and related interpretations have been applied to account for these plans. Accordingly, no compensation cost has been charged against income. Had compensation cost been determined consistent with SFAS 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:


                                 Year Ended December 31,
                               ----------------------------
                                2001       2000       1999
                                ----       ----       ----

Net income (in thousands):
  As reported                  $6,315     $5,618     $4,362
  Pro forma                     6,181      5,492      4,228

Earnings per common share:
  Basic:
    As reported                $ 1.69     $ 1.51     $ 1.15
    Pro forma                    1.66       1.47       1.11
  Diluted:
    As reported                $ 1.62     $ 1.49     $ 1.14
    Pro forma                    1.58       1.46       1.11

      The fair value of each option granted was estimated as of the date of the grant using the Black-Scholes option-pricing model with the following weighted average assumptions: expected life of 7 years; expected volatility of 20% in 2001 and 25% in 2000 and 1999; average risk-free interest rates of 4.90% in 2001, 6.65% in 2000 and 4.84% in 1999; and a
dividend rate of 2.92% in 2001, 4.26% in 2000 and 3.78% in 1999.

(16)  Other Operating Expenses

      Major components of other operating expenses are as follows:


                              Year Ended December 31,
                            ----------------------------
                             2001       2000       1999
                             ----       ----       ----
                                   (In thousands)

Telephone                   $  541     $  470     $  424
Forms and supplies             512        371        287
Postage                        305        251        207
Correspondent bank fees        209        128         99
Insurance                      178        128        132
Director fees                  158        120         90
Recruiting                     125        117         97
Other                        1,039        731        651
                            ----------------------------
      Total                 $3,067     $2,316     $1,987
                            ============================

                         BANCORP RHODE ISLAND, INC.
           Notes to Consolidated Financial Statements (Continued)


(17)  Financial Instruments with Off-Balance Sheet Risk

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

      Financial instruments with off-balance sheet risk are summarized as follows:


                                       December 31,
                                   --------------------
                                     2001        2000
                                     ----        ----
                                      (In thousands)

Commitments to originate loans     $ 13,965     $ 5,440
Unused lines of credit              118,820      86,935
Letters of credit                     2,466       2,324

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

                         BANCORP RHODE ISLAND, INC.
           Notes to Consolidated Financial Statements (Continued)


(18)  Fair Value of Financial Instruments

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

      The book values and estimated fair values for the Company's financial instruments are as follows:


                                                           December 31, 2001           December 31, 2000
                                                        -----------------------     -----------------------
                                                          Book       Estimated        Book       Estimated
                                                         Value       Fair Value      Value       Fair Value
                                                         -----       ----------      -----       ----------
                                                                          (In thousands)

Assets:
Cash and due from banks                                 $ 24,261      $ 24,261      $ 28,853      $ 28,853
Fed funds sold and overnight investments                   4,913         4,913         5,600         5,600
Investment securities                                     49,453        49,453        47,296        47,296
Mortgage-backed securities                               150,650       150,650       117,431       117,431
Stock in the FHLB                                          5,668         5,668         3,704         3,704
Loans receivable, net of allowance for loan losses:
  Residential mortgage loans                             307,916       313,175       245,951       251,748
  Commercial loans                                       234,121       242,612       208,483       216,035
  Consumer and other loans                                60,403        61,494        57,097        58,382
Accrued interest receivable                                5,803         5,803         5,630         5,630

Liabilities:
  Deposits:
    Demand deposit accounts                              112,925       112,925       106,088       106,088
    NOW accounts                                          44,445        44,445        36,910        36,910
    Money market accounts                                  9,914         9,914        12,283        12,283
    Savings accounts                                     254,861       254,861       210,728       210,728
    Certificate of deposit accounts                      248,268       250,758       265,623       267,786
Overnight and short-term borrowings                       13,033        13,033        13,847        13,847
FHLB borrowings                                          113,365       115,639        33,292        34,027
Other borrowings                                              --            --         4,750         4,754
Company-obligated mandatorily redeemable
 capital securities                                        3,000         3,000            --            --
Accrued interest payable                                   1,839         1,839         1,424         1,424

Cash and due from banks

      The carrying values reported in the balance sheet for cash and due from banks approximates the fair value because of the short maturity of these instruments.

                         BANCORP RHODE ISLAND, INC.
           Notes to Consolidated Financial Statements (Continued)


Fed funds sold and overnight investments

      The carrying values reported in the balance sheet for federal funds sold and overnight investments approximates the fair value because of the short maturity of these instruments.

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

                         BANCORP RHODE ISLAND, INC.
           Notes to Consolidated Financial Statements (Continued)


Company-obligated mandatorily redeemable capital securities

      The fair values reported for Company-obligated mandatorily redeemable capital securities are based on the discounted value of contractual cash flows. The discount rates used are representative of approximate rates currently offered on instruments with similar terms and remaining maturities.

Accrued interest receivable and payable

      The carrying values for accrued interest receivable and payable approximates fair value because of the short-term nature of these financial instruments.

Financial instruments with off-balance sheet risk

      Since the Bank's commitments to originate or purchase loans, and for unused lines and outstanding letters of credit, are primarily at market interest rates, there is no significant fair value adjustment.

(19)  Shareholders' Equity

      Capital guidelines issued by the Federal Reserve Board require the Company to maintain minimum capital levels for capital adequacy purposes. Tier I capital is defined as common equity and retained earnings, less certain intangibles. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning assets and off-balance-sheet items to one of four risk categories, each with an appropriate weight. The risk-based capital rules are designed to make regulatory capital more sensitive to differences in risk profiles among banks and bank holding companies, to account for off-balance sheet exposure and to minimize disincentives for holding liquid assets. The Bank is also subject to FDIC regulations regarding capital requirements. These regulations require banks to maintain minimum capital levels for capital adequacy purposes and higher capital levels to be considered "well capitalized."

    As of December 31, 2001, the Company and the Bank met all applicable minimum capital requirements and were considered "well capitalized" by both the FRB and the FDIC. There have been no events or conditions since the end of the year that management believes would cause a change in either the Company's or the Bank's categorization.

                         BANCORP RHODE ISLAND, INC.
           Notes to Consolidated Financial Statements (Continued)


      The Company's and the Bank's actual and required capital amounts and ratios are as follows:


                                                                       For Capital         To Be Considered
                                                   Actual           Adequacy Purposes     "Well Capitalized"
                                             ------------------     -----------------     ------------------
                                             Amount      Ratio      Amount      Ratio     Amount      Ratio
                                             ------      -----      ------      -----     ------      -----
                                                                 (Dollars in thousands)

At December 31, 2001:

Bancorp Rhode Island, Inc.
--------------------------
Tier I capital (to average assets)           $50,433      5.93%     $25,508     3.00%     $42,513      5.00%
Tier I capital (to risk-weighted assets)      50,433      9.86%      20,462     4.00%      30,694      6.00%
Total capital (to risk-weighted assets)       56,803     11.10%      40,925     8.00%      51,156     10.00%

Bank Rhode Island
-----------------
Tier I capital (to average assets)           $49,702      5.84%     $25,526     3.00%     $42,544      5.00%
Tier I capital (to risk-weighted assets)      49,702      9.72%      20,458     4.00%      30,687      6.00%
Total capital (to risk-weighted assets)       56,121     10.97%      40,916     8.00%      51,145     10.00%

At December 31, 2000:

Bancorp Rhode Island, Inc.
--------------------------
Tier I capital (to average assets)           $41,543      5.91%     $21,086     3.00%     $35,144      5.00%
Tier I capital (to risk-weighted assets)      41,543      9.50%      17,484     4.00%      26,226      6.00%
Total capital (to risk-weighted assets)       47,029     10.76%      34,968     8.00%      43,710     10.00%

Bank Rhode Island
-----------------
Tier I capital (to average assets)           $41,129      5.85%     $21,086     3.00%     $35,144      5.00%
Tier I capital (to risk-weighted assets)      41,129      9.41%      17,484     4.00%      26,226      6.00%
Total capital (to risk-weighted assets)       46,615     10.66%      34,968     8.00%      43,710     10.00%

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

                         BANCORP RHODE ISLAND, INC.
           Notes to Consolidated Financial Statements (Continued)


(20)  Earnings Per Share

      The following table is a reconciliation of basic EPS and diluted EPS:


                                                            Year Ended December 31,
                                                    ----------------------------------------
                                                       2001           2000           1999
                                                       ----           ----           ----

Basic EPS Computation:

  Numerator (in thousands):
    Net income                                      $    6,315     $    5,618     $    4,362
    Preferred dividends                                     --             --            (88)
                                                    ----------------------------------------
    Net income available to common shareholders     $    6,315     $    5,618     $    4,274
                                                    ========================================

  Denominator:
    Common shares outstanding                        3,730,910      3,728,688      3,727,010
    Stock options                                           --             --             --
    Warrants                                                --             --             --
                                                    ----------------------------------------
    Total shares                                     3,730,910      3,728,688      3,727,010
                                                    ========================================

  Basic EPS                                         $     1.69     $     1.51     $     1.15
                                                    ========================================

Diluted EPS Computation:

  Numerator (in thousands):
    Net income                                      $    6,315     $    5,618     $    4,362
    Preferred dividends                                     --             --            (88)
                                                    ----------------------------------------
    Net income available to common shareholders     $    6,315     $    5,618     $    4,274
                                                    ========================================

  Denominator:
    Common shares outstanding                        3,730,910      3,728,688      3,727,010
    Stock options                                      115,572         24,534          7,233
    Warrants                                            53,546         15,367          7,535
                                                    ----------------------------------------
    Total shares                                     3,900,028      3,768,589      3,741,778
                                                    ========================================

  Diluted EPS                                       $     1.62           1.49     $     1.14
                                                    ========================================

(21)  Regulation and Litigation

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

                         BANCORP RHODE ISLAND, INC.
           Notes to Consolidated Financial Statements (Continued)


      The Company is involved in routine legal proceedings occurring in the ordinary course of business. In the opinion of management, final disposition of these lawsuits will not have a material adverse effect on the consolidated financial condition or results of operations of the Company.

(22)  Parent Company Statements

      The following are condensed financial statements for Bancorp Rhode Island, Inc. (the "Parent Company"):

                                Balance Sheet


                                                                                December 31,
                                                                             -------------------
                                                                              2001        2000
                                                                              ----        ----
                                                                               (In thousands)

Assets:
  Cash and due from banks                                                    $    20     $    16
  Overnight investments                                                          736         352
  Investment in subsidiaries                                                  61,465      52,878
  Prepaid and other assets                                                       108          --
                                                                             -------------------
      Total assets                                                           $62,329     $53,246
                                                                             ===================

Liabilities:
  Income taxes payable                                                       $   (47)    $   (46)
  Notes payable to subsidiaries                                                3,093          --
  Other liabilities                                                              186          --
                                                                             -------------------
      Total liabilities                                                        3,232         (46)
                                                                             -------------------

Shareholders' equity:
  Common stock, par value $0.01 per share, authorized 11,000,000 shares:
    Voting:  Issued and outstanding:  3,753,550 shares in 2001 and
              3,448,950 shares in 2000                                            37          34
    Non-Voting:  Issued and outstanding:  280,000 shares in 2000                  --           3
  Additional paid-in capital                                                  39,826      39,621
  Retained earnings                                                           18,336      13,815
  Accumulated other comprehensive income (loss), net                             898        (181)
                                                                             -------------------
      Total shareholders' equity                                              59,097      53,292
                                                                             -------------------

      Total liabilities and shareholders' equity                             $62,329     $53,246
                                                                             ===================

                         BANCORP RHODE ISLAND, INC.
           Notes to Consolidated Financial Statements (Continued)


                           Statements of Operation


                                                                                Year Ended December 31,
                                                                         -------------------------------------
                                                                                  2001           2000
                                                                                  ----           ----
                                                                         (In thousands, except per share data)

Income:
  Dividends received from subsidiaries                                         $    2,250     $      950
  Interest on overnight investments                                                    16              8
                                                                               -------------------------
      Total income                                                                  2,266            958
                                                                               -------------------------
Expenses:
  Interest on notes payable                                                           271             --
  Compensation expense                                                                 49             --
  Directors' fees                                                                      63             15
  Professional services                                                               159            126
  Other expenses                                                                       --              2
                                                                               -------------------------
      Total expenses                                                                  542            143
                                                                               -------------------------
      Income before income taxes                                                    1,724            815
  Income tax expense (benefit)                                                       (176)           (46)
                                                                               -------------------------
      Income before equity in undistributed earnings of subsidiaries                1,900            861
  Equity in undistributed earnings of subsidiaries                                  4,415          4,757
                                                                               -------------------------
      Net income                                                               $    6,315     $    5,618
                                                                               =========================

Basic earnings per common share:                                               $     1.69     $     1.51
Diluted earnings per common share:                                             $     1.62     $     1.49

Average common shares outstanding - basic                                       3,730,910      3,728,688
Average common shares outstanding - diluted                                     3,900,028      3,768,589

                           Statement of Cash Flow


                                                                                       Year Ended December 31,
                                                                                       -----------------------
                                                                                          2001        2000
                                                                                          ----        ----
                                                                                          (In thousands)

Cash flows from operating activities:
  Net income                                                                             $ 6,315     $ 5,618
  Adjustment to reconcile net income to net cash provided by operating activities:
    Equity in undistributed earnings of subsidiaries                                      (4,415)     (4,757)
    Compensation expense from restricted stock grant                                          30          --
    (Increase) decrease in other assets                                                     (108)         --
    Increase (decrease) in other liabilities                                                 185         (46)
                                                                                         -------------------
      Net cash provided by operating activities                                            2,007         815
                                                                                         -------------------


Cash flows from financing activities:
  Proceeds from notes payable                                                              3,093          --
  Investment in subsidiaries                                                              (3,093)         --
  Proceeds from issuance of common stock                                                     175          --
  Dividends on common stock                                                               (1,794)       (447)
                                                                                         -------------------
      Net cash used by financing activities                                               (1,619)       (447)
                                                                                         -------------------

Net increase (decrease) in cash and due from banks                                           388         368
Cash and cash equivalents at beginning of year                                               368          --
                                                                                         -------------------
Cash and cash equivalents at end of year                                                 $   756     $   368
                                                                                         ===================

Supplementary disclosures:
  Cash paid for income taxes                                                             $  (175)    $    --
Non-cash transactions:
  Change in other comprehensive income, net of taxes                                       1,079        (181)

The Parent Company's Statement of Changes in Shareholders' Equity is identical to the Consolidated Statement of Changes in Shareholders' Equity and therefore is not presented here.

                         BANCORP RHODE ISLAND, INC.
           Notes to Consolidated Financial Statements (Continued)


(23)  Quarterly Results of Operations (unaudited)


                                                                        2001 Quarter Ended
                                                          ----------------------------------------------
                                                           March       June       September     December
                                                            31          30           30            31
                                                           -----       ----       ---------     --------
                                                              (In thousands, except per share data)

Interest income                                           $14,157     $14,203      $14,047      $13,496
Interest expense                                            6,951       7,105        6,585        5,896
                                                          ---------------------------------------------
  Net interest income                                       7,206       7,098        7,462        7,600
Provision for loan losses                                     488         352          566          263
                                                          ---------------------------------------------
  Net interest income after provision for loan losses       6,718       6,746        6,896        7,337
Noninterest income                                          1,102       1,306        1,356        1,467
Noninterest expense                                         5,389       5,648        5,827        6,332
                                                          ---------------------------------------------
  Income before taxes                                       2,431       2,404        2,425        2,472
Income taxes                                                  871         832          849          865
                                                          ---------------------------------------------
      Net income                                          $ 1,560     $ 1,572      $ 1,576      $ 1,607
                                                          =============================================

Basic EPS                                                 $  0.42     $  0.42      $  0.42      $  0.43
Diluted EPS                                               $  0.40     $  0.40      $  0.40      $  0.41


                                                                        2000 Quarter Ended
                                                          ----------------------------------------------
                                                           March       June       September     December
                                                            31          30           30            31
                                                           -----       ----       ---------     --------
                                                              (In thousands, except per share data)

Interest income                                           $11,493     $12,195      $12,894      $13,453
Interest expense                                            5,372       5,684        6,128        6,494
                                                          ---------------------------------------------
  Net interest income                                       6,121       6,511        6,766        6,959
Provision for loan losses                                     340         382          410          410
                                                          ---------------------------------------------
  Net interest income after provision for loan losses       5,781       6,129        6,356        6,549
Noninterest income                                            776         874          984          944
Noninterest expense                                         4,556       4,923        5,034        5,149
                                                          ---------------------------------------------
  Income before taxes                                       2,001       2,080        2,306        2,344
Income taxes                                                  695         724          852          842
                                                          ---------------------------------------------
      Net income                                          $ 1,306     $ 1,356      $ 1,454      $ 1,502
                                                          =============================================

Basic EPS                                                 $  0.35     $  0.36      $  0.39      $  0.40
Diluted EPS                                               $  0.35     $  0.36      $  0.38      $  0.39

Bancorp Rhode Island, Inc.

Executive Officers

Merrill W. Sherman
President and CEO

Albert R. Rietheimer, CPA
Chief Financial Officer and Treasurer

Donald C. McQueen
Vice President and Assistant Secretary


Bank Rhode Island

Executive Officers

Merrill W. Sherman
President and CEO

Albert R. Rietheimer, CPA
Chief Financial Officer and Treasurer

Donald C. McQueen
Executive Vice President,
Chief Credit & Administration Officer

James V. DeRentis
Executive Vice President,
Retail Banking & Marketing


Officers

Accounting and Finance

John E. Westwood
Senior Vice President,
Controller

Joan E. Rivelli
Accounting Officer,
Accounting Manager

Administration

Elizabeth M. Carroll
Senior Vice President,
Administrative Services

Gisele M. Golembeski
Assistant Vice President,
Administrative Services

Daniel A. Patenaude
Assistant Vice President,
Facilities Manager & Security Officer

Bernice M. DeMello
Assistant Vice President,
Administrative Services

Stephen M. Turgeon
Vice President,
Corporate Communications

Debra S. Regan
Vice President,
Human Resources Director

Audit

Melissa A. Ogg
Assistant Vice President,
Internal Auditor

Retail Banking

Kathleen C. Orovitz
Vice President,
Branch Sales Manager

Linda A. Geremia
Vice President,
Regional Manager

Kathryn E. Taylor
Vice President,
Regional Manager

Elizabeth A. Hart
Vice President,
Marketing Manager

Michael J. Roy
Vice President,
Retail Banking

Melissa L. Mulhearn
Vice President,
Investment Manager

P. Michael Regnier
Vice President,
Cash Management Officer

Donald L. DiBlasi
Vice President,
Business Development Officer

Andrew J. Deluski
Assistant Vice President,
Branch Manager

Todd M. George
Assistant Vice President,
Investment Sales

Steven J. Grasso
Assistant Vice President,
Business Development Officer

Diane Y. Goyette
Assistant Vice President,
Branch Manager

Suzanne D. Joyal
Assistant Vice President,
Branch Manager

Doreen M. Sousa
Assistant Vice President,
Retail Training Officer

Lorie L. Bruyere
Retail Banking Officer
Branch Manager

Paula Burbank
Retail Banking Officer,
Branch Manager

Madeleine G. Dickie
Retail Banking Officer,
Branch Manager

Tanya S. Fandino
Retail Banking Officer,
Internet Banking Manager

Kathleen M. Morgan
Retail Banking Officer,
Branch Manager

Leah M. Prata
Retail Banking Officer,
Branch Manager

Maria T. Travassos
Retail Banking Officer,
Branch Manager

Eileen F. Tweedie
Retail Banking Officer,
Branch Manager

Renay Houle
Retail Banking Officer,
Call Center Manager

Doris Bragger
Collections Officer

Jacqueline N. Binette
Marketing Officer

Lori A. Oliveira
Marketing Officer

Commercial Lending

Kevin R. Kelly
Senior Vice President,
Head of Business Lending

Emanuel E. Barrows
Senior Vice President,
Business Lending

Daniel J. Hagerty
Senior Vice President,
Business Lending

Michael J. Kerr
Senior Vice President,
Business Lending

James P. Tiernan
Senior Vice President,
Business Lending

Lori J. Webber
Senior Vice President,
Senior Risk Manager

James C. Kelshaw
Vice President,
Business Lending

Albert M. Jaffarian
Business Lending Officer,
Portfolio Manager

Real Estate Lending

Kyle A. Macdonald
Senior Vice President,
Head of Real Estate Lending

Stephen J. Gibbons
Senior Vice President,
Real Estate Lending
Rosa C. Medeiros
Assistant Vice President
Real Estate Lending

Consumer & Small Business Lending

Peter Walsh
Senior Vice President,
Retail, Small Business Lending, &
CRA Officer

David L. Goolgasian
Vice President,
Consumer Loan Manager

Joseph P. Hindle
Vice President,
Small Business Manager

Patricia O. Saracino
Assistant Vice President,
Community Relations

Joseph M. D'Amico
Retail Lending Officer

Abigail T. Moore
Small Business Officer,
Portfolio Manager

Credit Administration

Paul G. Wielgus
Senior Vice President,
Senior Credit & Compliance Officer

Gregory E. Kwiatkowski
Assistant Vice President,
Loan Review Officer

Maureen F. Snell
Assistant Vice President,
Loan Servicing

Operations/MIS

Kenneth L. Senus
Senior Vice President,
Information Technology & Operations

Tonia R. Ryan
Vice President,
Systems Planning & Project Management

Donald G. Morash
Assistant Vice President,
MIS Manager

Karen J. Talbot
Assistant Vice President,
Operations Manager

Elizabeth A. Limerick
Operations Officer


CampusMate

Patricia Hanratty
Senior Vice President,
CampusMate Director

Raymond K. Antonio
Vice President,
Systems & Operations Director


Stock Transfer

Agent
Registrar and Transfer Company
10 Commerce Way
Cranford, NJ  07016

Auditors
KPMG LLP
Providence, RI

Counsel
Hinckley, Allen & Snyder LLP
Providence, RI


Investor Information

The Bank Rhode Island 2001 annual meeting will be held on Wednesday, May 15, 2002 at 10:00 a.m. at the Courtyard by Marriott, Providence, RI.

Requests for information, including copies of the Bank's annual report, may be obtained at no charge by writing to:

Investor Relations Department
Bank Rhode Island
One Turks Head Place
Providence, RI 02903

Mission Statement

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

233 Lambert Lind Highway
Warwick, RI 02886

2975 West Shore Road
Warwick, RI 02886

1175 Cumberland Hill Road
Woonsocket, RI 02895

(Full Service Drive-up ATM)
17 Coventry Shoppers Park
Coventry, RI 02816

Market for the Company's Common Stock and Related Stockholder Matters

Bancorp Rhode Island, Inc.'s common stock is traded on the Nasdaq Stock Market(R) under the symbol "BARI". The following table sets forth certain information regarding the Common Stock for the periods indicated.


                        Stock Price
                     -----------------     Dividend
                      High       Low         Paid
                      ----       ---       --------

2000:
  First Quarter      $10.25     $ 9.13      $0.10
  Second Quarter      11.50       9.00       0.10
  Third Quarter       14.50      10.50       0.10
  Fourth Quarter      14.13      12.50       0.12

2001:
  First Quarter      $17.00     $12.63      $0.12
  Second Quarter      17.45      15.38       0.12
  Third Quarter       19.58      16.35       0.12
  Fourth Quarter      17.95      17.13       0.12

As of March 11, 2002, there were approximately 1,300 holders of record of the Common Stock.