Form 10-K, Exhibit 13
period 2002-12-31
BANCORP RHODE ISLAND INC
filed 2003-03-27
CIK 1109525

Exhibit 13

                                    2002

                                   ANNUAL

                                   REPORT

BancorpRI

This report contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the Company's Form 10-K for the year ended December 31, 2002. The Company has no significant operating entities other than Bank Rhode Island, therefore substantially all of the discussion in this document relates to the operations of the Bank.

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

[CHART]                    [CHART]
1997     $  533            1997     $0.75
1998     $  596            1998     $0.85
1999     $  632            1999     $1.14
2000     $  739            2000     $1.49
2001     $  862            2001     $1.62
2002     $1,013            2002     $1.92
 (In millions)             Earnings Per Share
 Total Assets


[PHOTO]

LETTER TO SHAREHOLDERS

To Our Shareholders:

2002 was a significant year for Bancorp Rhode Island, Inc. We crossed the billion-dollar mark in total assets, a major milestone. We posted our seventh straight year of record profits. We continued our expansion on both the retail and commercial fronts. And we gained heightened visibility throughout Rhode Island as a result of our advertising campaigns and continued proactive community involvement.

We also commenced a number of strategic initiatives related to the Bank's infrastructure that will provide a strong foundation for years to come. These actions reflect our commitment to provide the support that a high-touch, service-oriented institution requires to grow and to enhance its performance.


Financial Performance Summary

Net income for the year rose 21% to $7.7 million. We also saw a 19% increase in our diluted earnings per share (EPS) which reached $1.92 for 2002. In reporting our income, we were the beneficiary of a change in accounting principle. It required us to cease amortizing the goodwill arising at the time of Bank Rhode Island's formation in 1996. However, even without the change in accounting principle, we achieved a 9% increase in net income and a 7% increase in EPS.

Our strong performance enabled the Board to increase the dividend. Effective November 26, 2002, the quarterly dividend rose to $0.14 per share.

Profitable, sustainable growth and increased earnings have always been clear objectives of our management group. The strategies we employ to achieve them are straightforward.


[PHOTO]

First, we look to grow our loan portfolio, particularly, our commercial loan portfolio. Second, we look to grow our retail banking franchise, with strong emphasis on increasing our checking and savings account deposit base. Third, we look to increase our fee income.

A review of our 2002 accomplishments, as well as some of our plans for 2003, illustrates how these objectives drive our business.


Lending

Commercial Lending-
Relationship-based and Experienced

Bank Rhode Island divides commercial lending among three groups. The Business Lending group manages commercial and industrial account relationships in excess of $250,000; the Commercial Real Estate Lending group focuses on construction lending and investment real estate transactions; and the Small Business Lending group handles business relationships of $250,000 or less. Each group had an outstanding year.

[SIDEBAR]
[CHART]
1997     $3.5
1998     $3.8
1999     $4.4
2000     $5.6
2001     $6.3
2002     $7.7
(In millions)
 Net Income

[SIDEBAR]
[CHART]
1997     $115
1998     $134
1999     $175
2000     $213
2001     $239
2002     $281
(In millions)
Commercial Loans

[SIDEBAR]
[CHART]
1997     $33
1998     $39
1999     $47
2000     $58
2001     $61
2002     $92
(In millions)
Consumer Loans


[PHOTO]

[SIDEBAR]
"Overall, our commercial portfolio grew by 17%, reaching $281 million at year-end. We are pleased to say we now have one of the largest and most experienced commercial lending groups that focuses on servicing the Rhode Island marketplace."

Overall, our commercial portfolio grew by 17%, reaching $281 million at year-end. We are pleased to say we now have one of the largest and most experienced commercial lending groups that focuses on servicing the Rhode Island marketplace.

Our approach to commercial lending has been consistent since inception. First, we are relationship-based lenders. When you bank successful businesses and business people - and those are the kind we want to bank - they always have additional financing needs. For that reason, it is important that our customers speak to someone who is knowledgeable about their business each time they call to discuss their financing needs.

At Bank Rhode Island, we connect business owners with a lender who stays both with us and with them over time. Our lenders are seasoned senior officers whose expert advice can add a valuable dimension to our customers' businesses. Moreover, the lenders' familiarity with the customers' business plans helps expedite approval of credit requests.

In addition, our customers have the security of knowing that they have access to a team of people who are knowledgeable about their accounts. As our customers' inquiries often require an immediate response, each


[PHOTO]
of our senior lenders works with two or three other specifically dedicated administrative personnel. They are as familiar with the accounts as the senior lender. This team approach provides our customers with a responsive service not readily found at large financial institutions.


Business Lending-
The Bank of Choice for Mid-Sized Businesses

We could not have been more pleased with the results the Business Lending group posted in 2002. The outstanding balance of the group's portfolio grew 25% to $140 million by year-end and more than 40 new account relationships were added. Those kinds of numbers are not typical of what other institutions in the Northeast are experiencing. Clearly, we are becoming the bank of choice for mid-sized businesses in the State of Rhode Island. We are especially proud of the fact that a number of high-profile organizations within the state, which have historically relied on super-regional lenders for their commercial banking needs, became Bank Rhode Island customers in 2002.

We have made inroads in the fast growing demographic area of South County, as well. In 2002 we added a new senior lender who has a dedicated market emphasis in South County. Almost immediately, we became a major lender in this developing marketplace. Coupled with the completion of a branch expansion in North Kingstown, we are well poised to grow business throughout Bank Rhode Island's footprint during 2003. To that end, we announced at the close of 2002, a team reorganization that will further elevate our business generation and service capacities.


Commercial Real Estate-
Solid Performance with Growth Potential

Our Commercial Real Estate group posted yet another solid year. Its portfolio grew 9% to $113 million and 30 new customers were added. In addition to experiencing a brisk market for refinancing, the group was particularly active in construction lending. We financed a number of single-family house builders who produce a solid product to meet demand in the Rhode Island marketplace.

For an institution our size, we are having an important impact on the commercial real estate markets in both the urban and suburban areas of Rhode Island. In 2002, Bank Rhode Island was the sole financing source for a successful 125-unit single-family development in Smithfield. Currently, we are participating in a number of key real


[PHOTO]
estate projects in the Providence downcity area. They include a hotel development and the rehabilitation of several historic buildings. These and other projects should enhance the prospects for the region in years to come.


Small Business Lending-
Solid SBA Lending Results

The third leg of our Commercial Lending area is our small business loan portfolio. We are proud to have grown this portfolio from $6 million as of year-end 1998 to $29 million by year-end 2002. While we attempt to expedite processing of these credits and streamline documentation, we remain relationship-oriented in this area as well. All of these customers are welcomed at our branches and forge multiple relationships there.

Our small business lending strength contributed to our maintaining a solid number three position in the Rhode Island market SBA lending results. We finished behind a large regional bank and managed to run almost neck-and-neck with a large multinational institution.

In 2003 we will put increased emphasis on this line of business. We will add personnel to the new business development staff and will streamline our underwriting processes for even better customer response time.


Retail Lending

One of the areas in which we made major strides was Retail Lending. Historically, we emphasized commercial lending and saw relatively modest growth in our retail loan portfolio. 2002 was different. We ran a highly successful home equity term loan campaign. As a result, we were able to increase the outstanding balance of our consumer loan portfolio from $61 million to $92 million. Our ability to generate these loans is a testament to our increased market visibility and presence.

The Retail Lending area also handles our residential first mortgage loan production. In the low rate environment, the outstanding balances of adjustable rate mortgage loans that we originate for retention in our portfolio, experienced a decline. However, fixed rate residential mortgage loans, which we sell to others, remained relatively high in 2002, and made a strong contribution to fee income.


[PHOTO]

As a result of the retail successes, we have looked to reorganize and expand our retail lending function. We have enhanced our residential mortgage production process by assigning mortgage specialists to handle all in-house originations. This will free our branch staff to focus on customer service, cross-selling and deposit growth initiatives.


Credit

We have achieved the increases in our commercial and other loan portfolios without adverse credit quality results. Our nonperforming assets stood under $800,000 as of year-end 2002, and our net charge-offs for the year were a mere 3 basis points of average assets.

As credit conscious as we remain, the 2002 record, unfortunately, may be impossible to duplicate going forward. In a pre-emptive move, in 2002 we created a risk management unit to oversee all credit quality issues across the Bank. The unit already has made valuable contributions to our overall credit administration.


Retail Banking

While we seek to drive the asset side of the balance sheet primarily through quality commercial loan growth, our emphasis on the retail side always has been to increase checking and savings deposits. 2002 was no exception. Our checking and savings account balances grew a whopping 28%. We have to assume that some of this was due to people moving assets out of the volatile equity markets. However, as our core account growth has averaged greater than 15% during the last several years, we also believe that a good portion of the growth was due to our hard work and reputation for excellent service and products. In fact, in 2002 we introduced our new Asset Manager account and positioned it as an alternative to money market accounts offered by the brokerage houses. We will continue to refine our core product mix and plan to introduce a streamlined checking account offering in 2003.

2002 saw continued enhancement of our franchise footprint with the elimination of an older mall branch and the opening of our first "Xpress Branch" on Plainfield Pike in Cranston. The new branch - small, well-located and highly visible - has received a very positive reception. It represents the expansion of the retail delivery models we


[PHOTO]
introduced as part of our long-range plan to extend our footprint over a broader area. We are excited that we will be opening a new, full-size Xcel branch in North Kingstown in the latter part of 2003. In the interim, we have leased temporary space and will open a business development office there in the first quarter of 2003.

The deposit growth has a number of positive consequences. First, we have experienced a healthy increase in our average branch size, which is now in excess of $60 million. As of year-end 2002, we had 6 branches with more than $70 million in deposits and only two of our newer branches are below $40 million. Over time, this will lead to greater operating efficiency.

Second, because of the emphasis on transaction accounts, we have seen an increase in fee income. Third, the larger deposit base has provided a key referral source for the lending groups as well as one of our other growing areas - our nondeposit investment program.

One of the real success stories in our retail area is the nondeposit investment program. We sell mutual funds and annuities through licensed representatives in our branches. Sales of those products have climbed from $5 million just two years ago to more than $23 million in 2002. Again, we believe the growth reflects a combination of our efforts and the public's response to high quality service and products, as our approach to retail banking is every bit as relationship-oriented as it is in commercial banking.


Other Products and Services;
Balance Sheet Items

Sales of mortgages and nondeposit investment products are two ways we have broadened the range of fee producing lines of business. There are other changes we made last year and programs we put in place to continue our fee income growth.

The Bank started purchasing bank-owned life insurance. This represents a diversification in our investment strategy and is reflected on our income statement as fee income. Our cash management services area is also growing. Several years ago we expanded cash management to enable us to fully service our commercial customers. These services include repurchase agreements (repos) and overnight money market funds. The demand for these services continues to increase and we saw repo and sweep balances rise to $48 million as of year-end. The recent addition of a prominent quasi-public agency to our growing list of customers reflects the strong reputation this area has gained.


[PHOTO]

Our CampusMate(tm) program also continues to develop. Programming for the product was completed in 2002 and we have been awarded a provisional patent. Two colleges are fully live on the product, which meets with rave reviews. We are marketing to other colleges and universities both within and outside Rhode Island.

Finally, we signed a strategic alliance agreement with an experienced national syndicator of historic tax credits, who will create a state historic tax credit fund in Rhode Island. Recent historic tax credit legislation should facilitate a market for this product beginning in 2003.

However, we remain a margin-driven institution. Our income is primarily reflective of the difference between the yield on our assets and the price we pay for deposits and other borrowings. The low rate environment has placed pressure on our net interest margin.

You will notice some investments in corporate bonds on our balance sheet as of year-end. We have contracted with an outside firm to advise us with respect to both investments and asset/liability strategies. We will be looking to improve our margin through enhancing asset yield without incurring undue risk.


[SIDEBAR]
[CHART]
1997     $231
1998     $266
1999     $285
2000     $366
2001     $422
2002     $540
(In millions)
Checking & Savings Deposits


[SIDEBAR]
"As of year-end 2002, we had 6 branches with more than $70 million in deposits and only two of our newer branches are below $40 million."


[SIDEBAR]
[CHART]
1997     $1.,916
1998     $2,727
1999     $3,222
2000     $3,578
2001     $5,231
2002     $7,083
(In millions)
Noninterest Income


[PHOTO]

Marketing

Our commercial successes and our deposit growth are in part fueled by our marketing efforts. We continued utilizing television advertising, running a series of ads directed at the size, sophistication and capacity of our Commercial Lending group. Additionally, we implemented a number of print and other media campaigns. In 2001 we introduced our first television-based image campaign and further refined it in 2002 with the "We treat your business like big business" tagline. The message in the campaign reinforces the Bank's position as the smart alternative to the mega banks for businesses and consumers in the Greater Providence market. The message demonstrated to the market that Bank Rhode Island has all the products and services of the big banks delivered by seasoned professionals who can tailor those offerings to fit the customer's needs.

Future initiatives will continue to utilize a combination of television, radio, print and direct mail to reinforce the Bank's image as a relationship-focused commercial bank complemented by an exceptional retail network.

In 2002 we created a new position in commercial marketing to develop strategies for growth and to enhance the visibility and reputation of Bank Rhode Island. We launched BusinessRI, a Rhode Island-focused publication that promotes successful companies and executives in our marketplace. We also held a number of customer functions to solidify our relationships. In 2003 we will continue to find ways to maintain and further strengthen customer contact.

Our appearance constitutes a form of marketing as well, and we continue to upgrade and enhance the physical appearance of our traditional branch network. The Smithfield and Governor Francis (Warwick) branches were remodeled to reinforce our customer-focused delivery strategy. Experience indicates that updating a branch helps drive growth at that location.


Administration and Operations

All of these front-line successes would not be possible without the support of our operations and MIS groups. They are as customer-focused as our front line officers. In order to enable them to be as responsive and efficient as possible and to provide a solid foundation for future growth, we have undertaken two major operations initiatives. The first was relocating our back office to a new


[PHOTO]
operations center in Lincoln. That move was announced in May 2002 and was completed in January 2003. We also analyzed our data processing needs. We concluded that a new system and change of vendors were warranted. As a result, we will be undergoing a data processing conversion in the second quarter of 2003. Over time, the new systems should enhance our analytical capacity for marketing and financial management. The conversion should be largely transparent to our customers. However, the new systems will enable us to continue to deliver the kind of personal, responsive service our customers have come to expect.


Community Involvement

As our reputation continues to grow, so does our community involvement. Last year, Bank Rhode Island contributed financial support to a wide array of community events, projects and organizations that are aimed at improving the quality of life throughout Rhode Island. In addition, our employees continue to serve the community with the gift of their time through myriad volunteer efforts. More than 60 nonprofit organizations benefited from Bank Rhode Island employee participation as volunteers or advisors or as members of boards of trustees.

[SIDEBAR]
"ore than 60 nonprofit organizations benefited from Bank Rhode Island employee participation as volunteers or advisors or as members of boards of trustees."


[PHOTO]

[SIDEBAR]
"We are striving to build a first-class organization in every respect. From our people, to our systems, to our products and services, and ultimately to our performance, we want to be the best in everything we do."


A few highlights of our community participation during 2002 include working with the Federal Home Loan Bank of Boston on a grant to the Woonsocket Neighborhood Housing Corporation to provide affordable, single-family housing to low income individuals; financial and volunteer support for all Chambers of Commerce located in the Providence and Kent County marketplace; and sponsorship of the popular Dominican Festival in Providence.

In 2002, the Arts and Business Council of Rhode Island announced that it would honor Bank Rhode Island with the prestigious Encore Award. This award was given in recognition of the Bank's contribution to the arts and to local arts organizations.

We believe that our support of efforts that provide the basic necessities of food and shelter for those less fortunate, spur economic development and increase opportunities for cultural enrichment can strengthen the fabric of our communities. This is good for our neighbors in the community and makes good business sense for us.

Finally, our efforts on all fronts-commercial and retail lending;
marketing; administration and operations; and community involvement-have been successful due to the talent and commitment of our employees. We are


[PHOTO]
appreciative of their dedication to making Bancorp
Rhode Island, Inc. a unique financial institution
for our marketplace, and one that continues to build         [PHOTO]
value for our shareholders and our customers.

We are striving to build a first-class organization in every respect. From our people, to our systems, to our products and services, and ultimately to our performance, we want to be the best in everything we do. We are committed to producing a meaningful return for you, our shareholders.


Thank you for your support.


/s/ Malcolm G. Chace
Malcolm G. Chace
Chairman of the Board


/s/ Merrill W. Sherman
Merrill W. Sherman
President & CEO


[PHOTO]

Bancorp Rhode Island, Inc.
and Bank Rhode Island
Boards of Directors

Malcolm G. Chace, Chairman
Karen Adams
Anthony F. Andrade
John R. Berger
Ernest J. Chornyei, Jr.
Meredith A. Curren
Karl F. Ericson
Margaret D. Farrell, Esq.
Mark R. Feinstein
Edward J. Mack
Bogdan (Bob) Nowak
Pablo Rodriguez, MD
Merrill W. Sherman
Cheryl W. Snead
John A. Yena


Bancorp Rhode Island, Inc.
Executive Officers

Merrill W. Sherman
President and CEO

Albert R. Rietheimer, CPA
Chief Financial Officer and Treasurer

Donald C. McQueen
Vice President and Assistant Secretary


Bank Rhode Island
Executive Officers

Merrill W. Sherman
President and CEO

Donald C. McQueen
Executive Vice President,
Chief Credit & Administrative Officer

Albert R. Rietheimer, CPA
Chief Financial Officer and Treasurer

James V. DeRentis
Executive Vice President,
Retail Banking & Marketing

Officers

Accounting and Finance

John E. Westwood
Senior Vice President, Controller

Joan E. Rivelli
Assistant Vice President,
Accounting Manager

Administration

Elizabeth M. Carroll
Senior Vice President,
Administrative Services

Gisele M. Golembeski
Vice President,
Administrative Services

Daniel A. Patenaude
Vice President,
Facilities Manager
& Security Officer

Bernice M. DeMello
Assistant Vice President,
Administrative Services

Debra S. Regan
Vice President,
Human Resources Manager

Susan J. DiCicco
Human Resources Officer

Audit

Steven E. D'Alfonso
Chief Auditor,
Internal Audit

Melissa A. Ogg
Assistant Vice President,
Internal Audit


[PHOTO]

Retail Banking & Marketing

Kathleen C. Orovitz
Senior Vice President,
Branch Sales Manager

Linda A. Geremia
Vice President,
Regional Manager

Kathryn E. Taylor
Vice President,
Regional Manager

Elizabeth A. Hart
Vice President,
Marketing Manager

Michael J. Roy
Vice President,
Retail Banking

Melissa L. Mulhearn
Vice President,
Investment Manager

Lorie L. Bruyere
Assistant Vice President,
Branch Manager

Timothy J. Davis
Assistant Vice President,
Marketing

Todd M. George
Assistant Vice President,
Investment Sales

Glen J. Gibbons
Assistant Vice President,
Investment Sales

Diane Y. Goyette
Assistant Vice President,
Branch Manager

Jonathan E. Mitchell
Assistant Vice President,
Investment Sales

Kathleen M. Morgan
Assistant Vice President,
Branch Manager

Dana A. Sherman
Assistant Vice President,
Investment Compliance Officer

Doreen M. Sousa
Assistant Vice President,
Retail Training Manager

Thomas W. Quinlan, Jr.
Assistant Vice President,
Branch Manager

Madeleine G. Dickie
Retail Banking Officer,
Branch Manager

Tanya S. Fandino Leung
Retail Banking Officer,
Internet Banking Manager

Renay M. Houle
Retail Banking Officer,
Call Center Manager

Leah M. Prata
Retail Banking Officer,
Branch Manager

Maria T. Travassos
Retail Banking Officer,
Branch Manager

Jacqueline N. Binette
Marketing Officer

Lori A. Oliveria
Retail Banking Officer

Penelope P. Boucher
Retail Banking Officer,
Assistant Branch Manager

Pamela J. Mitchell
Retail Banking Officer,
Assistant Branch Manager

Business Lending

Kevin R. Kelly
Senior Vice President,
Head of Business Lending

Emanuel E. Barrows
Senior Vice President,
Business Lending


[PHOTO]

Daniel J. Hagerty
Senior Vice President,
Business Lending

Michael J. Kerr
Senior Vice President,
Business Lending

James P. Tiernan
Senior Vice President,
Business Lending

James C. Kelshaw
Vice President,
Business Lending

Philip M. Regnier
Vice President,
Cash Management Sales Manager

Albert M. Jaffarian
Assistant Vice President,
Portfolio Manager

George T. Menas
Commercial Banking Officer,
Portfolio Manager


Commercial Real Estate Lending

Stephen J. Gibbons
Senior Vice President,
Head of Commercial
Real Estate

Laurel L. Bowerman
Senior Vice President,
Commercial Real Estate

David R. Cunningham
Vice President,
Commercial Real Estate

Rosa C. Medeiros
Vice President,
Commercial Real
Estate Administration

Thomas F. Croteau
Assistant Vice President,
Portfolio Manager


Small Business Lending

Donald L. DiBlasi
Vice President,
Business Development
Team Leader

Joseph P. Hindle
Vice President,
Business Development

Andrew J. Deluski
Assistant Vice President,
Business Development

Joseph F. Sheehan
Assistant Vice President,
Business Development


Consumer & Small Business Lending

Peter Walsh
Senior Vice President,
Retail, Small Business Lending, &
CRA Officer

David L. Goolgasian
Vice President,
Small Business Underwriting

Suzanne D. Joyal
Assistant Vice President,
Retail Lending Manager

Patricia O. Saracino
Assistant Vice President,
Community Relations

Joseph M. D'Amico
Retail Lending Officer

Abigail T. Moore
Small Business Officer,
Portfolio Manager

Eileen F. Tweedie
Morgage Officer


Credit Administration

Paul G. Wielgus
Senior Vice President,
Senior Credit &
Compliance Officer

Gregory E. Kwiatkowski
Vice President,
Loan Review Officer

Maureen F. Snell
Vice President,
Loan Servicing Manager


Operations/MIS

Kenneth L. Senus
Senior Vice President,
Information Technology
& Operations

Donald G. Morash
Vice President, MIS Manager

Tonia R. Ryan
Vice President, Systems Planning
& Project Management

Karen J. Talbot
Vice President,
Operations Manager

Elizabeth A. Limerick
Assistant Vice President,
EFT Operations


CampusMate(tm) Division

Patricia Hanratty
Senior Vice President,
CampusMate President

Alan L. Lehmann
Senior Vice President,
Sales & Marketing Director

Raymond K. Antonio
Vice President,
Systems & Operations
Director


Stock Transfer

Agent
Registrar and Transfer Company
10 Commerce Way
Cranford, NJ 07016

Auditors
KPMG LLP
Providence, RI

Counsel
Hinckley, Allen & Snyder LLP
Providence, RI


Investor Information

The Bancorp Rhode Island, Inc.
2002 annual meeting will be held
on Wednesday, May 21, 2003 at
10:00 a.m. at the Courtyard by Marriott, Providence, RI.

Requests for information, including copies of Bancorp Rhode Island, Inc.'s annual report, may be obtained at no charge by writing to:

Investor Relations Department
Bancorp Rhode Island, Inc.
One Turks Head Place
Providence, RI 02903

CONTENTS
---------------------------------------------------------------------------

Selected Consolidated Financial Data                     18-19


Management's Discussion and Analysis of
Financial Condition and Results of Operations (MD&A)     20-44


Management's Report                                         45


Independent Auditor's Report                                46


Consolidated Financial Statements                        47-50


Notes to Consolidated Financial Statements               51-77


Stock Information and Locations                             78

SELECTED CONSOLIDATED FINANCIAL DATA


The following table represents selected consolidated financial data as of and for the years ended December 31, 2002, 2001, 2000, 1999 and 1998. The selected consolidated financial data is derived from the Company's Consolidated Financial Statements which have been audited by KPMG LLP. The selected consolidated financial data set forth below does not purport to be complete and should be read in conjunction with, and are qualified in their entirety by, the more detailed information, including the Consolidated Financial Statements and related Notes, and "Management's Discussion and Analysis of Financial Condition and Results of Operations," appearing elsewhere herein.


                                                                               As of and for the Year Ended December 31,
                                                                       ----------------------------------------------------------
                                                                         2002(a)      2001        2000        1999        1998
                                                                         -------      ----        ----        ----        ----
                                                                             (Dollars in thousands, except Per Share Data)

Statement of Operations Data:
  Interest income                                                      $   53,507  $   55,903  $   50,035  $   41,651  $   40,034
  Interest expense                                                         22,180      26,537      23,678      19,600      19,845
                                                                       ----------------------------------------------------------
  Net interest income                                                      31,327      29,366      26,357      22,051      20,189
  Provision for loan losses                                                 1,875       1,669       1,542       1,000       1,017
  Noninterest income                                                        7,083       5,231       3,578       3,222       2,727
  Noninterest expense                                                      25,024      23,196      19,662      17,354      16,043
                                                                       ----------------------------------------------------------
  Income before taxes and change in accounting principle                   11,511       9,732       8,731       6,919       5,856
  Income taxes                                                              3,849       3,417       3,113       2,448       2,022
                                                                       ----------------------------------------------------------
  Income before change in accounting principle                              7,662       6,315       5,618       4,471       3,834
  Cumulative effect of change in accounting principle, net of taxes(b)          -           -           -         109           -
                                                                       ----------------------------------------------------------
  Net income                                                                7,662       6,315       5,618       4,362       3,834
  Dividends on preferred stock                                                  -           -           -          88         793
                                                                       ----------------------------------------------------------
  Net income available to common shareholders                          $    7,662  $    6,315  $    5,618  $    4,274  $    3,041
                                                                       ==========================================================

Per Share Data:
  Basic earnings per common share:
    Income before change in accounting principle                       $     2.04  $     1.69  $     1.51  $     1.18  $     0.87
    Cumulative effect of change in accounting principle                         -           -           -       (0.03)          -
                                                                       ----------------------------------------------------------
    Net income                                                         $     2.04  $     1.69  $     1.51  $     1.15  $     0.87
                                                                       ==========================================================

  Diluted earnings per common share:
    Income before change in accounting principle                       $     1.92  $     1.62  $     1.49  $     1.17  $     0.85
    Cumulative effect of change in accounting principle                         -           -           -       (0.03)          -
                                                                       ----------------------------------------------------------
    Net income                                                         $     1.92  $     1.62  $     1.49  $     1.14  $     0.85
                                                                       ==========================================================

  Dividends per common share                                           $     0.53  $     0.48  $     0.42  $     0.10           -
  Dividend pay-out ratio                                                     27.6%       29.6%       28.2%        8.8%         NA

  Book value per common share                                          $    17.59  $    15.74  $    14.29  $    12.79  $    12.31
  Tangible book value per common share                                 $    14.73  $    12.88  $    11.09  $     9.27  $     8.44
  Average common shares outstanding - Basic                             3,758,214   3,730,910   3,728,688   3,727,010   3,506,573
  Average common shares outstanding - Diluted                           3,996,670   3,900,028   3,768,589   3,741,778   3,584,820


                                                                               As of and for the Year Ended December 31,
                                                                       ----------------------------------------------------------
                                                                         2002(a)      2001        2000        1999        1998
                                                                         -------      ----        ----        ----        ----
                                                                             (Dollars in thousands, except Per Share Data)

Balance Sheet Data:
  Total assets                                                         $1,012,877  $  862,250  $  739,420  $  631,977  $  595,964
  Investment securities                                                   101,329      49,453      47,296      50,503      39,703
  Mortgage-backed securities                                              156,114     150,650     117,431      74,793      79,924
  Total loans receivable                                                  670,658     610,964     518,825     458,958     431,402
  Allowance for loan losses                                                10,096       8,524       7,294       5,681       5,018
  Goodwill, net                                                            10,766      10,766      11,930      13,094      14,424
  Deposits                                                                761,911     670,413     631,632     513,416     500,713
  Borrowings                                                              179,305     129,398      51,889      67,911      45,512
  Common shareholders' equity                                              66,427      59,097      53,292      47,675      45,835
  Total shareholders' equity                                               66,427      59,097      53,292      47,675      47,687

Average Balance Sheet Data:
  Total assets                                                         $  947,205  $  818,905  $  679,085  $  616,426  $  565,759
  Investment securities                                                    71,481      49,881      47,034      47,348      44,040
  Mortgage-backed securities                                              177,753     130,342      86,114      79,463      57,627
  Total loans receivable                                                  622,545     584,400     491,327     439,099     421,554
  Allowance for loan losses                                                 9,375       8,056       6,472       5,358       4,799
  Goodwill, net                                                            10,766      11,373      12,540      13,720      15,077
  Deposits                                                                706,338     644,795     572,924     516,610     476,227
  Borrowings                                                              174,668     115,677      54,471      50,496      39,944
  Common shareholders' equity                                              61,922      56,101      48,530      46,169      40,568
  Total shareholders' equity                                               61,922      56,101      48,530      46,631      46,041

Operating Ratios:
  Interest rate spread                                                       3.04%       3.12%       3.44%       3.25%       3.20%
  Net interest margin                                                        3.48%       3.75%       4.10%       3.80%       3.78%
  Efficiency ratio (c)                                                      65.15%      67.05%      65.68%      68.67%      70.01%
  Return on average assets (d)                                               0.81%       0.77%       0.83%       0.73%       0.68%
  Return on average equity (d)                                              12.37%      11.26%      11.58%       9.59%       8.33%

Asset Quality Ratios:
  Nonperforming loans to total loans                                         0.11%       0.12%       0.10%       0.24%       0.36%
  Nonperforming assets to total assets                                       0.08%       0.12%       0.07%       0.18%       0.33%
  Allowance for loan losses to nonperforming loans                        1371.74%    1132.01%    1435.83%     510.88%     321.05%
  Allowance for loan losses to total loans                                   1.51%       1.40%       1.41%       1.24%       1.16%
  Net loans charged-off to average loans outstanding                         0.05%       0.08%      (0.01%)      0.08%       0.08%

Capital Ratios:
  Average shareholders' equity to average total assets                       6.54%       6.85%       7.15%       7.54%       8.14%
  Tier I leverage ratio                                                      6.19%       5.93%       5.91%       5.88%       5.72%
  Tier I risk-based capital ratio                                            9.63%       9.86%       9.50%       9.70%       9.60%
  Total risk-based capital ratio                                            10.88%       11.10%     10.76%      10.96%      10.85%

(a) Earnings for 2002 were positively impacted by the Company's adoption of Statement of Financial Accounting Standards ("SFAS") 142, "Goodwill and Other Intangible Assets" and SFAS 147, "Acquisitions of Certain Financial Institutions." These Statements required the Company to cease amortizing its goodwilll and begin reviewing it at least annually for impairment. In prior years, the amount of this amortization was $1.2 million annually. Also see discussion under "Recent Accounting Developments."
(b) In January 1999, the Bank expensed any remaining unamortized organizational costs in accordance with Statement of Position 98-5, "Accounting for Costs of a Start -Up Entity."
(c) Calculated by dividing total noninterest expenses by net interest income plus noninterest income.
(d) Excludes cumulative effect of change in accounting principle, net of taxes

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

General

Bancorp Rhode Island, Inc. (the "Company"), a Rhode Island corporation, was organized by Bank Rhode Island (the "Bank") to be a bank holding company and to acquire all of the capital stock of the Bank. The reorganization of the Bank into the holding company form of ownership was completed on September 1, 2000. The Company has no significant assets other than the common stock of the Bank. For this reason, substantially all of the discussion in this document relates to the operations of the Bank and its subsidiaries.

Bank Rhode Island is a commercial bank chartered as a financial institution in the State of Rhode Island. The Bank pursues a community banking mission and is principally engaged in providing banking products and services to individuals and businesses in Providence and Kent counties. The Bank is subject to competition from a variety of traditional and nontraditional financial service providers both within and outside of Rhode Island. The Bank offers its customers a wide range of deposit products, nondeposit investment products, commercial, residential and consumer loans, and other traditional banking products and services designed to meet the needs of individuals and small- to mid-sized businesses. The Bank also offers both commercial and consumer on-line banking products and maintains a web site at http://www.bankri.com. The Company and Bank are subject to regulation by a number of federal and state agencies and undergo periodic examinations by certain of those regulatory authorities. The Bank's deposits are insured by the Federal Deposit Insurance Corporation ("FDIC"), subject to regulatory limits. The Bank is also a member of the Federal Home Loan Bank of Boston ("FHLB").

Critical Accounting Policies

Accounting policies involving significant judgments and assumptions by management, which have, or could have, a material impact on the carrying value of certain assets or net income, are considered critical accounting policies. The Company considers the following to be its critical accounting policies: allowance for loan losses and review of goodwill for impairment. There have been no significant changes in the methods or assumptions used in accounting policies that require material estimates or assumptions.

Allowance for loan losses

Arriving at an appropriate level of allowance for loan losses necessarily involves a high degree of judgment. The ongoing evaluation process includes a formal analysis of the allowance each quarter, which considers, among other factors, the character and size of the loan portfolio, business and economic conditions, loan growth, delinquency trends, nonperforming loans trends, charge-off experience and other asset quality factors.

The Company evaluates specific commercial, commercial real estate and small business loans deemed to be "impaired" and in excess of a specified dollar amount. The estimated reserves for each of these credits is determined by reviewing the fair value of the collateral, the present value of expected future cash flows, and where available, the observable market price of the loans. Provisions for losses on the remaining commercial, commercial real estate, small business, residential mortgage and consumer loans are based on pools of similar loans using a combination of payment status, historical loss experience, industry loss experience, market economic factors, delinquency rates and qualitative adjustments. Management uses available information to establish the allowance for loan losses at the level it believes is appropriate. However, future additions to the allowance may be necessary based on changes in estimates resulting from changes in economic conditions and other factors. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize adjustments to the allowance based on their judgments about information available to them at the time of their examination.

Review of goodwill for impairment

In March 1996, the Bank acquired certain assets and assumed certain liabilities from Fleet National Bank of Connecticut and related entities. This acquisition was accounted for utilizing the purchase method of accounting and generated $17.5 million of goodwill. This goodwill was amortized in the years prior to 2002, resulting in a net balance of $10.8 million on the Company's balance sheet as of December 31, 2001. Effective January 1, 2002, in accordance with Statement of Financial Accounting Standards ("SFAS") 142 "Goodwill and Other Intangible Assets" and SFAS 147 "Acquisitions of Certain Financial Institutions", the Company was required to cease amortizing this goodwill and to review it at least annually for impairment. Goodwill is evaluated for impairment using market value comparisons for similar institutions, such as price to earnings multiples, price to deposits multiples and price to equity multiples. Based upon this review, management believes that the goodwill was not impaired as of December 31, 2002. This valuation technique contains estimates as to the comparability of the selected market information to the specifics of the Company.

Results of Operations

Net Interest Income

The Company's operating results depend primarily on its "net interest income", or the difference between its interest income and its cost of money, and on the quality of its assets. Interest income depends on the amount of interest-earning assets outstanding during the year and the interest rates earned thereon. The Company's cost of money is a function of the average amount of deposits and borrowed money outstanding during the year and the interest rates paid thereon. Earnings are further influenced by the quality of assets through the amount of interest income lost on nonaccrual loans, the amount of additions to the allowance for loan losses and the amount of losses and other expenses incurred as a result of resolving troubled assets.

Net interest income for 2002 was $31.3 million, compared to $29.4 million for 2001 and $26.4 million for 2000. This increase of $2.0 million, or 6.7%, during 2002 was primarily attributable to the continued growth of the Company. The Company's net interest margin decreased in 2002 to 3.48%, compared to 3.75% in 2001 and 4.10% for 2000. Average earning assets increased $115.9 million, or 14.8%, and average interest-bearing liabilities increased $101.0 million, or 15.3%, during 2002.

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


                                                                              Year Ended December 31,
                                                  --------------------------------------------------------------------------------
                                                             2002                       2001                       2000
                                                  -------------------------- -------------------------- --------------------------
                                                            Interest                   Interest                   Interest
                                                  Average   Earned/  Average Average   Earned/  Average Average   Earned/  Average
                                                  Balance     Paid    Yield  Balance     Paid    Yield  Balance     Paid    Yield
                                                  -------   -------- ------- -------   -------- ------- -------   -------- -------
                                                                               (Dollars in thousands)

Assets:
Earning assets:
  Fed funds sold & overnight investments          $ 19,840  $   313   1.58%  $ 13,642  $   510   3.74%  $ 14,571  $   930   6.38%
  Investment securities                             71,481    3,375   4.72%    49,881    3,044   6.10%    47,034    3,056   6.50%
  Mortgage-backed securities                       177,753    8,428   4.74%   130,342    7,720   5.92%    86,114    5,576   6.48%
  Stock in the FHLB                                  7,528      277   3.68%     4,973      288   5.79%     3,704      282   7.61%
  Loans receivable:
    Residential mortgage loans                     293,117   18,646   6.36%   301,729   21,694   7.19%   243,706   17,982   7.38%
    Commercial loans                               259,673   18,396   7.08%   221,966   18,078   8.14%   197,200   17,737   8.99%
    Consumer and other loans                        69,755    4,072   5.84%    60,705    4,569   7.53%    50,421    4,472   8.87%
                                                  --------  -------          --------  -------          --------  -------
      Total earning assets                         899,147   53,507   5.95%   783,238   55,903   7.14%   642,750   50,035   7.78%
                                                            -------                    -------                    -------
Cash and due from banks                             20,434                     19,889                     17,998
Allowance for loan losses                           (9,375)                    (8,056)                    (6,472)
Premises and equipment                               7,878                      6,641                      6,306
Other real estate owned                                 59                        169                         80
Goodwill, net                                       10,766                     11,373                     12,540
Accrued interest receivable                          4,599                      4,767                      4,126
Bank-owned life insurance                           10,340                          -                          -
Prepaid expenses and other assets                    3,357                        884                      1,757
                                                  --------                   --------                   --------
      Total assets                                $947,205                   $818,905                   $679,085
                                                  ========                   ========                   ========
Liabilities and Shareholders' Equity:
Interest-bearing liabilities:
  Deposits:
    NOW accounts                                  $ 65,466      705   1.08%  $ 39,642      209   0.53%  $ 31,555      205   0.65%
    Money market accounts                           10,114      130   1.29%    10,799      221   2.05%    14,113      375   2.66%
    Savings accounts                               275,263    5,083   1.85%   236,608    6,507   2.75%   192,217    6,137   3.19%
    Certificate of deposit accounts                235,822    8,118   3.44%   257,646   13,458   5.22%   252,521   13,685   5.42%
  Overnight and short-term borrowings               23,118      322   1.39%    15,386      461   3.00%    11,474      636   5.54%
  FHLB and other borrowings                        145,961    7,377   5.05%    97,718    5,418   5.54%    42,997    2,640   6.14%
  Capital trust securities                           5,589      445   7.96%     2,573      263  10.22%         -        -      -%
                                                  --------  -------          --------  -------          --------  -------
      Total interest-bearing liabilities           761,333   22,180   2.91%   660,372   26,537   4.02%   544,876   23,678   4.34%
                                                            -------                    -------                    -------
Noninterest-bearing deposits                       119,673                    100,100                     82,518
Other liabilities                                    4,277                      2,332                      3,161
                                                  --------                   --------                   --------
      Total liabilities                            885,283                    762,804                    630,555
Shareholders' equity                                61,922                     56,101                     48,530
                                                  --------                   --------                   --------
      Total liabilities and shareholders' equity  $947,205                   $818,905                   $679,085
                                                  ========                   ========                   ========

Net interest income                                         $31,327                    $29,366                    $26,357
                                                            =======                    =======                    =======

Net interest rate spread                                              3.04%                      3.12%                      3.44%
Net interest rate margin                                              3.48%                      3.75%                      4.10%

Rate/Volume Analysis

The following table sets forth certain information regarding changes in the Company's interest income and interest expense for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in rate (changes in rate multiplied by old average balance) and (ii) changes in volume (changes in average balances multiplied by old rate). The net change attributable to the combined impact of rate and volume was allocated proportionally to the individual rate and volume changes.


                                                                   Year Ended December 31,
                                            ---------------------------------------------------------------------
                                                      2002 vs 2001                         2001 vs 2000
                                               Increase/(Decrease) Due To           Increase/(Decrease) Due To
                                            -------------------------------      --------------------------------
                                              Rate      Volume       Total         Rate        Volume       Total
                                              ----      ------       -----         ----        ------       -----
                                                                        (In thousands)

Interest income:
  Fed funds sold & overnight investment     $  (370)    $   173     $  (197)     $  (364)     $   (56)     $ (420)
  Investment securities                        (791)      1,122         331       (2,232)       2,220         (12)
  Mortgage-backed securities                 (1,738)      2,446         708         (427)       2,571       2,144
  Stock in the FHLB                            (127)        116         (11)         (17)          23           6
  Residential mortgage loans                 (2,443)       (605)     (3,048)        (447)       4,159       3,712
  Commercial loans                           (2,527)      2,845         318       (1,039)       1,380         341
  Consumer and other loans                   (1,117)        620        (497)        (279)         376          97
                                            ---------------------------------------------------------------------
      Total interest income                  (9,113)      6,717      (2,396)      (4,805)      10,673       5,868
                                            ---------------------------------------------------------------------

Interest expense:
  NOW accounts                                  305         191         496          (11)          15           4
  Money market accounts                         (78)        (13)        (91)         (76)         (78)       (154)
  Savings accounts                           (2,371)        947      (1,424)        (556)         926         370
  Certificate of deposit accounts            (4,277)     (1,063)     (5,340)        (518)         291        (227)
  Overnight & short-term borrowings            (311)        172        (139)        (681)         506        (175)
  FHLB and other borrowings                    (515)      2,474       1,959         (229)       3,007       2,778
  Capital trust securities                      (69)        251         182            -          263         263
                                            ---------------------------------------------------------------------
      Total interest expense                 (7,316)      2,959      (4,357)      (2,071)       4,930       2,859
                                            ---------------------------------------------------------------------

      Net interest income                   $(1,797)    $ 3,758     $ 1,961      $(2,734)     $ 5,743      $3,009
                                            =====================================================================


COMPARISON OF YEARS ENDED DECEMBER 31, 2002 AND DECEMBER 31, 2001

General

Net income for 2002 increased $1.3 million, or 21.3%, to $7.7 million, or $1.92 per diluted common share, from $6.3 million, or $1.62 per diluted common share, for 2001. The Company's performance represented a return on average assets of 0.81% and a return on average equity of 12.37% for the 2002 period, as compared to a return on average assets of 0.77% and a return on average equity of 11.26% for the 2001 period. Earnings for 2002 were positively impacted by the Company's adoption of SFAS 142 "Goodwill and Other Intangible Assets" and SFAS 147 "Acquisitions of Certain Financial Institutions." In accordance with SFAS 142, the Company ceased amortizing its goodwill effective January 1, 2002. Also see discussion under "Recent Accounting Developments."

Net interest income was $31.3 million for 2002, compared to $29.4 million for 2001. The net interest margin for 2002 was 3.48%, compared to a net interest margin of 3.75% for 2001. The increase in net interest income of $2.0 million or 6.7%, was primarily attributable to the overall growth of the Company. Average earning assets increased $115.9 million, or 14.8%, and average interest-bearing liabilities increased $101.0 million, or 15.3%, over the prior year. The decrease of 27 basis points in the net interest margin was primarily caused by the dramatic drop in market interest rates occurring in 2002, coupled with the asset-sensitive nature of the Company's balance sheet. Also see discussion under "Asset and Liability Management."

Interest Income - Investments

Total investment income (consisting of interest or dividends on federal funds sold and overnight investments, investment securities, mortgage-backed securities, and FHLB stock) was $12.4 million for 2002, compared to $11.6 million for 2001. This increase in total investment income of $831,000, or 7.2%, was primarily attributable to a $21.6 million, or 43.3%, increase in the average balance of investment securities and a $47.4 million, or 36.4%, increase in the average balance of mortgage-backed securities ("MBSs"). Meanwhile, the overall yield on investments decreased 133 basis points, from 5.81% in 2001, to 4.48% in 2002, in response to dramatically lower market interest rates and accelerated prepayments on MBSs. The Company's investments at December 31, 2002, were primarily comprised of Agency securities, Corporate debt securities and MBSs with either remaining maturities or repricing periods of less than five years. In addition to assisting in overall tax planning, management believes that this composition, along with a structured maturity ladder, provides more stable earnings and predictable cash flows from the portfolio. As a result of the low interest rate environment, prepayments on MBSs accelerated during the second half of 2002. If these prepayment speeds remain high, MBS yields will continue to be negatively impacted as increased cash flows will be reinvested at lower rates and premiums paid on MBSs will be amortized more quickly.

Interest Income - Loans

Interest from loans was $41.1 million for 2002, and represented a yield on total loans of 6.60%, as compared to $44.3 million of interest, and a yield of 7.59%, for 2001. Declining market interest rates, coupled with higher residential mortgage loan prepayment activity, resulted in lower interest income from the loan portfolio. Interest from residential mortgage loans decreased $3.0 million, or 14.0%, and interest from consumer and other loans decreased $497,000, or 10.9%, from the prior year. Partially offsetting these decreases in interest income, interest from commercial loans increased $318,000, or 1.8%, as a result of strong growth in commercial outstandings. The Company continues to concentrate its origination efforts on commercial and consumer loan opportunities, but also originates residential mortgage loans for its portfolio on a limited basis. In addition, the Company purchases residential mortgage loans, and to a lesser degree, leases and automobile loans, as cash flows dictate. The average balance of the various components of the loan portfolio changed as follows: residential mortgage loans decreased $8.6 million, or 2.9%, commercial loans increased $37.7 million, or 17.0%, and consumer and other loans increased $9.1 million, or 14.9%. Meanwhile, due to declining market interest rates, coupled with increased prepayment activity, the yields on the various components of the loan portfolio changed as follows: residential mortgage loans decreased 83 basis points, to 6.36%; commercial loans decreased 106 basis points, to 7.08%; and consumer and other loans decreased 169 basis points, to 5.84%. In recent months prepayment speeds have increased on residential mortgage loans. If these prepayment speeds remain high, residential mortgage loan yields will continue to be negatively impacted as increased cash flows will be reinvested at lower rates and premiums paid on purchased loans will be amortized more quickly.

Interest Expense - Deposits and Borrowings

Interest paid on deposits and borrowings decreased $4.4 million, or 16.4%, to $22.2 million for 2002, compared to $26.5 million for 2001. The decrease in total interest expense was primarily attributable to the dramatic drop in market interest rates, partially offset by growth in checking and savings deposits, along with the use of borrowings to fund the overall growth of the Company. The overall average cost for interest-bearing liabilities decreased 111 basis points from 4.02% for 2001, to 2.91% for 2002. Deposit and borrowing costs are dependent on a number of factors including general economic conditions, national and local interest rates, competition in the local marketplace, interest rate tiers offered, and the Company's cash flow needs. Partially offsetting the effect of the decline in market interest rates, the average balance of interest-bearing liabilities increased $100.9 million, from $660.4 million in 2001, to $761.3 million in 2002. The Company continued to experience strong average balance growth in core deposit accounts, specifically noninterest bearing demand deposit accounts (up $19.6 million, or 19.6%), savings accounts (up $38.7 million, or 16.3%) and NOW accounts (up $25.8 million, or 65.1%). In addition, the Company increased its utilization of FHLB borrowings (average balances up $48.2 million, or 49.4%).

Provision for Loan Losses

The provision for loan losses was $1.9 million for 2002, compared to $1.7 million for 2001. Increases to the provision for loan losses were primarily in response to a softening economy, some deterioration in commercial credit quality and growth in loans outstanding. The allowance, expressed as a percentage of total loans, was 1.51% at December 31, 2002, compared to 1.40% at the prior year-end and stood at 1371.7% of nonperforming loans at the end of 2002. Management evaluates several factors including new loan originations, delinquency rates, actual and estimated charge-offs, the risk characteristics of the loan portfolio and general economic conditions when determining the provision for each quarter. Also see discussion under "Asset Quality" and "Allowance for Loan Losses." As the loan portfolio continues to grow and mature, or if economic conditions worsen, management believes it highly likely that the level of nonperforming assets will increase, which in turn may lead to increases to the provision for loan losses in future periods.

Noninterest Income

Total noninterest income increased $1.9 million, or 35.4%, from $5.2 million for 2001, to $7.1 million for 2002. Service charges on deposit accounts, which continue to represent the largest source of noninterest income, rose $312,000, or 9.0%, from $3.5 million for 2001, to $3.8 million for 2002, primarily as a result of growth in checking and savings accounts. Commissions on nondeposit investment products increased $443,000, or 82.8%, from strong growth in mutual fund and annuity sales. Additionally, the Bank's purchase of $14.2 million of bank-owned life insurance during 2002 resulted in $568,000 of noninterest income not present in the previous period. Lastly, loan related fees increased $403,000, or 141.4%, primarily as a result of prepayment penalties received from a handful of commercial loan customers who chose to payoff their loans with the Bank.

The following table sets forth the components of noninterest income:


                                                  Year Ended December 31,
                                                  -----------------------
                                                      2002       2001
                                                      ----       ----
                                                      (In thousands)

Service charges on deposit accounts                  $3,763     $3,451
Commissions on nondeposit investment products           978        535
Income from bank-owned life insurance                   568          -
Loan related fees                                       688        285
Commissions on loans originated for others              325        288
Gain on sale of MBSs                                     23          4
Other income                                            738        668
                                                     -----------------
      Total noninterest income                       $7,083     $5,231
                                                     =================

Noninterest Expense

Noninterest expenses for 2002 increased a total of $1.8 million, or 7.9%, to $25.0 million, from $23.2 million in 2001. After removing the effects of SFAS 142 and 147, total operating noninterest expense increased $3.0 million, or 13.6%, as the 2002 period does not contain any goodwill amortization, while the 2001 period included $1.2 million of goodwill amortization. The increase in operating noninterest expenses occurred primarily as a result of the overall growth of the Company, along with development of new products and reparation for an upcoming data processing conversion, and was centered in the following areas: Salaries and employee benefits (up $1.9 million, or 16.8%), Occupancy and Equipment (up $384,000, or 14.6%), Data processing (up $208,000, or 11.7%), Marketing (up $255,000, or 26.0%) and Professional services (up $497,000, or 56.3%). During 2002 and 2001, the Company continued to experience substantial growth in both commercial loans and core deposits which resulted in the increased operating costs evidenced in 2002. In particular, during 2002, the Bank added 16 full-time equivalent employees ("FTEs") to support its overall growth. Partially offsetting these increases was a decrease in other real estate owned ("OREO") expense (down $327,000, or 92.6%). The Company's efficiency ratio decreased 190 basis points, to 65.15%, during 2002. As a result of the Company's announced expansion plans for a new operations center (opened January 2003), a new retail branch in North Kingstown (opening summer 2003) and a planned data processing conversion (2nd quarter
2003), management anticipates continued upward pressure on noninterest expenses during 2003.

The following table sets forth the components of noninterest expense:


                                    Year Ended December 31,
                                    -----------------------
                                       2002        2001
                                       ----        ----
                                        (In thousands)

Salaries and employee benefits        $13,185     $11,287
Occupancy and equipment                 3,006       2,622
Data processing                         1,987       1,779
Marketing                               1,234         979
Professional services                   1,380         883
Loan servicing                            927         945
Other real estate owned                    26         353
Amortization of goodwill                    -       1,164
Deposit tax and assessments               117         117
Other expenses                          3,162       3,067
                                      -------------------
      Total noninterest expense       $25,024     $23,196
                                      ===================


Income Tax Expense

The Company recorded income tax expense of $3.8 million for 2002, compared to $3.4 million for 2001. This represented total effective tax rates of 33.4% and 35.1%, respectively. Tax-favored income from U.S. Agency securities and bank-owned life insurance, along with the utilization of a Rhode Island passive investment company, reduced the Company's effective tax rate from the 39.9% combined statutory federal and state tax rates.

COMPARISON OF YEARS ENDED DECEMBER 31, 2001 AND DECEMBER 31, 2000

General

Net income for 2001 increased $697,000, or 12.4%, to $6.3 million, or $1.62 per diluted common share, from $5.6 million, or $1.49 per diluted common
share, for 2000.   This performance represented a return on average assets
of 0.77% and a return on average equity of 11.26% for 2001, as compared to a return on average assets of 0.83% and a return on average equity of 11.58% for 2000.

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

Interest Income - Investments

Total investment income (consisting of interest or dividends on federal funds sold, investment securities, MBSs and FHLB stock) was $11.6 million for 2001, compared to $9.8 million for 2000. This increase in total investment income of $1.7 million, or 17.5%, was primarily attributable to a $44.2 million, or 51.4%, increase in the average balance of MBSs. Meanwhile, the overall yield on investments decreased 69 basis points due to dramatically lower market interest rates. The Company's investments at December 31, 2001 were primarily comprised of Agency securities or MBSs with either remaining maturities or repricing periods of less than five years. As a result of the low interest rate environment present at the end of 2001, prepayments on MBSs accelerated and negatively impacted the yield on MBSs purchased at a premium.

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

Provision for Loan Losses

The provision for loan losses was $1.7 million for 2001, compared to $1.5 million for 2000. Increases to the provision for loan losses were primarily in response to a softening economy, some deterioration in commercial credit quality and growth in loans outstanding. Management evaluates several factors including new loan originations, delinquency rates, actual and estimated charge-offs, the risk characteristics of the loan portfolio and general economic conditions when determining the provision for each quarter. Also see discussion under "Asset Quality" and "Allowance for Loan Losses."

Noninterest Income

Total noninterest income increased $1.7 million, or 46.2%, from $3.6 million for 2000, to $5.2 million for 2001. Service charges on deposit accounts, which continue to represent the largest source of noninterest income, rose $729,000, or 26.8%, from $2.7 million for 2000, to $3.5 million for 2001, primarily as a result of growth in checking and savings accounts. Commissions on loans originated for others increased $214,000, or 289.2%, in response to significantly higher fixed-rate mortgage loan activity resulting from the drop in market interest rates. Additionally, Other income increased $679,000, or 129.6%, primarily from increased commissions on sales of nondeposit investment products.

The following table sets forth the components of noninterest income:


                                               Year Ended December 31,
                                               -----------------------
                                                   2001       2000
                                                   ----       ----
                                                   (In thousands)

Service charges on deposit accounts               $3,451     $2,722
Commissions on loans originated for others           288         74
Loan related fees                                    285        258
Gain on sale of MBSs                                   4          -
Other income                                       1,203        524
                                                  -----------------
      Total noninterest income                    $5,231     $3,578
                                                  =================

Noninterest Expense

Noninterest expenses for 2001 increased a total of $3.5 million, or 18.0%, to $23.2 million, from $19.7 million in 2000. This increase occurred primarily as a result of the overall growth of the Company and was centered in the following areas: Salaries and benefits (up $1.7 million, or 18.2%), Occupancy and Equipment (up $193,000, or 7.9%), Data processing (up $439,000, or 32.8%), Loan servicing (up $184,000, or 24.2%), Workout and
OREO expense (up $322,000, or 1038.7%) and Other expenses (up $751,000, or 32.4%). The Company has experienced substantial growth in both loans and core deposits in recent years that resulted in the increased operating costs evidenced in 2001. In addition, the softening of both the national and local economies in 2001 lead to increases in workout and fraudulent activity charges. Partially offsetting these increases was a decrease in Marketing (down $90,000, or 8.4%). The Company's efficiency ratio increased 137 basis points, to 67.05%, for 2001.

The following table sets forth the components of noninterest expense:


                                    Year Ended December 31,
                                    -----------------------
                                       2001        2000
                                       ----        ----
                                        (In thousands)

Salaries and employee benefits        $11,287     $ 9,552
Occupancy and equipment                 2,622       2,429
Data processing                         1,779       1,340
Marketing                                 979       1,069
Professional services                     883         891
Loan servicing                            945         761
Other real estate owned                   353          31
Amortization of goodwill                1,164       1,164
Deposit tax and assessments               117         109
Other expenses                          3,067       2,316
                                      -------------------
      Total noninterest expense       $23,196     $19,662
                                      ===================

Income Tax Expense

The Company recorded income tax expense of $3.4 million for 2001, compared to $3.1 million for 2000. This represented total effective tax rates of 35.1% and 35.7%, respectively. Tax-favored income from U.S. Treasury and Agency securities and its utilization of a Rhode Island passive investment company, reduced the Company's effective tax rate from the 39.9% combined statutory federal and state tax rates.

Financial Condition

Loans Receivable

Total loans were $670.7 million, or 66.2% of total assets, at December 31, 2002, compared to $611.0 million, or 70.9% of total assets, at December 31, 2001, an increase of $59.7 million, or 9.8%. Total loans as of December 31, 2002, may be segmented in three broad categories: residential mortgages that aggregate $297.8 million, or 44.4% of the portfolio; commercial loans that aggregate $281.0 million, or 41.9% of the portfolio; and consumer and other loans that aggregate $91.9 million, or 13.7% of the portfolio.

The Company utilizes the term "small business loans" to describe business lending relationships of $250,000 or less.

The following is a summary of loans receivable:


                                                                        December 31,
                                                 -----------------------------------------------------------
                                                   2002        2001         2000         1999         1998
                                                   ----        ----         ----         ----         ----
                                                                       (In thousands)

Residential mortgage loans:
  One- to four-family adjustable rate            $277,265    $285,589     $212,197     $196,863     $211,076
  One- to four-family fixed rate                   19,310      23,306       34,609       39,037       45,671
                                                 -----------------------------------------------------------
    Subtotal                                      296,575     308,895      246,806      235,900      256,747
  Premium on loans acquired                         1,248       1,381        1,166        1,446        2,110
  Net deferred loan origination fees                  (60)        (64)         (49)         (26)           -
                                                 -----------------------------------------------------------
      Total residential mortgage loans           $297,763    $310,212     $247,923     $237,320     $258,857
                                                 ===========================================================

Commercial loans:
  Commercial real estate - nonowner occupied     $ 81,242    $ 73,369     $ 69,315     $ 56,181     $ 39,654
  Commercial real estate - owner occupied          59,249      46,698       38,272       33,968       36,908
  Commercial & industrial                          57,389      53,677       51,470       40,109       30,655
  Small business                                   28,750      24,122       19,170       13,322        6,804
  Multi-family                                     18,952      14,927       15,933       16,270       13,221
  Construction                                     18,101      14,027        7,070        6,379        3,482
  Leases and other                                 17,613      12,715       11,731        8,499        3,370
                                                 -----------------------------------------------------------
    Subtotal                                      281,296     239,535      212,961      174,728      134,094
  Net deferred loan origination fees                 (329)       (171)        (143)        (180)         (61)
                                                 -----------------------------------------------------------
      Total commercial loans                     $280,967    $239,364     $212,818     $174,548     $134,033
                                                 ===========================================================

Consumer and other loans:
  Home equity - term loans                       $ 47,906    $ 22,930     $ 23,292     $ 19,710     $ 16,996
  Home equity - lines of credit                    37,381      28,460       26,215       24,166       18,400
  Automobile                                        3,409       6,335        4,643            -            -
  Installment                                         967       1,240        1,348        1,279        1,010
  Savings secured                                     602         656          987        1,005          935
  Unsecured and other                               1,063       1,153        1,044          590          972
                                                 -----------------------------------------------------------
    Subtotal                                       91,328      60,774       57,529       46,750       38,313
  Premium on loans acquired                           103         192          144            -            -
  Net deferred loan origination costs                 497         422          411          340          199
                                                 -----------------------------------------------------------
      Total consumer and other loans             $ 91,928    $ 61,388     $ 58,084     $ 47,090     $ 38,512
                                                 ===========================================================

      Total loans receivable                     $670,658    $610,964     $518,825     $458,958     $431,402
                                                 ===========================================================

During 2002, residential mortgage loans decreased $12.4 million, or 4.0%, as repayments of $188.5 million were slightly greater than the total of purchases ($166.9 million) and originations ($9.3 million). As a result of the low interest rate environment present during 2002, residential mortgage loans prepayments accelerated, ending the second half of 2002 at prepayment speeds in excess of those anticipated. Since inception, the Bank has concentrated its portfolio lending efforts on commercial and, to a lesser extent, consumer lending opportunities. During late 1997, the Bank began to originate mortgage loans for its own portfolio as well as for sale to others and anticipates continuing to originate mortgage loans on a limited basis for its customers. The Bank does not employ any outside mortgage originators and typically only holds in its portfolio loans whose rate will adjust in less than 10 years. Until such time as the Bank can originate sufficient commercial and consumer loans to utilize available cash flow, it intends to continue purchasing residential mortgage loans as opportunities develop.

The commercial loan portfolio (consisting of commercial real estate, commercial & industrial, multi-family real estate, construction and small business loans) increased $41.6 million, or 17.4%, during 2002. The Company believes it is well positioned for continued commercial loan growth. Particular emphasis is placed on generation of small- to medium-sized commercial relationships (those relationships with $5.0 million or less in total loan commitments). The Bank is also active in small business lending in which it utilizes credit scoring, in conjunction with traditional review standards, and employs streamlined documentation. The small business portfolio increased $4.6 million, or 19.2%, during 2002. The Bank is a participant in the U.S. Small Business Administration ("SBA") Preferred Lender Program ("PLP") in Rhode Island and the 7a Guarantee Loan Program in Massachusetts.

The consumer loan portfolio is comprised primarily of home equity term loans and home equity lines of credit. During 2002, consumer loan outstandings increased $30.5 million, or 49.7%, to $91.9 million at December 31, 2002, from $61.4 million at December 31, 2001. During 2002, in an effort to take advantage of the current environment for mortgage refinancings, the Bank promoted its fifteen-year fixed-rate home equity loan product, generating $25.0 million of net loan growth. The remainder of the growth was in the Bank's home equity line of credit product, which had $8.9 million of net loan growth.

The table below shows loan originations, purchases, sales and repayment activities.


                                                                  Year Ended December 31,
                                              ----------------------------------------------------------------
                                                2002          2001          2000         1999          1998
                                                ----          ----          ----         ----          ----
                                                                       (In thousands)

Originations and Principal Additions:
Loans purchased:
  Residential mortgage loans                  $ 166,935     $ 186,013     $ 48,491     $  53,747     $ 107,559
  Consumer and other loans                            -         4,902        4,891             -             -
                                              ----------------------------------------------------------------
      Total loans purchased                     166,935       190,915       53,382        53,747       107,559
                                              ----------------------------------------------------------------

Loans originated:
  Residential mortgage loans                      9,345        18,037        9,985        17,659        13,093
  Commercial loans                               84,132        59,186       65,465        62,430        41,872
  Consumer and other loans                       51,951        22,332       17,950        18,704        16,837
                                              ----------------------------------------------------------------
      Total loans originated                    145,428        99,555       93,400        98,793        71,802
                                              ----------------------------------------------------------------

Principal Reductions:
Charge-offs/transfers to OREO:
  Residential mortgage loans                        (58)         (304)        (148)         (412)         (950)
  Commercial loans                                 (400)         (981)         (93)         (176)          (15)
  Consumer and other loans                          (93)          (61)         (20)          (80)         (163)
                                              ----------------------------------------------------------------
      Total charge-offs/transfers to OREO          (551)       (1,346)        (261)         (668)       (1,128)
                                              ----------------------------------------------------------------

Principal payments:
  Residential mortgage loans                   (188,542)     (141,657)     (47,422)      (91,841)     (118,679)
  Commercial loans                              (41,971)      (31,631)     (27,139)      (21,620)      (22,547)
  Consumer and other loans                      (21,304)      (23,928)     (12,042)      (10,187)      (11,739)
                                              ----------------------------------------------------------------
      Total principal payments                 (251,817)     (197,216)     (86,603)     (123,648)     (152,965)
                                              ----------------------------------------------------------------

Change in total loans receivable (before
 net items)                                   $  59,995     $  91,908     $ 59,918     $  28,224     $  25,268
                                              ================================================================

The following table sets forth certain information at December 31, 2002, regarding the aggregate dollar amount of certain loans maturing in the loan portfolio based on scheduled payments to maturity. Actual loan principal payments may vary from this schedule due to refinancings, modifications and other changes in loan terms. Demand loans and loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less.


                                                     Principal Repayments Contractually Due
                                                     --------------------------------------
                                                                  After One,
                                                     One Year     But Within     After Five
                                                     or Less      Five Years       Years
                                                     --------     ----------     ----------
                                                                 (In thousands)

Construction loans                                   $18,101      $     -        $     -
Commercial & industrial loans (including leases)      44,798       20,050         10,154
Small business loans                                  14,831       12,569          1,350
                                                     -----------------------------------
      Total                                          $77,730      $32,619        $11,504
                                                     ===================================

The following table sets forth as of December 31, 2002, the dollar amount of certain loans due after one year that have fixed interest rates or floating or adjustable interest rates.


                                                     Loans Due After One Year
                                                     ------------------------
                                                                 Floating or
                                                      Fixed      Adjustable
                                                      Rates         Rates
                                                      -----      -----------
                                                          (In thousands)

Construction loans                                   $     -       $     -
Commercial & industrial loans (including leases)      13,578        16,626
Small business loans                                  10,228         3,691
                                                     ---------------------
      Total                                          $23,806       $20,317
                                                     =====================

Asset Quality

The definition of nonperforming assets includes nonperforming loans and OREO. OREO consists of real estate acquired through foreclosure proceedings and real estate acquired through acceptance of a deed in lieu of foreclosure. Nonperforming loans are defined as nonaccrual loans, loans past due 90 days or more, but still accruing and impaired loans. Under certain circumstances the Company may restructure the terms of a loan as a concession to a borrower. These restructured loans are considered impaired loans. Included in nonaccrual loans at December 31, 2002, were $224,000 of impaired loans. At December 31, 2001 and 2000, the Company did not have any impaired loans.

Nonperforming Assets. At December 31, 2002, the Company had nonperforming assets of $794,000, or 0.08% of total assets. This compares to nonperforming assets of $1.0 million, or 0.12% of total assets, at December 31, 2001, and nonperforming assets of $538,000, or 0.07% of total assets, at December 31, 2000. Nonperforming assets at December 31, 2002, consisted of residential mortgage loans aggregating $291,000, commercial loans aggregating $428,000, consumer loans aggregating $17,000 and OREO aggregating $58,000. Nonperforming assets at December 31, 2001 and 2000, were primarily comprised of nonaccrual residential mortgage loans. The Company evaluates the underlying collateral of each nonperforming loan and continues to pursue the collection of interest and principal. Management believes that the December 31, 2002 level of nonperforming assets is low. As the loan portfolio continues to grow and mature, or if economic conditions worsen, management believes it highly likely that the level of nonperforming assets will increase, as will its level of charged-off loans.

The following table sets forth information regarding nonperforming assets.


                                                                         December 31,
                                                       ------------------------------------------------
                                                       2002       2001      2000       1999       1998
                                                       ----       ----      ----       ----       ----
                                                                    (Dollars in thousands)

Nonaccrual Loans                                       $ 736     $  753     $ 508     $1,112     $1,563
Loans past due 90 days or more, but still accruing         -          -         -          -          -
Impaired loans (not included in nonaccrual loans)          -          -         -          -          -
                                                       ------------------------------------------------
      Total nonperforming loans                          736        753       508      1,112      1,563
Other real estate owned                                   58        264        30         49        394
                                                       ------------------------------------------------
      Total nonperforming assets                       $ 794     $1,017     $ 538     $1,161     $1,957
                                                       ================================================

Nonperforming loans as a percent of total loans         0.11%      0.12%     0.10%      0.24%      0.36%
Nonperforming loans as a percent of total assets        0.08%      0.12%     0.07%      0.18%      0.33%

Nonaccrual Loans. Accrual of interest income on all loans is discontinued when concern exists as to the collectibility of principal or interest, or when a loan becomes over 90 days delinquent. Additionally, when a loan is placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period income. Loans are removed from nonaccrual when they become less than 90 days past due and in the case of commercial and consumer loans, when concern no longer exists as to the collectibility of principal or interest. Interest collected on nonaccruing loans is either applied against principal or reported as income according to management's judgment as to the collectibility of principal. At December 31, 2002, nonaccrual loans totaled $736,000. Interest on nonaccrual loans that would have been recorded as additional income for the year ended December 31, 2002, had the loans been current in accordance with their original terms, totaled $25,000. This compares with $31,000 and $35,000 of foregone interest income on nonaccrual loans for the years ended December 31, 2001 and 2000, respectively.

The following table sets forth certain information regarding nonaccrual loans.


                                                                 December 31,
                                 ----------------------------------------------------------------------------
                                          2002                       2001                       2000
                                 ----------------------     ----------------------     ----------------------
                                               Percent                    Percent                    Percent
                                 Principal     of Total     Principal     of Total     Principal     of Total
                                  Balance       Loans        Balance       Loans        Balance       Loans
                                 ---------     --------     ---------     --------     ---------     --------
                                                            (Dollars in thousands)

Nonaccrual loans:
  Residential mortgage loans       $291         0.04%         $656         0.11%         $398         0.08%
  Commercial loans                  428         0.07%           42         0.00%          109         0.02%
  Consumer and other loans           17         0.00%           55         0.01%            1         0.00%
                                   -----------------------------------------------------------------------
      Total nonaccrual loans       $736         0.11%         $753         0.12%         $508         0.10%
                                   =======================================================================

Delinquencies. At December 31, 2002, $857,000 of loans were 30 to 89 days past due. This compares to $3.7 million and $1.1 million of loans 30 to 89 days past due as of December 31, 2001 and 2000, respectively. The majority of these loans at December 31, 2002 and 2001 were commercial loans, while at December 31, 2000 they were residential mortgage loans.

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

The following table sets forth information as to loans delinquent for 30 to 89 days.


                                                                               December 31,
                                               ----------------------------------------------------------------------------
                                                        2002                       2001                       2000
                                               ----------------------     ----------------------     ----------------------
                                                             Percent                    Percent                    Percent
                                               Principal     of Total     Principal     of Total     Principal     of Total
                                                Balance       Loans        Balance       Loans        Balance       Loans
                                               ---------     --------     ---------     --------     ---------     --------
                                                                          (Dollars in thousands)

Loans delinquent for 30 to 59 days:
  Residential mortgage loans                     $197         0.03%        $  526        0.09%        $  584        0.11%
  Commercial loans                                563         0.08%         2,878        0.47%           168        0.03%
  Consumer and other loans                         70         0.01%           143        0.02%            39        0.01%
                                                 -----------------------------------------------------------------------
      Total loans delinquent 30 to 59 days        830         0.12%         3,547        0.58%           791        0.15%
                                                 -----------------------------------------------------------------------

Loans delinquent for 60 to 89 days:
  Residential mortgage loans                       11         0.00%           131        0.02%           278        0.05%
  Commercial loans                                  -            -              -           -             39        0.01%
  Consumer and other loans                         16         0.01%             -           -             20        0.01%
                                                 -----------------------------------------------------------------------
      Total loans delinquent 60 to 89 days         27         0.01%           131        0.02%           337        0.07%
                                                 -----------------------------------------------------------------------

      Total loans delinquent 30 to 89 days       $857         0.13%         $3,678       0.60%        $1,128        0.22%
                                                 =======================================================================

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

At December 31, 2002, the Company had $8.4 million of assets that were classified as substandard. This compares to $8.7 million and $5.8 million of assets that were classified as substandard at December 31, 2001 and 2000, respectively. The Company had no assets that were classified as loss or doubtful at any of these dates. Performing loans may or may not be adversely classified depending upon management's judgment with respect to each individual loan. At December 31, 2002, included in the $8.4 million of assets that were classified as substandard, were $7.6 million of performing loans. This compares to $7.9 million and $5.3 million of adversely classified performing assets as of December 31, 2001 and 2000, respectively. These amounts constitute assets that, in the opinion of management, could potentially migrate to nonperforming or doubtful status. The increase in adversely classified assets is reflective of a softening economy and some deterioration in commercial credit quality. This may lead to an increase in nonaccrual loans and an increase to the provision for loan losses in future periods.

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

The following table represents the allocation of the allowance for loan losses as of the dates indicated:


                                                                       December 31,
                              ----------------------------------------------------------------------------------------------
                                    2002               2001                2000               1999               1998
                              -----------------  ------------------  -----------------  -----------------  -----------------
                                       Percent             Percent            Percent            Percent            Percent
                                       of Loans            of Loans           of Loans           of Loans           of Loans
                                       in Each             in Each            in Each            in Each            in Each
                                       Category            Category           Category           Category           Category
                                       to Total            to Total           to Total           to Total           to Total
                              Amount    Loans    Amount     Loans    Amount    Loans    Amount    Loans    Amount    Loans
                              ------   --------  ------    --------  ------   --------  ------   --------  ------   --------
                                                                  (Dollars in thousands)

Residential mortgage loans    $ 1,757    44.4%   $1,835      50.8%   $1,460     47.8%   $1,395     51.7%   $1,558     60.0%
Commercial loans                5,250    41.9%    4,191      39.2%    3,210     41.0%    2,007     38.0%    1,277     31.1%
Consumer and other loans        1,027    13.7%      787      10.0%      731     11.2%      566     10.3%      456      8.9%
Unallocated                     2,062       -     1,711         -     1,893        -     1,713        -     1,727        -
                              --------------------------------------------------------------------------------------------
      Total                   $10,096   100.0%   $8,524     100.0%   $7,294    100.0%   $5,681    100.0%   $5,018    100.0%
                              ============================================================================================

Assessing the adequacy of the allowance for loan losses involves substantial uncertainties and is based upon management's evaluation of the amounts required to meet estimated charge-offs in the loan portfolio after weighing various factors. Management's methodology to estimate loss exposure includes an analysis of individual loans deemed to be impaired, reserve allocations for various loan types based on payment status or loss experience and an unallocated allowance that is maintained based on management's assessment of many factors including the growth, composition and quality of the loan portfolio, historical loss experiences, general economic conditions and other pertinent factors. Based on this evaluation, management believes that its year-end allowance for loan losses is adequate.

A portion of the allowance for loan losses is not allocated to any specific segment of the loan portfolio. This non-specific allowance is maintained for two primary reasons: (i) there exists an inherent subjectivity and imprecision to the analytical processes employed, and (ii) the prevailing business environment, as it is affected by changing economic conditions and various external factors, may impact the portfolio in ways currently unforeseen. Management, therefore, has established and maintains a non-specific allowance for loan losses. The amount of this measurement imprecision allocation was $2.1 million at December 31, 2002, compared to $1.7 million at December 31, 2001.

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

During 2002, 2001 and 2000, the Bank made additions to the allowance of $1.9 million, $1.7 million and $1.5 million and experienced net charge-offs (recoveries) of $303,000, and $439,000 and ($71,000), respectively. At December 31, 2002, the allowance for loan losses stood at $10.1 million and represented 1371.74% of nonperforming loans and 1.51% of total loans outstanding. This compares to an allowance for loan losses of $8.5 million, representing 1132.01% of nonperforming loans and 1.40% of total loans outstanding at December 31, 2001.

An analysis of the activity in the allowance for loan losses is as follows:


                                                                            Year Ended December 31,
                                                              ---------------------------------------------------
                                                               2002        2001       2000       1999       1998
                                                               ----        ----       ----       ----       ----
                                                                                (In thousands)

Balance at beginning of year                                  $ 8,524     $7,294     $5,681     $5,018     $4,340

Loans charged-off:
  Residential mortgage loans                                        -          -        (11)      (128)      (174)
  Commercial loans                                               (400)      (406)       (94)      (176)       (15)
  Consumer and other loans                                        (93)       (61)       (20)       (80)      (163)
                                                              ---------------------------------------------------
      Total loans charged-off                                    (493)      (467)      (125)      (384)      (352)
                                                              ---------------------------------------------------

Recoveries of loans previously charged-off:
  Residential mortgage loans                                       40          -          -         29          -
  Commercial loans                                                110          -        191          1          3
  Consumer and other loans                                         40         28          5         17         10
                                                              ---------------------------------------------------
      Total recoveries of loans previously charged-off            190         28        196         47         13
                                                              ---------------------------------------------------

Net (charge-offs) recoveries                                     (303)      (439)        71        (337)     (339)

Provision for loan losses charged against income                1,875      1,669      1,542       1,000     1,017
                                                              ---------------------------------------------------

Balance at end of year                                        $10,096     $8,524     $7,294      $5,681    $5,018
                                                              ===================================================

Net charge-offs (recoveries) to average loans outstanding        0.05%      0.08%     (0.01%)      0.08%     0.08%
                                                              ===================================================

Investments

Total investments (consisting of fed funds sold and overnight investments, investment securities, MBSs, and FHLB stock) totaled $282.7 million, or 27.9% of total assets, at December 31, 2002. This compares to total investments of $210.7 million, or 24.4% of total assets, as of December 31, 2001. The increase of $72.1 million, or 34.2%, was primarily in overnight investments and investment securities. These were purchased to reinvest the funds generated from unusually high prepayment levels of residential mortgage loans and continued deposit growth.

The investment portfolio provides a source of short-term liquidity and acts as a counterbalance to loan and deposit flows. Investment securities and MBSs are primarily comprised of U.S. Agency securities, but in an effort to diversify the portfolio and increase yields, the Company has started to invest in corporate debt instruments. At December 31, 2002, the Company had a total of $20.6 million in corporate debt. All investment securities and MBSs at December 31, 2002 and 2001, were classified as securities available for sale, and at December 31, 2002, carried a total of $3.4 million in net unrealized gains, compared to $1.4 million in net unrealized gains at December 31, 2001.

A summary of investment and mortgage-backed securities available for sale follows:


                                                            Unrealized
                                           Amortized     -----------------      Market
                                             Cost        Gains      Losses      Value
                                           ---------     -----      ------      ------
                                                          (In thousands)

At December 31, 2002:
U.S. Agency obligations                    $ 75,137      $1,203     $  (2)     $ 76,338
Corporate debt securities                    20,367         210         -        20,577
Trust preferred securities                    4,299         184       (69)        4,414
U.S. Agency mortgage-backed securities      150,152       1,856       (61)      151,947
Collateralized mortgage obligations           4,073          94         -         4,167
                                           --------------------------------------------
      Total                                $254,028      $3,547     $(132)     $257,443
                                           ============================================

At December 31, 2001:
U.S. Agency obligations                    $ 46,004      $  514     $ (74)     $ 46,444
Trust preferred securities                    3,189           -      (180)        3,009
U.S. Agency mortgage-backed securities      140,316       1,260      (325)      141,251
Collateralized mortgage obligations           9,233         166         -         9,399
                                           --------------------------------------------
      Total                                $198,742      $1,940     $(579)     $200,103
                                           ============================================

At December 31, 2000:
U.S. Treasury obligations                  $  1,016      $    -     $ (11)     $  1,005
U.S. Agency obligations                      44,256         167      (119)       44,304
Trust preferred securities                    2,187           -      (200)        1,987
U.S. Agency mortgage-backed securities      104,863         457      (468)      104,852
Collateralized mortgage obligations          12,680           -      (101)       12,579
                                           --------------------------------------------
      Total                                $165,002      $  624     $(899)     $164,727
                                           ============================================

The following table sets forth the contractual maturities of investment and mortgage-backed securities available for sale and the weighted average yields of such securities:


                                                                    After One,           After Five,
                                                Within              But Within            But Within                After
                                               One Year             Five Years            Ten Years               Ten Years
                                          ------------------    ------------------    ------------------    ---------------------
                                                    Weighted              Weighted              Weighted                 Weighted
                                          Market    Average     Market    Average     Market    Average      Market      Average
                                          Value      Yield      Value      Yield      Value      Yield       Value        Yield
                                          ------    --------    ------    --------    ------    --------     ------      --------
                                                                          (Dollars in thousands)

At December 31, 2002:
U.S. Agency obligations                   $2,029     3.26%      $74,309    4.03%      $    -        -       $      -         -
Corporate debt securities                      -        -        20,577    5.92%           -        -              -         -
Trust preferred securities                     -        -             -       -            -        -          4,414      8.40%
U.S. Agency mortgage-backed securities         -        -             -       -        1,534     2.24%       150,413      4.25%
Collateralized mortgage obligations            -        -             -       -            -        -          4,167      6.35%
                                          ------                -------               ------                --------
      Total                               $2,029     3.26%      $94,886    4.44%      $1,534     2.24%      $158,994      4.42%
                                          ====================================================================================

At December 31, 2001:
U.S. Agency obligations                   $3,046     5.91%      $43,398    4.94%      $    -        -       $      -         -
Trust preferred securities                     -        -             -       -            -        -          3,009      8.59%
U.S. Agency mortgage-backed securities         -        -             -       -        1,664     3.47%       139,587      5.37%
Collateralized mortgage obligations            -        -             -       -            -        -          9,399      6.47%
                                          ------                -------               ------                --------
      Total                               $3,046     5.91%      $43,398    4.94%      $1,664     3.47%      $151,995      5.51%
                                          ====================================================================================

At December 31, 2000:
U.S. Treasury obligations                 $1,005     4.16%      $     -       -       $    -        -       $      -         -
U.S. Agency obligations                    5,243     5.70%       39,061    6.40%           -        -              -         -
Trust preferred securities                     -        -             -       -            -        -          1,987      8.16%
U.S. Agency mortgage-backed securities         -        -             -       -            -        -        104,852      6.69%
Collateralized mortgage obligations            -        -             -       -            -        -         12,579      6.47%
                                          ------                -------               ------                --------
      Total                               $6,248     5.46%      $39,061    6.40%      $    -        -       $119,418      6.71%
                                          ====================================================================================

Bank-Owned Life Insurance

In 2002, the Bank purchased $14.2 million of bank-owned life insurance ("BOLI"). The Bank purchased these policies for the purpose of protecting itself against the loss due to the death of key employees and to offset the Bank's future obligations to its employees under its retirement and benefit plans. The value of this life insurance was $14.8 million at December 31, 2002. The Bank recorded income from the BOLI policies of $568,000 in 2002.

Deposits and Borrowings

The Company has devoted considerable time and resources to its deposit gathering network. The Company experienced a net increase in total deposits during 2002, to $761.9 million, or 75.2% of total assets, at December 31, 2002, from $670.4 million, or 77.8% of total assets, at December 31, 2001. This increase of $91.5 million, or 13.6%, in total deposits was centered in core accounts and broken down as follows: demand deposit accounts up $25.0 million, or 22.1%; NOW and savings accounts up $92.2 million, or 30.8%; while certificates of deposit accounts were down $26.4 million, or 10.6%. By comparison, the increase in total deposits during 2001 was $38.8 million, or 6.1%. Part of the growth in NOW accounts resulted from the introduction of the Asset Manager. This account is positioned to compete against brokerage and mutual fund money market accounts, and as such, bears an interest rate considerably higher than traditional NOW accounts.

The following table sets forth certain information regarding deposits:


                                                                             December 31,
                                         -------------------------------------------------------------------------------------
                                                    2002                         2001                          2000
                                         ---------------------------  ---------------------------  ---------------------------
                                                   Percent  Weighted            Percent  Weighted            Percent  Weighted
                                                     of     Average               of     Average               of     Average
                                          Amount    Total     Rate     Amount    Total     Rate     Amount    Total     Rate
                                          ------   -------  --------   ------   -------  --------   ------   -------  --------
                                                                        (Dollars in thousands)

NOW accounts                             $100,476   13.2%    1.37%    $ 44,445    6.6%    0.40%    $ 36,910    5.8%    0.64%
Money market accounts                      10,660    1.4%    1.00%       9,914    1.5%    1.40%      12,283    1.9%    2.59%
Savings accounts                          290,981   38.2%    1.70%     254,861   38.0%    1.90%     210,728   33.4%    3.52%
Certificate of deposit accounts           221,874   29.1%    3.07%     248,268   37.0%    4.15%     265,623   42.1%    5.76%
                                         ---------------              ---------------              ---------------
      Total interest bearing deposits     623,991   81.9%    2.12%     557,488   83.1%    2.77%     525,544   83.2%    4.43%
Noninterest bearing accounts              137,920   18.1%       -      112,925   16.9%       -      106,088   16.8%       -
                                         ---------------              ---------------              ---------------
      Total deposits                     $761,911   100.0%   1.74%    $670,413  100.0%    2.31%    $631,632  100.0%    3.69%
                                         ==================================================================================

At December 31, 2002, certificate of deposit accounts with balances greater than $100,000 aggregated $30.5 million, compared to $35.4 million and $32.1 million at December 31, 2001 and 2000, respectively.

Total borrowings (consisting of overnight and short-term borrowings, along with FHLB borrowings) increased $44.9 million, or 35.5%, during 2002, to $171.3 million, from $126.4 million at December 31, 2001. The Company had $51.9 million of borrowings outstanding at the end of 2000. The increase during 2002 was the result of growth in overnight borrowings associated with the Company's cash management services along with the Company utilizing FHLB borrowings to take advantage of long-term borrowing rates to partially fund its asset growth. The Bank, through its membership in the FHLB, has access to a variety of borrowing alternatives, and management will from time to time take advantage of these opportunities to fund asset growth. However, on a long-term basis, the Bank intends to concentrate on increasing its core deposits.

Company-Obligated Mandatorily Redeemable Capital Securities

On June 26, 2002, the Company, through one of its statutory trust subsidiaries, issued $5.0 million of trust preferred securities, bringing its total outstanding of trust preferred securities to $8.0 million. The securities issued in June 2002 have a floating interest rate equal to 3 month LIBOR plus 3.45% and mature in 30 years. The regulatory capital generated from issuing these securities helped support the Company's continued asset growth.

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

Simulation is used as the primary tool for measuring the interest rate risk inherent in the Company's balance sheet at a given point in time by showing the effect on net interest income, over a 24-month period, of interest rate ramps of up to 200 basis points. These simulations take into account repricing, maturity and prepayment characteristics of individual products. The ALCO reviews simulation results to determine whether the downside exposure resulting from changes in market interest rates remains within established tolerance levels over both a 12-month and 24-month horizon, and develops appropriate strategies to manage this exposure. The Company's guidelines for interest rate risk specify that if interest rates were to shift up or down 200 basis points over a 12-month period, estimated net interest income for those 12 months and the subsequent 12 months, should decline by no more than 5.0% or 10.0%, respectively. As of December 31, 2002, net interest income simulation indicated that the Company's exposure to changing interest rates was outside of the 10% guidance level established for the second year of a 200 basis point decline. This exposure primarily results from the unusually low current rates paid on deposit accounts and the extremely high prepayment speeds anticipated for mortgage-related assets if market rates declined 200 basis points. The current rates on many deposit accounts are so low, that they cannot decline 200 basis points without becoming negative. This results in a floor of zero percent for these deposit accounts, and this floor causes compression of the net interest margin for modeling purposes. The ALCO reviews the methodology utilized for calculating interest rate risk exposure and may, from time to time, adopt modifications to this methodology. While the ALCO reviews simulation assumptions and methodology to ensure that they reflect historical experience, it should be noted that income simulation may not always prove to be an accurate indicator of interest rate risk because the actual repricing, maturity and prepayment characteristics of individual products may differ from the estimates used in the simulations.

The following table presents the estimated impact of interest rate ramps on estimated net interest income over a twenty-four month period beginning January 1, 2003:


                                   Estimated Impact
                                on Net Interest Income
                                ----------------------
                                 Dollar      Percent
                                 Change      Change
                                 ------      -------
                                (Dollars in thousands)

Initial 12-Month Period:
Up 200 basis point ramp          $ 1,694       5.57%
Up 100 basis point ramp              999       3.28%
Down 100 basis point ramp           (567)     (1.87%)
Down 200 basis point ramp         (1,261)     (4.15%)

Subsequent 12-Month Period:
Up 200 basis point ramp          $ 3,023      10.21%
Up 100 basis point ramp            2,425       8.19%
Down 100 basis point ramp         (1,557)     (5.26%)
Down 200 basis point ramp         (4,495)    (15.18%)

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

The Company has sought to maintain a relatively narrow gap position and has, in some instances, foregone investment in higher yielding assets when such investment, in management's opinion, exposed it to undue interest rate risk. However, the Company does not attempt to perfectly match interest rate sensitive assets and liabilities and will selectively mismatch its assets and liabilities to a controlled degree when it considers it both appropriate and prudent to do so. There are a number of relevant time periods in which to measure the gap position, such as at the 30, 60, 90, or 180 day points in the maturity schedule. Management monitors the gap position at each of these maturity points, while also focusing closely on the gap at the one-year point in making its principal funding decisions, such as with respect to its commercial and residential mortgage loan portfolios. At December 31, 2002, the Company's cumulative one-year gap was a positive $155.7 million, or 15.4% of total assets, compared to positive $97.4 million, or 11.3% of total assets, at the end of 2001. While the Company's cumulative one-year gap at December 31, 2002, was higher than in past years, it is projected to decrease during 2003.

The following table presents the repricing schedule for interest-earning assets and interest-bearing liabilities at December 31, 2002. To the extent applicable, amounts of assets and liabilities that mature or reprice within a particular period where determined in accordance with their contractual terms. Investment securities are allocated based upon expected call dates. Loans and MBSs have been allocated based upon expected amortization and prepayment rates based on historical performance. Savings, NOW and money market deposit accounts, which have no contractual term and are subject to immediate repricing, are anticipated to behave more like core accounts and therefore are presented as spread evenly over the first three years. Nonetheless, the presentation does not reflect lags that may occur in the actual repricing of these deposits.


                                                   Within      Over Three     Over Six       Over One
                                                   Three         to Six       to Twelve      Year to       Over Five
                                                   Months        Months        Months       Five Years       Years        Total
                                                   ------      ----------     ---------     ----------     ---------      -----
                                                                              (Dollars in thousands)

Interest-earning assets:
  Federal funds sold and overnight investments    $ 17,623      $      -      $      -       $      -      $      -      $ 17,623
  Investment securities                             14,006        18,078         7,999         55,421         5,825       101,329
  Mortgage-backed securities                        48,858        14,478        14,172         64,931        13,675       156,114
  FHLB Stock                                         7,683             -             -              -             -         7,683
  Residential mortgage loans                        65,726        40,640        50,504        123,991        16,902       297,763
  Commercial loans                                  95,881        18,903        27,934        129,593         8,856       280,967
  Consumer and other loans                          42,060         7,858         6,259         19,763        15,988        91,928
                                                  -------------------------------------------------------------------------------

      Total interest-earning assets                291,837        99,957       106,868        393,699        61,046       953,407
                                                  -------------------------------------------------------------------------------

Interest-bearing liabilities:
  NOW accounts                                       8,373         8,373        16,746         66,984             -       100,476
  Money market accounts                                888           888         1,776          7,108             -        10,660
  Savings accounts                                  24,249        24,249        48,496        193,987             -       290,981
  Certificate of deposit accounts                   46,119        27,694        59,782         85,756         2,523       221,874
  Overnight & short-term borrowings                 27,364             -             -              -             -        27,364
  FHLB borrowings                                   14,951        11,060        16,946         95,984         5,000       143,941
  Capital trust securities                           5,000             -             -              -         3,000         8,000
                                                  -------------------------------------------------------------------------------

      Total interest-bearing liabilities           126,944        72,264       143,746        449,819        10,523       803,296
                                                  -------------------------------------------------------------------------------

      Net interest sensitivity gap during
       the period                                 $164,893      $ 27,693      $(36,878)      $(56,120)     $ 50,523      $150,111
                                                  ===============================================================================

      Cumulative gap - 12/31/02                   $164,893      $192,586      $155,708       $ 99,588      $150,111
                                                  =================================================================

      Cumulative gap - 12/31/01                   $107,354      $131,515      $ 97,398       $112,571      $134,762
                                                  =================================================================

Interest-sensitive assets as a percent of
 interest-sensitive liabilities (cumulative)        229.89%       196.68%       145.40%        112.56%       118.69%

Cumulative gap as a percent of total assets          16.28%        19.01%        15.37%          9.83%        14.82%

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

Management is responsible for establishing and monitoring liquidity targets as well as strategies and tactics to meet these targets. In general, the Company maintains a high degree of flexibility with a liquidity target of 10% to 25% of total assets. At December 31, 2002, federal funds sold and overnight investments, investment securities and mortgage-backed securities available for sale amounted to $275.1 million, or 27.2% of total assets. This compares to $205.0 million, or 23.8% of total assets, at December 31, 2001. The Bank is a member of the FHLB and, as such, has access to both short- and long-term borrowings. In addition, the Bank maintains a line of credit at the FHLB as well as a line of credit with a correspondent bank. There have been no adverse trends in the Company's liquidity or capital reserves. Management believes that the Company has adequate liquidity to meet its commitments.

The following table sets forth the contractual obligations of the Company:


                                                        Payments Due or Commitment Expiring - By Period
                                                   ----------------------------------------------------------
                                                                Less than     One to      Four to      After
                                                                   One         Three       Five        Five
                                                    Total         Year         Years       Years       Years
                                                    -----       ---------     ------      -------      -----
                                                                         (In thousands)

Contractual cash obligations:
  FHLB borrowings                                  $143,941     $ 24,100      $42,000     $35,534     $42,307
  Mandatorily redeemable trust preferred              8,000            -            -           -       8,000
  Lease obligations                                   6,729          906        1,826       1,732       2,265
  Other
    TT&L                                              3,000        3,000            -           -           -
    Customer repo's                                  24,364       24,364            -           -           -
                                                   ----------------------------------------------------------
      Total contractual cash obligations           $186,034     $ 52,370      $43,826     $37,266     $52,572
                                                   ----------------------------------------------------------

Other commitments:
Commitments to originate or purchase loans         $ 58,727     $ 58,727      $     -     $     -     $     -
  Unused lines of credit and other commitments      116,470       54,220       16,854         368      45,028
  Letters of credit                                   2,389        2,389            -           -           -
                                                   ----------------------------------------------------------
      Total other commitments                      $177,586     $115,336      $16,854     $   368     $45,028
                                                   ==========================================================

Capital Resources

Total shareholders' equity of the Company at December 31, 2002 was $66.4 million, as compared to $59.1 million at December 31, 2001. Major activity in shareholders' equity during 2002 can be summarized as follows: net income for the year was $7.7 million, dividends paid on Common Stock totaled $2.0 million and changes in unrealized gains and losses on securities equaled $1.4 million.

All FDIC-insured institutions must meet specified minimal capital requirements. These regulations require banks to maintain a minimum leverage capital ratio. At December 31, 2002, the Bank's Tier I leverage ratio stood at 6.06%. In addition, the FDIC has adopted capital guidelines based upon ratios of a bank's capital to total assets adjusted for risk. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. These regulations require banks to maintain minimum capital levels for capital adequacy purposes and higher capital levels to be considered "well capitalized." According to these standards, the Bank had a Tier I risk-weighted capital ratio of 9.43% and a Total risk-weighted capital ratio of 10.68% at December 31, 2002.

Capital guidelines have also been issued by the Federal Reserve Board ("FRB") for bank holding companies. These guidelines require the Company to maintain minimum capital levels for capital adequacy purposes. In general, the FRB has adopted substantially identical capital adequacy guidelines as the FDIC. Such standards are applicable to bank holding companies and their bank subsidiaries on a consolidated basis. At December 31, 2002, the Company's Tier I leverage ratio was 6.19%, its Tier I Risk-based capital ratio was 9.63% and its Total Risk-based capital ratio was 10.88%.

As of December 30, 2002, the Company and the Bank met all applicable minimum capital requirements and were considered "well capitalized" by both the FRB and the FDIC.

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

Recent Accounting Developments

On July 20, 2001, the Financial Accounting Standards Board ("FASB") issued SFAS 142, "Goodwill and Other Intangible Assets." SFAS 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes Accounting Principles Board ("APB") Opinion No. 17, "Intangible Assets." Under SFAS 142, goodwill and intangible assets that have indefinite useful lives will no longer be amortized, but rather will be tested at least annually for impairment. The Statement applies to existing goodwill, as well as goodwill arising subsequent to the effective date of the Statement. Intangible assets that have finite useful lives will continue to be amortized over their useful lives, but without the constraint of the 40-year maximum life required by APB Opinion No. 17. The provisions of SFAS 142 must be applied for fiscal years beginning after December 15, 2001, and may not be adopted earlier.

On October 17, 2001, FASB issued Action Alert No. 01-37. That Action Alert reported a conclusion reached by FASB at its October 10, 2001 meeting regarding the application of SFAS 142 and SFAS 141, "Business Combinations" with respect to goodwill accounting for bank branch acquisitions. The conclusion set forth in the October 17th Action Alert states that paragraph 5 of SFAS 72, "Accounting for Certain Acquisitions of Banking or Thrift Institutions" applies to all acquisitions of financial institutions (or branches thereof) whether "troubled" or not, in which the fair value of the liabilities assumed exceeds the fair value of tangible and intangible assets acquired. SFAS 72 was originally issued in 1983, in the context of the savings and loan crisis and the acquisition of so-called "troubled" financial institutions. The acquisition associated with the formation of the Company's banking subsidiary in March 1996 was such that the fair value of the liabilities assumed exceeded the fair value of tangible and intangible assets acquired. Based upon the conclusion set forth in the October 17th Action Alert, during the first two quarters of 2002, the Company continued amortizing its intangible attributable to its March 1996 acquisition from Fleet Financial Group, Inc.

On October 1, 2002, FASB issued SFAS 147, "Acquisitions of Certain Financial Institutions." SFAS 147 states that the specialized accounting guidance in paragraph 5 of SFAS 72 will not apply after September 30, 2002, and if certain criteria are met, any unidentifiable intangible asset will be reclassified to goodwill upon adoption of the Statement. Financial institutions meeting conditions outlined in SFAS 147 will be required to restate previously issued financial statements for fiscal periods beginning after December 15, 2001. The objective of the restatement requirement is to present the balance sheet and income statement as if the amount accounted for under SFAS 72 as an unidentifiable intangible asset had been reclassified to goodwill as of the date SFAS 142 was initially applied. The transition provisions of SFAS 147 are effective on October 1, 2002; however early application is permitted. The Company adopted SFAS 147 during the third quarter of 2002, and therefore has restated the first and second quarters to remove any amortization of goodwill, net of taxes. At January 1, 2002, the Company had $10.7 million of intangible assets that have now been reclassified as goodwill and will no longer be amortized, but will be reviewed periodically for impairment.

The following table sets forth the reconcilement of net income and earnings per share excluding goodwill amortization for the years ended December 31, 2002, 2001 and 2000.


                                                    Year Ended December 31,
                                                  ----------------------------
                                                   2002       2001       2000
                                                   ----       ----       ----

Reported net income (in thousands)                $7,662     $6,315     $5,618
Add back: Goodwill amortization, net of taxes          -        756        756
                                                  ----------------------------
Adjusted net income                               $7,662     $7,071     $6,374
                                                  ============================

Basic earnings per share                          $ 2.04     $ 1.69     $ 1.51
Add back: Goodwill amortization, net of taxes          -       0.20       0.20
                                                  ----------------------------
Adjusted basic earnings per share                 $ 2.04     $ 1.89     $ 1.71
                                                  ============================

Diluted earnings per share                        $ 1.92     $ 1.62     $ 1.49
Add back: Goodwill amortization, net of taxes          -       0.19       0.20
                                                  ----------------------------
Adjusted diluted earnings per share               $ 1.92     $ 1.81     $ 1.69
                                                  ============================

In October 2001, the FASB issued SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets and does not apply to goodwill or intangible assets that are not being amortized and certain other long-lived assets. SFAS 144 supersedes SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" and the accounting and reporting provisions of APB Opinion 30, "Reporting Effects of Disposal of a Segment of a Business and Extraordinary, Unusual and Infrequently Occurring Events and Transactions", for the disposal of a segment of a business (as previously defined in that Opinion). SFAS 144 also amends Accounting Research Bulletin ("ARB") 51, "Consolidated Financial Statements", to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. SFAS 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001 with early adoption encouraged. The Company adopted SFAS 144 on January 1, 2002. The adoption of this Statement did not have a material impact on the Company's financial position or results of operations.

In December 2002, the FASB issued SFAS 148, "Accounting for Stock-Based Compensation - Transition and Disclosure." SFAS 148 amends SFAS 123, "Accounting for Stock-Based Compensation", to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. Companies are able to eliminate a "ramp-up" effect that the SFAS 123 transition rule creates in the year of adoption. Companies can choose to elect a method that will provide for comparability amongst years reported. In addition, this Statement amends the disclosure requirement of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the fair value based method of accounting for stock-based employee compensation and the effect of the method used on reported results. The amendments to SFAS 123 are effective for financial statements for fiscal years ending after December 15, 2002. The Company does not believe the adoption of this Statement will have a material impact on the Company's financial position or results of operations.

BANCORP RHODE ISLAND, INC.

Management's Report

The management of Bancorp Rhode Island, Inc. is responsible for the preparation, integrity and fair presentation of the financial statements and other financial information in this annual report. Management believes that the financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. In preparing the financial statements and other financial information, management makes certain judgments and estimates where appropriate.

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

The Board of Directors oversees the financial statements through an Audit Committee comprised solely of outside directors who are not employees of the Company. The Audit Committee reviews the activities of the internal audit function and meets regularly with representatives of KPMG LLP, the Company's independent auditors. KPMG LLP has been appointed by the Board of Directors, on the recommendation of the Audit Committee, to conduct an independent audit and to express an opinion as to the fairness of the presentation of the consolidated financial statements of Bancorp Rhode Island, Inc.



/s/ Merrill W. Sherman                 /s/ Albert R. Rietheimer
Merrill W. Sherman                     Albert R. Rietheimer
President and                          Chief Financial Officer and
Chief Executive Officer                Treasurer

BANCORP RHODE ISLAND, INC.

Independent Auditors' Report

The Board of Directors and Shareholders
Bancorp Rhode Island, Inc.:

We have audited the accompanying consolidated balance sheets of Bancorp Rhode Island, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bancorp Rhode Island, Inc. and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

As discussed in note 2 to the consolidated financial statements, Bancorp Rhode Island, Inc. and subsidiaries adopted Statement of Financial Accounting Standards ("SFAS") 142, "Goodwill and Other Intangible Assets" and SFAS 147, "Acquisition of Certain Financial Institutions", effective January 1, 2002.



/s/ KPMG LLP
KPMG LLP
Providence, Rhode Island

January 23, 2003

BANCORP RHODE ISLAND, INC.

Consolidated Balance Sheets


                                                                                    December 31,
                                                                               -----------------------
                                                                                 2002           2001
                                                                                 ----           ----
                                                                                   (In thousands)

Assets:
  Cash and due from banks (Note 2)                                             $   25,336     $ 24,261
  Federal funds sold and overnight investments                                     17,623        4,913
  Investment securities available for sale (amortized cost of
   $99,803 and $49,193, respectively) (Notes 3, 10, and 11)                       101,329       49,453
  Mortgage-backed securities available for sale (amortized cost of
   $154,225 and $149,549, respectively) (Notes 4 and 11)                          156,114      150,650
  Stock in the Federal Home Loan Bank of Boston (Note 11)                           7,683        5,668

  Loans receivable (Notes 5 and 11):
    Residential mortgage loans                                                    297,763      310,212
    Commercial loans                                                              280,967      239,364
    Consumer and other loans                                                       91,928       61,388
                                                                               -----------------------
      Total loans receivable                                                      670,658      610,964
  Allowance for loan losses (Note 6)                                              (10,096)      (8,524)
                                                                               -----------------------
      Net loans receivable                                                        660,562      602,440
  Premises and equipment, net (Note 7)                                              9,702        7,184
  Other real estate owned (Note 8)                                                     58          264
  Goodwill, net (Note 2)                                                           10,766       10,766
  Accrued interest receivable                                                       6,183        5,803
  Investment in bank-owned life insurance                                          14,768            -
  Prepaid expenses and other assets                                                 2,753          848
                                                                               -----------------------
      Total assets                                                             $1,012,877     $862,250
                                                                               =======================

Liabilities:
  Deposits (Note 9):
    Demand deposit accounts                                                    $  137,920     $112,925
    NOW accounts                                                                  100,476       44,445
    Money market accounts                                                          10,660        9,914
    Savings accounts                                                              290,981      254,861
    Certificate of deposit accounts                                               221,874      248,268
                                                                               -----------------------
      Total deposits                                                              761,911      670,413

  Overnight and short-term borrowings (Note 10)                                    27,364       13,033
  Federal Home Loan Bank of Boston borrowings (Note 11)                           143,941      113,365
  Company-obligated mandatorily redeemable capital securities (Note 12)             8,000        3,000
  Other liabilities                                                                 5,234        3,342
                                                                               -----------------------
      Total liabilities                                                           946,450      803,153
                                                                               -----------------------


  Commitments and contingencies (Notes 7, 16 and 20)


Shareholders' equity (Notes 1 and 18):
  Preferred stock, par value $0.01 per share, authorized 1,000,000 shares:
   Issued and outstanding: none                                                         -            -
  Common stock, par value $0.01 per share, authorized 11,000,000 shares:
    Voting: Issued and outstanding: 3,777,450 shares in 2002
             and 3,753,550 shares in 2001                                              38           37
  Additional paid-in capital                                                       40,134       39,826
  Retained earnings                                                                24,002       18,336
  Accumulated other comprehensive income, net (Notes 3 and 4)                       2,253          898
                                                                               -----------------------
      Total shareholders' equity                                                   66,427       59,097
                                                                               -----------------------
      Total liabilities and shareholders' equity                               $1,012,877     $862,250
                                                                               =======================

See accompanying notes to consolidated financial statements.

BANCORP RHODE ISLAND, INC.

Consolidated Statements of Operations


                                                                         Year Ended December 31,
                                                                  -------------------------------------
                                                                    2002          2001          2000
                                                                    ----          ----          ----
                                                                  (In thousands, except per share data)

Interest and dividend income:
  Residential mortgage loans                                      $  18,646     $  21,694     $  17,982
  Commercial loans                                                   18,396        18,078        17,737
  Consumer and other loans                                            4,072         4,569         4,472
  Mortgage-backed securities                                          8,428         7,720         5,576
  Investment securities                                               3,375         3,044         3,056
  Federal funds sold and overnight investments                          313           510           930
  Federal Home Loan Bank of Boston stock dividends                      277           288           282
                                                                  -------------------------------------
      Total interest and dividend income                             53,507        55,903        50,035
                                                                  -------------------------------------

Interest expense:
  NOW accounts                                                          705           209           205
  Money market accounts                                                 130           221           375
  Savings accounts                                                    5,083         6,507         6,137
  Certificate of deposit accounts                                     8,118        13,458        13,685
  Overnight and short-term borrowings                                   322           461           636
  Federal Home Loan Bank of Boston borrowings                         7,377         5,280         2,359
  Other borrowings                                                        -           138           281
  Company-obligated mandatorily redeemable capital securities           445           263             -
                                                                  -------------------------------------
    Total interest expense                                           22,180        26,537        23,678
                                                                  -------------------------------------
    Net interest income                                              31,327        29,366        26,357
  Provision for loan losses (Note 6)                                  1,875         1,669         1,542
                                                                  -------------------------------------
    Net interest income after provision for loan losses              29,452        27,697        24,815
                                                                  -------------------------------------

Noninterest income:
  Service charges on deposit accounts                                 3,763         3,451         2,722
  Commisions on nondeposit investment products                          978           535             -
  Income from bank-owned life insurance                                 568             -             -
  Loan related fees                                                     688           285           258
  Commissions on loans originated for others                            325           288            74
  Gains on sales of mortage-backed securities                            23             4             -
  Other income                                                          738           668           524
                                                                  -------------------------------------
      Total noninterest income                                        7,083         5,231         3,578
                                                                  -------------------------------------

Noninterest expense:
  Salaries and employee benefits (Note 14)                           13,185        11,287         9,552
  Occupancy (Note 7)                                                  1,933         1,744         1,530
  Equipment                                                           1,073           878           899
  Data processing                                                     1,987         1,779         1,340
  Marketing                                                           1,234           979         1,069
  Professional services                                               1,380           883           891
  Loan servicing                                                        927           945           761
  Other real estate owned (Note 8)                                       26           353            31
  Amortization of goodwill                                                -         1,164         1,164
  Deposit tax and assessments                                           117           117           109
  Other expenses (Note 15)                                            3,162         3,067         2,316
                                                                  -------------------------------------
      Total noninterest expense                                      25,024        23,196        19,662
                                                                  -------------------------------------
      Income before income taxes                                     11,511         9,732         8,731
  Income tax expense (Note 13)                                        3,849         3,417         3,113
                                                                  -------------------------------------
      Net income                                                  $   7,662     $   6,315     $   5,618
                                                                  =====================================

Per share data (Notes 2 and 19):

  Basic earnings per common share                                 $    2.04     $    1.69     $    1.51
  Diluted earnings per common share                               $    1.92     $    1.62     $    1.49

  Average common shares outstanding - basic                       3,758,214     3,730,910     3,728,688
  Average common shares outstanding - diluted                     3,996,670     3,900,028     3,768,589

See accompanying notes to consolidated financial statements.

BANCORP RHODE ISLAND, INC.

Consolidated Statements of Changes in Shareholders' Equity

For Years Ended December 31, 2002, 2001 and 2000


                                                                                                         Accumulated
                                                                                Additional                  Other
                                                         Preferred   Common      Paid-in     Retained   Comprehensive
                                                           Stock     Stock       Capital     Earnings   Income/(Loss)    Total
                                                         ---------   ------     ----------   --------   -------------    -----
                                                                                     (In thousands)

Balance at December 31, 1999                               $  -       $37        $39,617     $ 9,763      $(1,742)      $47,675

  Net income                                                  -         -              -       5,618            -         5,618
  Other comprehensive income:
    Unrealized holding gains on securities
     available for sale, net of taxes of $(804)                                                             1,561         1,561
                                                                                                                        -------
  Comprehensive income                                                                                                    7,179
  Exercise of stock options                                   -         -              4           -            -             4
  Dividends on common stock                                   -         -              -      (1,566)           -        (1,566)
                                                           --------------------------------------------------------------------

Balance at December 31, 2000                                  -        37         39,621      13,815         (181)       53,292

  Net income                                                  -         -              -       6,315            -         6,315
  Other comprehensive income:
    Unrealized holding gains on securities
     available for sale, net of taxes of $(556)                                                             1,082         1,082
    Realized gains on securities
     available for sale, net of taxes of $1                                                                    (3)           (3)
                                                                                                                        -------
  Comprehensive income                                                                                                    7,394
  Exercise of stock options                                   -         -            175           -            -           175
  Common stock issued for incentive stock award, net          -         -             30           -            -            30
  Dividends on common stock                                   -         -              -      (1,794)           -        (1,794)
                                                           --------------------------------------------------------------------

Balance at December 31, 2001                                  -        37         39,826      18,336          898        59,097

  Net income                                                  -         -              -       7,662            -         7,662
  Other comprehensive income:
    Unrealized holding gains arising on securities
     available for sale, net of taxes of $(706)                                                             1,370         1,370
    Realized gains on securities
     available for sale, net of taxes of $8                                                                   (15)          (15)
                                                                                                                        -------
  Comprehensive income                                                                                                    9,017

  Exercise of stock options                                   -         1            275           -            -           276
  Common stock issued for incentive stock award, net          -         -             33           -            -            33
  Dividends on common stock                                   -         -              -      (1,996)           -        (1,996)
                                                           --------------------------------------------------------------------

Balance at December 31, 2002                               $  -       $38        $40,134     $24,002      $ 2,253       $66,427
                                                           ====================================================================

See accompanying notes to consolidated financial statements.

BANCORP RHODE ISLAND, INC.


                                                                           Year Ended December 31,
                                                                     ------------------------------------
                                                                       2002          2001          2000
                                                                       ----          ----          ----
                                                                                (In thousands)

Cash flows from operating activities:
  Net income                                                         $   7,662     $   6,315     $  5,618
  Adjustment to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization                                        2,827         3,168        2,558
    Provision for loan losses                                            1,875         1,669        1,542
    Gain on sales of mortgage-backed securities                            (23)           (4)           -
    Loss (gain) on other real estate owned                                 (29)          (25)          (7)
    Income from bank-owned life insurance                                 (568)            -            -
    Compensation expense from restricted stock grant                        33            30            -
    (Increase) decrease in accrued interest receivable                    (380)         (173)        (960)
    (Increase) decrease in prepaid expenses and other assets            (2,603)         (374)        (290)
    Increase (decrease) in other liabilities                             1,892           735         (368)
    Increase (decrease) in other, net                                      190            17          204
                                                                     ------------------------------------
      Net cash provided by operating activities                         10,876        11,358        8,297
                                                                     ------------------------------------

Cash flows from investing activities:
  Origination of:
    Residential mortgage loans                                          (9,321)      (17,997)      (9,960)
    Commercial loans                                                   (83,883)      (59,067)     (65,421)
    Consumer loans                                                     (52,199)      (22,515)     (18,111)
  Purchase of:
    Investment securities available for sale                           (96,658)      (54,026)      (9,000)
    Mortgage-backed securities available for sale                      (78,065)      (77,620)     (58,999)
    Residential mortgage loans                                        (167,551)     (186,869)     (48,503)
    Consumer and other loans                                                 -        (5,045)      (5,043)
    Federal Home Loan Bank of Boston stock                              (2,015)       (1,964)           -
  Principal payments on:
    Investment securities available for sale                            46,006        52,263       13,000
    Mortgage-backed securities available for sale                       69,050        41,617       17,785
    Residential mortgage loans                                         188,542       141,657       47,422
    Commercial loans                                                    41,971        31,631       27,139
    Consumer loans                                                      21,304        23,928       12,042
  Proceeds from sale of mortgage-backed securities                       3,731         3,832            -
  Proceeds from disposition of other real estate owned                     293           670          163
  Proceeds from sale of premises and equipment                               -            18            -
  Capital expenditures for premises and equipment                       (3,781)       (1,821)      (1,476)
  Purchase of bank-owned life insurance                                (14,200)            -            -
                                                                     ------------------------------------
      Net cash used in investing activities                           (136,776)     (131,308)     (98,962)
                                                                     ------------------------------------

Cash flows from financing activities:
  Net increase in deposits                                              91,498        38,781      118,216
  Net increase (decrease) in overnight and short-term borrowings        14,331          (814)      (1,131)
  Proceeds from FHLB and other borrowings                               40,351        83,082       15,116
  Repayment of FHLB and other borrowings                                (9,775)       (7,759)     (30,007)
  Proceeds from capital trust securities                                 5,000         3,000            -
  Proceeds from issuance of common stock                                   276           175            4
  Dividends on common stock                                             (1,996)       (1,794)      (1,566)
                                                                     ------------------------------------
      Net cash provided by financing activities                        139,685       114,671      100,632
                                                                     ------------------------------------

Net increase (decrease) in cash and cash equivalents                    13,785        (5,279)       9,967
Cash and cash equivalents at beginning of year                          29,174        34,453       24,486
                                                                     ------------------------------------
Cash and cash equivalents at end of year                             $  42,959     $  29,174     $ 34,453
                                                                     ====================================

Supplementary disclosures:
Cash paid for interest                                               $  22,738     $  26,122     $ 23,471
Cash paid for income taxes                                               4,599         4,095        3,975
Non-cash transactions:
  Additions to other real estate owned in settlement of loans               58           879          137
  Change in other comprehensive income, net of taxes                     1,355         1,079        1,561

See accompanying notes to consolidated financial statements.

BANCORP RHODE ISLAND, INC.

Notes to Consolidated Financial Statements

(1) Organization

Bancorp Rhode Island, Inc., a Rhode Island corporation (the "Company"), was organized by Bank Rhode Island (the "Bank") to be a bank holding company and to acquire all of the capital stock of the Bank. The reorganization of the Bank into the holding company form of ownership was completed on September 1, 2000. The Company has no significant operating entities other than the Bank. For this reason, substantially all of the discussion in these Consolidated Financial Statements and accompanying Notes relates to the operations of the Bank and its subsidiaries.

The Bank is a commercial bank chartered as a financial institution in the State of Rhode Island. The Bank pursues a community banking mission and is principally engaged in providing banking products and services to individuals and businesses in Providence and Kent counties. The Bank is subject to competition from a variety of traditional and nontraditional financial service providers both within and outside of Rhode Island. The Bank offers its customers a broad range of basic deposit services, including checking, savings and certificate of deposit accounts, along with access to their accounts through automated teller machines ("ATMs"), debit cards and the internet. The Bank also offers a broad range of commercial, commercial real estate and consumer loans. Additionally, the Bank provides IRA and Keogh accounts, along with non-deposit investment products. The Company and Bank are subject to the regulations of certain state and federal agencies and undergo periodic examinations by those regulatory authorities. The Bank's deposits are insured by the Federal Deposit Insurance Corporation ("FDIC"), subject to regulatory limits.

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

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to change relate to the determination of the allowance for loan losses and review of goodwill for impairment.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Bancorp Rhode Island, Inc., and its wholly-owned subsidiaries, Bank Rhode Island and BRI Statutory Trust I and BRI Statutory Trust II (issuers of trust preferred securities), along with the Bank's wholly-owned subsidiaries, BRI Investment Corp. (a Rhode Island passive investment company), BRI Realty Corp. (a Rhode Island real estate holding company) and Acorn Insurance Agency, Inc. (a licensed insurance agency). All significant intercompany accounts and transactions have been eliminated in consolidation.

Reclassifications

Certain amounts in the prior year's financial statements may have been reclassified to conform with the current year's presentation.

BANCORP RHODE ISLAND, INC.

Statement of Cash Flows

For purposes of reporting cash flows, the Company considers cash, due from banks and federal funds sold and overnight investments to be cash equivalents. Cash flows relating to deposits are presented net in the statement of cash flows.

Comprehensive Income

Comprehensive income is defined as all changes to equity except investments by and distributions to shareholders. Net income is a component of comprehensive income, with all other components referred to in the aggregate as "other comprehensive income."

Cash and Due From Banks

The Bank is required to maintain average reserve balances in a noninterest bearing account with the Federal Reserve Bank based upon a percentage of certain deposits. As of December 31, 2002 and 2001, the average daily amount required to be held was $705,000 and $531,000, respectively. Additionally, in connection with a line of credit from a correspondent bank, the Bank is required to maintain a compensating balance in a noninterest bearing account. As of both December 31, 2002 and 2001, the required compensating balance was $100,000.

Investment and Mortgage-Backed Securities

Debt securities are classified as held to maturity, available for sale, or trading. As of December 31, 2002 and 2001, all of the Company's securities were classified as available for sale. Securities are classified as held to maturity and carried at amortized cost only if the Company has a positive intent and the ability to hold these securities to maturity. Securities are classified as trading and carried at fair value, with unrealized gains and losses included in earnings, if they are bought and held principally for the purpose of selling in the near term. Securities not classified as either held to maturity or trading are classified as available for sale and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders' equity, net of estimated income taxes.

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

BANCORP RHODE ISLAND, INC.

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

Allowance for Loan Losses

The allowance for loan losses is established for credit losses inherent in the loan portfolio through a charge to earnings. When management believes that the collectibility of a loan's principal balance, or portions thereof, is unlikely, the principal amount is charged against the allowance. Recoveries on loans which have been previously charged-off are credited to the allowance as received.

Management's methodology to estimate loss exposure inherent in the portfolio includes an analysis of individual loans deemed to be impaired, reserve allocations for various loan types based on payment status or loss experience and an unallocated allowance that is maintained based on management's assessment of many factors including the growth, composition and quality of the loan portfolio, historical loss experience, industry loss experience, general economic conditions, and other pertinent factors. While management evaluates currently available information in establishing the allowance for loan losses, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluations. In addition, various regulatory agencies, as an integral part of their examination process, periodically review a financial institution's allowance for loan losses. Such agencies may require the financial institution to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

Other Real Estate Owned

Other Real Estate Owned ("OREO") consists of property acquired through foreclosure, real estate acquired through acceptance of a deed in lieu of foreclosure and loans determined to be substantively repossessed. Real estate loans that are substantively repossessed include only those loans for which the Company has taken possession of the collateral, but has not completed legal foreclosure proceedings.

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

BANCORP RHODE ISLAND, INC.

Impairment of Long-Lived Assets Except Goodwill

The Company reviews long-lived assets, including premises and equipment and other intangible assets for impairment at least annually or whenever events or changes in business circumstances indicate that the remaining useful life may warrant revision or that the carrying amount of the long-lived asset may not be fully recoverable. The Company performs undiscounted cash flow analyses to determine if impairment exists. If impairment is determined to exist, any related impairment loss is calculated based on fair value. Impairment losses on assets to be disposed of, if any, are based on the estimated proceeds to be received, less costs of disposal.

Goodwill

On March 22, 1996, the Bank acquired certain assets and assumed certain liabilities from Fleet National Bank of Connecticut, formerly known as Shawmut Bank Connecticut, N.A. and other related entities. This acquisition was accounted for utilizing the purchase method of accounting and generated $17.5 million of goodwill. Prior to 2002, this intangible was being amortized to expense using the straight-line method over 15 years and resulted in an annual pre-tax charge to earnings of $1.2 million.

On October 1, 2002, FASB issued SFAS 147, "Acquisitions of Certain Financial Institutions." SFAS 147 states that the specialized accounting guidance in paragraph 5 of SFAS 72 will not apply after September 30, 2002, and if certain criteria are met, any unidentifiable intangible asset will be reclassified to goodwill upon adoption of the Statement. Financial institutions meeting conditions outlined in SFAS 147 will be required to restate previously issued financial statements for fiscal periods beginning after December 15, 2001. The objective of the restatement requirement is to present the balance sheet and income statement as if the amount accounted for under SFAS 72 as an unidentifiable intangible asset had been reclassified to goodwill as of the date SFAS 142 was initially applied. The transition provisions of SFAS 147 are effective on October 1, 2002; however early application is permitted. The Company adopted SFAS 147 during the third quarter of 2002, and therefore has restated the first and second quarters to remove any amortization of goodwill, net of taxes. At January 1, 2002, the Company had $10.7 million of intangible assets that have now been reclassified as goodwill and will no longer be amortized, but will be reviewed annually for impairment.

The following table sets forth the reconcilement of net income and earnings per share excluding goodwill amortization for the years ended December 31, 2002, 2001 and 2000.


                                                    Year Ended December 31,
                                                  ----------------------------
                                                   2002       2001       2000
                                                   ----       ----       ----

Reported net income (in thousands)                $7,662     $6,315     $5,618
Add back: Goodwill amortization, net of taxes          -        756        756
                                                  ----------------------------
Adjusted net income                               $7,662     $7,071     $6,374
                                                  ============================

Basic earnings per share                          $ 2.04     $ 1.69     $ 1.51
Add back: Goodwill amortization, net of taxes          -       0.20       0.20
                                                  ----------------------------
Adjusted basic earnings per share                 $ 2.04     $ 1.89     $ 1.71
                                                  ============================

Diluted earnings per share                        $ 1.92     $ 1.62     $ 1.49
Add back: Goodwill amortization, net of taxes          -       0.19       0.20
                                                  ----------------------------
Adjusted diluted earnings per share               $ 1.92     $ 1.81     $ 1.69
                                                  ============================

BANCORP RHODE ISLAND, INC.

Bank-Owned Life Insurance

Bank-owned life insurance ("BOLI") represents life insurance on the lives of certain employees who have provided positive consent allowing the Bank to be the beneficiary of such policies. Since the Bank is the beneficiary of the insurance policies, increases in the cash value of the policies, as well as insurance proceeds received, are recorded in other noninterest income, and are not subject to income taxes. The cash value of the policies is included in assets. The Bank reviews the financial strength of the insurance carriers prior to the purchase of BOLI and at least annually thereafter and BOLI with any individual carrier is limited to 10% of capital plus reserves.

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

The Company has adopted SFAS 123, "Accounting for Stock-Based Compensation." This Statement establishes a fair value based method of accounting for stock-based compensation plans under which compensation cost is measured at the grant date based on the value of the award and is recognized over the service period. However, the Statement allows a company to continue to measure compensation cost for such plans using the intrinsic value method under Accounting Principles Board Opinion ("APB") 25, "Accounting for Stock Issued to Employees." Under APB 25, no compensation cost is recorded if, at the grant date, the exercise price of the options is equal to the fair market value of the Company's common stock. The Company has elected to continue to follow the accounting in APB 25. SFAS 123 requires companies that elect to continue to follow the accounting in APB 25 to disclose in the notes to their financial statements various information as if the fair value based method of accounting had been applied.

In December 2002, the FASB issued SFAS 148, "Accounting for Stock-Based Compensation - Transition and Disclosure." SFAS 148 amends SFAS 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. Companies are able to eliminate a "ramp-up" effect that the SFAS 123 transition rule creates in the year of adoption. Companies can choose to elect a method that will provide for comparability amongst years reported. In addition, this Statement amends the disclosure requirement for Statement 123 to require prominent disclosures in both annual and interim financial statements about the fair value based method of accounting for stock-based employee compensation and the effect of the method used on reported results. The amendments to SFAS 123 are effective for financial statements for fiscal years ending after December 15, 2002.

BANCORP RHODE ISLAND, INC.

The following table summarizes the differences between the fair value and intrinsic value methods of accounting for stock-based compensation:


                                              Year Ended December 31,
                                            ----------------------------
                                             2002       2001       2000
                                             ----       ----       ----
                                                   (In thousands)

Net income (in thousands):
  As reported                               $7,662     $6,315     $5,618
  Compensation cost, net of taxes (1)         (158)      (134)      (126)
                                            ----------------------------
  Pro forma                                 $7,504     $6,181     $5,492
                                            ============================

Earnings per common share:
  Basic:
    As reported                             $ 2.04     $ 1.69     $ 1.51
    Compensation cost, net of taxes (1)      (0.04)     (0.03)     (0.04)
                                            ----------------------------
    Pro forma                               $ 2.00     $ 1.66     $ 1.47
                                            ============================
  Diluted:
    As reported                             $ 1.92     $ 1.62     $ 1.49
    Compensation cost, net of taxes (1)      (0.04)     (0.04)     (0.03)
                                            ----------------------------
    Pro forma                               $ 1.88     $ 1.58     $ 1.46
                                            ============================

<F1>  The stock-based employee compensation cost, net of related tax effects, that would have been included in the determination of net income if the fair value based method had been applied to all awards granted since 1995.

The fair value of each option granted was estimated as of the date of the grant using the Black-Scholes option-pricing model with the following weighted average assumptions: expected life of 7 years; expected volatility of 20% in 2002 and 2001 and 25% in 2000; average risk-free interest rates of 4.27% in 2002, 4.90% in 2001 and 6.65% in 2000; and a dividend rate of 2.57% in 2002, 2.92% in 2001 and 4.26% in 2000.

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

Guarantees

FASB Interpretation 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others", considers standby letters of credit, excluding commercial letters of credit and other lines of credit, a guarantee of the Bank. The Bank enters into a standby letter of credit to guarantee performance of a customer to a third party. The credit risk involved is represented by the contractual

BANCORP RHODE ISLAND, INC.

amounts of those instruments. Under the standby letters of credit, the Bank is required to make payments to the beneficiary of the letters of credit upon request by the beneficiary so long as all performance criteria have been met. Most guarantees extend up to one year. At December 31, 2002, the maximum potential amount of future payments is $2.2 million.

Pledged collateral including cash, accounts receivable, inventory, property, plant, equipment and real estate supported all standby letters of credit outstanding at December 31, 2002. The collateral obtained is determined based on management's credit evaluation of the customer. Should the Bank be required to make payments to the beneficiary of a letter of credit, repayment to the Bank is required. When cash collateral is present the recourse provisions of the agreements allow the Bank to collect the cash used to collateralize the agreement. If any other business assets are used as collateral and cash is not available, the Bank creates a loan for the customer with the same criteria of its other lending activities. At December 31, 2002, cash collateral supported $385,000 of the outstanding standby letters of credit. The fair value of the guarantees is $16,000 and is not reflected on the balance sheet.

(3) Investment Securities Available for Sale

A summary of investment securities available for sale follows:


                                                Unrealized
                               Amortized     -----------------      Market
                                 Cost        Gains      Losses      Value
                                              (In thousands)
                               ---------     -----      ------      ------

At December 31, 2002:
U.S. Agency obligations         $75,137      $1,203     $  (2)     $ 76,338
Corporate debt securities        20,367         210         -        20,577
Trust Preferred securities        4,299         184       (69)        4,414
                                -------------------------------------------
      Total                     $99,803      $1,597     $ (71)     $101,329
                                ===========================================

At December 31, 2001:
U.S. Agency obligations         $46,004      $  514     $ (74)     $ 46,444
Trust preferred securities        3,189           -      (180)        3,009
                                -------------------------------------------
      Total                     $49,193      $  514     $(254)     $ 49,453
                                ===========================================

The following table sets forth the maturities of investment securities available for sale and the weighted average yields of such securities:


                                                                               After One, But
                                       Within One Year                       Within Five Years
                               ---------------------------------     ----------------------------------
                                                        Weighted                               Weighted
                               Amortized     Market     Average      Amortized     Market      Average
                                 Cost        Value       Yield         Cost         Value       Yield
                               ---------     ------     --------     ---------     ------      --------
                                                        (Dollars in thousands)

At December 31, 2002:
U.S. Agency obligations         $2,000       $2,029      3.26%        $73,137      $74,309      4.03%
Corporate debt securities            -            -         -%         20,367       20,577      5.92%
Trust preferred securities           -            -         -%              -            -         -%
                                -------------------                   --------------------
      Total                     $2,000       $2,029      3.26%        $93,504      $94,886      4.44%
                                ====================================================================

At December 31, 2001:
U.S. Agency obligations         $3,000       $3,046      5.91%        $43,004      $43,398      4.94%
Trust preferred securities           -            -         -%              -            -         -%
                                -------------------                   --------------------
      Total                     $3,000       $3,046      5.91%        $43,004      $43,398      4.94%
                                ====================================================================


                                        After Five, But
                                       Within Ten Years                       After Ten Years
                               ---------------------------------     ----------------------------------
                                                        Weighted                               Weighted
                               Amortized     Market     Average      Amortized     Market      Average
                                 Cost        Value       Yield         Cost         Value       Yield
                               ---------     ------     --------     ---------     ------      --------
                                                        (Dollars in thousands)

At December 31, 2002:
U.S. Agency obligations         $    -       $    -         -%        $     -      $     -         -%
Corporate debt securities            -            -         -%              -            -         -%
Trust preferred securities           -            -         -%          4,299        4,414      8.40%
                                -------------------                   --------------------
      Total                     $    -       $    -         -%        $ 4,299      $ 4,414      8.40%
                                ====================================================================

At December 31, 2001:
U.S. Agency obligations         $    -       $    -         -%        $     -      $     -         -%
Trust preferred securities           -            -         -%          3,189        3,009      8.59%
                                -------------------                   --------------------
      Total                     $    -       $    -         -%        $ 3,189      $ 3,009      8.59%
                                ====================================================================

BANCORP RHODE ISLAND, INC.

The weighted average remaining life of investment securities available for sale at December 31, 2002 and 2001 was 4.1 years and 4.6 years, respectively. Included in the weighted average remaining life calculation at December 31, 2002 and 2001, were $57.7 million and $37.5 million, respectively, of securities that are callable at the discretion of the issuer. These call dates were not utilized in computing the weighted average remaining life. There were no sales of investment securities during 2002, 2001 or 2000.

(4) Mortgage-Backed Securities Available for Sale

A summary of mortgage-backed securities available for sale by issuer follows:


                                                            Unrealized
                                           Amortized     -----------------      Market
                                             Cost        Gains      Losses      Value
                                           ---------     -----      ------      ------
                                                          (In thousands)

At December 31, 2002:
U.S. Small Business Administration         $ 25,930      $   58     $ (27)     $ 25,961
Federal National Mortgage Association        67,215         958       (32)       68,141
Federal Home Loan Mortgage Corporation       57,007         840        (2)       57,845
Collateralized Mortgage Obligations           4,073          94         -         4,167
                                           --------------------------------------------
      Total                                $154,225      $1,950     $ (61)     $156,114
                                           ============================================

At December 31, 2001:
U.S. Small Business Administration         $ 30,147      $   42     $ (34)     $ 30,155
Federal National Mortgage Association        58,766         764      (143)       59,387
Federal Home Loan Mortgage Corporation       51,403         454      (148)       51,709
Collateralized Mortgage Obligations           9,233         166         -         9,399
                                           --------------------------------------------
      Total                                $149,549      $1,426     $(325)     $150,650
                                           ============================================

The following table sets forth the maturities of mortgage-backed securities available for sale and the weighted average yields of such securities:


                                            After Five, But Within Ten Years                 After Ten Years
                                           -----------------------------------     -----------------------------------
                                                                      Weighted                                Weighted
                                           Amortized     Market       Average      Amortized      Market      Average
                                             Cost        Value         Yield         Cost         Value        Yield
                                           ---------     ------       --------     ---------      ------      --------
                                                                     (Dollars in thousands)

At December 31, 2002:
U.S. Small Business Administration          $1,544       $1,534        2.24%       $ 24,386      $ 24,427      2.37%
Federal National Mortgage Association            -            -           -%         67,215        68,141      4.78%
Federal Home Loan Mortgage Corporation           -            -           -%         57,007        57,845      4.44%
Collateralized Mortgage Obligations              -            -           -%          4,073         4,167      6.35%
                                            -------------------                    ----------------------
      Total                                 $1,544       $1,534        2.24%       $152,681      $154,580      4.31%
                                            =======================================================================

At December 31, 2001:
U.S. Small Business Administration          $1,672       $1,664        3.47%       $ 28,475      $ 28,491      3.57%
Federal National Mortgage Association            -            -           -%         58,766        59,387      6.00%
Federal Home Loan Mortgage Corporation           -            -           -%         51,403        51,709      5.65%
Collateralized Mortgage Obligations              -            -           -%          9,233         9,399      6.47%
                                            -------------------                    ----------------------
      Total                                 $1,672       $1,664        3.47%       $147,877      $148,986      5.44%
                                            =======================================================================

BANCORP RHODE ISLAND, INC.

Maturities on mortgage-backed securities are based on contractual maturities and do not take into consideration scheduled amortization or prepayments. Actual maturities will differ from contractual maturities due to scheduled amortization and prepayments. The weighted average remaining contractual term of mortgage-backed securities available for sale at December 31, 2002 and 2001 was 25.0 years and 25.7 years, respectively.

The following table presents the sale of mortgage-backed securities available for sale and the resulting gains from such sales:


                                                                 Year Ended December 31,
                                                                --------------------------
                                                                 2002       2001      2000
                                                                 ----       ----      ----
                                                                      (In thousands)

Amortized cost of mortgage-backed securities sold               $3,708     $3,828     $  -
Gains realized on sales of mortgage-backed securities               23          4        -
                                                                --------------------------
      Net proceeds from sales of mortgage-backed securities     $3,731     $3,832     $  -
                                                                ==========================

(5) Loans Receivable

The following is a summary of loans receivable:


                                                     December 31,
                                                 ---------------------
                                                   2002         2001
                                                   ----         ----
                                                    (In thousands)

Residential mortgage loans:
  One- to four-family adjustable rate            $277,265     $285,589
  One- to four-family fixed rate                   19,310       23,306
                                                 ---------------------
    Subtotal                                      296,575      308,895
  Premium on loans acquired                         1,248        1,381
  Net deferred loan origination fees                  (60)         (64)
                                                 ---------------------
      Total residential mortgage loans           $297,763     $310,212
                                                 =====================

Commercial loans:
  Commercial real estate - nonowner occupied     $ 81,242     $ 73,369
  Commercial real estate - owner occupied          59,249       46,698
  Commercial and industrial                        57,389       53,677
  Small business                                   28,750       24,122
  Multi-family                                     18,952       14,927
  Construction                                     18,101       14,027
  Leases and other                                 17,613       12,715
                                                 ---------------------
    Subtotal                                      281,296      239,535
  Net deferred loan origination fees                 (329)        (171)
                                                 ---------------------
      Total commercial loans                     $280,967     $239,364
                                                 =====================

Consumer and other loans:
  Home equity - term loans                       $ 47,906     $ 22,930
  Home equity - lines of credit                    37,381       28,460
  Automobile                                        3,409        6,335
  Installment                                         967        1,240
  Savings secured                                     602          656
  Unsecured and other                               1,063        1,153
                                                 ---------------------
    Subtotal                                       91,328       60,774
  Premium on loans acquired                           103          192
  Net deferred loan origination costs                 497          422
                                                 ---------------------
      Total consumer and other loans             $ 91,928     $ 61,388
                                                 =====================

Total loans receivable                           $670,658     $610,964
                                                 =====================

BANCORP RHODE ISLAND, INC.

The Bank's commercial and consumer lending activities are conducted principally in the State of Rhode Island and, to a lesser extent, in nearby areas of Massachusetts. The Bank originates commercial real estate loans, commercial and industrial loans, multi-family residential loans and consumer loans (principally home equity loans and lines of credit) for its portfolio. The Bank purchases one- to four-family residential mortgage loans and automobile loans from third party originators. These loans may have been originated from areas outside of New England. Most loans made by the Bank are secured by borrowers' personal or business assets. The Bank considers a concentration of credit to a particular industry to exist when the aggregate credit exposure to a borrower or a group of borrowers in that industry exceeds 25% of the Bank's capital plus reserves. At December 31, 2002, no concentrations of credit to a particular industry existed as defined by these parameters.The ability of the Bank's residential and consumer borrowers to honor their repayment commitments is generally dependent on the level of overall economic activity within the area in which they reside. Commercial borrowers' ability to repay is generally dependent upon the general health of the economy and in cases of real estate loans, the real estate sector in particular. Accordingly, the ultimate collectibility of a substantial portion of the Bank's loan portfolio is susceptible to changing conditions in the Rhode Island economy in particular, and the New England and national economies, in general.

The Bank's lending limit to any single borrowing relationship is limited by law to approximately $12.5 million. At December 31, 2002, the Bank had no outstanding commitments to any single borrowing relationship that was in excess of $6.6 million.

At December 31, 2002, the risk elements contained within the loan portfolio were centered in $736,000 of nonaccrual loans and $27,000 of loans past due 60 to 89 days. This compares to $753,000 of nonaccrual loans and $131,000 of loans past due 60 to 89 days as of December 31, 2001, and $508,000 of nonaccrual loans and $337,000 of loans past due 60 to 89 days as of December 31, 2000. Included in nonaccural loans as of December 31, 2002, were $224,000 of impared loans. No specific reserves were necessary in conjunction with these impaired loans. As of December 31, 2001 and 2000, the Bank did not have any loans that were considered impaired. The average balance of impaired loans was $91,000 during 2002, $1.0 million during 2001 and $648,000 during 2000.

The reduction in interest income associated with nonaccrual loans was as follows:


                                             Year Ended December 31,
                                             -----------------------
                                             2002     2001     2000
                                             ----     ----     ----
                                                 (In thousands)

Income in accordance with original terms     $ 62     $ 68     $ 48
Income recognized                             (37)     (37)     (13)
                                             ----------------------
Foregone interest income                     $ 25     $ 31     $ 35
                                             ======================

BANCORP RHODE ISLAND, INC.

Loans outstanding to executive officers and directors of the Company, including their immediate families and affiliated companies ("related parties"), are made in the ordinary course of business under normal credit terms, including interest rates and collateral, prevailing at the time of origination for comparable transactions with other persons, and do not represent more than normal credit risk. These loans comply with the provisions of Regulation O under the Federal Reserve Act and, accordingly, are permissable under Section 402 of the Sarbanes-Oxley Act of 2002. An analysis of the activity of these loans is as follows:


                                                        Year Ended December 31,
                                                        -----------------------
                                                           2002        2001
                                                           ----        ----
                                                            (In thousands)

Balance at beginning of year                              $ 5,521     $ 6,385
  Additions                                                 8,080       1,329
  Repayments                                               (5,290)     (2,193)
  Reductions due to no longer being a related party        (1,650)          -
                                                          -------------------
Balance at end of year                                    $ 6,661     $ 5,521
                                                          ===================

(6) Allowance for Loan Losses

An analysis of the activity in the allowance for loan losses is as follows:


                                                          Year Ended December 31,
                                                       ------------------------------
                                                        2002        2001        2000
                                                        ----        ----        ----
                                                               (In thousands)

Balance at beginning of year                           $ 8,524     $ 7,294     $5,681
  Provision for loan losses charged against income       1,875       1,669      1,542
  Loans charged-off                                       (493)       (467)      (125)
  Recoveries of loans previously charged-off               190          28        196
                                                       ------------------------------
Balance at end of year                                 $10,096     $ 8,524     $7,294
                                                       ==============================

The following table represents the allocation of the allowance for loan losses as of the dates indicated:


                                  December 31,
                               ------------------
                                2002        2001
                                ----        ----
                                 (In thousands)

Loan category:
Residential mortgage loans     $ 1,757     $1,835
Commercial loans                 5,250      4,191
Consumer and other loans         1,027        787
Unallocated                      2,062      1,711
                               ------------------
      Total                    $10,096     $8,524
                               ==================

BANCORP RHODE ISLAND, INC.

(7) Premises and Equipment

Premises and equipment consisted of the following:


                                                      December 31,
                                                   -------------------
                                                    2002        2001
                                                    ----        ----
                                                     (In thousands)

Land                                               $   984     $   793
Office buildings and improvements                    2,816       2,346
Leasehold improvements                               3,448       2,700
Data processing equipment and software               5,026       3,619
Furniture, fixtures and other equipment              3,793       3,054
                                                   -------------------
      Subtotal                                      16,067      12,512
Less accumulated depreciation and amortization      (6,365)     (5,328)
                                                   -------------------
      Total premises and equipment                 $ 9,702     $ 7,184
                                                   ===================

The Company utilizes a useful life of 40 years for buildings and 15 years for building improvements. Leasehold improvements are amortized over their respective lease terms. Data processing equipment and software's useful life is three years and furniture, fixtures and other equipment's useful life varies but is primarily five years. Depreciation expense totaled $1.3 million, $1.0 million and $941,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

Rent expense for the years ended December 31, 2002, 2001 and 2000 was $866,000, $815,000 and $686,000, respectively. In connection with the acquisition of branches from Fleet National Bank of Connecticut, the Bank assumed the liability for lease payments on seven banking offices previously occupied by Shawmut Bank Connecticut, N.A. The Bank has renegotiated some of these leases and has also entered into agreements to lease additional space. Under the terms of these noncancellable operating leases, the Bank is currently obligated to minimum annual rents as follows:


                  Minimum
               Less Payments
               (In thousands)

2003               $  906
2004                  909
2005                  917
2006                  869
2007                  863
Thereafter          2,265
                   ------
                   $6,729
                   ======

(8) Other Real Estate Owned

The following table provides a summary of OREO:


                                              December 31,
                                             --------------
                                             2002     2001
                                             ----     ----
                                             (In thousands)

One- to four-family residential property     $58      $287
                                             -------------
      Subtotal                                58       287
Allowance for losses                           -       (23)
                                             -------------
      Total                                  $58      $264
                                             =============

BANCORP RHODE ISLAND, INC.

A summary of the activity in the allowance for losses on OREO follows:


                                                 Year Ended December 31,
                                                 -----------------------
                                                      2002     2001
                                                      ----     ----
                                                     (In thousands)

Balance at beginning of year                          $ 23     $31
Provisions/(recovery of previous provisions)            (7)      -
Net charge-offs                                        (16)     (8)
                                                      ------------
Balance at end of year                                $  -     $23
                                                      ============

The following summarizes the operating results from OREO:


                                         Year Ended December 31,
                                         -----------------------
                                         2002     2001     2000
                                         ----     ----     ----
                                             (In thousands)

Collection and repossession expenses     $ 41     $367     $42
Net expenses of holding properties         14       11      (4)
Provision for losses/(recoveries)          (7)       -       -
Net gains from dispositions               (22)     (25)     (7)
                                         ---------------------
      Total                              $ 26     $353     $31
                                         =====================

(9) Deposits

Certificate of deposit accounts had the following schedule of maturities:


                                           Year Ended December 31,
                                           -----------------------
                                              2002         2001
                                              ----         ----
                                               (In thousands)

1 year or less remaining                    $136,094     $204,248
More than 1 year to 2 years remaining         62,379       27,774
More than 2 years to 4 years remaining        13,093       15,737
More than 4 years remaining                   10,308          505
                                            ---------------------
      Total                                 $221,874     $248,264
                                            =====================

At December 31, 2002, 2001 and 2000, certificate of deposit accounts with balances $100,000 or more aggregated $30.5 million, $35.4 million and $32.1 million, respectively.

(10) Overnight and Short-Term Borrowings

Overnight and short-term borrowings are comprised of the following:


                                            December 31,
                                         -------------------
                                          2002        2001
                                          ----        ----
                                           (In thousands)

Treasury tax and loan notes              $ 3,000     $   691
Retail reverse repurchase agreements      24,364      12,342
                                         -------------------
      Total                              $27,364     $13,033
                                         ===================

BANCORP RHODE ISLAND, INC.

The Bank utilizes the Note Option for remitting Treasury Tax and Loan payments to the Federal Reserve Bank. Under this option the U.S. Treasury invests in obligations of the Bank, as evidenced by open-ended interest-bearing notes. These notes are collateralized by U.S. Agency securities owned by the Bank. Information concerning these treasury tax and loan notes is as follows:


                                                   Year Ended December 31,
                                                   -----------------------
                                                       2002       2001
                                                       ----       ----
                                                       (In thousands)

Outstanding at end of year                            $3,000     $  691
Outstanding collateralized by securities with:
  Par Value                                            4,000      4,000
  Market value                                         4,271      4,007
Average outstanding for the year                       1,090      1,038
Maximum outstanding at any month end                   3,000      3,000
Weighted average rate at end of year                    0.99%      1.40%
Weighted average rate paid for the year                 1.43%      1.50%

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


                                                   Year Ended December 31,
                                                   -----------------------
                                                      2002        2001
                                                      ----        ----
                                                       (In thousands)

Outstanding at end of year                           $24,364     $12,342
Maturity date                                         1/2/03      1/2/02
Outstanding collateralized by securities with:
  Par value                                          $24,735     $14,300
  Market value                                        25,111      14,397
Average outstanding for the year                      21,988      14,041
Maximum outstanding at any month end                  33,149      18,216
Weighted average rate at end of year                    0.96%       1.70%
Weighted average rate paid for the year                 1.39%       3.04%

Additionally, at December 31, 2002, the Bank had a $2.0 million line of credit with a correspondent bank to facilitate the issuance of letters of credit by the Bank and the conducting of foreign exchange transactions for the Bank's customers. Since inception, there have been no outstanding balances under this line of credit. The Bank is required to maintain a compensating balance of $100,000 in conjunction with this line of credit.

BANCORP RHODE ISLAND, INC.

(11) Federal Home Loan Bank of Boston Borrowings

FHLB borrowings are comprised of the following:


                                     December 31, 2002                       December 31, 2001
                            -----------------------------------     -----------------------------------
                            Scheduled      First       Weighted     Scheduled      First       Weighted
                              Final         Call       Average        Final         Call       Average
                            Maturity      Date (1)     Rate (2)     Maturity      Date (1)     Rate (2)
                            ---------     --------     --------     ---------     --------     --------
                                                      (Dollars in thousands)

Within 1 year               $ 24,100      $ 49,100      4.51%       $  7,000      $ 20,000      3.59%
Over 1 year to 2 years        32,000        34,000      5.76%         20,100        32,100      4.92%
Over 2 years to 3 years       10,000        10,000      4.93%         28,000        30,000      6.08%
Over 3 years to 5 years       35,534        45,534      4.61%         11,000        21,000      5.53%
Over 5 years                  42,307         5,307      5.07%         47,265        10,265      5.14%
                            ----------------------                  ----------------------
      Total                 $143,941      $143,941      5.01%       $113,365      $113,365      5.27%
                            ========================================================================

<F1>  Callable FHLB advances are shown in the respective periods assuming that the callable debt is redeemed at the next call date while all other advances are shown in the periods corresponding to their scheduled maturity date.
<F2>  Weighted average rate based on scheduled maturity dates.

All borrowings from the FHLB are secured by the Bank's stock in the FHLB and a blanket lien on "qualified collateral" defined principally as 90% of the market value of U.S. Government and Agency obligations and 75% of the carrying value of certain residential mortgage loans. Unused term borrowing capacity with the FHLB at December 31, 2002, 2001 and 2000 was $149.5 million, $191.6 million and $269.7 million, respectively. In addition, the Bank has a short-term line of credit with the FHLB. Unused borrowing capacity under this line was $15.0 million at December 31, 2002 and $11.2 million for December 31, 2001 and 2000. As one requirement of its borrowings, the Bank is required to invest in the common stock of the FHLB in an amount at least equal to five percent of its outstanding borrowings from the FHLB. As and when such stock is redeemed, the Bank would receive from the FHLB an amount equal to the par value of the stock. As of December 31, 2002, the Bank's FHLB stock holdings, recorded at cost, were $7.7 million.

(12) Company-Obligated Mandatorily Redeemable Capital Securities

On January 23, 2001, the Company sponsored the creation of BRI Statutory Trust I (the "Trust I"), a Connecticut statutory trust. The Company is the owner of all of the common securities of Trust I. On February 22, 2001, Trust I issued $3.0 million of its 10.20% Capital Securities through a pooled trust preferred securities offering. The proceeds from this issuance, along with the Company's $93,000 capital contribution for Trust I's common securities, were used to acquire $3.1 million of the Company's 10.20% Junior Subordinated Notes due February 22, 2031, and constitute the primary asset of Trust I. The Company has, through the Declaration of Trust, the Guarantee Agreement, the Notes and the related Indenture, taken together, fully irrevocably and unconditionally guaranteed all of Trust I's obligations under the Capital Securities, to the extent Trust I has funds available therefor.

On June 4, 2002, the Company sponsored the creation of BRI Statutory Trust II (the "Trust II"), a Connecticut statutory trust. The Company is the owner of all of the common securities of Trust II. On June 26, 2002, Trust II issued $5.0 million of its floating rate (quarterly reset to 3 month LIBOR plus 3.45%) Capital Securities through a pooled trust preferred securities offering. At December 31, 2002, the rate of the Capital Securities was 4.85%. The proceeds from this issuance, along with the Company's $155,000 capital contribution for

BANCORP RHODE ISLAND, INC.

Trust II's common securities, were used to acquire $5.2 million of the Company's floating rate (quarterly reset to 3 month LIBOR plus 3.45%) Junior Subordinated Notes due June 26, 2032, and constitute the primary asset of Trust II. The Company has, through the Declaration of Trust, the Guarantee Agreement, the Notes and the related Indenture, taken together, fully irrevocably and unconditionally guaranteed all of Trust II's obligations under the Capital Securities, to the extent Trust II has funds available therefor.

(13) Income Taxes

The components of income tax expense are as follows:


                                      Year Ended December 31,
                                   -----------------------------
                                    2002       2001       2000
                                    ----       ----       ----
                                          (In thousands)

Current expense:
  Federal                          $4,037     $3,897     $ 4,133
  State                                85         39          95
                                   -----------------------------
      Total current expense         4,122      3,936       4,228
                                   -----------------------------

Deferred benefit
  Federal                            (273)      (519)     (1,115)
  State                                 -          -           -
                                   -----------------------------
      Total deferred benefit         (273)      (519)     (1,115)
                                   -----------------------------
      Total income tax expense     $3,849     $3,417     $ 3,113
                                   =============================

The difference between the statutory federal income tax rate and the effective federal income tax rate is as follows:


                                                          Year Ended December 31,
                                                         -------------------------
                                                         2002      2001      2000
                                                         ----      ----      ----

Statutory federal income tax rate                        34.0%     34.0%     34.0%
Increase resulting from:
  State income tax, net of federal tax benefit            0.5       0.2       0.7
  Bank-owned life insurance                              (1.7)        -         -
  Other, net                                              0.6       0.9       1.0
                                                         ------------------------
Effective combined federal and state income tax rate     33.4%     35.1%     35.7%
                                                         ========================

BANCORP RHODE ISLAND, INC.

The components of gross deferred tax assets and gross deferred tax liabilities are as follows:


                                                          December 31,
                                                       -------------------
                                                        2002        2001
                                                        ----        ----
                                                         (In thousands)

Gross deferred tax assets:
  Allowance for loan losses                            $ 3,433     $ 2,898
  Accrued retirement                                       155         102
  Stock issuance costs                                     103         103
  Organizational costs                                      12          18
  Other                                                     77          90
                                                       -------------------
      Total gross deferred tax assets                    3,780       3,211
                                                       -------------------

Gross deferred tax liabilities:
  Purchase accounting adjustments                       (1,240)       (944)
  Unrealized gain on securities available for sale      (1,161)       (463)
                                                       -------------------
      Total gross deferred tax liabilities              (2,401)     (1,407)
                                                       -------------------
      Net deferred tax asset                           $ 1,379     $ 1,804
                                                       ===================

It is management's belief, that it is more likely than not, that the reversal of deferred tax liabilities and results of future operations will generate sufficient taxable income to realize the deferred tax assets. In addition, the Company's net deferred tax asset is supported by recoverable income taxes. Therefore, no valuation allowance was necessary at December 31, 2002 or 2001 for the deferred tax assets. It should be noted, however, that factors beyond management's control, such as the general state of the economy and real estate values, can affect future levels of taxable income and that no assurance can be given that sufficient taxable income will be generated to fully absorb gross deductible temporary differences.

(14) Employee Benefits

Employee 401(k) Plan

The Bank maintains a 401(k) Plan (the "Plan") which qualifies as a tax exempt plan and trust under Sections 401 and 501 of the Internal Revenue Code. Generally, Bank employees who are at least twenty-one (21) years of age and have completed one year of service with the Bank, are eligible to participate in the Plan. Expenses associated with the Plan were $281,000, $240,000 and $191,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

Nonqualified Deferred Compensation Plan

The Bank also maintains a Nonqualified Deferred Compensation Plan (the "Nonqualified Plan") under which certain participants may contribute the amounts they are precluded from contributing to the Bank's 401(k) Plan because of the qualified plan limitations, and additional compensation deferrals which may be advantageous for personal income tax or other planning reasons. Expenses associated with the Nonqualified Plan were $35,000, $34,000 and $24,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

BANCORP RHODE ISLAND, INC.

Supplemental Executive Retirement Plans

The Bank maintains Supplemental Executive Retirement Plans (the "SERPs") for certain of its senior executives under which participants designated by the Board of Directors are entitled to an annual retirement benefit. Expenses associated with the SERPs were $153,000, $103,000 and $58,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

Restricted Stock Agreement

During 2001, the Company entered into a Restricted Stock Agreement with its CEO, pursuant to which she was awarded 7,700 shares of restricted stock, subject to achievement of certain performance goals spanning a three year period, which have been achieved. The restricted shares vest 50% on January 1, 2005 and 50% on January 1, 2006.The restricted shares are subject to forfeiture in the event of termination of the CEO's employment prior to the applicable vesting dates for cause by the Company or without good reason by the executive. In addition, the Company will make a "gross-up" payment sufficient to pay any taxes of the CEO (including those on the "gross-up" payment) arising as a result of the vesting of the restricted stock. Expenses associated with the Restricted Stock Agreement were $63,000 and $49,000 for the years ended December 31, 2002 and 2001.

Employee Stock Option Plans

The Company maintains Incentive and Nonqualified Stock Option Plans (the "Employee Stock Option Plans") under which it may grant options on its common stock to officers and key employees. The total number of shares available for issuance under the Employee Stock Option Plans is 585,000. Options are granted at an exercise price equal to the market value of the stock on the date of the grant and vest over a three to five year period. Unless exercised, options granted under the Employee Stock Option Plans expire ten years from the grant date.

The following table summarizes changes in options outstanding under the Employee Stock Option Plans during 2000, 2001 and 2002 and options exercisable at December 31, 2002:


                                              Number of        Weighed
                                             Unexercised       Average
                                               Options       Option Price
                                             -----------     ------------

Options outstanding at December 31, 1999       239,950          $10.69

  Granted                                       62,300           10.06
  Exercised                                       (400)          10.00
  Forfeited/Canceled                            (1,600)          10.50
                                               -----------------------

Options outstanding at December 31, 2000       300,250           10.56
                                               -----------------------

  Granted                                       58,650           15.17
  Exercised                                    (15,900)          10.36
  Forfeited/Canceled                            (3,850)          14.21
                                               -----------------------

Options outstanding at December 31, 2001       339,150           11.32
                                               -----------------------

  Granted                                       73,950           20.55
  Exercised                                    (15,900)          10.09
  Forfeited/Canceled                            (1,450)          12.88
                                               -----------------------

Options outstanding at December 31, 2002       395,750          $13.09
                                               =======================

Options exercisable at December 31, 2002       271,703          $11.59
                                               =======================

BANCORP RHODE ISLAND, INC.

Director Stock Plan

The Company established a Non-Employee Director Stock Plan (the "Director Stock Plan") under which it may grant up to 65,000 options on its common stock to non-employee directors. Each non-employee director elected at the 1998 shareholders meeting received an option for 1,500 shares and each new non-employee director elected subsequently will receive an option for 1,000 shares. Non-employee directors will also receive an annual option grant for 500 shares as of the date of each annual meeting of shareholders. Options are granted at an exercise price equal to the market value of the stock on the date of the grant and vest six months after the grant date. Unless exercised, options granted under the Director Stock Plan expire ten years from the date granted.

The following table summarizes changes in options outstanding under the Director Stock Plan during 2000, 2001 and 2002 and options exercisable at December 31, 2002:


                                              Number of        Weighed
                                             Unexercised       Average
                                               Options       Option Price
                                             -----------     ------------

Options at December 31, 1999                    22,000          $15.61

  Granted                                        5,500           10.13
  Exercised                                          -               -
  Forfeited/Canceled                                 -               -
                                               -----------------------

Options at December 31, 2000                    27,500           14.52
                                               -----------------------

  Granted                                        5,500           16.00
  Exercised                                     (1,000)          10.50
  Forfeited/Canceled                                 -               -
                                               -----------------------

Options at December 31, 2001                    32,000           14.89
                                               -----------------------

  Granted                                       10,000           20.21
  Exercised                                     (8,000)          14.46
  Forfeited/Canceled                              (500)          22.15
                                               -----------------------

Options at December 31, 2002                    33,500          $16.48
                                               =======================

Options exercisable at December 31, 2002        30,500          $16.33
                                               =======================

Change of Control Agreements

The Bank has entered into Employment Agreements with its President and Chief Executive Officer, two Executive Vice Presidents and Chief Financial Officer and Treasurer. These agreements generally provide for the continued payment of specified compensation and benefits for the remainder of the term of the agreement upon termination without cause. The agreements also provide that if the executive is terminated in conjunction with a Change in Control, they are entitled to a severance payment equal to 2.99 times base salary plus bonus for the President and Chief Executive Officer and 2.00 times base salary plus bonus for the Executive Vice Presidents and the Chief Financial Officer and Treasurer. If payments under the employment agreements following a Change in Control are subject to the "golden parachute" excise tax, the Company will make a "gross-up" payment sufficient to ensure that the net after-tax amount retained by the executive (taking into account all taxes, including those on the "gross-up" payment) is the same as if such excise tax had not applied.

BANCORP RHODE ISLAND, INC.

(15) Other Operating Expenses

Major components of other operating expenses are as follows:


                              Year Ended December 31,
                            ----------------------------
                             2002       2001       2000
                             ----       ----       ----
                                   (In thousands)

Telephone                   $  479     $  541     $  470
Forms and supplies             499        512        371
Postage                        288        305        251
Correspondent bank fees        194        209        128
Insurance                      219        178        128
Director fees                  207        158        120
Recruiting                     109        125        117
Other                        1,167      1,039        731
                            ----------------------------
      Total                 $3,162     $3,067     $2,316
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

Financial instruments with off-balance sheet risk are summarized as follows:


                                                     December 31,
                                                 ---------------------
                                                   2002         2001
                                                   ----         ----
                                                    (In thousands)

Commitments to originate or purchase loans       $ 58,727     $ 13,965
Unused lines of credit and other commitments      116,470      118,820
Letters of credit                                   2,389        2,466

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

The book values and estimated fair values for the Company's financial instruments are as follows:


                                                                   December 31, 2002           December 31, 2001
                                                                -----------------------     -----------------------
                                                                  Book       Estimated        Book       Estimated
                                                                 Value       Fair Value      Value       Fair Value
                                                                                  (In thousands)

Assets:
Cash and due from banks                                         $ 25,336      $ 25,336      $ 24,261      $ 24,261
Federal funds sold and overnight investments                      17,623        17,623         4,913         4,913
Investment securities                                            101,329       101,329        49,453        49,453
Mortgage-backed securities                                       156,114       156,114       150,650       150,650
Stock in the FHLB                                                  7,683         7,683         5,668         5,668
Loans receivable, net of allowance for loan losses:
  Residential mortgage loans                                     295,555       303,249       307,916       313,175
  Commercial loans                                               274,370       287,996       234,121       242,612
  Consumer and other loans                                        90,637        91,202        60,403        61,494
Accrued interest receivable                                        6,183         6,183         5,803         5,803

Liabilities:
Deposits:
  Demand deposit accounts                                        137,920       137,920       112,925       112,925
  NOW accounts                                                   100,476       100,476        44,445        44,445
  Money market accounts                                           10,660        10,660         9,914         9,914
  Savings accounts                                               290,981       290,981       254,861       254,861
  Certificate of deposit accounts                                221,874       224,824       248,268       250,758
Overnight and short-term borrowings                               27,364        27,364        13,033        13,033
FHLB borrowings                                                  143,941       151,771       113,365       115,639
Company-obligated manditorily redeemable capital securities        8,000         8,900         3,000         3,000
Accrued interest payable                                           1,281         1,281         1,839         1,839

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

Company-obligated manditorily redeemable capital securities

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

BANCORP RHODE ISLAND, INC.

Financial instruments with off-balance sheet risk

Since the Bank's commitments to originate or purchase loans, and for unused lines and outstanding letters of credit, are primarily at market interest rates, there is no significant fair value adjustment.

(18) Shareholders' Equity

Capital guidelines issued by the Federal Reserve Board ("FRB") require the Company to maintain minimum capital levels for capital adequacy purposes. Tier I capital is defined as common equity and retained earnings, less certain intangibles. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning assets and off-balance sheet items to one of four risk categories, each with an appropriate weight. The risk-based capital rules are designed to make regulatory capital more sensitive to differences in risk profiles among banks and bank holding companies, to account for off-balance sheet exposure and to minimize disincentives for holding liquid assets. The Bank is also subject to FDIC regulations regarding capital requirements. These regulations require banks to maintain minimum capital levels for capital adequacy purposes and higher capital levels to be considered "well capitalized".

As of December 31, 2002, the Company and the Bank met all applicable minimum capital requirements and were considered "well capitalized" by both the FRB and the FDIC. There have been no events or conditions since the end of the year that management believes would cause a change in either the Company's or the Bank's categorization.

The Company's and the Bank's actual and required capital amounts and ratios are as follows:


                                                                       For Capital          To Be Considered
                                                   Actual           Adequacy Purposes      "Well Capitalized"
                                             ------------------     ------------------     ------------------
                                             Amount      Ratio      Amount      Ratio      Amount      Ratio
                                             ------      -----      ------      -----      ------      -----
                                             (Dollars in thousands)

At December 31, 2002:

Bancorp Rhode Island, Inc.
--------------------------
Tier I capital (to average assets)           $61,408      6.19%     $29,779      3.00%     $49,631      5.00%
Tier I capital (to risk-weighted assets)      61,408      9.63%      25,506      4.00%      38,260      6.00%
Total capital (to risk-weighted assets)       69,401     10.88%      51,013      8.00%      63,766     10.00%

Bank Rhode Island
-----------------
Tier I capital (to average assets)           $60,097      6.06%     $29,760      3.00%     $49,599      5.00%
Tier I capital (to risk-weighted assets)      60,097      9.43%      25,494      4.00%      38,240      6.00%
Total capital (to risk-weighted assets)       68,090     10.68%      50,987      8.00%      63,734     10.00%

At December 31, 2001:

Bancorp Rhode Island, Inc.
--------------------------
Tier I capital (to average assets)           $50,433      5.93%     $25,508      3.00%     $42,513      5.00%
Tier I capital (to risk-weighted assets)      50,433      9.86%      20,462      4.00%      30,694      6.00%
Total capital (to risk-weighted assets)       56,803     11.10%      40,925      8.00%      51,156     10.00%

Bank Rhode Island
-----------------
Tier I capital (to average assets)           $49,702      5.84%     $25,526      3.00%     $42,544      5.00%
Tier I capital (to risk-weighted assets)      49,702      9.72%      20,458      4.00%      30,687      6.00%
Total capital (to risk-weighted assets)       56,121     10.97%      40,916      8.00%      51,145     10.00%

BANCORP RHODE ISLAND, INC.

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

(19) Earnings Per Share

The following table is a reconciliation of basic EPS and diluted EPS:


                                        Year Ended December 31,
                                ----------------------------------------
                                   2002           2001           2000
                                   ----           ----           ----

Basic EPS Computation:

Numerator:
  Net income (in thousands)     $    7,662     $    6,315     $    5,618
                                ========================================

Denominator:
  Common shares outstanding      3,758,214      3,730,910      3,728,688
  Stock options                          -              -              -
  Warrants                               -              -              -
                                ----------------------------------------
      Total shares               3,758,214      3,730,910      3,728,688
                                ========================================

Basic EPS                       $     2.04     $     1.69     $     1.51
                                ========================================

Diluted EPS Computation:

Numerator:
  Net income (in thousands)     $    7,662     $    6,315     $    5,618
                                ========================================

Denominator:
  Common shares outstanding      3,758,214      3,730,910      3,728,688
  Stock options                    166,019        115,572         24,534
  Warrants                          72,437         53,546         15,367
                                ----------------------------------------
      Total shares               3,996,670      3,900,028      3,768,589
                                ========================================

Diluted EPS                     $     1.92     $     1.62     $     1.49
                                ========================================

(20) Regulation and Litigation

The Company and the Bank are subject to extensive regulation and examination by the FRB, the Rhode Island Division of Banking and the FDIC, which insures the Bank's deposits to the maximum extent permitted by law. The federal and state laws and regulations which are applicable to banks regulate, among other things, the scope of their business, their investments, their reserves against deposits, the timing of the availability of deposited funds and the nature and amount of and collateral for certain loans. The laws and regulations gov-

BANCORP RHODE ISLAND, INC.

erning the Bank generally have been promulgated to protect depositors and not for the purpose of protecting shareholders. Among other things, bank regulatory authorities have the right to restrict the payment of dividends by banks and bank holding companies to shareholders.

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


(21) Parent Company Statements

The following are condensed financial statements for Bancorp Rhode Island, Inc. (the "Parent Company"):

Balance Sheets


                                                                                 December 31,
                                                                              -------------------
                                                                               2002        2001
                                                                               ----        ----
                                                                                (In thousands)

Assets:
  Cash and due from banks                                                     $    17     $    20
  Overnight investments                                                         1,169         736
  Investment in subsidiaries                                                   73,379      61,465
  Prepaid and other assets                                                        270         108
                                                                              -------------------
      Total assets                                                            $74,835     $62,329
                                                                              ===================

Liabilities:
  Income taxes payable                                                        $   (50)    $   (47)
  Notes payable to subsidiaries                                                 8,248       3,093
  Other liabilities                                                               210         186
                                                                              -------------------
      Total liabilities                                                         8,408       3,232
                                                                              -------------------

Shareholders' equity:
  Preferred stock: par value $0.01 per share, authorized 1,000,000 shares
   Issued and outstanding: none                                                     -           -
  Common stock: par value $0.01 per share, authorized 11,000,000 shares:
   Voting: Issued and outstanding: 3,777,450 shares in 2002 and
            3,753,550 shares in 2001                                               38          37
  Additional paid-in capital                                                   40,134      39,826
  Retained earnings                                                            24,002      18,336
  Accumulated other comprehensive income, net                                   2,253         898
                                                                              -------------------
      Total shareholders' equity                                               66,427      59,097
                                                                              -------------------

      Total liabilities and shareholders' equity                              $74,835     $62,329
                                                                              ===================

BANCORP RHODE ISLAND, INC.

Statements of Operations


                                                                                Year Ended December 31,
                                                                         -------------------------------------
                                                                                  2002           2001
                                                                                  ----           ----
                                                                         (In thousands, except per share data)

Income:
  Dividends received from subsidiaries                                         $    2,750     $    2,250
  Interest on overnight investments                                                    44             16
                                                                               -------------------------
      Total income                                                                  2,794          2,266
                                                                               -------------------------

Expenses:
  Interest on notes payable                                                           458            271
  Compensation expense                                                                 63             49
  Directors' fees                                                                      86             63
  Professional services                                                               174            159
  Other expenses                                                                        1              -
                                                                               -------------------------
      Total expenses                                                                  782            542
                                                                               -------------------------
      Income before income taxes                                                    2,012          1,724
  Income tax expense (benefit)                                                       (246)          (176)
                                                                               -------------------------
      Income before equity in undistributed earnings of subsidiaries                2,258          1,900
  Equity in undistributed earnings of subsidiaries                                  5,404          4,415
                                                                               -------------------------
      Net income                                                               $    7,662     $    6,315
                                                                               =========================

Basic earnings per common share:                                               $     2.04     $     1.69
Diluted earnings per common share:                                             $     1.92     $     1.62

Average common shares outstanding - basic                                       3,758,214      3,730,910
Average common shares outstanding - diluted                                     3,996,670      3,900,028


Statements of Cash Flow

                                                                                       Year Ended  December 31,
                                                                                       ------------------------
                                                                                          2002        2001
                                                                                          ----        ----
                                                                                            (In thousands)

Cash flows from operating activities:
  Net income                                                                             $ 7,662     $ 6,315
  Adjustment to reconcile net income to net cash provided by operating activities:
    Equity in undistributed earnings of subsidiaries                                      (5,404)     (4,415)
    Compensation expense from restricted stock grant                                          33          30
    (Increase) decrease in other assets                                                     (162)       (108)
    Increase (decrease) in other liabilities                                                  21        (185)
                                                                                         -------------------
      Net cash provided by operating activities                                            2,150       2,007
                                                                                         -------------------

Cash flows from financing activities:
  Proceeds from notes payable                                                              5,155       3,093
  Investment in subsidiaries                                                              (5,155)     (3,093)
  Proceeds from issuance of common stock                                                     276         175
  Dividends on common stock                                                               (1,996)     (1,794)
                                                                                         -------------------
      Net cash used by financing activities                                               (1,720)     (1,619)
                                                                                         -------------------
Net increase (decrease) in cash and due from banks                                           430         388
Cash and cash equivalents at beginning of year                                               756         368
                                                                                         -------------------
Cash and cash equivalents at end of year                                                 $ 1,186     $   756
                                                                                         ===================

Supplementary disclosures:
Cash paid (received) for income taxes                                                    $  (243)    $  (175)
Non-cash transactions:
  Change in other comprehensive income, net of taxes                                       1,355       1,079

The Parent Company's Statements of Changes in Shareholders' Equity is identical to the Consolidated Statements of Changes in Shareholders' Equity and therefore is not presented here.

BANCORP RHODE ISLAND, INC.

(22) Quarterly Results of Operations (unaudited)


                                                                               2002 Quarter Ended
                                                              -----------------------------------------------------
                                                              March 31     June 30     September 30     December 31
                                                              --------     -------     ------------     -----------
                                                                      (In thousands, except per share data)

Interest income                                               $13,097      $13,539       $13,577          $13,294
Interest expense                                                5,480        5,522         5,676            5,502
                                                              ---------------------------------------------------
      Net interest income                                       7,617        8,017         7,901            7,792
Provision for loan losses                                         400          450           575              450
                                                              ---------------------------------------------------
      Net interest income after provision for loan losses       7,217        7,567         7,326            7,342
Noninterest income                                              1,566        1,518         1,796            2,203
Noninterest expense                                             5,857        6,246         6,234            6,687
                                                              ---------------------------------------------------
      Income before taxes                                       2,926        2,839         2,888            2,858
Income taxes                                                    1,032          930           957              930
                                                              ---------------------------------------------------
      Net income                                              $ 1,894      $ 1,909       $ 1,931          $ 1,928
                                                              ===================================================

Basic EPS                                                     $  0.51      $  0.51       $  0.51          $  0.51
Diluted EPS                                                   $  0.48      $  0.48       $  0.48          $  0.48


                                                                               2001 Quarter Ended
                                                              -----------------------------------------------------
                                                              March 31     June 30     September 30     December 31
                                                              --------     -------     ------------     -----------
                                                                      (In thousands, except per share data)


Interest income                                               $14,157      $14,203       $14,047          $13,496
Interest expense                                                6,951        7,105         6,585            5,896
                                                              ---------------------------------------------------
      Net interest income                                       7,206        7,098         7,462            7,600
Provision for loan losses                                         488          352           566              263
                                                              ---------------------------------------------------
      Net interest income after provision for loan losses       6,718        6,746         6,896            7,337
Noninterest income                                              1,102        1,306         1,356            1,467
Noninterest expense                                             5,389        5,648         5,827            6,332
                                                              ---------------------------------------------------
      Income before taxes                                       2,431        2,404         2,425            2,472
Income taxes                                                      871          832           849              865
                                                              ---------------------------------------------------
      Net income                                              $ 1,560      $ 1,572       $ 1,576          $ 1,607
                                                              ===================================================

Basic EPS                                                     $  0.42      $  0.42       $  0.42          $  0.43
Diluted EPS                                                   $  0.40      $  0.40       $  0.40          $  0.41

MARKET FOR THE COMPANY'S COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Bancorp Rhode Island, Inc.'s common stock is traded on the Nasdaq Stock Market(r) under the symbol "BARI". The following table sets forth information regarding the Common Stock for the periods indicated.


                        Stock Price
                     -----------------     Dividend
                      High       Low         Paid
                      ----       ---       --------

2001

  First Quarter      $17.00     $12.63      $0.12
  Second Quarter      17.45      15.38       0.12
  Third Quarter       19.58      16.35       0.12
  Fourth Quarter      17.95      17.13       0.12

2002

  First Quarter      $22.95     $17.45      $0.13
  Second Quarter      24.12      21.50       0.13
  Third Quarter       23.25      18.50       0.13
  Fourth Quarter      23.25      16.50       0.14

As of March 7, 2003 there were approximately 1,400 holders of record of the common stock.


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

1300 Warwick Avenue
Warwick, RI 02888

1062 Centerville Road
Warwick, RI 02886

2975 West Shore Road
Warwick, RI 02886

1175 Cumberland Hill Road
Woonsocket, RI 02895

2104 Plainfield Pike
Cranston, RI 02921

(Full Service Drive-up ATM)
233 Lambert Lind Highway
Warwick, RI 02886

(Full Service Drive-up ATM)
17 Coventry Shoppers Park
Coventry, RI 02816

(Full Service ATM - Vestibule)
625 George Washington Highway
Lincoln, RI 02865