Form 10-K, Exhibit 13
period 2003-12-31
BANCORP RHODE ISLAND INC
filed 2004-03-08
CIK 1109525

Exhibit 13

Front Cover

[Photo of BankRI logo]

                                    2003

                                   Annual
                                   Report
[BancorpRI logo]

Inside Front Cover + Page 1
[Photo spread of bank teller behind counter]


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




This report contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the Company's Form 10-K for the year ended December 31, 2003. The Company has no significant operating entities other than Bank Rhode Island, therefore substantially all of the discussion in this document relates to the operations of the Bank.

Page 2 + Page 3
[Photo spread of Chairman of the Board and President & CEO]

To Our Shareholders

      2003 was another strong year for Bancorp Rhode Island, Inc. and its operating subsidiary, Bank Rhode Island. Despite an adverse interest rate environment and a focus on investing in our future, we still generated $7 million in net income - our second best year ever. The Bank was able to achieve strong asset growth, particularly in the commercial and consumer lending areas, while maintaining our high credit quality standards. Our stock price reached an all-time high, and we are positioned for continued growth and increased profitability in 2004.
      We were focused internally for much of the first half of 2003. The February relocation of our Operations Center to Lincoln provided a much-needed new facility for our back office. We also completed a core systems data processing conversion in the second quarter. These two initiatives, while they consumed significant financial and human resources, have given us a more solid foundation for future growth. On a positive note, even with these internal challenges, we closed the year with total assets and total loans at all-time highs.

Financial Performance Summary
      In 2003, net income was $7 million. This was the second highest figure in our history, but was down 6% from 2002. The decline is primarily attributable to the previously mentioned investments we have made in our future.
      Interest income after provision for loan losses was $31 million, up 4% from 2002. This reflects strong loan growth (up 21%) partially offset by a lower net interest margin. The asset growth was extraordinary, given the slow pace of the economic recovery for much of 2003. Because of this loan growth, total assets increased by $81 million to almost $1.1 billion. The lower net interest margin reflects the low interest rate environment present for much of last year. Noninterest income was up 25% to $9 million, including $1 million of gains on sales of investments. These positives were offset by a 15% increase in noninterest expense. The increase reflects the back office move to Lincoln, the upgrade in our data processing capabilities, and an expansion of our employee base to meet the demands of our growing business. As anticipated, these critical investments reduced earnings per share in 2003. Diluted earnings per share were $1.77 versus $1.92 in 2002.
      In light of the Bank's overall steady performance, the Company's Board of Directors maintained the quarterly dividend of $.14 per share in 2003.
      In the following pages, you will read more about our investments in the franchise and about the Bank's performance, which was particularly strong in the commercial and consumer home equity loan markets at a time when most banks in the country were reporting slow to moderate growth. Our visibility in Rhode Island has increased due to our proven reputation for products and services and our community involvement. We are grateful to our employees for the important role they play in strengthening our reputation. They consistently exhibit exemplary dedication in both the workplace and our community activities.
      The steps we took in 2003 to prepare ourselves for the future, combined with the talented and dedicated staff that we have at Bank Rhode Island, have positioned us well for continued success. As always, our goal is to provide a meaningful return for you, our shareholders. We thank you for your support.


/s/ Merrill W. Sherman                 /s/ Malcolm G. Chace
Merrill W. Sherman                     Malcolm G. Chace
President & CEO                        Chairman of the Board

Page 4 + Page 5
[Photo spread of American Flag being printed at Slater Printing with employee shown]

[Sidebar photo of paint buckets - caption "Slater Printing Business Lending Customer"

"The Slater Companies is a decades-old specialty textile printer. In 2003, Slater merged with a Connecticut-based printing company. Financed by Bank Rhode Island, the deal enabled Slater, with facilities in Pawtucket and Cumberland, to remain in Rhode Island and preserved more than 200 jobs. "The Bank's enthusiasm for the deal and the speed with which it was able to facilitate a very complex financing was instrumental in our successful merger," said Buck Close, chairman."]

[Sidebar photo of mussels being sorted by employee - caption "American Mussel Harvesters Business Lending Customer"

"American Mussel Harvesters of North Kingstown is a fully integrated shellfish distribution company that has developed a proprietary technology for the storage, harvesting, and marketing of live shellfish nationwide. Bank Rhode Island financed the construction of the company's new facility that opened in 2003. This business partnership is just one of many Washington County financings originated by Bank Rhode Island as it expands its presence in the southern Rhode Island marketplace."]

Commercial Lending

      Our Commercial Lending Division posted outstanding results for the year with the Commercial Real Estate Department leading the charge. Overall, our commercial portfolio grew by 18%, reaching $332 million at year-end. A major component of our success is the strength of our lending team. Our senior lenders are instrumental in guiding our credit decisions, and their many years of experience and leadership affords our customers consistency, responsiveness and accessibility that are difficult to find in this era of the mega bank. As the financial services landscape continues to change, customers place increasing value on dealing with individuals who know the marketplace and operate within a framework where the final decisions, whether on policies, practices or individual loans, are made at the local level.

Business Lending

      The Business Lending Department manages commercial and industrial loan relationships in excess of $250,000. We are pleased to report portfolio growth of 15% during a period of slow economic growth. In 2003, we closed on our largest piece of business to date, a $7 million financing for a Rhode Island manufacturer, which was important to the preservation of more than 200 jobs in the State. As we grow the Bank, we demonstrate an increasing ability to finance larger dollar transactions and compete directly against the mega banks, yet retain the high-touch, high-responsiveness business philosophy that defines our approach to our customers.
      Our foray into Washington County in the southern part of the State has yielded very positive results. Our business development team was hard at work in the marketplace throughout 2003 and their success has exceeded our expectations. During the year, we extended over $20 million in new financing commitments to companies or partnerships in Washington County. Our new North Kingstown branch, opening in the spring of 2004, will enable us to offer full customer convenience and forge many new business relationships in this growing part of the State.
      Our commercial and industrial lending growth has been complemented by our development of an in-house Cash Management service that enables our borrowing customers to sweep their daily excess cash position to maximize investment return or minimize borrowing costs. Our proprietary and locally based lock box operation is now fully functional in our new Operations Center. This area provides a high level of service for our local customers who require high volume check processing and distinguishes us as the only locally based lock box operation in the State.

Page 6 + Page 7
[Photo spread of construction site with worker shown]
[Sidebar photo of construction plans and tools - caption "Riverfront Lofts Commercial Real Estate Customer"

"In Pawtucket, BankRI was the lead bank in the renovation of a historic mill complex that will create 60 live-work artist condominium lofts when the project is complete in mid-2004.
"The financing for this project was complex and required enormous professional expertise and vision. My Bank Rhode Island loan officer provided the necessary leadership and service that enabled my project to happen," said Ranne P. Warner, owner and developer of the Riverfront
Lofts."

Commercial Real Estate

      Our Commercial Real Estate Department, which focuses on construction lending and investment real estate financings, had a banner year, with portfolio growth of 26%, reaching $138 million at year-end. A number of factors played a role in our growing portfolio--declining rates fueled refinancing growth; single-family house building remained active; and the Bank was a participant in various real estate development projects.
      We fostered a number of key real estate projects in 2003 that will create opportunities in different parts of the State. We were the agent bank in a $15 million historic mill rehabilitation project in Pawtucket that will yield 60 new live-work space condominiums. We are proud of the fact that a major multinational financial institution chose to participate with us in the financing of this project after learning that Bank Rhode Island was the lead lender. This illustrates that our increased visibility extends beyond Rhode Island.
      We approved construction financing for a new Providence hotel project and a number of historic building rehabs located downcity that will have a positive role in the ongoing renaissance of the city. In North Kingstown, we financed a major office condominium development located near our soon-to-open branch office. We were pleased to be selected to finance this deal in an area of the State that we are just beginning to cultivate, and that represents growth opportunities for us.

[Sidebar photo of construction site with BankRI financing sign]

Other Products

      The State of Rhode Island instituted a program in 2001 that provides a tax credit incentive to rehabilitate historic structures. At the inception of this program, we began to investigate serving as a facilitator for the exchange of these credits, both to help develop this business as a source of fee income and to fuel economic development in Rhode Island. In 2002, we entered into a strategic alliance with Tax Credit Capital, LLC, a company whose principal has experience in such programs elsewhere in the country, which formed a fund to buy and sell these credits. The fund successfully closed its first purchase of credits in late 2003 and we are optimistic that this business will further develop in 2004.

Page 8 + Page 9

[Photo spread of flower shop with floral arrangements shown]
[Sidebar photo of floral shop - caption "Jephry Floral Studio, Inc. Small Business Lending Customer"

"I started out as a Bank Rhode Island personal accounts customer and looked to the Bank when I opened my business five years ago," said Jeffrey Kerkoff, owner of Jephry's Floral Studio, a custom floral business in Providence. "If there isn't a program to suit your business' financing needs, your BankRI loan officer will work with you to design one."]

[Sidebar photo of automotive machine parts with mechanic working - caption "Mason's Machine Shop Small Business Lending Customer"

"Mason Automotive in North Scituate is a gasoline and auto repair business with a full machine shop facility geared to building racecar engines. "We've been in business since 1984, and have been a Bank Rhode Island customer for more than four years," said owner/operator Robert Mason. "The Bank's quickness to respond and flexibility makes it stand out from other banks."]

Small Business Lending

      Our small business loan portfolio, consisting of relationships of $250,000 or less, continued to grow in 2003, ending the year with total loans of over $30 million. Recently, we have consolidated the business development and underwriting functions of this line of business and anticipate that this unification will help us better meet the demands of the marketplace and yield even stronger results in 2004.
      We maintained our solid number three position in the origination of Rhode Island market U.S. Small Business Administration guaranteed loans.
In addition, we placed second in terms of total dollars originated in SBA guaranteed loans, ahead of a major super-regional competitor. We attribute our continued success in 2003 to our strong business orientation, a streamlined underwriting process and the addition of business development staff.

Retail Lending

      Our Retail Lending Department originates both residential first mortgages and consumer loans, principally home equity loans and lines of credit. In 2003, both lines of business posted record production.
      Residential mortgage lending originated more than $56 million in new loans in 2003, up 56% from $36 million in 2002. While the Bank retains most of the Adjustable Rate Mortgage (ARM) product for its own portfolio, the bulk of the Fixed Rate Mortgages (FRM) are sold to a third party at the time of closing for which the Bank receives a referral commission. During 2003, the Bank received a record $355,000 in mortgage referral fees. First mortgage volume and the related referral fees are expected to soften in 2004 due to an expected decline in the refinance activity that fueled the high 2003 production levels. However, through an expanded product offering, we plan to make available more first mortgage products to low- and moderate-income borrowers to help address the lack of affordable housing in Rhode Island.
      Consumer loan outstandings continued to grow vigorously to $116 million by year-end 2003 - a 26% increase. This was, in part, driven by an enthusiastic response to a home equity product offered as a membership benefit to a local provider of consumer services. Total home equity originations grew 19% in 2003 and annual production has more than doubled in the last two years as a result of our more focused efforts to deliver this attractively priced and popular consumer finance vehicle. The Bank has the capacity to accept applications via the Internet and can close equity loans on the day of application if required by our customer. Both of these capabilities have been well received in the marketplace and allow the Bank to provide premium-level customer service. We anticipate continued growth in our equity loan business in 2004 generated through our 13 branches, as well as an expanded platform with our private label partner.

Page 10 + Page 11
[Photo spread of BankRI retail branch with customers banking shown] [Sidebar photo of teller making deposit for customer - caption "Park Avenue Branch
BankRI's First Xcel Branch"]

Retail Banking

      In 2003 we continued our deposit gathering emphasis on increasing our core savings and checking deposits. In fact, core deposits, which represent our strongest customer relationships, grew 11% over the prior year. Our previously discussed investments in technology will increase the opportunities we have for deposit growth in the year ahead. For example, improvements in online banking provide excellent opportunities to cross sell other products, including bill payment, equity loans, mortgages and investments.
      We also continued to invest in our retail infrastructure. Branches in Warwick and Smithfield were renovated. The hub and spoke model deployed in Cranston, which consists of Xcel, Xpress and Traditional branch offices, has been very successful. These were among the fastest growing branches in 2003, validating the concept that customers are looking for modern amenities when doing their banking business. The Bank's third Xcel branch, soon to open in North Kingstown, is further evidence of the Bank's desire to promote commercial opportunities and retail expansion in Washington County.
      The success of our nondeposit investment program continued with sales from these products reaching $22 million in 2003. Again, we invested in the future by assuming the compliance function or OSJ (Office of Supervisory Jurisdiction) designation. The assumption of this responsibility broadens the program for our customers and provides further career opportunities for our employees. We now can license branch sales staff, in addition to a number of Bank employees who are dedicated solely to the program.

Other Services

       Bank Rhode Island's CampusMate(TM) program added two universities in 2003, for which we provided tuition budgeting as well as CampusPay(TM) and related services. We have been working to streamline and standardize the operational aspects of the program, which now serves four major colleges and universities.

Page 12 + Page 13
[Photo spread of BankRI Operations Center with employee working shown] [Sidebar photo of Operations Center with employees working shown - caption "BankRI Administrative Offices
Opened in February of 2003"]

Administration And Operations

      Two significant operations initiatives for Bank Rhode Island came to fruition during 2003. Planning for both of these projects was a couple of years in the making and required the talents and dedication of a large number of our employees. This sizable investment of our resources is expected to yield very positive results for our business in the years ahead. While implementation of the initiatives was largely transparent to our customers, we anticipate an increase in customer satisfaction and retention.
      The first was the relocation of our Operations Center to Lincoln, RI, a move we completed in February 2003. The Operations Center is now housed in a refurbished building on George Washington Highway and affords a spacious and well-organized work environment for the MIS group, operations area and a number of other administrative groups. The facility provides state-of-the-art teller and computer training areas, which we already have utilized heavily.
      The new facility played a major role in the second significant initiative undertaken by the Bank during 2003. We completed a massive data processing conversion that has far-reaching positive implications as we move forward. The data processing conversion was an intense process that provided the impetus for us to think a lot about how we do our business and how we can improve. The project featured two main thrusts: the conversion of our core systems of deposits, loans and general ledger items for both our consumer and commercial businesses and the conversion of two on-line banking platforms.
      The conversion enabled us to incorporate a new Call Center system which gives us better tracking capabilities. The results are quicker resolutions to our customers' queries and improved efficiencies overall.
We also now have a data warehouse that is a repository of the wealth of information generated by the Bank's multiple systems. The data warehouse will enhance our analytical capacity for marketing and financial management, allowing us to better cross-sell products and services.
      While these initiatives forced our attention inward for much of 2003, they have helped position us to better serve the Bank Rhode Island customer and increase our new business opportunities in the years ahead.

Page 14 + Page 15
[Photo of BankRI Internet Cafe with employee shown - caption "East Side
Branch
Internet Cafe"]

Marketing
      We continued to promote the Bank in 2003 as the smart alternative to the mega banks. In light of the rapid changes in the financial services industry, we expect that we can continue to capitalize on our marketplace knowledge, ability to make decisions quickly and maintenance of personalized contact with both our commercial and consumer customers. We continue to sponsor events and activities that foster and strengthen these relationships.
      The Bank received significantly more attention in the local media and trade publications in 2003-a testament to our increased visibility and proactive public relations efforts. Our reputation as a small business lender to the minority community was featured in a number of trade publications. A favorable profile of the Bank appeared on a business investment program, BusinessNOW: From Wall Street to Main Street. The show appears Sunday mornings on network television in the New York City market. Additionally, Bank Rhode Island's Investment Sales Manager is now regularly featured on the local NBC affiliate's Sunrise Show Business Segment. Both the local and trade media recognize the level of expertise possessed by the Bank's management team and have come to trust the Bank as an information resource.
      Our visibility was heightened by a number of honors given to the Bank during the year. Some of the more notable honors included the following:
* The Arts and Business Council of Rhode Island recognized Bank Rhode Island with the preeminent "Encore Award" for contributions to the arts and local arts organizations.
* The Boston Club, at its Corporate Salute, gave Bancorp Rhode Island a special honor for having the highest number of women serving on its board of directors of any public company in New England.
* The Providence Business News awarded President and CEO Merrill Sherman with its highest honor, the "Business Leadership Award," in recognition of business excellence.

      In 2004 we will continue to enhance the physical appearance of our branch offices. As always, we place a priority on our branches being conducive to customer convenience and accessibility and plans are underway to expand our branch network.


[Photo of RI Community Food Bank with volunteers sorting food shown - caption "RI Community Food Bank
Supported by BankRI"]

Community Involvement

      Our community involvement has grown tremendously during the past eight years. It is rooted in the belief that we have a responsibility to the communities in which we live and work. Our financial support of worthwhile organizations, community events and initiatives helps improve the quality of life in many parts of the State and makes good business sense for us. In addition to our financial support, in 2003 more than 135 nonprofit organizations were impacted directly by our employees' involvement as volunteers in different capacities, including service on boards and as financial and management experts.
      We are particularly proud of our commitment to increase opportunities for young Rhode Islanders. In 2003, the Bank helped to send a student-acting group from Hope High School to the 2003 New England Drama Festival. An internship program with Central High School and support for Mount Pleasant's Finance Academy were other investments made in our youth. These programs have resulted in permanent full-time positions for a number of high school graduates in various departments throughout the Bank. The Bank is also actively involved with The Textron Chamber of Commerce Academy, the first charter school in Providence.
      The Bank strongly supports the effort to increase affordable housing, an area of urgent need within Rhode Island. A number of partnerships with state and federal agencies enables the Bank to provide favorable mortgage terms and assist low- to moderate-income Rhode Islanders realize their dreams of home ownership. In Cumberland, the Bank partnered with the U.S. Department of Agriculture, the Woonsocket Neighborhood Development Corporation and the Federal Home Loan Bank to provide below-market mortgage financing which will allow a number of low- and moderate-income families to purchase homes.
      Another basic necessity out-of-reach for some of our fellow
Rhode Islanders is a sufficient quantity of food to feed their families. The Rhode Island Community Food Bank has made great inroads in this area and Bank Rhode Island is proud to assist their efforts with financial and volunteer support.
      Our cosponsorship of the Latino Business Training Institute, in conjunction with the RI Small Business Development Center at Bryant College enabled nearly 100 people to attend a 10-week program, offered in Spanish, about what it takes to start and succeed as a small business owner. This program provided much needed technical training to the growing population of Latino owned businesses.
      The undertakings discussed above are only a partial reflection of the positive contributions of our employees. Their many interests and talents enable us to broaden the scope of the worthwhile organizations we support and to be a truly valuable resource to the communities we serve.

Page 16
[Photo of Bancorp Rhode Island, Inc. and Bank Rhode Island Boards of
Directors]

Bancorp Rhode Island, Inc. and Bank Rhode Island Boards of Directors



Front Row (L-R): Cheryl W. Snead, Edward J. Mack II, Karl F. Ericson,
                 Meredith A. Curren
Back Row (L-R):  Mark. R. Feinstein, Ernest J. Chornyei, Jr., John R.
                 Berger, John A. Yena, Anthony F. Andrade, Bogdan (Bob) Nowak, Malcolm G. Chace, Chairman, Merrill W. Sherman, Margaret D. Farrell, Esq., Pablo Rodriguez, MD, Karen Adams (Not Pictured)

Contents

Selected Consolidated Financial Data                    18
Management's Discussion and Analysis of
Financial Condition and Results of Operations (MD&A)    20
Management's Report                                     44
Independent Auditor's Report                            45
Consolidated Financial Statements                       46
Notes to Consolidated Financial Statements              50
Stock Information & Locations                           78
Officers List                                           79

Selected Consolidated Financial Data

The following tables represent selected consolidated financial data as of and for the years ended December 31, 2003, 2002, 2001, 2000 and 1999. The selected consolidated financial data is derived from the Company's Consolidated Financial Statements, which have been audited by KPMG LLP. The selected consolidated financial data set forth below does not purport to be complete and should be read in conjunction with, and are qualified in their entirety by, the more detailed information, including the Consolidated Financial Statements and related Notes, and "Management's Discussion and Analysis of Financial Condition and Results of Operations," appearing elsewhere herein.


--------------------------------------------------------------------------------------------------------------------
                                                               As of and for the Year Ended December 31,
                                                  ------------------------------------------------------------------
                                                     2003        2002(a)         2001          2000          1999
                                                     ----        -------         ----          ----          ----
                                                            (Dollars in Thousands, Except Per Share Data)

Statement of operations data:
  Interest income                                 $   51,773    $   53,507    $   55,903    $   50,035    $   41,651
  Interest expense                                    19,453        22,180        26,537        23,678        19,600
                                                  ----------    ----------    ----------    ----------    ----------

      Net interest income                             32,320        31,327        29,366        26,357        22,051
  Provision for loan losses                            1,600         1,875         1,669         1,542         1,000
  Noninterest income                                   8,830         7,083         5,231         3,578         3,222
  Noninterest expense                                 28,790        25,024        23,196        19,662        17,354
                                                  ----------    ----------    ----------    ----------    ----------

      Income before taxes and change
       in accounting principle                        10,760        11,511         9,732         8,731         6,919
  Income taxes                                         3,546         3,849         3,417         3,113         2,448
                                                  ----------    ----------    ----------    ----------    ----------
  Income before change in accounting
   principle                                           7,214         7,662         6,315         5,618         4,471
  Cumulative effect of change in
   accounting principle, net of taxes(b)                   -             -             -             -           109
                                                  ----------    ----------    ----------    ----------    ----------
  Net income                                           7,214         7,662         6,315         5,618         4,362
  Dividends on preferred stock                             -             -             -             -            88
                                                  ----------    ----------    ----------    ----------    ----------
      Net income available to
       common shareholders                        $    7,214    $    7,662    $    6,315    $    5,618    $    4,274
                                                  ==========    ==========    ==========    ==========    ==========

Per share data:
  Basic earnings per common share:
    Income before change in accounting
     principle                                    $     1.89    $     2.04    $     1.69    $     1.51    $     1.18
    Cumulative effect of change in
     accounting principle                                  -             -             -             -         (0.03)
                                                  ----------    ----------    ----------    ----------    ----------
      Net income                                  $     1.89    $     2.04    $     1.69    $     1.51    $     1.15
                                                  ==========    ==========    ==========    ==========    ==========

  Diluted earnings per common share:
    Income before change in accounting
     principle                                    $     1.77    $     1.92    $     1.62    $     1.49    $     1.17
    Cumulative effect of change in
     accounting principle                                  -             -             -             -         (0.03)
                                                  ----------    ----------    ----------    ----------    ----------
      Net income                                  $     1.77    $     1.92    $     1.62    $     1.49    $     1.14
                                                  ==========    ==========    ==========    ==========    ==========

  Dividends per common share                      $     0.56    $     0.53    $     0.48    $     0.42    $     0.10
  Dividend pay-out ratio                                31.6%         27.6%         29.6%         28.2%          8.8%

  Book value per common share                     $    18.53    $    17.59    $    15.74    $    14.29    $    12.79
  Tangible book value per common share                 15.76         14.73         12.88         11.09          9.27
  Average common shares outstanding - Basic        3,819,232     3,758,214     3,730,910     3,728,688     3,727,010
  Average common shares outstanding - Diluted      4,085,878     3,996,670     3,900,028     3,768,589     3,741,778


--------------------------------------------------------------------------------------------------------------------
                                                               As of and for the Year Ended December 31,
                                                  ------------------------------------------------------------------
                                                     2003        2002(a)         2001          2000          1999
                                                     ----        -------         ----          ----          ----
                                                                        (Dollars in Thousands)

Balance sheet data:
  Total assets                                    $1,093,971    $1,012,877    $  862,250    $  739,420    $  631,977
  Investment securities                               98,595       101,329        49,453        47,296        50,503
  Mortgage-backed securities                         106,618       156,114       150,650       117,431        74,793
  Total loans receivable                             814,282       670,658       610,964       518,825       458,958
  Allowance for loan losses                           11,078        10,096         8,524         7,294         5,681
  Goodwill, net                                       10,766        10,766        10,766        11,930        13,094
  Deposits                                           811,283       761,911       670,413       631,632       513,416
  Borrowings                                         203,622       179,305       129,398        51,889        67,911
  Common shareholders' equity                         72,107        66,427        59,097        53,292        47,675
  Total shareholders' equity                          72,107        66,427        59,097        53,292        47,675

Average balance sheet data:
  Total assets                                    $1,046,741    $  947,205    $  818,905    $  679,085    $  616,426
  Investment securities                               91,153        71,481        49,881        47,034        47,348
  Mortgage-backed securities                         123,524       177,753       130,342        86,114        79,463
  Total loans receivable                             747,174       622,545       584,400       491,327       439,099
  Allowance for loan losses                           10,739         9,375         8,056         6,472         5,358
  Goodwill, net                                       10,766        10,766        11,373        12,540        13,720
  Deposits                                           779,540       706,338       644,795       572,924       516,610
  Borrowings                                         192,068       174,668       115,677        54,471        50,496
  Common shareholders' equity                         69,010        61,922        56,101        48,530        46,169
  Total shareholders' equity                          69,010        61,922        56,101        48,530        46,631

Operating ratios:
  Interest rate spread                                  2.91%         3.04%         3.12%         3.44%        3.25%
  Net interest margin                                   3.28%         3.48%         3.75%         4.10%        3.80%
  Efficiency ratio(c)                                  69.96%        65.15%        67.05%        65.68%       68.67%
  Return on average assets(d)                           0.69%         0.81%         0.77%         0.83%        0.73%
  Return on average equity(d)                          10.45%        12.37%        11.26%        11.58%        9.59%

Asset quality ratios:
  Nonperforming loans to total loans                    0.30%         0.11%         0.12%         0.10%        0.24%
  Nonperforming assets to total assets                  0.23%         0.08%         0.12%         0.07%        0.18%
  Allowance for loan losses to nonperforming
   loans                                              449.96%     1,371.74%     1,132.01%     1,435.83%      510.88%
  Allowance for loan losses to total loans              1.36%         1.51%         1.40%         1.41%        1.24%
  Net loans charged-off to average loans
   outstanding                                          0.08%         0.05%         0.08%        (0.01)%       0.08%

Capital ratios:
  Average shareholders' equity to average
   total assets                                         6.59%         6.54%         6.85%         7.15%        7.54%
  Tier I leverage ratio                                 6.76%         6.19%         5.93%         5.91%        5.88%
  Tier I risk-based capital ratio                       9.71%         9.63%         9.86%         9.50%        9.70%
  Total risk-based capital ratio                       10.92%        10.88%        11.10%        10.76%       10.96%

(a) Earnings for 2002 and subsequent years were positively impacted by the Company's adoption of Statement of Financial Accounting Standards ("SFAS") 142, "Goodwill and Other Intangible Assets" and SFAS 147, "Acquisitions of Certain Financial Institutions." These Statements required the Company to cease amortizing its goodwill and begin reviewing it at least annually for impairment. In prior years, the amount of this amortization was $1.2 million annually. Also see discussion under "Recent Accounting Developments."
(b) In January 1999, the Bank expensed any remaining unamortized organizational costs in accordance with Statement of Position 98-5, "Accounting for Costs of a Start-Up Entity."
(c) Calculated by dividing total noninterest expenses by net interest income plus noninterest income.
(d) Excludes cumulative effect of change in accounting principle, net of taxes.

Management's Discussion and Analysis of
Financial Condition and Results of Operations

Cautionary Statement

Certain statements contained herein are "Forward Looking Statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward Looking Statements may be identified by reference to a future period or periods or by the use of forward looking terminology such as "may," "believes," "intends," "expects," and "anticipates" or similar terms or variations of these terms. Actual results may differ materially from those set forth in Forward Looking Statements as a result of risks and uncertainties, including but not limited to, changes in political and economic conditions, interest rate fluctuations, competitive product and pricing pressures, equity and bond market fluctuations, credit risk, inflation, as well as other risks and uncertainties detailed from time to time in filings with the Securities and Exchange Commission ("SEC").

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

Bank Rhode Island is a commercial bank chartered as a financial institution in the State of Rhode Island. The Bank pursues a community banking mission and is principally engaged in providing banking products and services to individuals and businesses in Rhode Island and nearby areas of Massachusetts. The Bank is subject to competition from a variety of traditional and nontraditional financial service providers both within and outside of Rhode Island. The Bank offers its customers a wide range of deposit products, nondeposit investment products, commercial, residential and consumer loans, and other traditional banking products and services designed to meet the needs of individuals and small- to mid-sized businesses. The Bank also offers both commercial and consumer on-line banking products and maintains a web site at http://www.bankri.com. The Company and Bank are subject to regulation by a number of federal and state agencies and undergo periodic examinations by certain of those regulatory authorities. The Federal Deposit Insurance Corporation ("FDIC") insures the Bank's deposits, subject to regulatory limits. The Bank is also a member of the Federal Home Loan Bank of Boston ("FHLB").

Overview

The Company's operating results depend primarily on two factors: its "net interest income" and the quality of its assets.

The Company's net interest income is the difference between its interest income and its cost of money. Interest income depends on the amount of interest-earning assets outstanding during the year and the interest rates earned thereon. Cost of money is a function of the average amount of deposits and borrowed money outstanding during the year and the interest rates paid thereon. See discussion under "Results of Operations - Net Interest Income." Because the Company's assets are not identical in duration and in repricing dates to its liabilities, the spread between the two is vulnerable to changes in market interest rates. This vulnerability is inherent to the business of banking and is commonly referred to as "interest rate risk." How to measure such risk and, once measured, how much risk to take are based on numerous assumptions and other subjective judgments. See discussion under "Asset and Liability Management."

The quality of the Company's assets also influences its earnings. Loans that are not being paid on a timely basis and exhibit other weaknesses can result in the loss of principal and/or loss of interest income. Additionally, the Company must make timely provisions to its loan loss reserve as a result of its estimates as to potential future losses; these additions, which are charged against earnings, are necessarily greater when potential losses are expected. Finally, the Company will incur expenses as a result of resolving troubled assets. All of these form the "credit risk" that the Company takes on in the ordinary course of its business and is further discussed under "Financial Condition - Asset Quality."

The Company's business strategy has been to concentrate its asset generation efforts on commercial loans and its deposit generation efforts on checking and savings accounts. These deposit accounts are commonly referred to as "core accounts." This strategy is based on the Company's belief that it can distinguish itself from its larger competitors, and indeed attract customers from them, through a higher level of service and through its ability to set policies and procedures, as well as make decisions, locally. The loan and deposit products referenced also tend to be geared more toward customers who are relationship oriented than those who are seeking stand-alone or single transaction products. The Company believes that its service-oriented approach enables it to compete successfully for relationship-oriented customers. Additionally, the Company is predominantly an urban franchise with a high concentration of businesses making deployment of funds in the commercial lending area practicable. Commercial loans are attractive, among other reasons, because of their higher yields. Similarly, core deposits are attractive because of their generally lower interest cost.

In recent years, the Company also has sought to promote business opportunities presented by its customer base, franchise footprint and system resources through increased efforts in both the areas of consumer lending and residential mortgage originations.

Currently, approximately 80% of the Company's revenues are dependent on its level of net interest income. In an effort to diversify its sources of revenue, the Company has attempted to expand its sources of noninterest income, primarily fees and charges for products and services it offers. The Company has increased its percentage of noninterest income to total revenue from 13% in 1999, to 21% in 2003, by emphasizing core deposit growth which generates increased service charges, and by introducing additional financial services, such as nondeposit investment products.

Future operating results will depend on the Company's ability to maintain and expand its net interest margin, while minimizing its exposure to credit risk, along with increasing its sources of noninterest income, while controlling the growth of its noninterest or operating expenses.

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

Allowance for loan losses

Arriving at an appropriate level of allowance for loan losses necessarily involves a significant degree of judgment. First and foremost in arriving at an appropriate allowance is the creation and maintenance of a risk rating system that accurately classifies all loans into varying categories by degree of credit risk. Such a system also establishes a level of allowance associated with each category of loans and requires early identification and reclassification of deteriorating credits. Besides numerous subjective judgments as to the number of categories, appropriate level of allowance with respect to each category and judgments as to categorization of any individual loan, additional subjective judgments are involved when ascertaining the probability as well as the extent of any potential losses. The Company's ongoing evaluation process includes a formal analysis of the allowance each quarter, which considers, among other factors, the character and size of the loan portfolio, business and economic conditions, loan growth, delinquency trends, nonperforming loan trends, charge-off experience and other asset quality factors. These factors are based on observable information, as well as subjective assessment and interpretation. Nonperforming commercial, commercial real estate and small business loans in excess of a specified dollar amount are deemed to be "impaired." The estimated reserves necessary for each of these credits is determined by reviewing the fair value of the collateral, the present value of expected future cash flows, and where available, the observable market price of the loans. Provisions for losses on the remaining commercial, commercial real estate, small business, residential mortgage and consumer loans are based on pools of similar loans using a combination of payment status, historical loss experience, industry loss experience, market economic factors, delinquency rates and qualitative adjustments. Management uses available information to establish the allowance for loan losses at the level it believes is appropriate. However, future additions to the allowance may be necessary based on changes in estimates or assumptions resulting from changes in economic conditions and other factors. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize adjustments to the allowance based on their judgments about information available to them at the time of their examination.

Review of goodwill for impairment

In March 1996, the Bank acquired certain assets and assumed certain liabilities from Fleet National Bank of Connecticut and related entities. This acquisition was accounted for utilizing the purchase method of accounting and generated $17.5 million of goodwill. This goodwill was amortized in the years prior to 2002, resulting in a net balance of $10.8 million on the Company's balance sheet as of December 31, 2001. Effective January 1, 2002, in accordance with Statement of Financial Accounting Standards ("SFAS") 142 "Goodwill and Other Intangible Assets" and SFAS 147 "Acquisitions of Certain Financial Institutions," the Company was required to cease amortizing this goodwill and to review it at least annually for impairment. Goodwill is evaluated for impairment using market value comparisons for similar institutions, such as price to earnings multiples, price to deposit multiples and price to equity multiples. This valuation technique utilizes verifiable market multiples, as well as subjective assessment and interpretation. The application of different market multiples, or changes in judgment as to which market transactions are reflective of the Company's specific characteristics, could affect the conclusions reached regarding possible impairment. In the event that the Company were to determine that its goodwill were impaired, the recognition of an impairment charge could have an adverse impact on its results of operations in the period that the impairment occurred or on its financial position.

Results of Operations

Net Interest Income

Net interest income for 2003 was $32.3 million, compared to $31.3 million for 2002 and $29.4 million for 2001. This increase of $993,000, or 3.2%, during 2003 was primarily attributable to the continued growth of the Company. The Company's net interest margin decreased in 2003 to 3.28%, compared to 3.48% in 2002 and 3.75% in 2001. Average earning assets increased $87.3 million, or 9.7%, and average interest-bearing liabilities increased $68.8 million, or 9.0%, during 2003, compared to 2002.

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


---------------------------------------------------------------------------------------------------------------------------------
                                                                          Year Ended December 31,
                                          ---------------------------------------------------------------------------------------
                                                     2003                           2002                         2001
                                          -----------------------------  ---------------------------  ---------------------------
                                                      Interest                     Interest                     Interest
                                           Average    Earned/   Average  Average   Earned/   Average  Average   Earned/   Average
                                           Balance      Paid     Yield   Balance     Paid     Yield   Balance     Paid     Yield
                                           -------    --------  -------  -------   --------  -------  -------   --------  -------
                                                                          (Dollars in Thousands)

Assets:
Earning assets:
  Overnight investments                   $   15,993  $   170    1.06%   $ 19,840  $   313    1.58%   $ 13,642  $   510    3.74%
  Investment securities                       91,153    3,999    4.39%     71,481    3,375    4.72%     49,881    3,044    6.10%
  Mortgage-backed securities                 123,524    4,886    3.96%    177,753    8,428    4.74%    130,342    7,720    5.92%
  Stock in the FHLB                            8,633      262    3.03%      7,528      277    3.68%      4,973      288    5.79%

  Loans receivable:
    Commercial loans                         309,105   19,494    6.31%    259,673   18,396    7.08%    221,966   18,078    8.14%
    Residential mortgage loans               334,754   17,677    5.28%    293,117   18,646    6.36%    301,729   21,694    7.19%
    Consumer and other loans                 103,315    5,285    5.12%     69,755    4,072    5.84%     60,705    4,569    7.53%
                                          ----------  -------            --------  -------            --------  -------
      Total earning assets                   986,477   51,773    5.25%    899,147   53,507    5.95%    783,238   55,903    7.14%
Cash and due from banks                       24,902  -------              20,434  -------              19,889  -------
Allowance for loan losses                    (10,739)                      (9,375)                      (8,056)
Premises and equipment                        11,732                        7,878                        6,641
Other real estate owned                           16                           59                          169
Goodwill, net                                 10,766                       10,766                       11,373
Accrued interest receivable                    4,554                        4,599                        4,767
Bank-owned life insurance                     15,175                       10,340                            -
Prepaid expenses and other assets              3,858                        3,357                          884
                                          ----------                     --------                     --------
      Total assets                        $1,046,741                     $947,205                     $818,905
                                          ==========                     ========                     ========

Liabilities and Shareholders' Equity:
Interest-bearing liabilities:
  Deposits:
    NOW accounts                          $  114,767    1,363    1.19%   $ 65,466      705    1.08%   $ 39,642      209    0.53%
    Money market accounts                     11,587      121    1.04%     10,114      130    1.29%     10,799      221    2.05%
    Savings accounts                         301,667    4,043    1.34%    275,263    5,083    1.85%    236,608    6,507    2.75%
    Certificate of deposit accounts          210,081    5,916    2.82%    235,822    8,118    3.44%    257,646   13,458    5.22%
  Overnight and short-term borrowings         18,324      140    0.76%     23,118      322    1.39%     15,386      461    3.00%
  FHLB and other borrowings                  163,155    7,185    4.40%    145,961    7,377    5.05%     97,718    5,418    5.54%
  Capital trust and other subordinated
   securities                                 10,589      685    6.47%      5,589      445    7.96%      2,573      263   10.22%
                                          ----------  -------            --------  -------            --------  -------

      Total interest-bearing
       liabilities                           830,170   19,453    2.34%    761,333   22,180    2.91%    660,372   26,537    4.02%
Noninterest-bearing deposits                 141,438  -------             119,673  -------             100,100  -------
Other liabilities                              6,123                        4,277                        2,332
                                          ----------                     --------                     --------
      Total liabilities                      977,731                      885,283                      762,804
Shareholders' equity                          69,010                       61,922                       56,101
                                          ----------                     --------                     --------
      Total liabilities and
       shareholders' equity               $1,046,741                     $947,205                     $818,905
                                          ==========                     ========                     ========
Net interest income                                   $32,320                      $ 31,327                     $ 29,366
                                                      =======                      ========                     ========
Net interest rate spread                                           2.91%                      3.04%                        3.12%
Net interest rate margin                                           3.28%                      3.48%                        3.75%

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


----------------------------------------------------------------------------------------------------------------------
                                                                     Year Ended December 31,
                                          ----------------------------------------------------------------------------
                                                      2003 vs. 2002                           2002 vs. 2001
                                               Increase/(Decrease) Due to              Increase/(Decrease) Due to
                                          ------------------------------------     -----------------------------------
                                             Rate        Volume        Total         Rate         Volume       Total
                                             ----        ------        -----         ----         ------       -----
                                                                         (In Thousands)

Interest income:
  Overnight investments                    $   (89)     $   (54)     $   (143)     $   (370)     $   173     $   (197)
  Investment securities                       (253)         877           624          (791)       1,122          331
  Mortgage-backed securities                (1,247)      (2,295)       (3,542)       (1,738)       2,446          708
  Stock in the FHLB                            (53)          38           (15)         (127)         116          (11)
  Commercial loans                          (2,159)       3,257         1,098        (2,527)       2,845          318
  Residential mortgage loans                (3,413)       2,444          (969)       (2,443)        (605)      (3,048)
  Consumer and other loans                    (554)       1,767         1,213        (1,117)         620         (497)
                                           -------      -------      --------      --------      -------     --------
      Total interest income                 (7,768)       6,034        (1,734)       (9,113)       6,717       (2,396)
                                           -------      -------      --------      --------      -------     --------

Interest expense:
  NOW accounts                                  79          579           658           305          191          496
  Money market accounts                        (26)          17            (9)          (78)         (13)         (91)
  Savings accounts                          (1,493)         453        (1,040)       (2,371)         947       (1,424)
  Certificate of deposit accounts           (1,376)        (826)       (2,202)       (4,277)      (1,063)      (5,340)
  Overnight & short-term borrowings           (124)         (58)         (182)         (311)         172         (139)
  FHLB and other borrowings                 (1,007)         815          (192)         (515)       2,474        1,959
  Capital trust and other subordinated
   securities                                  (96)         336           240           (69)         251          182
                                           -------      -------      --------      --------      -------     --------
      Total interest expense                (4,043)       1,316        (2,727)       (7,316)       2,959       (4,357)
                                           -------      -------      --------      --------      -------     --------

      Net interest income                  $(3,725)     $ 4,718      $    993      $ (1,797)     $ 3,758     $  1,961
                                           =======      =======      ========      ========      =======     ========

Comparison of Years Ended December 31, 2003 and December 31, 2002
-----------------------------------------------------------------

General

Net income for 2003 decreased $448,000, or 5.8%, to $7.2 million, or $1.77 per diluted common share, from $7.7 million, or $1.92 per diluted common share, for 2002. The Company's performance represented a return on average assets of 0.69% and a return on average equity of 10.45% for the 2003 period, as compared to a return on average assets of 0.81% and a return on average equity of 12.37% for the 2002 period.

Net interest income was $32.3 million for 2003, compared to $31.3 million for 2002. The net interest margin for 2003 was 3.28% compared to a net interest margin of 3.48% for 2002. The increase in net interest income of $993,000, or 3.2%, was primarily attributable to the overall growth of the Company. Average earning assets increased $87.3 million, or 9.7%, and average interest-bearing liabilities increased $68.8 million, or 9.0%, over the prior year. The decrease of 20 basis points in the net interest margin was primarily caused by a drop in market interest rates, coupled with higher prepayment activity in residential mortgage loans and mortgage-backed securities ("MBSs").

Interest Income - Investments

Total investment income (consisting of interest or dividends on overnight investments, investment securities, mortgage-backed securities, and FHLB stock) was $9.3 million for 2003, compared to $12.4 million for 2002. This decrease in total investment income of $3.1 million, or 24.8%, was attributable to a $54.2 million, or 30.5%, decrease in the average balance of MBSs and a 59 basis point decrease in the overall yield on investments, from 4.48% in 2002, to 3.89% in 2003. These changes were the result of dramatically lower market interest rates and increased prepayment activity. The majority of the Company's investments at December 31, 2003 were comprised of Agency securities, corporate debt securities and MBSs with either remaining maturities or repricing periods of less than five years. However, in an effort to diversify the portfolio and increase yields, commencing in the fourth quarter of 2002, the Company began investing in corporate debt securities and collateralized mortgage obligations ("CMOs"). As a result of the low interest rate environment, prepayments on MBSs increased dramatically during the first three quarters of 2003, but appeared to subside in the fourth quarter. Faster prepayment speeds negatively impact the yield of the Company's MBS portfolio, as premiums paid on MBSs must be amortized more quickly. If these prepayment speeds remain at the slower speeds experienced in the fourth quarter, MBS yields should be positively impacted in 2004.

Interest Income - Loans

Interest from loans was $42.5 million for 2003, and represented a yield on total loans of 5.68%, as compared to $41.1 million of interest, and a yield of 6.60%, for 2002. The Company continues to concentrate its origination efforts on commercial and consumer loan opportunities, but also originates residential mortgage loans for its portfolio on a limited basis. In addition, the Company purchases residential mortgage loans as cash flows dictate. Interest from commercial loans increased $1.1 million, or 6.0%, and consumer and other loan income increased $1.2 million, or 29.8%, as increased average balances more than offset any decline in average yields. Declining market interest rates, coupled with increased prepayment activity, resulted in residential mortgage loan interest decreasing $969,000, or 5.2%. In response to declining market interest rates and increased prepayment activity, the yields on the various loan portfolio components changed as follows: commercial loans decreased 78 basis points, to 6.31%; residential mortgage loans decreased 108 basis points, to 5.28%; and consumer and other loans decreased 72 basis points, to 5.12%. In an effort to offset the decrease in yields, the Company attempted to increase the balances in the loan portfolio. The average balance of the various components of the loan portfolio changed as follows: commercial loans increased $49.4 million, or 19.0%; residential mortgage loans increased $41.6 million, or 14.2%; and consumer and other loans increased $33.6 million, or 48.1%. Following a dramatic increase in residential mortgage loan prepayment activity during the second and third quarters of 2003, prepayment speeds have returned to lower levels during the fourth quarter. If these prepayment speeds continue the trend started in the fourth quarter, residential mortgage loan yields will benefit from the longer periods utilized to amortize premiums paid on purchased loans.

Interest Expense - Deposits and Borrowings

Interest paid on deposits and borrowings decreased $2.7 million, or 12.3%, to $19.5 million for 2003, compared to $22.2 million for 2002. The decrease in total interest expense was primarily attributable to the dramatic drop in market interest rates, partially offset by an increase in the average balance of deposits and borrowings. The overall average cost for interest-bearing liabilities decreased 57 basis points from 2.91% for 2002, to 2.34% for 2003. Liability costs are dependent on a number of factors including general economic conditions, national and local interest rates, competition in the local deposit marketplace, interest rate tiers offered and the Company's cash flow needs. Average costs for the various components of interest-bearing liabilities changed from 2002 as follows: NOW accounts increased 11 basis points, to 1.19%; money market accounts decreased 25 basis points, to 1.04%; savings accounts decreased 51 basis points, to 1.34%; time deposits decreased 63 basis points, to 2.82%; and borrowings decreased 49 basis points, to 4.17%. Partially offsetting the effect of the decline in market interest rates, the average balance of interest-bearing liabilities increased $68.8 million, from $761.3 million in 2002, to $830.2 million in 2003, as NOW and savings account growth, along with additional borrowings, were utilized to fund much of the Company's asset growth. While average certificate of deposit balances decreased by $25.7 million from 2002 to 2003, the Company began actively advertising for certificates of deposit during the fourth quarter of 2003 and was able to increase their balance by $11.6 million, or 5.8%, during that quarter.

Provision for Loan Losses

The provision for loan losses was $1.6 million for 2003, down $275,000, or 14.7%, from the $1.9 million for 2002. Management evaluates several factors including new loan originations, delinquency rates, actual and estimated charge-offs, the risk characteristics of the loan portfolio and general economic conditions when determining the provision for each quarter. Also see discussion under "Asset Quality" and "Allowance for Loan Losses." Increases to the allowance for loan losses during 2003 were primarily in response to growth in total loans outstanding and continued concern about economic conditions. The allowance, expressed as a percentage of total loans, was 1.36% at December 31, 2003, compared to 1.51% at the prior year-end and stood at 450.0% of nonperforming loans at the end of 2003. As the loan portfolio continues to grow and mature, or if economic conditions worsen, management believes it possible that the level of nonperforming assets will increase, which in turn may lead to increases to the provision for loan losses in future periods.

Noninterest Income

Total noninterest income increased $1.7 million, or 24.7%, from $7.1 million for 2002, to $8.8 million for 2003. During 2003, the Company benefited from increased loan prepayment penalties and increased gains from sales of investments. These events generated $1.3 million, or approximately three-quarters, of the overall increase in noninterest income. The gains from sales of investments resulted from the Company's restructuring of a portion of its investment portfolio and may not be present at these levels in future years. Service charges on deposit accounts, which represent the largest source of noninterest income, rose $152,000, or 4.0%, from $3.8 million for 2002, to $3.9 million for 2003, primarily as a result of growth in checking and savings accounts. Additionally, Income from bank-owned life insurance ("BOLI") increased $155,000, or 27.3%, as the Company's average balance of BOLI increased from the prior year. Partially offsetting these increases in non-interest income was a decrease in Commissions on nondeposit investment products, as funds flowed out of the equity markets during the early part of 2003 and the Company's branch personnel were focused on the core data processing conversion for a portion of the year.

The following table sets forth the components of noninterest income:


-------------------------------------------------------------------------
                                                  Year Ended December 31,
                                                  -----------------------
                                                      2003          2002
                                                      ----          ----
                                                      (In Thousands)

Service charges on deposit accounts                  $3,915     $3,763
Commissions on nondeposit investment products           875        978
Income from bank-owned life insurance                   723        568
Loan related fees                                       915        688
Commissions on loans originated for others              355        325
Gain on sale of Investments/MBSs                      1,088         23
Other income                                            959        738
                                                     ------     ------
      Total noninterest income                       $8,830     $7,083
                                                     ======     ======

Noninterest Expense

Noninterest expense for 2003 increased a total of $3.8 million, or 15.0%, to $28.8 million, from $25.0 million in 2002. This increase occurred primarily as a result of the overall growth of the Company, along with investments in the Bank for a new Operations Center and a new core data processing system, and was centered in the following areas: Salaries and employee benefits (up $1.3 million, or 9.9%), Occupancy and equipment (up $880,000, or 29.3%), Data processing (up $790,000, or 39.8%) and Other expenses (up $621,000, or 18.9%). Included in the 2003 increases were start-up expenses related to the data processing conversion of approximately $600,000. In addition, the Bank added 27 full-time equivalent employees ("FTEs") during 2003 to support its overall growth. It should be noted that by agreement with its executives, the Company did not budget nor pay any bonuses to its executive managers during 2003 as a result of the negtive impact that the planned investments in the franchise would have on the Company's earnings. The Company anticipates that during 2004, it will resume paying bonus compensation consistent with its past practices. With the completion of the data processing conversion during 2003, the Company believes that it is better positioned to take advantage of technology to control noninterest expense growth in 2004. With a number of acquisitions by other financial institutions scheduled to close during 2004, the Company anticipates expending increased marketing dollars to capitalize on any resulting market disruptions.

The following table sets forth the components of noninterest expense:


-----------------------------------------------------------
                                    Year Ended December 31,
                                    -----------------------
                                       2003        2002
                                       ----        ----
                                        (In Thousands)

Salaries and employee benefits        $14,496     $13,185
Occupancy and equipment                 3,886       3,006
Data processing                         2,777       1,987
Marketing                               1,250       1,234
Professional services                   1,374       1,380
Loan servicing                          1,034         927
Other real estate owned                    73          26
Other expenses                          3,900       3,279
                                      -------     -------
      Total noninterest expense       $28,790     $25,024
                                      =======     =======

Income Tax Expense

The Company recorded income tax expense of $3.5 million for 2003, compared to $3.8 million for 2002. This represented total effective tax rates of 33.0% and 33.4%, respectively. Tax-favored income from U.S. Agency securities and BOLI, along with its utilization of a Rhode Island passive investment company, has reduced the Company's effective tax rate from the 39.9% combined statutory federal and state tax rates.

Comparison of Years Ended December 31, 2002 and December 31, 2001
-----------------------------------------------------------------

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

Net interest income was $31.3 million for 2002, compared to $29.4 million for 2001. The net interest margin for 2002 was 3.48% compared to a net interest margin of 3.75% for 2001. The increase in net interest income of $2.0 million, or 6.7%, was primarily attributable to the overall growth of the Company. Average earning assets increased $115.9 million, or 14.8%, and average interest-bearing liabilities increased $101.0 million, or 15.3%, over the prior year. The decrease of 27 basis points in the net interest margin was primarily caused by the dramatic drop in market interest rates occurring in 2002, coupled with the asset-sensitive nature of the Company's balance sheet. Also see discussion under "Asset and Liability Management."

Interest Income - Investments

Total investment income (consisting of interest or dividends on federal funds sold and overnight investments, investment securities, mortgage-backed securities, and FHLB stock) was $12.4 million for 2002, compared to $11.6 million for 2001. This increase in total investment income of $831,000, or 7.2%, was primarily attributable to a $21.6 million, or 43.3%, increase in the average balance of investment securities and a $47.4 million, or 36.4%, increase in the average balance of MBSs. Meanwhile, the overall yield on investments decreased 133 basis points, from 5.81% in 2001, to 4.48% in 2002, in response to dramatically lower market interest rates and accelerated prepayments on MBSs. The Company's investments at December 31, 2002 were primarily comprised of Agency securities, corporate debt securities and MBSs with either remaining maturities or repricing periods of less than five years. As a result of the low interest rate environment, prepayments on MBSs accelerated during the second half of 2002. These accelerated prepayment speeds negatively impacted MBS yields as increased cash flows were reinvested at lower market interest rates and premiums paid on MBSs were amortized more quickly.

Interest Income - Loans

Interest from loans was $41.1 million for 2002, and represented a yield on total loans of 6.60%, as compared to $44.3 million of interest, and a yield of 7.59%, for 2001. Declining market interest rates, coupled with higher residential mortgage loan prepayment activity, resulted in lower interest income from the loan portfolio. Interest from residential mortgage loans decreased $3.0 million, or 14.0%, and interest from consumer and other loans decreased $497,000, or 10.9%, from the prior year. Partially offsetting these decreases in interest income, interest from commercial loans increased $318,000, or 1.8%, as a result of strong growth in commercial outstandings. The Company continues to concentrate its origination efforts on commercial and consumer loan opportunities, but also originates residential mortgage loans for its portfolio on a limited basis. In addition, the Company purchases residential mortgage loans, and to a lesser degree, leases and automobile loans, as cash flows dictate. The average balance of the various components of the loan portfolio changed as follows: residential mortgage loans decreased $8.6 million, or 2.9%, commercial loans increased $37.7 million, or 17.0%, and consumer and other loans increased $9.1 million, or 14.9%. Meanwhile, due to declining market interest rates, coupled with increased prepayment activity, the yields on the various components of the loan portfolio changed as follows: residential mortgage loans decreased 83 basis points, to 6.36%; commercial loans decreased 106 basis points, to 7.08%; and consumer and other loans decreased 169 basis points, to 5.84%. Towards the end of 2002, prepayment speeds increased on residential mortgage loans, having a negative impact on their yields as increased cash flows were reinvested at lower market interest rates and premiums paid on purchased loans were amortized more quickly.

Interest Expense - Deposits and Borrowings

Interest paid on deposits and borrowings decreased $4.4 million, or 16.4%, to $22.2 million for 2002, compared to $26.5 million for 2001. The decrease in total interest expense was primarily attributable to the dramatic drop in market interest rates, partially offset by growth in checking and savings deposits, along with the use of borrowings to fund the overall growth of the Company. The overall average cost for interest-bearing liabilities decreased 111 basis points from 4.02% for 2001, to 2.91% for 2002. Deposit and borrowing costs are dependent on a number of factors including general economic conditions, national and local interest rates, competition in the local marketplace, interest rate tiers offered, and the Company's cash flow needs. Partially offsetting the effect of the decline in market interest rates, the average balance of interest-bearing liabilities increased $100.9 million, from $660.4 million in 2001, to $761.3 million in 2002. The Company continued to experience strong average balance growth in core deposit accounts, specifically noninterest bearing demand deposit accounts (up $19.6 million, or 19.6%), savings accounts (up $38.7 million, or 16.3%) and NOW accounts (up $25.8 million, or 65.1%). In addition, _the Company increased its utilization of FHLB borrowings (average balances up $48.2 million, or 49.4%).

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

The following table sets forth the components of noninterest income:



-------------------------------------------------------------------------
                                                  Year Ended December 31,
                                                  -----------------------
                                                      2002       2001
                                                      ----       ----
                                                      (In Thousands)

Service charges on deposit accounts                  $3,763     $3,451
Commissions on nondeposit investment products           978        535
Income from bank-owned life insurance                   568          -
Loan related fees                                       688        285
Commissions on loans originated for others              325        288
Gain on sale of Investments/MBSs                         23          4
Other income                                            738        668
                                                     ------     ------
      Total noninterest income                       $7,083     $5,231
                                                     ======     ======

Noninterest Expense

Noninterest expense for 2002 increased a total of $1.8 million, or 7.9%, to $25.0 million, from $23.2 million in 2001. After removing the effects of SFAS 142 and 147, total operating noninterest expense increased $3.0 million, or 13.6%, as the 2002 period does not contain any goodwill amortization, while the 2001 period included $1.2 million of goodwill amortization. The increase in operating noninterest expenses occurred primarily as a result of the overall growth of the Company, along with development of new products and preparation for an upcoming data processing conversion, and was centered in the following areas: Salaries and employee benefits (up $1.9 million, or 16.8%), Occupancy and Equipment (up $384,000, or 14.6%), Data processing (up $208,000, or 11.7%), Marketing (up $255,000, or 26.0%) and Professional services (up $497,000, or 56.3%). During 2002 and 2001, the Company continued to experience substantial growth in both commercial loans and core deposits which resulted in the increased operating costs evidenced in 2002. In particular, during 2002, the Bank added 16 full-time equivalent employees ("FTEs") to support its overall growth. Partially offsetting these increases was a decrease in Other real estate owned expense (down $327,000, or 92.6%). The Company's efficiency ratio decreased 190 basis points, to 65.15%, during 2002. As a result of the Company's announced expansion plans for a new Operations Center (opened January 2003), a planned data processing conversion (completed 2nd quarter
2003) and a new retail branch in North Kingstown (opening 2nd quarter
2004), management anticipates continued upward pressure on noninterest expenses.

The following table sets forth the components of noninterest expense:


-----------------------------------------------------------
                                    Year Ended December 31,
                                    -----------------------
                                       2002        2001
                                       ----        ----
                                        (In Thousands)

Salaries and employee benefits        $13,185     $11,287
Occupancy and equipment                 3,006       2,622
Data processing                         1,987       1,779
Marketing                               1,234         979
Professional services                   1,380         883
Loan servicing                            927         945
Other real estate owned                    26         353
Amortization of goodwill                    -       1,164
Other expenses                          3,279       3,184
                                      -------     -------
      Total noninterest expense       $25,024     $23,196
                                      =======     =======

Income Tax Expense

The Company recorded income tax expense of $3.8 million for 2002, compared to $3.4 million for 2001. This represented total effective tax rates of 33.4% and 35.1%, respectively. Tax-favored income from U.S. Agency securities and bank-owned life insurance, along with its utilization of a Rhode Island passive investment company, reduced the Company's effective tax rate from the 39.9% combined statutory federal and state tax rates.

Financial Condition

Loans Receivable

Total loans were $814.3 million, or 74.4% of total assets, at December 31, 2003, compared to $670.7 million, or 66.2% of total assets, at December 31, 2002, an increase of $143.6 million, or 21.4%. Total loans as of December 31, 2003, may be segmented in three broad categories: commercial loans that aggregate $332.2 million, or 40.8% of the portfolio; residential mortgages that aggregate $366.2 million, or 45.0% of the portfolio; and consumer and other loans that aggregate $115.8 million, or 14.2% of the portfolio.

The Company utilizes the term "small business loans" to describe business lending relationships of $250,000 or less.

The following is a summary of loans receivable:


-------------------------------------------------------------------------------------------------------
                                                                   December 31,
                                           ------------------------------------------------------------
                                             2003         2002         2001         2000         1999
                                             ----         ----         ----         ----         ----
                                                                  (In Thousands)

Commercial loans:
  Commercial real estate -
   nonowner occupied                       $ 78,083     $ 81,242     $ 73,369     $ 69,315     $ 56,181
  Commercial real estate -
   owner occupied                            77,317       59,249       46,698       38,272       33,968
  Commercial & industrial                    67,925       57,389       53,677       51,470       40,109
  Small business                             30,429       28,750       24,122       19,170       13,322
  Multi-family                               28,730       18,952       14,927       15,933       16,270
  Construction                               30,632       18,101       14,027        7,070        6,379
  Leases and other                           19,548       17,613       12,715       11,731        8,499
                                           --------     --------     --------     --------     --------
      Subtotal                              332,664      281,296      239,535      212,961      174,728
Net deferred loan origination fees             (398)        (329)        (171)        (143)        (180)
                                           --------     --------     --------     --------     --------
      Total commercial loans                332,266      280,967      239,364      212,818      174,548
                                           --------     --------     --------     --------     --------

Residential mortgage loans:
  One- to four-family adjustable rate       232,543      277,265      285,589      212,197      196,863
  One- to four-family fixed rate            131,743       19,310       23,306       34,609       39,037
                                           --------     --------     --------     --------     --------
      Subtotal                              364,286      296,575      308,895      246,806      235,900
Premium on loans acquired                     2,026        1,248        1,381        1,166        1,446
Net deferred loan origination fees              (82)         (60)         (64)         (49)         (26)
                                           --------     --------     --------     --------     --------
      Total residential mortgage loans      366,230      297,763      310,212      247,923      237,320
                                           --------     --------     --------     --------     --------

Consumer and other loans:
  Home equity - term loans                   68,523       47,906       22,930       23,292       19,710
  Home equity - lines of credit              42,067       37,381       28,460       26,215       24,166
  Automobile                                  1,455        3,409        6,335        4,643            -
  Installment                                   662          967        1,240        1,348        1,279
  Savings secured                               631          602          656          987        1,005
  Unsecured and other                         1,787        1,063        1,153        1,044          590
                                           --------     --------     --------     --------     --------
      Subtotal                              115,125       91,328       60,774       57,529       46,750
  Premium on loans acquired                      44          103          192          144            -
  Net deferred loan origination costs           617          497          422          411          340
                                           --------     --------     --------     --------     --------
      Total consumer and other loans        115,786       91,928       61,388       58,084       47,090
                                           --------     --------     --------     --------     --------

      Total loans receivable               $814,282     $670,658     $610,964     $518,825     $458,958
                                           ========     ========     ========     ========     ========

During 2003, the commercial loan portfolio (consisting of commercial real estate, commercial & industrial, multi-family real estate, construction and small business loans) increased $51.3 million, or 18.3%. The Company believes it is well positioned for continued commercial loan growth. Particular emphasis is placed on generation of small- to medium-sized commercial relationships (those relationships with $7.0 million or less in total loan commitments).

The Bank is also active in small business lending in which it utilizes credit scoring, in conjunction with traditional review standards, and employs streamlined documentation. The small business portfolio increased $1.7 million, or 5.8%, during 2003. The Bank is a participant in the U.S. Small Business Administration ("SBA") Preferred Lender Program ("PLP") in Rhode Island and the 7a Guarantee Loan Program in Massachusetts.

Residential mortgage loans increased $68.5 million, or 23.0%, as the total of purchases ($251.5 million) and originations ($28.3 million) were greater than repayments ($210.3 million). As a result of the low interest rate environment present during 2003, residential mortgage loan prepayments were higher than historical averages. Since inception, the Bank has concentrated its portfolio lending efforts on commercial and, to a lesser extent, consumer lending opportunities, but originates mortgage loans for its own portfolio as well as for sale to others on a limited basis for its customers. The Bank does not employ any outside mortgage originators, but from time to time, purchases both fixed and adjustable rate mortgage loans from third-party originators. Until such time as the Bank can originate sufficient commercial and consumer loans to utilize available cash flow, it intends to continue purchasing residential mortgage loans as opportunities develop.

The consumer loan portfolio is comprised primarily of home equity term loans and home equity lines of credit. During 2003, consumer loan outstandings increased $23.9 million, or 26.0%, to $115.8 million at December 31, 2003, from $91.9 million at December 31, 2002. During 2003, in an effort to take advantage of the current environment for mortgage refinancings, the Bank promoted its fifteen-year fixed-rate home equity loan product, generating $20.6 million of net loan growth. The remainder of the growth was in the Bank's home equity line of credit product, which had $4.7 million of net loan growth.

The following table shows loan originations, purchases, sales and repayment activities:


------------------------------------------------------------------------------------------------------------
                                                               Year Ended December 31,
                                           -----------------------------------------------------------------
                                             2003          2002          2001          2000         1999
                                             ----          ----          ----          ----         ----
                                                                   (In Thousands)

Originations and principal additions:
  Loans purchased:
    Residential mortgage loans             $ 249,656     $ 166,935     $ 186,013     $ 48,491     $  53,747
    Consumer and other loans                       -             -         4,902        4,891             -
                                           ---------     ---------     ---------     --------     ---------
      Total loans purchased                  249,656       166,935       190,915       53,382        53,747
                                           ---------     ---------     ---------     --------     ---------

  Loans originated:
    Commercial loans                         106,335        84,132        59,186       65,465        62,430
    Residential mortgage loans                28,371         9,345        18,037        9,985        17,659
    Consumer and other loans                  65,831        51,951        22,332       17,950        18,704
                                           ---------     ---------     ---------     --------     ---------
      Total loans originated                 200,537       145,428        99,555       93,400        98,793
                                           ---------     ---------     ---------     --------     ---------

Principal reductions:
  Charge-offs/transfers to OREO:
    Commercial loans                            (565)         (400)         (981)         (93)         (176)
    Residential mortgage loans                     -           (58)         (304)        (148)         (412)
    Consumer and other loans                     (64)          (93)          (61)         (20)          (80)
                                           ---------     ---------     ---------     --------     ---------

      Total charge-offs/transfers
       to OREO                                  (629)         (551)       (1,346)        (261)         (668)
                                           ---------     ---------     ---------     --------     ---------

  Principal payments:
    Commercial loans                         (54,402)      (41,971)      (31,631)     (27,139)      (21,620)
    Residential mortgage loans              (210,316)     (188,542)     (141,657)     (47,422)      (91,841)
    Consumer and other loans                 (41,970)      (21,304)      (23,928)     (12,042)      (10,187)
                                           ---------     ---------     ---------     --------     ---------
      Total principal payments              (306,688)     (251,817)     (197,216)     (86,603)     (123,648)
                                           ---------     ---------     ---------     --------     ---------

      Change in total loans receivable
       (before net items)                  $ 142,876     $  59,995     $  91,908     $ 59,918     $  28,224
                                           =========     =========     =========     ========     =========

The following table sets forth certain information at December 31, 2003, regarding the aggregate dollar amount of certain loans maturing in the loan portfolio based on scheduled payments to maturity. Actual loan principal payments may vary from this schedule due to refinancings, modifications and other changes in loan terms. Demand loans and loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less.


-------------------------------------------------------------------------------------------
                                                     Principal Repayments Contractually Due
                                                     --------------------------------------
                                                                  After One,
                                                     One Year     but Within       After
                                                     or Less      Five Years     Five Years
                                                     --------     ----------     ----------
                                                                 (In Thousands)

Construction loans                                   $ 30,632      $     -         $    -
Commercial & industrial loans (including leases)       55,313       24,815          7,345
Small business loans                                   15,417       12,896          2,116
                                                     --------      -------         ------
      Total                                          $101,362      $37,711         $9,461
                                                     ========      =======         ======

The following table sets forth as of December 31, 2003, the dollar amount of certain loans due after one year that have fixed interest rates or floating or adjustable interest rates:


--------------------------------------------------------------------------------
                                                      Loans Due After One Year
                                                     ---------------------------
                                                                     Floating or
                                                                     Adjustable
                                                     Fixed Rates        Rates
                                                     -----------     -----------
                                                           (In Thousands)

Construction loans                                     $     -         $     -
Commercial & industrial loans (including leases)        19,852          12,308
Small business loans                                    10,599           4,413
                                                       -------         -------
      Total                                            $30,451         $16,721
                                                       =======         =======

Asset Quality

The definition of nonperforming assets includes nonperforming loans and Other Real Estate Owned ("OREO"). OREO consists of real estate acquired through foreclosure proceedings and real estate acquired through acceptance of a deed in lieu of foreclosure. Nonperforming loans are defined as nonaccrual loans, loans past due 90 days or more, but still accruing and impaired loans. Under certain circumstances the Company may restructure the terms of a loan as a concession to a borrower. These restructured loans are considered impaired loans. Included in nonaccrual loans at December 31, 2003 and 2002, were $2.1 million and $224,000 of impaired loans, respectively. At December 31, 2001, the Company did not have any impaired loans.

Nonperforming Assets. At December 31, 2003, the Company had nonperforming assets of $2.5 million, or 0.23% of total assets. This compares to nonperforming assets of $794,000, or 0.08% of total assets, at December 31, 2002, and non-performing assets of $1.0 million, or 0.12% of total assets, at December 31, 2001. Nonperforming assets at December 31, 2003, consisted of commercial loans aggregating $2.3 million, residential mortgage loans aggregating $186,000, and consumer loans aggregating $20,000. Nonperforming assets at December 31, 2002 and 2001, were primarily comprised of nonaccrual commercial loans and nonaccrual residential mortgage loans. The Company evaluates the underlying collateral of each nonperforming loan and continues to pursue the collection of interest and principal. Management believes that the December 31, 2003 level of nonperforming assets is low relative to the size of the Company's loan portfolio. As the loan portfolio continues to grow and mature, or if economic conditions worsen, management believes it possible that the level of nonperforming assets will increase, as will its level of charged-off loans.

The following table sets forth information regarding nonperforming assets:


---------------------------------------------------------------------------------------
                                                        December 31,
                                      -------------------------------------------------
                                       2003      2002       2001      2000       1999
                                       ----      ----       ----      ----       ----
                                                   (Dollars in Thousands)

Nonaccrual loans                      $2,462     $ 736     $  753     $ 508     $1,112
Loans past due 90 days or more,
 but still accruing                        -         -          -         -          -
Impaired loans (not included in
 nonaccrual loans)                         -         -          -         -          -
                                      ------     -----     ------     -----     ------
      Total nonperforming loans        2,462       736        753       508      1,112
Other real estate owned                    -        58        264        30         49
                                      ------     -----     ------     -----     ------
      Total nonperforming assets      $2,462     $ 794     $1,017     $ 538     $1,161
                                      ======     =====     ======     =====     ======

Nonperforming loans as a percent
 of total loans                         0.30%     0.11%      0.12%     0.10%      0.24%
Nonperforming assets as a percent
 of total assets                        0.23%     0.08%      0.12%     0.07%      0.18%

Nonaccrual Loans. Accrual of interest income on all loans is discontinued when concern exists as to the collectibility of principal or interest, or when a loan becomes over 90 days delinquent. Additionally, when a loan is placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period income. Residential mortgage loans are removed from nonaccrual when they become less than 90 days past due, and in the case of commercial and consumer loans, when concern no longer exists as to the collectibility of principal or interest. Interest collected on nonaccruing loans is either applied against principal or reported as income according to management's judgment as to the collectibility of principal. At December 31, 2003, nonaccrual loans totaled $2.5 million. Interest on nonaccrual loans that would have been recorded as additional income for the year ended December 31, 2003, had the loans been current in accordance with their original terms, totaled $298,000. This compares with $25,000 and $31,000 of foregone interest income on nonaccrual loans for the years ended December 31, 2002 and 2001, respectively.

The following table sets forth certain information regarding nonaccrual loans:


-------------------------------------------------------------------------------------------------------------
                                                                 December 31,
                                 ----------------------------------------------------------------------------
                                          2003                       2002                       2001
                                 ----------------------     ----------------------     ----------------------
                                               Percent                    Percent                    Percent
                                 Principal     of Total     Principal     of Total     Principal     of Total
                                  Balance       Loans        Balance       Loans        Balance       Loans
                                 ---------     --------     ---------     --------     ---------     --------
                                                       (Dollars in Thousands)

Nonaccrual loans:
  Commercial loans                $2,256        0.28%         $428         0.07%         $ 42         0.00%
  Residential mortgage loans         186        0.02%          291         0.04%          656         0.11%
  Consumer and other loans            20        0.00%           17         0.00%           55         0.01%
                                  ------        ----          ----         ----          ----         ----
      Total nonaccrual loans      $2,462        0.30%         $736         0.11%         $753         0.12%
                                  ======        ====          ====         ====          ====         ====

Delinquencies. At December 31, 2003, $943,000 of loans were 30 to 89 days past due. This compares to $857,000 and $3.7 million of loans 30 to 89 days past due as of December 31, 2002 and 2001, respectively. The majority of these loans at December 31, 2003, were residential mortgage loans and at December 31, 2002 and 2001 were commercial loans.

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

The following table sets forth information as to loans delinquent for 30 to 89 days:


---------------------------------------------------------------------------------------------------------------------------
                                                                               December 31,
                                               ----------------------------------------------------------------------------
                                                        2003                       2002                       2001
                                               ----------------------     ----------------------     ----------------------
                                                             Percent                    Percent                    Percent
                                               Principal     of Total     Principal     of Total     Principal     of Total
                                                Balance       Loans        Balance       Loans        Balance       Loans
                                               ---------     --------     ---------     --------     ---------     --------
                                                                          (Dollars in Thousands)

Loans delinquent for 30 to 59 days:
  Commercial loans                               $ 49         0.01%         $563         0.08%        $2,878        0.47%
  Residential mortgage loans                      250         0.03%          197         0.03%           526        0.09%
  Consumer and other loans                         47         0.01%           70         0.01%           143        0.02%
                                                 ----         ----          ----         ----         ------        ----
      Total loans delinquent 30 to 59 days        346         0.05%          830         0.12%         3,547        0.58%
                                                 ----         ----          ----         ----         ------        ----

Loans delinquent for 60 to 89 days:
  Commercial loans                                  -            -             -            -              -            -
  Residential mortgage loans                      597         0.07%           11            -            131        0.02%
  Consumer and other loans                          -            -            16         0.01%             -            -
                                                 ----         ----          ----         ----         ------        ----
      Total loans delinquent 60 to 89 days        597         0.07%           27         0.01%           131        0.02%
                                                 ----         ----          ----         ----         ------        ----
      Total loans delinquent 30 to 89 days       $943         0.12%         $857         0.13%        $3,678        0.60%
                                                 ====         ====          ====         ====         ======        ====

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

At December 31, 2003, the Company had $5.5 million of assets that were classified as substandard. This compares to $8.4 million and $8.7 million of assets that were classified as substandard at December 31, 2002 and 2001, respectively. The Company had no assets that were classified as loss or doubtful at any of these dates. Performing loans may or may not be adversely classified depending upon management's judgment with respect to each individual loan. At December 31, 2003, included in the $5.5 million of assets that were classified as substandard, were $3.1 million of performing loans. This compares to $7.6 million and $7.9 million of adversely classified performing assets as of December 31, 2002 and 2001, respectively. These amounts constitute assets that, in the opinion of management, could potentially migrate to nonperforming or doubtful status. The decrease in adversely classified assets is reflective of successful efforts on the Company's part to resolve substandard credits. The New England economy continues to be relatively soft, which may lead to future deteriorations in commercial credit quality and increases in nonaccrual loans. This in turn may necessitate an increase to the provision for loan losses in future periods.

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

The following table represents the allocation of the allowance for loan losses as of the dates indicated:


----------------------------------------------------------------------------------------------------------------------------------
                                                                         December 31,
                            ------------------------------------------------------------------------------------------------------
                                   2003                 2002                 2001                 2000                 1999
                            ------------------   ------------------   ------------------   ------------------   ------------------
                                      Percent              Percent              Percent              Percent              Percent
                                      of Loans             of Loans             of Loans             of Loans             of Loans
                                      in Each              in Each              in Each              in Each              in Each
                                      Category             Category             Category             Category             Category
                                      to Total             to Total             to Total             to Total             to Total
                            Amount     Loans     Amount     Loans     Amount     Loans     Amount     Loans     Amount     Loans
                            ------    --------   ------    --------   ------    --------   ------    --------   ------    --------
                                                                    (Dollars in Thousands)

Commercial loans            $ 4,761     40.8%    $ 5,250     41.9%    $4,191      39.2%    $3,210      41.0%    $2,007      38.0%
Residential mortgage loans    1,922     45.0%      1,757     44.4%     1,835      50.8%     1,460      47.8%     1,395      51.7%
Consumer and other loans      1,248     14.2%      1,027     13.7%       787      10.0%       731      11.2%       566      10.3%
Unallocated                   3,147      0.0%      2,062      0.0%     1,711       0.0%     1,893       0.0%     1,713       0.0%
                            -------    -----     -------    -----     ------     -----     ------     -----     ------     -----

      Total                 $11,078    100.0%    $10,096    100.0%    $8,524     100.0%    $7,294     100.0%    $5,681     100.0%
                            =======    =====     =======    =====     ======     =====     ======     =====     ======     =====

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

A portion of the allowance for loan losses is not allocated to any specific segment of the loan portfolio. This non-specific allowance is maintained for two primary reasons: (i) there exists an inherent subjectivity and imprecision to the analytical processes employed, and (ii) the prevailing business environment, as it is affected by changing economic conditions and various external factors, may impact the portfolio in ways currently unforeseen. Management, therefore, has established and maintains a non-specific allowance for loan losses. The amount of this measurement imprecision allocation was $3.1 million at December 31, 2003, compared to $2.1 million at December 31, 2002.

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

During 2003, 2002 and 2001, the Bank made additions to the allowance of $1.6 million, $1.9 million and $1.7 million and experienced net charge-offs of $618,000, $303,000 and $439,000, respectively. At December 31, 2003, the allowance for loan losses stood at $11.1 million and represented 450.0% of nonperforming loans and 1.36% of total loans outstanding. This compares to an allowance for loan losses of $10.1 million, representing 1371.74% of nonperforming loans and 1.51% of total loans outstanding at December 31, 2002.

An analysis of the activity in the allowance for loan losses is as follows:


------------------------------------------------------------------------------------------------------------------------
                                                                                  Year Ended December 31,
                                                                    ----------------------------------------------------
                                                                     2003        2002        2001       2000       1999
                                                                     ----        ----        ----       ----       ----
                                                                                   (Dollars in Thousands)

Balance at beginning of year                                        $10,096     $ 8,524     $7,294     $5,681     $5,018

Loans charged-off:
  Commercial loans                                                     (565)       (400)      (406)       (94)      (176)
  Residential mortgage loans                                            (17)          -          -        (11)      (128)
  Consumer and other loans                                              (64)        (93)       (61)       (20)       (80)
                                                                    -------     -------     ------     ------     ------
      Total loans charged-off                                          (646)       (493)      (467)      (125)      (384)
                                                                    -------     -------     ------     ------     ------

Recoveries of loans previously charged-off:
  Commercial loans                                                        4         110          -        191          1
  Residential mortgage loans                                              -          40          -          -         29
  Consumer and other loans                                               24          40         28          5         17
                                                                    -------     -------     ------     ------     ------
      Total recoveries of loans previously charged-off                   28         190         28        196         47
                                                                    -------     -------     ------     ------     ------
      Net (charge-offs) recoveries                                     (618)       (303)      (439)        71       (337)
Provision for loan losses charged against income                      1,600       1,875      1,669      1,542      1,000
                                                                    -------     -------     ------     ------     ------
Balance at end of year                                              $11,078     $10,096     $8,524     $7,294     $5,681
                                                                    =======     =======     ======     ======     ======

      Net charge-offs (recoveries) to average loans outstanding        0.08%       0.05%      0.08%     (0.01)%     0.08%

Investments

Total investments (consisting of overnight investments, investment securities, MBSs, and FHLB stock) totaled $215.5 million, or 19.7% of total assets, at December 31, 2003. This compares to total investments of $282.7 million, or 27.9% of total assets, as of December 31, 2002. The decrease of $67.2 million, or 23.8%, was primarily in overnight investments and MBSs. The cashflows resulting from unusually high prepayment speeds on MBSs during 2003 were utilized to purchase residential mortgage loans in an effort to increase the overall yield on the Company's assets.

The investment portfolio provides a source of short-term liquidity and acts as a counterbalance to loan and deposit flows. Investment securities and MBSs are primarily comprised of U.S. Agency securities, but in an effort to diversify the portfolio and increase yields, the Company began investing in corporate debt instruments and CMOs during the fourth quarter of 2002. At December 31, 2003, the Company had a total of $36.1 million in corporate debt and $57.1 million in CMOs. This compares with a total of $20.6 million in corporate debt and $4.2 million of CMOs at December 31, 2002. All investment securities and MBSs at December 31, 2003 and 2002, were classified as securities available for sale, and at December 31, 2003, carried a total of $2.4 million in net unrealized gains, compared to $3.4 million in net unrealized gains at December 31, 2002.

A summary of investment and mortgage-backed securities available for sale follows:


-----------------------------------------------------------------------------------------
                                                              Unrealized
                                             Amortized     -----------------      Market
                                               Cost        Gains      Losses      Value
                                             ---------     -----      ------      ------
                                                            (In Thousands)

At December 31, 2003:
  U.S. Agency obligations                    $ 57,855      $  226     $(153)     $ 57,928
  Corporate debt securities                    34,704       1,415         -        36,119
  Trust preferred securities                    4,269         283        (4)        4,548
  U.S. Agency mortgage-backed securities       48,878         629       (26)       49,481
  Collateralized mortgage obligations          57,150         254      (267)       57,137
                                             --------      ------     -----      --------
      Total                                  $202,856      $2,807     $(450)     $205,213
                                             ========      ======     =====      ========

At December 31, 2002:
  U.S. Agency obligations                    $ 75,137      $1,203     $  (2)     $ 76,338
  Corporate debt securities                    20,367         210         -        20,577
  Trust preferred securities                    4,299         184       (69)        4,414
  U.S. Agency mortgage-backed securities      150,152       1,856       (61)      151,947
  Collateralized mortgage obligations           4,073          94         -         4,167
                                             --------      ------     -----      --------
      Total                                  $254,028      $3,547     $(132)     $257,443
                                             ========      ======     =====      ========

At December 31, 2001:
  U.S. Agency obligations                    $ 46,004      $  514     $ (74)     $ 46,444
  Trust preferred securities                    3,189           -      (180)        3,009
  U.S. Agency mortgage-backed securities      140,316       1,260      (325)      141,251
  Collateralized mortgage obligations           9,233         166         -         9,399
                                             --------      ------     -----      --------
      Total                                  $198,742      $1,940     $(579)     $200,103
                                             ========      ======     =====      ========

The following table sets forth the contractual maturities of investment and mortgage-backed securities available for sale and the weighted average yields of such securities:


------------------------------------------------------------------------------------------------------------------------------
                                                                    After One, but      After Five, but
                                               Within One Year    Within Five Years    Within Ten Years      After Ten Years
                                              -----------------   ------------------   -----------------   -------------------
                                                       Weighted             Weighted            Weighted              Weighted
                                              Market   Average    Market    Average    Market   Average     Market    Average
                                              Value     Yield     Value      Yield     Value     Yield      Value     Yield
                                              ------   --------   ------    --------   ------   --------    ------    --------
                                                                           (Dollars in Thousands)

At December 31, 2003:
  U.S. Agency obligations                     $    -    0.00%     $48,413    3.73%     $9,515    4.10%     $      -    0.00%
  Corporate debt securities                    4,119    3.87%      32,000    5.14%          -    0.00%            -    0.00%
  Trust preferred securities                       -    0.00%           -    0.00%          -    0.00%        4,548    8.40%
  U.S. Agency mortgage-backed securities           -    0.00%           -    0.00%          -    0.00%       49,481    3.67%
  Collateralized mortgage obligations              -    0.00%           -    0.00%        450    6.50%       56,687    4.45%
                                              ------              -------              ------              --------
      Total                                   $4,119    3.87%     $80,413    4.27%     $9,965    4.21%     $110,716    4.26%
                                              ======              =======              ======              ========

At December 31, 2002:
  U.S. Agency obligations                     $2,029    3.26%     $74,309    4.03%     $    -    0.00%     $      -    0.00%
  Corporate debt securities                        -    0.00%      20,577    5.92%          -    0.00%            -    0.00%
  Trust preferred securities                       -    0.00%           -    0.00%          -    0.00%        4,414    8.40%
  U.S. Agency mortgage-backed securities           -    0.00%           -    0.00%      1,534    2.24%      150,413    4.25%
  Collateralized mortgage obligations              -    0.00%           -    0.00%          -    0.00%        4,167    6.35%
                                              ------              -------              ------              --------
      Total                                   $2,029    3.26%     $94,886    4.44%     $1,534    2.24%     $158,994    4.42%
                                              ======              =======              ======              ========

At December 31, 2001:
  U.S. Agency obligations                     $3,046    5.91%     $43,398    4.94%     $    -    0.00%     $      -    0.00%
  Trust preferred securities                       -    0.00%           -    0.00%          -    0.00%        3,009    8.59%
  U.S. Agency mortgage-backed securities           -    0.00%           -    0.00%      1,664    3.47%      139,587    5.37%
  Collateralized mortgage obligations              -    0.00%           -    0.00%          -    0.00%        9,399    6.47%
                                              ------              -------              ------              --------
      Total                                   $3,046    5.91%     $43,398    4.94%     $1,664    3.47%     $151,995    5.51%
                                              ======              =======              ======              ========

Bank-Owned Life Insurance

In 2002, the Bank purchased $14.2 million of Bank-Owned Life Insurance ("BOLI"). The Bank purchased these policies for the purpose of protecting itself against the loss due to the death of key employees and to offset the Bank's future obligations to its employees under its retirement and benefit plans. The value of this life insurance was $15.5 million and $14.8 million at December 31, 2003 and 2002, respectively. The Bank recorded income from the BOLI policies of $723,000 in 2003 and $568,000 in 2002.

Deposits and Borrowings

The Company has devoted considerable time and resources to its deposit gathering network. The Company experienced a net increase in total deposits during 2003, to $811.3 million, or 74.2% of total assets, at December 31, 2003, from $761.9 million, or 75.2% of total assets, at December 31, 2002. This increase of $49.4 million, or 6.5%, in total deposits was centered in core accounts and broken down as follows: demand deposit accounts up $22.0 million, or 15.9%; NOW and money market accounts up $35.2 million, or 31.7%; savings accounts up $1.3 million, or 0.4%; while certificates of deposit accounts were down $9.1 million, or 4.1%. By comparison, the increase in total deposits during 2002 was $91.5 million, or 13.6%. Part of the growth in NOW accounts resulted from growth in the Asset Manager. This account is positioned to compete against brokerage and mutual fund money market accounts, and as such, bears an interest rate considerably higher than traditional NOW accounts. During the fourth quarter of 2003, the Company began advertising for certificate of deposit accounts (something that the Company had not done in several years) in response to outflows of savings deposits. These outflows may have been the result of customers returning to the equity markets and increased local competition for deposits. Growth in certificate of deposit accounts during the fourth quarter of 2003 was $11.6 million, or 5.8%.

The following table sets forth certain information regarding deposits:


------------------------------------------------------------------------------------------------------------------------------
                                                                             December 31,
                                         -------------------------------------------------------------------------------------
                                                    2003                         2002                         2001
                                         ---------------------------  ---------------------------  ---------------------------
                                                   Percent  Weighted            Percent  Weighted            Percent  Weighted
                                                     of     Average               of     Average               of     Average
                                          Amount    Total     Rate     Amount    Total     Rate     Amount    Total     Rate
                                          ------   -------  --------   ------   -------  --------   ------   -------  --------
                                                                        (Dollars in Thousands)

NOW accounts                             $129,398   16.0%    1.13%    $100,476   13.2%    1.37%    $ 44,445    6.6%    0.40%
Money market accounts                      16,937    2.1%    1.29%      10,660    1.4%    1.00%       9,914    1.5%    1.40%
Savings accounts                          292,277   36.0%    1.18%     290,981   38.2%    1.70%     254,861   38.0%    1.90%
Certificate of deposit accounts           212,755   26.2%    2.55%     221,874   29.1%    3.07%     248,268   37.0%    4.15%
                                         --------  -----              --------  -----              --------  -----
      Total interest bearing deposits     651,367   80.3%    1.62%     623,991   81.9%    2.12%     557,488   83.1%    2.77%
Noninterest bearing accounts              159,916   19.7%    0.00%     137,920   18.1%    0.00%     112,925   16.9%    0.00%
                                         --------  -----              --------  -----              --------  -----
      Total deposits                     $811,283  100.0%    1.30%    $761,911  100.0%    1.74%    $670,413  100.0%    2.31%
                                         ========  =====              ========  =====              ========  =====

At December 31, 2003, certificate of deposit accounts with balances greater than $100,000 aggregated $31.0 million, compared to $30.5 million and $35.4 million at December 31, 2002 and 2001, respectively.

Overnight and short-term borrowings, along with FHLB borrowings, increased $18.9 million, or 11.0%, during 2003, to $190.2 million, from $171.3 million at December 31, 2002. The Company had $126.4 million of borrowings outstanding at the end of 2001. The increase during 2003 was the result of the Company utilizing FHLB borrowings to take advantage of long-term borrowing rates to partially fund its asset growth. The Bank, through its membership in the FHLB, has access to a variety of borrowing alternatives, and management will from time to time take advantage of these opportunities to fund asset growth. However, on a long-term basis, the Bank intends to concentrate on increasing its core deposits.

Subordinated Deferrable Interest Debentures

On June 26, 2003, the Company issued $5.2 million of subordinated deferrable interest debentures to one of its statutory trust subsidiaries bringing its total outstanding of subordinated deferrable interest debentures to $13.4 million. The securities issued in June 2003 have a 5.55% coupon, fixed for the first five years, then converting to a floating interest rate equal to 3 month LIBOR plus 3.10% and mature in 30 years. The statutory trust subsidiary then participated in the issuance of pooled trust preferred securities of similar terms and maturity. The regulatory capital generated from issuing the trust preferred securities helped support the Company's continued asset growth. In accordance with FASB Interpretation 46-R "Consolidation of Variable Interest Entities - Revised," the statutory trust subsidiaries utilized in the issuance of trust preferred securities were deconsolidated from the Company's financial statements, effective December 31, 2003.

Asset and Liability Management

The principal objective of the Company's asset and liability management process is to maximize profit potential while minimizing the vulnerability of its operations to changes in interest rates by means of managing the ratio of interest rate sensitive assets to interest rate sensitive liabilities within specified maturity or repricing periods. The asset and liability management process is dependent on numerous assumptions, many of which require significant judgments by the Company. The Company's actions in this regard are taken under the guidance of the Bank's Asset/Liability Committee ("ALCO") that is comprised of members of senior management. The ALCO generally meets monthly and is actively involved in formulating the economic assumptions that the Company uses in its financial planning and budgeting process and establishes policies which control and monitor the sources, uses and pricing of funds. The Company has not engaged in any hedging activities.

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

Simulation is used as the primary tool for measuring the interest rate risk inherent in the Company's balance sheet at a given point in time by showing the effect on net interest income, over a 24-month period, of interest rate ramps of up to 200 basis points. These simulations take into account repricing, maturity and prepayment characteristics of individual products. The ALCO reviews simulation results to determine whether the downside exposure resulting from changes in market interest rates remains within established tolerance levels over both a 12-month and 24-month horizon, and develops appropriate strategies to manage this exposure. The Company's guidelines for interest rate risk specify that if interest rates were to shift up or down 200 basis points over a 12-month period, estimated net interest income for those 12 months and the subsequent 12 months, should decline by no more than 5.0% or 10.0%, respectively. As of December 31, 2003, net interest income simulation indicated that the Company's exposure to changing interest rates was close to the 10% guidance level established for the second year of a 200 basis point decline. This exposure primarily results from the unusually low current rates paid on deposit accounts and the extremely high prepayment speeds anticipated for mortgage-related assets if market rates declined 200 basis points. The current rates on many deposit accounts are so low, that they cannot decline 200 basis points without becoming negative. This results in a floor of zero percent for these deposit accounts, and this floor causes compression of the net interest margin for modeling purposes. The ALCO reviews the methodology utilized for calculating interest rate risk exposure and may, from time to time, adopt modifications to this methodology. While the ALCO reviews simulation assumptions and methodology to ensure that they reflect historical experience, it should be noted that income simulation may not always prove to be an accurate indicator of interest rate risk because the actual repricing, maturity and prepayment characteristics of individual products may differ from the estimates used in the simulations.

The following table presents the estimated impact of interest rate ramps on estimated net interest income over a 24-month period beginning January 1, 2004:


-----------------------------------------------------------
                                      Estimated Impact on
                                      Net Interest Income
                                     ----------------------
                                      Dollar      Percent
                                      Change      Change
                                      ------      -------
                                     (Dollars in Thousands)

Initial 12-Month Period:
  Up 200 basis point ramp             $   849      2.39%
  Up 100 basis point ramp                 622      1.75%
  Down 100 basis point ramp               (40)    (0.11)%
  Down 200 basis point ramp              (577)    (1.62)%

Subsequent 12-Month Period:
  Up 200 basis point ramp             $   920      2.52%
  Up 100 basis point ramp               1,089      2.99%
  Down 100 basis point ramp              (450)    (1.24)%
  Down 200 basis point ramp            (3,628)    (9.95)%

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

The Company has sought to maintain a relatively narrow gap position and has, in some instances, foregone investment in higher yielding assets when such investment, in management's opinion, exposed it to undue interest rate risk. However, the Company does not attempt to perfectly match interest rate sensitive assets and liabilities and will selectively mismatch its assets and liabilities to a controlled degree when it considers it both appropriate and prudent to do so. There are a number of relevant time periods in which to measure the gap position, such as at the 30, 60, 90, or 180 day points in the maturity schedule. Management monitors the gap position at each of these maturity points, while also focusing closely on the gap at the one-year point in making its principal funding decisions, such as with respect to its commercial and residential mortgage loan portfolios. At December 31, 2003, the Company's cumulative one-year gap was a positive $30.1 million, or 2.8% of total assets, compared to positive $155.7 million, or 15.4% of total assets, at the end of 2002.

The following table presents the repricing schedule for interest-earning assets and interest-bearing liabilities at December 31, 2003. To the extent applicable, amounts of assets and liabilities that mature or reprice within a particular period were determined in accordance with their contractual terms. Investment securities are allocated based upon expected call dates. Loans and MBSs have been allocated based upon expected amortization and prepayment rates based on historical performance. Savings, NOW and money market deposit accounts, which have no contractual term and are subject to immediate repricing, are anticipated to behave more like core accounts and therefore are presented as spread evenly over the first three years. Nonetheless, this presentation does not reflect lags that may occur in the actual repricing of these deposits.


-------------------------------------------------------------------------------------------------------------------------------
                                                   Within        Over       Over Six      Over One
                                                   Three       Three to     to Twelve     Year to         Over
                                                   Months     Six Months     Months      Five Years    Five Years      Total
                                                   ------     ----------    ---------    ----------    ----------      -----
                                                                             (Dollars in Thousands)

Interest-earning assets:
  Overnight investments                           $    733     $      -     $      -      $      -      $      -     $      733
  Investment securities                              8,987       13,999       23,954        45,619         6,036         98,595
  Mortgage-backed securities                        11,789        8,931       14,552        46,992        24,354        106,618
  FHLB Stock                                         9,554            -            -             -             -          9,554
  Commercial loans                                 112,134       21,113       28,995       161,174         8,850        332,266
  Residential mortgage loans                        30,618       27,195       44,332       186,290        77,795        366,230
  Consumer and other loans                          43,217        6,795        7,069        30,661        28,044        115,786
                                                  --------     --------     --------      --------      --------     ----------
      Total interest-earning assets                217,032       78,033      118,902       470,736       145,079      1,029,782
                                                  --------     --------     --------      --------      --------     ----------

Interest-bearing liabilities:
  NOW accounts                                      10,782       10,782       21,566        86,268             -        129,398
  Money market accounts                              1,410        1,410        2,822        11,295             -         16,937
  Savings accounts                                  24,357       24,357       48,712       194,851             -        292,277
  Certificate of deposit accounts                   42,685       35,399       87,943        46,569           159        212,755
  Overnight & short-term borrowings                 13,460            -            -             -             -         13,460
  FHLB borrowings                                   19,984        5,993       27,014       123,571           197        176,759
  Subordinated deferrable interest debentures        5,155            -            -         5,155         3,093         13,403
                                                  --------     --------     --------      --------      --------     ----------
      Total interest-bearing liabilities           117,833       77,941      188,057       467,709         3,449        854,989
                                                  --------     --------     --------      --------      --------     ----------

      Net interest sensitivity gap during
       the period                                 $ 99,199     $     92     $(69,155)     $  3,027      $141,630     $  174,793
                                                  ========     ========     ========      ========      ========     ==========

Cumulative gap -- 12/31/03                        $ 99,199     $ 99,291     $ 30,136      $ 33,163      $174,793
Cumulative gap -- 12/31/02                        $164,893     $192,586     $155,708      $ 99,588      $150,111

Interest-sensitive assets as a percent of
 Interest-sensitive liabilities (cumulative)        184.19%      150.72%      107.85%       103.89%       120.44%
Cumulative gap as a percent of total assets           9.07%        9.08%        2.75%         3.03%        15.98%

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

Management is responsible for establishing and monitoring liquidity targets as well as strategies and tactics to meet these targets. In general, the Company maintains a high degree of flexibility with a liquidity target of 10% to 25% of total assets. At December 31, 2003, overnight investments, investment securities and mortgage-backed securities available for sale amounted to $205.9 million, or 18.8% of total assets. This compares to $275.1 million, or 27.2% of total assets, at December 31, 2002. The Bank is a member of the FHLB and, as such, has access to both short- and long-term borrowings. In addition, the Bank maintains a line of credit at the FHLB as well as a line of credit with a correspondent bank. There have been no adverse trends in the Company's liquidity or capital reserves. Management believes that the Company has adequate liquidity to meet its commitments.

The following table sets forth the contractual obligations of the Company:


-----------------------------------------------------------------------------------------------------------------------
                                                             Payments Due or Commitment Expiring - by Period
                                                   --------------------------------------------------------------------
                                                                Less than       One to         Four to         After
                                                    Total       One Year      Three Years     Five Years     Five Years
                                                    -----       ---------     -----------     ----------     ----------
                                                                              (In Thousands)

Contractual cash obligations:
  FHLB term borrowings                             $176,759      $49,000        $50,250        $40,218        $37,291
  Subordinated deferrable interest debentures        13,403            -              -              -         13,403
  Lease obligations                                   5,822          909          1,786          1,657          1,470
  Other:
    Treasury, Tax and Loan payments                   1,068        1,068              -              -              -
    FHLB line of credit                                 326          326              -              -              -
    Customer repurchase agreements                   12,066       12,066              -              -              -
                                                   --------      -------        -------        -------        -------
      Total contractual cash obligations           $209,444      $63,369        $52,036        $41,875        $52,164
                                                   ========      =======        =======        =======        =======

Other commitments:
  Commitments to originate or purchase loans       $ 34,142      $34,142        $     -        $     -        $     -
  Unused lines of credit and other commitments      131,642       61,320         19,145             23         51,154
  Letters of credit                                   3,311        3,311              -              -              -
  Supplemental retirement benefits                      834            -              -              -            834
                                                   --------      -------        -------        -------        -------
      Total other commitments                      $169,929      $98,773        $19,145        $    23        $51,988
                                                   ========      =======        =======        =======        =======

Capital Resources

Total shareholders' equity of the Company at December 31, 2003 was $72.1 million, as compared to $66.4 million at December 31, 2002. Major activity in shareholders' equity during 2003 can be summarized as follows: net income for the year was $7.2 million, dividends paid on Common Stock totaled $2.1 million, proceeds from exercise of options and warrants totaled $1.2 million and changes in unrealized gains and losses on securities equaled $698,000.

All FDIC-insured institutions must meet specified minimal capital requirements. These regulations require banks to maintain a minimum leverage capital ratio. At December 31, 2003, the Bank's Tier I leverage ratio stood at 6.59%. In addition, the FDIC has adopted capital guidelines based upon ratios of a bank's capital to total assets adjusted for risk. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. These regulations require banks to maintain minimum capital levels for capital adequacy purposes and higher capital levels to be considered "well capitalized." According to these standards, the Bank had a Tier I risk-weighted capital ratio of 9.46% and a Total risk-weighted capital ratio of 10.68% at December 31, 2003.

Capital guidelines have also been issued by the Federal Reserve Board ("FRB") for bank holding companies. These guidelines require the Company to maintain minimum capital levels for capital adequacy purposes. In general, the FRB has adopted substantially identical capital adequacy guidelines as the FDIC. Such standards are applicable to bank holding companies and their bank subsidiaries on a consolidated basis. At December 31, 2003, the Company's Tier I leverage ratio was 6.76%, its Tier I risk-based capital ratio was 9.71% and its Total risk-based capital ratio was 10.92%.

As of December 31, 2003, the Company and the Bank met all applicable minimum capital requirements and were considered "well capitalized" by both the FRB and the FDIC.

The recent decision by the SEC to require the deconsolidation of "special purpose entities" under the Financial Accounting Standards Board's Interpretation 46-R, "Consolidation of Variable Interest Entities - Revised," has lead to uncertainty regarding whether the FRB would disallow, or further limit, the inclusion of trust preferred securities in Tier I capital calculations. To date, the Company has issued a total of $13.0 million of trust preferred securities and utilized their proceeds as Tier I capital to help support the Company's growth. If trust preferred securities are no longer available as a source of Tier I capital, the Company expects to use other forms of capital (e.g., common or preferred equity) to support its future growth, which, because of less favorable tax treatment, may be a somewhat more expensive source of capital than trust preferred securities.

Impact of Inflation and Changing Prices

The consolidated financial statements and related notes thereto, included elsewhere herein, have been prepared in accordance with GAAP, which requires the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. Unlike many industrial companies, substantially all of the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a more significant impact on the Company's performance than the general level of inflation. Over short periods of time, interest rates may not necessarily move in the same direction or in the same magnitude as inflation.

Recent Accounting Developments

On October 1, 2002, Financial Accounting Standards Board ("FASB") issued SFAS 147, "Acquisitions of Certain Financial Institutions." SFAS 147 states that the specialized accounting guidance in paragraph 5 of SFAS 72 will not apply after September 30, 2002, and if certain criteria are met, any unidentifiable intangible asset will be reclassified to goodwill upon adoption of the Statement. Financial institutions meeting conditions outlined in SFAS 147 will be required to restate previously issued financial statements for fiscal periods beginning after December 15, 2001. The objective of the restatement requirement is to present the balance sheet and income statement as if the amount accounted for under SFAS 72 as an unidentifiable intangible asset had been reclassified to goodwill as of the date SFAS 142 was initially applied. The transition provisions of SFAS 147 are effective on October 1, 2002, however early application is permitted. The Company adopted SFAS 147 during the third quarter of 2002, and therefore has restated the first and second quarters to remove any amortization of goodwill, net of taxes. At January 1, 2002, the Company had $10.7 million of intangible assets that have now been reclassified as goodwill and will no longer be amortized, but will be reviewed periodically for impairment.

The following table sets forth the reconcilement of net income and earnings per share excluding goodwill amortization for the years ended December 31, 2003, 2002 and 2001:


---------------------------------------------------------------------------------
                                                       Year Ended December 31,
                                                     ----------------------------
                                                      2003       2002       2001
                                                      ----       ----       ----

Net income (in thousands):
  As reported                                        $7,214     $7,662     $6,315
  Add back Goodwill amortization, net of taxes            -          -        756
                                                     ------     ------     ------
      As adjusted                                    $7,214     $7,662     $7,071
                                                     ======     ======     ======

Earnings per common share:
  Basic:
    As reported                                      $ 1.89     $ 2.04     $ 1.69
    Add back Goodwill amortization, net of taxes          -          -       0.20
                                                     ------     ------     ------
      As adjusted                                    $ 1.89     $ 2.04     $ 1.89
                                                     ======     ======     ======
  Diluted:
    As reported                                      $ 1.77     $ 1.92     $ 1.62
    Add back Goodwill amortization, net of taxes          -          -       0.19
                                                     ------     ------     ------
      As adjusted                                    $ 1.77     $ 1.92     $ 1.81
                                                     ======     ======     ======

In December 2002, the FASB issued SFAS 148, "Accounting for Stock-Based Compensation - Transition and Disclosure." SFAS 148 amends SFAS 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. Companies are able to eliminate a "ramp-up" effect that the SFAS 123 transition rule creates in the year of adoption. Companies can choose to elect a method that will provide for comparability amongst years reported. In addition, this Statement amends the disclosure requirement of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the fair value based method of accounting for stock-based employee compensation and the effect of the method used on reported results. The amendments to SFAS 123 are effective for financial statements for fiscal years ending after December 15, 2002. The adoption of this Statement did not have a material impact on the Company's financial position or results of operations at adoption, but may have a material impact sometime in the future if the Company were to elect the alternative method for accounting for stock-based employee compensation.

The following table summarizes the differences between the fair value and intrinsic value methods of accounting for stock-based compensation:


-----------------------------------------------------------------------
                                             Year Ended December 31,
                                           ----------------------------
                                            2003       2002       2001
                                            ----       ----       ----

Net income (in thousands):
  As reported                              $7,214     $7,662     $6,315
  Compensation cost, net of taxes(1)         (189)      (158)      (134)
                                           ------     ------     ------
      Pro forma                            $7,025     $7,504     $6,181
                                           ======     ======     ======

Earnings per common share:
  Basic:
    As reported                            $ 1.89     $ 2.04     $ 1.69
    Compensation cost, net of taxes(1)      (0.05)     (0.04)     (0.03)
                                           ------     ------     ------
      Pro forma                            $ 1.84     $ 2.00     $ 1.66
                                           ======     ======     ======

  Diluted:
    As reported                            $ 1.77     $ 1.92     $ 1.62
    Compensation cost, net of taxes(1)      (0.05)     (0.04)     (0.04)
                                           ------     ------     ------
      Pro forma                            $ 1.72     $ 1.88     $ 1.58
                                           ======     ======     ======

--------------------
<F1>  The stock-based employee compensation cost, net of related tax effects, that would have been included in the determination of net income if the fair value based method had been applied to all awards granted since 1995. The fair value of each option granted was estimated as of the date of the grant using the Black-Scholes option-pricing model.

At the November 2003 meeting of FASB's Emerging Issues Task Force ("EITF"), the EITF reached consensus on EITF Issue 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments." The consensus requires new disclosure requirements for holders of debt or marketable equity securities that are accounted for under SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities." The new disclosure requirements relate to temporarily impaired investments and are effective for fiscal years ending after December 15, 2003. The requirements apply only to annual financial statements and comparative disclosures for prior periods are not required. The Company adopted the EITF's recommendations on December 31, 2003, and has provided additional disclosures regarding any possible other-than-temporarily impaired investments. Adoption of these recommendations did not have a material impact on the Company's financial position or results of operations.

In December 2003, the FASB issued FASB Interpretation ("FIN") 46-R, "Consolidation of Variable Interest Entities - Revised." FIN 46-R revises FIN 46, "Consolidation of Variable Interest Entities" which is an interpretation of Accounting Research Bulletin 51, "Consolidated Financial Statements."FIN 46-R provides guidance regarding the consolidation of special purpose entities, and removed uncertainty over whether FIN 46 required consolidation or deconsolidation of special purpose entities that issue trust preferred securities. FIN 46-R clarified that even those entities that issue trust preferred securities with call options must be deconsolidated. FIN 46-R is effective for financial statements for periods ending after December 15, 2003, with no requirement for restatement of previous periods. The Company adopted FIN 46-R on December 31, 2003, and therefore has deconsolidated its three statutory trust subsidiaries as of that date. Adoption of this Interpretation did not have a material impact on the Company's financial position or results of operations.

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

The Board of Directors oversees the financial statements through an Audit Committee comprised solely of outside directors who are not employees of the Company and meet the independence requirements of Rule 10A-3(b)(1) under the Securities Exchange Act of 1934 and Rule 4200(a)(15) of The Nasdaq Stock Market. The Audit Committee reviews the activities of the internal audit function and meets regularly with representatives of KPMG LLP, the Company's independent auditors. KPMG LLP has been appointed by the Audit Committee to conduct an independent audit and to express an opinion as to the fairness of the presentation of the consolidated financial statements of Bancorp Rhode Island, Inc.



/s/ Merrill W. Sherman                 /s/ Albert R. Rietheimer
Merrill W. Sherman                     Albert R. Rietheimer
President and                          Chief Financial Officer
Chief Executive Officer                and Treasurer

BANCORP RHODE ISLAND, INC.
Independent Auditors' Report

The Board of Directors and Shareholders
Bancorp Rhode Island, Inc.:

We have audited the accompanying consolidated balance sheets of Bancorp Rhode Island, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bancorp Rhode Island, Inc. and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

As discussed in note 2 to the consolidated financial statements, Bancorp Rhode Island, Inc. and subsidiaries adopted Statement of Financial Accounting Standards ("SFAS") 142, "Goodwill and Other Intangible Assets" and SFAS 147, "Acquisition of Certain Financial Institutions," effective January 1, 2002.



/s/ KPMG LLP

KPMG LLP
Providence, Rhode Island

February 27, 2004

BANCORP RHODE ISLAND, INC.
Consolidated Balance Sheets


------------------------------------------------------------------------------------------------
                                                                             December 31,
                                                                       -------------------------
                                                                          2003           2002
                                                                          ----           ----
                                                                            (In Thousands)

Assets:
  Cash and due from banks (Note 2)                                     $   27,084     $   25,336
  Overnight investments                                                       733         17,623
                                                                       ----------     ----------
      Total cash and cash equivalents                                      27,817         42,959

  Investment securities available for sale (amortized cost of
   $96,828 and $99,803, respectively) (Notes 3, 10 and 11)                 98,595        101,329
  Mortgage-backed securities available for sale (amortized cost of
   $106,028 and $154,225, respectively) (Notes 4 and 11)                  106,618        156,114
  Stock in the Federal Home Loan Bank of Boston (Note 11)                   9,554          7,683
  Loans receivable (Notes 5 and 11):
    Commercial loans                                                      332,266        280,967
    Residential mortgage loans                                            366,230        297,763
    Consumer and other loans                                              115,786         91,928
                                                                       ----------     ----------
      Total loans receivable                                              814,282        670,658
  Allowance for loan losses (Note 6)                                      (11,078)       (10,096)
                                                                       ----------     ----------
      Net loans receivable                                                803,204        660,562
  Premises and equipment, net (Note 7)                                     12,457          9,702
  Other real estate owned (Note 8)                                              -             58
  Goodwill, net (Note 2)                                                   10,766         10,766
  Accrued interest receivable                                               5,597          6,183
  Investment in bank-owned life insurance (Note 2)                         15,491         14,768
  Prepaid expenses and other assets (Note 12)                               3,872          2,753
                                                                       ----------     ----------
      Total assets                                                     $1,093,971     $1,012,877
                                                                       ==========     ==========

Liabilities:
  Deposits (Note 9):
    Demand deposit accounts                                            $  159,916     $  137,920
    NOW accounts                                                          129,398        100,476
    Money market accounts                                                  16,937         10,660
    Savings accounts                                                      292,277        290,981
    Certificate of deposit accounts                                       212,755        221,874
                                                                       ----------     ----------
      Total deposits                                                      811,283        761,911

  Overnight and short-term borrowings (Note 10)                            13,460         27,364
  Federal Home Loan Bank of Boston borrowings (Note 11)                   176,759        143,941
  Company-obligated mandatorily redeemable capital securities
   (Note 12)                                                                    -          8,000
  Subordinated deferrable interest debentures (Note 12)                    13,403              -
  Other liabilities                                                         6,959          5,234
                                                                       ----------     ----------
      Total liabilities                                                 1,021,864        946,450
                                                                       ----------     ----------

  Commitments and contingencies (Notes 7, 16 and 20)

Shareholders' equity (Notes 1 and 18):
  Preferred stock, par value $0.01 per share, authorized
   1,000,000 shares: Issued and outstanding: none                               -              -
  Common stock, par value $0.01 per share, authorized 11,000,000 shares: Issued and outstanding: 3,891,190 and 3,777,450
   shares, respectively                                                        39             38
  Additional paid-in capital                                               41,439         40,134
  Retained earnings                                                        29,074         24,002
  Accumulated other comprehensive income, net (Notes 3 and 4)               1,555          2,253
                                                                       ----------     ----------
      Total shareholders' equity                                           72,107         66,427
                                                                       ----------     ----------
      Total liabilities and shareholders' equity                       $1,093,971     $1,012,877
                                                                       ==========     ==========

See accompanying notes to consolidated financial statements.

BANCORP RHODE ISLAND, INC.
Consolidated Statements of Operations

-----------------------------------------------------------------------------------------------
                                                               Year Ended December 31,
                                                       ----------------------------------------
                                                          2003           2002           2001
                                                          ----           ----           ----
                                                        (In Thousands, Except Per Share Data)

Interest and dividend income:
  Commercial loans                                     $   19,494     $   18,396     $   18,078
  Residential mortgage loans                               17,677         18,646         21,694
  Consumer and other loans                                  5,285          4,072          4,569
  Mortgage-backed securities                                4,886          8,428          7,720
  Investment securities                                     3,999          3,375          3,044
  Overnight investments                                       170            313            510
  Federal Home Loan Bank of Boston stock dividends            262            277            288
                                                       ----------     ----------     ----------
      Total interest and dividend income                   51,773         53,507         55,903
                                                       ----------     ----------     ----------

Interest expense:
  NOW accounts                                              1,363            705            209
  Money market accounts                                       121            130            221
  Savings accounts                                          4,043          5,083          6,507
  Certificate of deposit accounts                           5,916          8,118         13,458
  Overnight and short-term borrowings                         140            322            461
  Federal Home Loan Bank of Boston borrowings               7,185          7,377          5,280
  Other borrowings                                              -              -            138
  Company-obligated mandatorily redeemable
   capital securities                                         685            445            263
                                                       ----------     ----------     ----------
      Total interest expense                               19,453         22,180         26,537
                                                       ----------     ----------     ----------
      Net interest income                                  32,320         31,327         29,366

Provision for loan losses (Note 6)                          1,600          1,875          1,669
                                                       ----------     ----------     ----------
      Net interest income after provision
       for loan losses                                     30,720         29,452         27,697
                                                       ----------     ----------     ----------

Noninterest income:
  Service charges on deposit accounts                       3,915          3,763          3,451
  Commissions on nondeposit investment products               875            978            535
  Income from bank-owned life insurance                       723            568              -
  Loan related fees                                           915            688            285
  Commissions on loans originated for others                  355            325            288
  Gain on sales of investment securities                      984              -              -
  Gain on sales of mortgage-backed securities                 104             23              4
  Other income                                                959            738            668
                                                       ----------     ----------     ----------
      Total noninterest income                              8,830          7,083          5,231
                                                       ----------     ----------     ----------

Noninterest expense:
  Salaries and employee benefits (Note 14)                 14,496         13,185         11,287
  Occupancy (Note 7)                                        2,390          1,933          1,744
  Equipment                                                 1,496          1,073            878
  Data processing                                           2,777          1,987          1,779
  Marketing                                                 1,250          1,234            979
  Professional services                                     1,374          1,380            883
  Loan servicing                                            1,034            927            945
  Other real estate owned (Note 8)                             73             26            353
  Amortization of goodwill                                      -              -          1,164
  Other expenses (Note 15)                                  3,900          3,279          3,184
                                                       ----------     ----------     ----------
      Total noninterest expense                            28,790         25,024         23,196
                                                       ----------     ----------     ----------
      Income before income taxes                           10,760         11,511          9,732

Income tax expense (Note 13)                                3,546          3,849          3,417
                                                       ----------     ----------     ----------
      Net income                                       $    7,214     $    7,662     $    6,315
                                                       ==========     ==========     ==========

Per share data (Notes 2 and 19):
  Basic earnings per common share                      $     1.89     $     2.04     $     1.69
  Diluted earnings per common share                    $     1.77     $     1.92     $     1.62
  Average common shares outstanding - basic             3,819,232      3,758,214      3,730,910
  Average common shares outstanding - diluted           4,085,878      3,996,670      3,900,028

See accompanying notes to consolidated financial statements.

BANCORP RHODE ISLAND, INC.
Consolidated Statements of Changes in Shareholders' Equity
For Years Ended December 31, 2003, 2002 and 2001


------------------------------------------------------------------------------------------------------------------------------
                                                                                                       Accumulated
                                                                                                          Other
                                                                            Additional                Comprehensive
                                                     Preferred    Common     Paid-in      Retained       Income/
                                                       Stock      Stock      Capital      Earnings       (Loss)         Total
                                                     ---------    ------    ----------    --------    -------------     -----
                                                                                  (In Thousands)

Balance at December 31, 2000                           $  -        $37       $39,621      $13,815        $ (181)       $53,292
  Net income                                              -          -             -        6,315             -          6,315
  Other comprehensive income:
    Unrealized holding gains on securities
     available for sale, net of taxes of $(556)                                                           1,082          1,082
    Realized gains on securities available
     for sale, net of taxes of $1                                                                            (3)            (3)
                                                                                                                       -------
  Comprehensive income                                                                                                   7,394
  Exercise of stock options                               -          -           175            -             -            175
  Common stock issued for incentive
   stock award, net                                       -          -            30            -             -             30
  Dividends on common stock                               -          -             -       (1,794)            -         (1,794)
                                                       ----        ---       -------      -------        ------        -------

Balance at December 31, 2001                              -         37        39,826       18,336           898         59,097
  Net income                                              -          -             -        7,662             -          7,662
  Other comprehensive income:
    Unrealized holding gains on securities
     available for sale, net of taxes of $(706)                                                           1,370          1,370
  Realized gains on securities available
   for sale, net of taxes of $8                                                                             (15)           (15)
                                                                                                                       -------
  Comprehensive income                                                                                                   9,017
  Exercise of stock options                               -          1           275            -             -            276
  Common stock issued for incentive
   stock award, net                                       -          -            33            -             -             33
  Dividends on common stock                               -          -             -       (1,996)            -         (1,996)
                                                       ----        ---       -------      -------        ------        -------

Balance at December 31, 2002                              -         38        40,134       24,002         2,253         66,427
  Net income                                              -          -             -        7,214             -          7,214
  Other comprehensive income:
    Unrealized holding gains on securities
     available for sale, net of taxes of $(15)                                                               31             31
    Realized gains on securities available
     for sale, net of taxes of $359                                                                        (729)          (729)
                                                                                                                       -------
  Comprehensive income                                                                                                   6,516
  Exercise of stock options                               -          -           513            -             -            513
  Exercise of stock warrants                              -          1           662            -             -            663
  Tax effect of disqualifying disposition
   of stock option exercises                              -          -            95            -             -             95
  Common stock issued for incentive
   stock award, net                                       -          -            35            -             -             35
  Dividends on common stock                               -          -             -       (2,142)            -         (2,142)
                                                       ----        ---       -------      -------        ------        -------

Balance at December 31, 2003                           $  -        $39       $41,439      $29,074        $1,555        $72,107
                                                       ====        ===       =======      =======        ======        =======

See accompanying notes to consolidated financial statements.

BANCORP RHODE ISLAND, INC.
Consolidated Statements of Cash Flows


----------------------------------------------------------------------------------------------------------
                                                                            Year Ended December 31,
                                                                     -------------------------------------
                                                                       2003          2002          2001
                                                                       ----          ----          ----
                                                                                (In Thousands)

Cash flows from operating activities:
  Net income                                                         $   7,214     $   7,662     $   6,315
  Adjustment to reconcile net income to net cash
   provided by operating activities:
    Depreciation and amortization                                        4,604         2,827         3,168
    Provision for loan losses                                            1,600         1,875         1,669
    Gain on sales of investment securities                                (984)            -             -
    Gain on sales of mortgage-backed securities                           (104)          (23)           (4)
    Loss (gain) on other real estate owned                                 (15)          (29)          (25)
    Income from bank-owned life insurance                                 (723)         (568)            -
    Compensation expense from restricted stock grant                        35            33            30
    (Increase) decrease in accrued interest receivable                     586          (380)         (173)
    (Increase) decrease in prepaid expenses and other assets              (760)       (2,603)         (374)
    Increase (decrease) in other liabilities                             1,725         1,892           735
    Increase (decrease) in other, net                                       83           190            17
                                                                     ---------     ---------     ---------
      Net cash provided by operating activities                         13,261        10,876        11,358
                                                                     ---------     ---------     ---------

Cash flows from investing activities:
  Origination of:
    Residential mortgage loans                                         (28,331)       (9,321)      (17,997)
    Commercial loans                                                  (106,103)      (83,883)      (59,067)
    Consumer loans                                                     (66,195)      (52,199)      (22,515)
  Purchase of:
    Investment securities available for sale                           (82,738)      (96,658)      (54,026)
    Mortgage-backed securities available for sale                      (82,484)      (78,065)      (77,620)
    Residential mortgage loans                                        (251,496)     (167,551)     (186,869)
    Consumer and other loans                                                 -             -        (5,045)
    Federal Home Loan Bank of Boston stock                              (1,871)       (2,015)       (1,964)
  Principal payments on:
    Investment securities available for sale                            56,832        46,006        52,263
    Mortgage-backed securities available for sale                      104,453        69,050        41,617
    Residential mortgage loans                                         210,316       188,542       141,657
    Commercial loans                                                    54,402        41,971        31,631
    Consumer loans                                                      41,970        21,304        23,928
  Proceeds from sale of investment securities                           29,407             -             -
  Proceeds from sale of mortgage-backed securities                      25,164         3,731         3,832
  Proceeds from disposition of other real estate owned                      56           293           670
  Proceeds from sale of premises and equipment                               -             -            18
  Capital expenditures for premises and equipment                       (4,603)       (3,781)       (1,821)
  Purchase of bank-owned life insurance                                      -       (14,200)            -
                                                                     ---------     ---------     ---------
      Net cash used in investing activities                           (101,221)     (136,776)     (131,308)
                                                                     ---------     ---------     ---------

Cash flows from financing activities:
  Net increase in deposits                                              49,372        91,498        38,781
  Net increase (decrease) in overnight and short-term borrowings       (13,904)       14,331          (814)
  Proceeds from borrowings                                             111,153        45,351        86,082
  Repayment of borrowings                                              (72,932)       (9,775)       (7,759)
  Proceeds from issuance of common stock                                 1,176           276           175
  Tax effect of disqualifying disposition of stock options                  95             -             -
  Dividends on common stock                                             (2,142)       (1,996)       (1,794)
                                                                     ---------     ---------     ---------
      Net cash provided by financing activities                         72,818       139,685       114,671
                                                                     ---------     ---------     ---------
Net increase (decrease) in cash and cash equivalents                   (15,142)       13,785        (5,279)
Cash and cash equivalents at beginning of year                          42,959        29,174        34,453
                                                                     ---------     ---------     ---------
Cash and cash equivalents at end of year                             $  27,817     $  42,959     $  29,174
                                                                     =========     =========     =========

Supplementary disclosures:
  Cash paid for interest                                             $  19,604     $  22,738     $  26,122
  Cash paid for income taxes                                             2,867         4,599         4,095
  Non-cash transactions:
    Additions to other real estate owned in settlement of loans              -            58           879
    Change in other comprehensive income, net of taxes                    (698)        1,355         1,079
    Change in borrowings resulting from adoption of FIN 46-R              (403)            -             -

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

The Bank is a commercial bank chartered as a financial institution in the State of Rhode Island. The Bank pursues a community banking mission and is principally engaged in providing banking products and services to individuals and businesses in Rhode Island. The Bank is subject to competition from a variety of traditional and nontraditional financial service providers both within and outside of Rhode Island. The Bank offers its customers a wide range of deposit products, nondeposit investment products, commercial, residential and consumer loans, and other traditional banking products and services designed to meet the needs of individuals and small- to mid-sized businesses. The Bank also offers both commercial and consumer on-line banking products and maintains a web site at http://www.bankri.com. The Company and Bank are subject to the regulations of certain federal and state agencies and undergo periodic examinations by those regulatory authorities. The Bank's deposits are insured by the Federal Deposit Insurance Corporation ("FDIC"), subject to regulatory limits. The Bank is also a member of the Federal Home Loan Bank of Boston ("FHLB").

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

Principles of Consolidation

At December 31, 2003, the consolidated financial statements include the accounts of Bancorp Rhode Island, Inc., and its wholly-owned subsidiary, Bank Rhode Island, along with the Bank's wholly-owned subsidiaries, BRI Investment Corp. (a Rhode Island passive investment company), BRI Realty Corp. (a Rhode Island real estate holding company) and Acorn Insurance Agency, Inc. (a licensed insurance agency). The Company adopted FASB Interpretation 46-R, "Consolidation of Variable Interest Entities - Revised" on December 31, 2003, and therefore has deconsolidated its three statutory trust subsidiaries as of that date. At December 31, 2002, in addition to the above entities, the consolidated financial statements include the accounts of BRI Statutory Trust I and BRI Statutory Trust II (issuers of trust preferred securities). All significant intercompany accounts and transactions have been eliminated in consolidation.

Reclassifications

Certain amounts in the prior year's financial statements may have been reclassified to conform with the current year's presentation.

Statement of Cash Flows

For purposes of reporting cash flows, the Company considers cash, due from banks, and overnight investments to be cash equivalents. Cash flows relating to deposits are presented net in the statement of cash flows.

Comprehensive Income

Comprehensive income is defined as all changes to equity except investments by and distributions to shareholders. Net income is a component of comprehensive income, with all other components referred to in the aggregate as 'other comprehensive income.'

Cash and Due From Banks

The Bank is required to maintain average reserve balances in a noninterest bearing account with the Federal Reserve Bank based upon a percentage of certain deposits. As of December

BANCORP RHODE ISLAND, INC.
Notes to Consolidated Financial Statements (Continued)

31, 2003 and 2002, the average daily amount required to be held was $863,000 and $705,000, respectively. Additionally, in connection with a line of credit from a correspondent bank, the Bank is required to maintain a compensating balance in a noninterest bearing account. As of both December 31, 2003 and 2002, the required compensating balance was $100,000.

Investment and Mortgage-Backed Securities

Debt securities are classified as held to maturity, available for sale, or trading. As of December 31, 2003 and 2002, all of the Company's securities were classified as available for sale. Securities are classified as held to maturity and carried at amortized cost only if the Company has a positive intent and the ability to hold these securities to maturity. Securities are classified as trading and carried at fair value, with unrealized gains and losses included in earnings, if they are bought and held principally for the purpose of selling in the near term. Securities not classified as either held to maturity or trading are classified as available for sale and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders' equity, net of estimated income taxes.

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

BANCORP RHODE ISLAND, INC.
Notes to Consolidated Financial Statements (Continued)

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

BANCORP RHODE ISLAND, INC.
Notes to Consolidated Financial Statements (Continued)

On October 1, 2002, FASB issued SFAS 147, "Acquisitions of Certain Financial Institutions." SFAS 147 states that the specialized accounting guidance in paragraph 5 of SFAS 72 would not apply after September 30, 2002, and if certain criteria were met, any unidentifiable intangible asset would be reclassified to goodwill upon adoption of the Statement. Financial institutions meeting conditions outlined in SFAS 147 would be required to restate previously issued financial statements for fiscal periods beginning after December 15, 2001. The objective of the restatement requirement was to present the balance sheet and income statement as if the amount accounted for under SFAS 72 as an unidentifiable intangible asset had been reclassified to goodwill as of the date SFAS 142 was initially applied. The transition provisions of SFAS 147 were effective on October 1, 2002, however early application was permitted. The Company adopted SFAS 147 during the third quarter of 2002, and therefore restated the first and second quarters of 2002 to remove any amortization of goodwill, net of taxes. At January 1, 2002, the Company had $10.7 million of intangible assets that have now been reclassified as goodwill and will no longer be amortized, but will be reviewed annually for impairment.

The following table sets forth the reconcilement of net income and earnings per share excluding goodwill amortization for the years ended December 31, 2003, 2002 and 2001:


---------------------------------------------------------------------------------
                                                       Year Ended December 31,
                                                     ----------------------------
                                                      2003       2002       2001
                                                      ----       ----       ----

Net income (in thousands):
  As reported                                        $7,214     $7,662     $6,315
  Add back Goodwill amortization, net of taxes            -          -        756
                                                     ------     ------     ------
      As adjusted                                    $7,214     $7,662     $7,071
                                                     ======     ======     ======

Earnings per common share:
  Basic:
    As reported                                      $ 1.89     $ 2.04     $ 1.69
    Add back Goodwill amortization, net of taxes          -          -       0.20
                                                     ------     ------     ------
      As adjusted                                    $ 1.89     $ 2.04     $ 1.89
                                                     ======     ======     ======
  Diluted:
    As reported                                      $ 1.77     $ 1.92     $ 1.62
    Add back Goodwill amortization, net of taxes          -          -       0.19
                                                     ------     ------     ------
      As adjusted                                    $ 1.77     $ 1.92     $ 1.81
                                                     ======     ======     ======

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

BANCORP RHODE ISLAND, INC.
Notes to Consolidated Financial Statements (Continued)

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

The following table summarizes the differences between the fair value and intrinsic value methods of accounting for stock-based compensation:


-----------------------------------------------------------------------
                                             Year Ended December 31,
                                           ----------------------------
                                            2003       2002       2001
                                            ----       ----       ----

Net income (in thousands):
  As reported                              $7,214     $7,662     $6,315
  Compensation cost, net of taxes(1)         (189)      (158)      (134)
                                           ------     ------     ------
      Pro forma                            $7,025     $7,504     $6,181
                                           ======     ======     ======

Earnings per common share:
  Basic:
    As reported                            $ 1.89     $ 2.04     $ 1.69
    Compensation cost, net of taxes(1)      (0.05)     (0.04)     (0.03)
                                           ------     ------     ------
      Pro forma                            $ 1.84     $ 2.00     $ 1.66
                                           ======     ======     ======
  Diluted:
    As reported                            $ 1.77     $ 1.92     $ 1.62
    Compensation cost, net of taxes(1)      (0.05)     (0.04)     (0.04)
                                           ------     ------     ------
      Pro forma                            $ 1.72     $ 1.88     $ 1.58
                                           ======     ======     ======

--------------------
<F1>  The stock-based employee compensation cost, net of related tax effects, that would have been included in the determination of net income if the fair value based method had been applied to all awards granted since 1995.

The fair value of each option granted was estimated as of the date of the grant using the Black-Scholes option-pricing model with the following weighted average assumptions: expected life of 7 years; expected volatility of 25% in 2003 and 20% in 2002 and 2001; average risk-free interest rates of 3.05% in 2003, 4.27% in 2002 and 4.90% in 2001; and a dividend rate of 2.33%
in 2003, 2.57% in 2002 and 2.92% in 2001.

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

Guarantees

FASB Interpretation 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others", considers standby letters of credit, excluding commercial letters of credit and other lines of credit, a guarantee of the Bank. The Bank enters into a standby letter of credit to guarantee performance of a customer to a third party. The credit risk involved is represented by the contractual amounts of those instruments. Under the standby letters of credit, the Bank is required to make payments to the beneficiary of the letters of credit upon request by the beneficiary so long as all performance criteria have been met. Most guarantees extend up to one year. At December 31, 2003 and 2002, the maximum potential amount of future payments was $2.2 million and $2.2 million, respectively.

Pledged collateral including cash, accounts receivable, inventory, property, plant, equipment and real estate supported all standby letters of credit outstanding at December 31, 2003 and 2002. The collateral obtained is determined based on management's credit evaluation of the customer. Should the Bank be required to make payments to the beneficiary of a letter of credit, repayment to the Bank is required. When cash collateral is present the recourse provisions of the agreements allow the Bank to collect the cash used to collateralize the agreement. If any other business assets are used as collateral and cash is not available, the Bank creates a loan for the customer with the same criteria as its other lending activities. At December 31, 2003 and 2002, cash collateral supported $340,000 and $385,000, respectively, of the outstanding standby letters of credit. The fair value of the guarantees was $17,000 and $16,000, respectively, and is not reflected on the balance sheet.

(3) Investment Securities Available for Sale

A summary of investment securities available for sale follows:


-----------------------------------------------------------------------------
                                                  Unrealized
                                 Amortized     -----------------      Market
                                   Cost        Gains      Losses      Value
                                 ---------     -----      ------      ------
                                                (In Thousands)

At December 31, 2003:
  U.S. Agency obligations         $57,855      $  226     $(153)     $ 57,928
  Corporate debt securities        34,704       1,415         -        36,119
  Trust preferred securities        4,269         283        (4)        4,548
                                  -------      ------     -----      --------
      Total                       $96,828      $1,924     $(157)     $ 98,595
                                  =======      ======     =====      ========

At December 31, 2002:
  U.S. Agency obligations         $75,137      $1,203     $  (2)     $ 76,338
  Corporate debt securities        20,367         210         -        20,577
  Trust preferred securities        4,299         184       (69)        4,414
                                  -------      ------     -----      --------
      Total                       $99,803      $1,597     $ (71)     $101,329
                                  =======      ======     =====      ========

BANCORP RHODE ISLAND, INC.
Notes to Consolidated Financial Statements (Continued)

The following table sets forth certain information regarding temporarily impaired investment securities:


------------------------------------------------------------------------------------------------------------
                                   Less than One Year        One Year or Longer               Total
                                 ----------------------     ---------------------     ----------------------
                                  Fair       Unrealized     Fair       Unrealized      Fair       Unrealized
                                  Value        Losses       Value        Losses        Value        Losses
                                  -----      ----------     -----      ----------      -----      ----------
                                                               (In Thousands)

At December 31, 2003:
  U.S. Agency obligations        $14,841       $(153)       $    -        $  -        $14,841       $(153)
  Trust preferred securities           -           -         1,002          (4)         1,002          (4)
                                 -------       -----        ------        ----        -------       -----
      Total                      $14,841       $(153)       $1,002        $ (4)       $15,843       $(157)
                                 =======       =====        ======        ====        =======       =====

The above securities were deemed temporarily impaired after considering that they were all rated "investment grade" and their unrealized losses were primarily caused by changes in market interest rates.

The following table sets forth the maturities of investment securities available for sale and the weighted average yields of such securities:


---------------------------------------------------------------------------------------------------------
                                                                                 After One, but
                                          Within One Year                      Within Five Years
                                 ---------------------------------     ----------------------------------
                                                          Weighted                               Weighted
                                 Amortized     Market     Average      Amortized     Market      Average
                                   Cost        Value       Yield         Cost        Value        Yield
                                 ---------     ------     --------     ---------     ------      --------
                                                          (Dollars in Thousands)

At December 31, 2003:
  U.S. Agency obligations         $    -       $    -      0.00%        $48,359      $48,413      3.73%
  Corporate debt securities        4,076        4,119      3.87%         30,628       32,000      5.14%
  Trust preferred securities           -            -      0.00%              -            -      0.00%
                                  ------       ------                   -------      -------
      Total                       $4,076       $4,119      3.87%        $78,987      $80,413      4.27%
                                  ======       ======                   =======      =======

At December 31, 2002:
  U.S. Agency obligations         $2,000       $2,029      3.26%        $73,137      $74,309      4.03%
  Corporate debt securities            -            -      0.00%         20,367       20,577      5.92%
  Trust preferred securities           -            -      0.00%              -            -      0.00%
                                  ------       ------                   -------      -------
      Total                       $2,000       $2,029      3.26%        $93,504      $94,886      4.44%
                                  ======       ======                   =======      =======


---------------------------------------------------------------------------------------------------------
                                          After Five, but
                                         Within Ten Years                       After Ten Years
                                 ---------------------------------     ----------------------------------
                                                          Weighted                               Weighted
                                 Amortized     Market     Average      Amortized     Market      Average
                                   Cost        Value       Yield         Cost        Value        Yield
                                 ---------     ------     --------     ---------     ------      --------
                                                          (Dollars in Thousands)

At December 31, 2003:
  U.S. Agency obligations         $9,496       $9,515      4.10%        $    -       $    -       0.00%
  Corporate debt securities            -            -      0.00%             -            -       0.00%
  Trust preferred securities           -            -      0.00%         4,269        4,548       8.40%
                                  ------       ------                   ------       ------
      Total                       $9,496       $9,515      4.10%        $4,269       $4,548       8.40%
                                  ======       ======                   ======       ======

At December 31, 2002:
  U.S. Agency obligations         $    -       $    -      0.00%        $    -       $    -       0.00%
  Corporate debt securities            -            -      0.00%             -            -       0.00%
  Trust preferred securities           -            -      0.00%         4,299        4,414       8.40%
                                  ------       ------                   ------       ------
      Total                       $    -       $    -      0.00%        $4,299       $4,414       8.40%
                                  ======       ======                   ======       ======

The weighted average remaining life of investment securities available for sale at December 31, 2003 and 2002 was 4.7 years and 4.1 years, respectively. Included in the weighted average remaining life calculation at December 31, 2003 and 2002, were $57.9 million and $57.7 million, respectively, of securities that are callable at the discretion of the issuer. These call dates were not utilized in computing the weighted average remaining life.

The following table presents the sale of investment securities available for sale and the resulting gains from such sales:


--------------------------------------------------------------
                                      Year Ended December 31,
                                     -------------------------
                                     2003        2002     2001
                                     ----        ----     ----
                                          (In Thousands)

Amortized cost of investment
 securities sold                     $28,423     $  -     $  -
Gains realized on sales of
 investment securities                   984        -        -
                                     -------     ----     ----
      Net proceeds from sales of
       investment securities         $29,407     $  -     $  -
                                     =======     ====     ====

BANCORP RHODE ISLAND, INC.
Notes to Consolidated Financial Statements (Continued)

(4) Mortgage-Backed Securities Available for Sale

A summary of mortgage-backed securities available for sale by issuer follows:


----------------------------------------------------------------------------------------
                                                             Unrealized
                                             Amortized    -----------------      Market
                                               Cost       Gains      Losses      Value
                                             ---------    -----      ------      ------
                                                            (In Thousands)

At December 31, 2003:
  Federal National Mortgage Association      $ 28,361     $  345     $ (21)     $ 28,685
  Federal Home Loan Mortgage Corporation       20,517        284        (5)       20,796
  Collateralized Mortgage Obligations          57,150        254      (267)       57,137
                                             --------     ------     -----      --------
      Total                                  $106,028     $  883     $(293)     $106,618
                                             ========     ======     =====      ========

At December 31, 2002:
  U.S. Small Business Administration         $ 25,930     $   58     $ (27)     $ 25,961
  Federal National Mortgage Association        67,215        958       (32)       68,141
  Federal Home Loan Mortgage Corporation       57,007        840        (2)       57,845
  Collateralized Mortgage Obligations           4,073         94         -         4,167
                                             --------     ------     -----      --------
      Total                                  $154,225     $1,950     $ (61)     $156,114
                                             ========     ======     =====      ========

The following table sets forth certain information regarding temporarily impaired investment securities:



------------------------------------------------------------------------------------------------------------------------
                                               Less than One Year        One Year or Longer               Total
                                             ----------------------     ---------------------     ----------------------
                                              Fair       Unrealized     Fair       Unrealized      Fair       Unrealized
                                              Value        Losses       Value        Losses        Value        Losses
                                              -----      ----------     -----      ----------      -----      ----------
                                                                           (In Thousands)

At December 31, 2003:
  Federal National Mortgage Association      $   716       $  (4)       $3,627       $(17)        $ 4,343       $ (21)
  Federal Home Loan Mortgage Corporation       1,046          (5)            -          -           1,046          (5)
  Collateralized Mortgage Obligations         17,310        (267)            -          -          17,310        (267)
                                             -------       -----        ------       ----         -------       -----
      Total                                  $19,072       $(276)       $3,627       $(17)        $22,699       $(293)
                                             =======       =====        ======       ====         =======       =====

The above securities were deemed temporarily impaired after considering that they were all rated "investment grade" and their unrealized losses were primarily caused by changes in market interest rates.

BANCORP RHODE ISLAND, INC.
Notes to Consolidated Financial Statements (Continued)

The following table sets forth the maturities of mortgage-backed securities available for sale and the weighted average yields of such securities:


---------------------------------------------------------------------------------------------------------------------
                                             After Five, but Within Ten Years               After Ten Years
                                             ---------------------------------     ----------------------------------
                                                                      Weighted                               Weighted
                                             Amortized     Market     Average      Amortized     Market      Average
                                               Cost        Value       Yield         Cost        Value        Yield
                                             ---------     ------     --------     ---------     ------      --------
                                                                      (Dollars in Thousands)

At December 31, 2003:
  Federal National Mortgage Association       $    -       $    -      0.00%       $ 28,361     $ 28,685      3.85%
  Federal Home Loan Mortgage Corporation           -            -      0.00%         20,517       20,796      3.42%
  Collateralized Mortgage Obligations            451          450      6.50%         56,699       56,687      4.45%
                                              ------       ------                  --------     --------
      Total                                   $  451       $  450      6.50%       $105,577     $106,168      4.10%
                                              ======       ======                  ========     ========

At December 31, 2002:
  U.S. Small Business Administration          $1,544       $1,534      2.24%       $ 24,386     $ 24,427      2.37%
  Federal National Mortgage Association            -            -      0.00%         67,215       68,141      4.78%
  Federal Home Loan Mortgage Corporation           -            -      0.00%         57,007       57,845      4.44%
  Collateralized Mortgage Obligations              -            -      0.00%          4,073        4,167      6.35%
                                              ------       ------                  --------     --------
      Total                                   $1,544       $1,534      2.24%       $152,681     $154,580      4.31%
                                              ======       ======                  ========     ========

Maturities on mortgage-backed securities are based on contractual maturities and do not take into consideration scheduled amortization or prepayments. Actual maturities will differ from contractual maturities due to scheduled amortization and prepayments. The weighted average remaining contractual term of mortgage-backed securities available for sale at December 31, 2003 and 2002 was 19.2 years and 25.0 years, respectively.

The following table presents the sale of mortgage-backed securities available for sale and the resulting gains from such sales:


-------------------------------------------------------------------
                                         Year Ended December 31,
                                      -----------------------------
                                       2003        2002       2001
                                       ----        ----       ----
                                             (In Thousands)

Amortized cost of mortgage-backed
 securities sold                      $25,060     $3,708     $3,828
Gains realized on sales of
 mortgage-backed securities               104         23          4
                                      -------     ------     ------
      Net proceeds from sales of
       mortgage-backed securities     $25,164     $3,731     $3,832
                                      =======     ======     ======

BANCORP RHODE ISLAND, INC.
Notes to Consolidated Financial Statements (Continued)

(5) Loans Receivable

The following is a summary of loans receivable:


----------------------------------------------------------------------
                                                     December 31,
                                                 ---------------------
                                                   2003         2002
                                                   ----         ----
                                                    (In Thousands)

Commercial loans:
  Commercial real estate - nonowner occupied     $ 78,083     $ 81,242
  Commercial real estate - owner occupied          77,317       59,249
  Commercial and industrial                        67,925       57,389
  Small business                                   30,429       28,750
  Multi-family                                     28,730       18,952
  Construction                                     30,632       18,101
  Leases and other                                 19,548       17,613
                                                 --------     --------
      Subtotal                                    332,664      281,296
  Net deferred loan origination fees                 (398)        (329)
                                                 --------     --------
      Total commercial loans                      332,266      280,967
                                                 --------     --------

Residential mortgage loans:
  One- to four-family adjustable rate             232,543      277,265
  One- to four-family fixed rate                  131,743       19,310
                                                 --------     --------
      Subtotal                                    364,286      296,575
  Premium on loans acquired                         2,026        1,248
  Net deferred loan origination fees                  (82)         (60)
                                                 --------     --------
      Total residential mortgage loans            366,230      297,763
                                                 --------     --------

Consumer and other loans:
  Home equity - term loans                         68,523       47,906
  Home equity - lines of credit                    42,067       37,381
  Automobile                                        1,455        3,409
  Installment                                         662          967
  Savings secured                                     631          602
  Unsecured and other                               1,787        1,063
                                                 --------     --------
      Subtotal                                    115,125       91,328
  Premium on loans acquired                            44          103
  Net deferred loan origination costs                 617          497
                                                 --------     --------
      Total consumer and other loans              115,786       91,928
                                                 --------     --------

      Total loans receivable                     $814,282     $670,658
                                                 ========     ========

The Bank's commercial and consumer lending activities are conducted principally in the State of Rhode Island and, to a lesser extent, in nearby areas of Massachusetts. The Bank originates commercial real estate loans, commercial and industrial loans, multi-family residential loans, residential mortgage loans and consumer loans (principally home equity loans and lines of credit) for its portfolio. The Bank purchases one- to four-family residential mortgage loans and automobile loans from third party originators. These loans may have been originated from areas outside of New England. Most loans made by the Bank are secured by borrowers' personal or business assets. The Bank considers a concentration of credit to a particular industry to exist when the aggregate credit exposure to a borrower or group of borrowers in that industry exceeds 25% of the Bank's capital plus reserves. At December 31, 2003, no concentrations of credit to a particular industry existed as defined by these parameters. The ability of the Bank's residential and consumer borrowers to honor their repayment commitments is generally dependent on the level of overall economic activity within the area they reside. Commercial borrowers' ability to repay is generally dependent upon the general health of the economy and in cases of real estate loans, the real estate sector in particular. Accordingly, the ultimate collectibility of a substantial portion of the Bank's loan portfolio is susceptible to changing conditions in the Rhode Island economy in particular, and the New England and national economies, in general.

BANCORP RHODE ISLAND, INC.
Notes to Consolidated Financial Statements (Continued)

The Bank's lending limit to any single borrowing relationship is limited by law to approximately $14.1 million. At December 31, 2003, the Bank had no outstanding commitments to any single borrowing relationship that were in excess of $8.3 million.

At December 31, 2003, the risk elements contained within the loan portfolio were centered in $2.5 million of nonaccrual loans and $597,000 of loans past due 60 to 89 days. This compares to $736,000 of nonaccrual loans and $27,000 of loans past due 60 to 89 days as of December 31, 2002, and $753,000 of nonaccrual loans and $131,000 of loans past due 60 to 89 days as of December 31, 2001. Included in nonaccrual loans as of December 31, 2003 and 2002, were $2.1 million and $224,000 of impaired loans, respectively. No specific reserves were necessary in conjunction with these impaired loans. As of December 31, 2001, the Bank did not have any loans that were considered impaired. The average balance of impaired loans was $2.9 million during 2003, $91,000 during 2002 and $1.0 million during 2001.

The reduction in interest income associated with nonaccrual loans was as follows:


--------------------------------------------------------------------
                                             Year Ended December 31,
                                             -----------------------
                                             2003     2002     2001
                                             ----     ----     ----
                                                 (In Thousands)

Income in accordance with original terms     $343     $ 62     $ 68
Income recognized                             (45)     (37)     (37)
                                             ----     ----     ----
      Foregone interest income               $298     $ 25     $ 31
                                             ====     ====     ====

Loans outstanding to executive officers and directors of the Company, including their immediate families and affiliated companies ("related parties"), are made in the ordinary course of business under normal credit terms, including interest rates and collateral, prevailing at the time of origination for comparable transactions with other persons, and do not represent more than normal credit risk. These loans comply with the provisions of Regulation O under the Federal Reserve Act and, accordingly, are permissible under Section 402 of the Sarbanes-Oxley Act of 2002. An analysis of the activity of these loans is as follows:


-------------------------------------------------------------------------------
                                                        Year Ended December 31,
                                                        -----------------------
                                                           2003        2002
                                                           ----        ----
                                                            (In Thousands)

Balance at beginning of year                              $ 6,661     $ 5,521
  Additions                                                 5,196       8,080
  Repayments                                               (1,669)     (5,290)
  Reductions due to no longer being a related party             -      (1,650)
                                                          -------     -------
Balance at end of year                                    $10,188     $ 6,661
                                                          =======     =======

BANCORP RHODE ISLAND, INC.
Notes to Consolidated Financial Statements (Continued)

(6) Allowance for Loan Losses

An analysis of the activity in the allowance for loan losses is as follows:


-------------------------------------------------------------------------------------
                                                          Year Ended December 31,
                                                       ------------------------------
                                                        2003        2002        2001
                                                        ----        ----        ----
                                                               (In Thousands)

Balance at beginning of year                           $10,096     $ 8,524     $7,294
  Provision for loan losses charged against income       1,600       1,875      1,669
  Loans charged-off                                       (646)       (493)      (467)
  Recoveries of loans previously charged-off                28         190         28
                                                       -------     -------     ------
Balance at end of year                                 $11,078     $10,096     $8,524
                                                       =======     =======     ======

The following table represents the allocation of the allowance for loan losses as of the dates indicated:


----------------------------------------------------
                                    December 31,
                                 -------------------
                                  2003        2002
                                  ----        ----
                                   (In Thousands)

Loan category:
  Commercial loans               $ 4,761     $ 5,250
  Residential mortgage loans       1,922       1,757
  Consumer and other loans         1,248       1,027
  Unallocated                      3,147       2,062
                                 -------     -------
      Total                      $11,078     $10,096
                                 =======     =======

(7) Premises and Equipment

Premises and equipment consisted of the following:


----------------------------------------------------------------------
                                                      December 31,
                                                   -------------------
                                                    2003        2002
                                                    ----        ----
                                                     (In Thousands)

Land                                               $   953     $   984
Office buildings and improvements                    2,794       2,816
Leasehold improvements                               5,388       3,448
Data processing equipment and software               6,930       5,026
Furniture, fixtures and other equipment              4,590       3,793
                                                   -------     -------
      Subtotal                                      20,655      16,067
Less accumulated depreciation and amortization      (8,198)     (6,365)
                                                   -------     -------
      Total premises and equipment                 $12,457     $ 9,702
                                                   =======     =======

The Company utilizes a useful life of 40 years for buildings and 15 years for building improvements. Leasehold improvements are amortized over their respective lease terms. Data processing equipment and software's useful life varies but is primarily three years. Furniture, fixtures and other equipment's useful life varies but is primarily five years. Depreciation expense totaled $1.8 million, $1.3 million and $1.0 million for the years ended December 31, 2003, 2002 and 2001, respectively.

BANCORP RHODE ISLAND, INC.
Notes to Consolidated Financial Statements (Continued)

Rent expense for the years ended December 31, 2003, 2002 and 2001 was $1.0 million, $866,000 and $815,000, respectively. In connection with the acquisition of branches from Fleet National Bank of Connecticut, the Bank assumed the liability for lease payments on seven banking offices previously occupied by Shawmut Bank Connecticut, N.A. The Bank has renegotiated some of these leases and has also entered into agreements to lease additional space. Under the terms of these noncancellable operating leases, the Bank is currently obligated to minimum annual rents as follows:


----------------------------------------
                             Minimum
                              Lease
                             Payments
                             --------
                          (In Thousands)

      2004                    $  909
      2005                       917
      2006                       869
      2007                       863
      2008                       794
      Thereafter               1,470
                              ------
                              $5,822
                              ======

(8) Other Real Estate Owned

The following table provides a summary of OREO:


-----------------------------------------------------------
                                              December 31,
                                             --------------
                                             2003     2002
                                             ----     ----
                                             (In Thousands)

One- to four-family residential property     $  -     $58
                                             ----     ---
      Subtotal                                  -      58
Allowance for losses                            -       -
                                             ----     ---
      Total                                  $  -     $58
                                             ====     ===

A summary of the activity in the allowance for losses on OREO follows:


------------------------------------------------------------------------
                                                 Year Ended December 31,
                                                 -----------------------
                                                      2003     2002
                                                      ----     ----
                                                     (In Thousands)

Balance at beginning of year                          $  -     $ 23
Provisions/(recovery of previous provisions)             -       (7)
Net charge-offs                                          -      (16)
                                                      ----     ----
Balance at end of year                                $  -     $  -
                                                      ====     ====

The following summarizes the operating results from OREO:


----------------------------------------------------------------
                                         Year Ended December 31,
                                         -----------------------
                                         2003     2002     2001
                                         ----     ----     ----
                                             (In Thousands)

Collection and repossession expenses     $ 82     $ 41     $367
Net expenses of holding properties          6       14       11
Provision for losses/(recoveries)           -       (7)       -
Net gains from dispositions               (15)     (22)     (25)
                                         ----     ----     ----
      Total                              $ 73     $ 26     $353
                                         ====     ====     ====

BANCORP RHODE ISLAND, INC.
Notes to Consolidated Financial Statements (Continued)

(9) Deposits

Certificate of deposit accounts had the following schedule of maturities:


----------------------------------------------------------------
                                               December 31,
                                           ---------------------
                                             2003         2002
                                             ----         ----
                                              (In Thousands)

1 year or less remaining                   $166,077     $136,094
More than 1 year to 2 years remaining        25,618       62,379
More than 2 years to 4 years remaining       13,317       13,093
More than 4 years remaining                   7,743       10,308
                                           --------     --------
      Total                                $212,755     $221,874
                                           ========     ========

At December 31, 2003, 2002 and 2001, certificate of deposit accounts with balances $100,000 or more aggregated $31.0 million, $30.5 million and $35.4 million, respectively.

(10) Overnight and Short-Term Borrowings

Overnight and short-term borrowings are comprised of the following:


------------------------------------------------------------
                                            December 31,
                                         -------------------
                                          2003        2002
                                          ----        ----
                                           (In Thousands)

Treasury tax and loan notes              $ 1,068     $ 3,000
FHLB Ideal Way advances                      326           -
Retail reverse repurchase agreements      12,066      24,364
                                         -------     -------
      Total                              $13,460     $27,364
                                         =======     =======

The Bank utilizes the Note Option for remitting Treasury Tax and Loan payments to the Federal Reserve Bank. Under this option the U.S. Treasury invests in obligations of the Bank, as evidenced by open-ended interest-bearing notes. These notes are collateralized by U.S. Agency securities owned by the Bank. Information concerning these treasury tax and loan notes is as follows:


--------------------------------------------------------------------------
                                                   Year Ended December 31,
                                                   -----------------------
                                                       2003        2002
                                                       ----        ----
                                                   (Dollars in Thousands)

Outstanding at end of year                            $1,068     $3,000
Outstanding collateralized by securities with:
  Par value                                            5,000      4,000
  Market value                                         4,933      4,271
Average outstanding for the year                         804      1,090
Maximum outstanding at any month end                   3,000      3,000
Weighted average rate at end of year                    0.73%      0.99%
Weighted average rate paid for the year                 0.94%      1.43%

The Bank has a short-term line of credit with the FHLB. All borrowings from the FHLB are secured by the Bank's stock in the FHLB and a blanket lien on "qualified collateral" defined principally as 90% of the market value of U.S. Government and Agency obligations and 75% of the carrying value of certain residential mortgage loans. Unused borrowing capacity under this line at December 31, 2003, 2002 and 2001 was $14.7 million, $15.0 million and $11.2 million, respectively. Information concerning this short-term line of credit is as follows:


-------------------------------------------------------------------
                                            Year Ended December 31,
                                            -----------------------
                                                2003        2002
                                                ----        ----
                                            (Dollars in Thousands)

Outstanding at end of year                     $   326     $   -
Maturity date                                   1/2/04        NA
Average outstanding for the year               $   530     $  39
Maximum outstanding at any month end            11,165         -
Weighted average rate at end of year              1.37%       NA
Weighted average rate paid for the year           1.53%     2.17%
</TABLE

BANCORP RHODE ISLAND, INC.
Notes to Consolidated Financial Statements (Continued)

The Bank utilizes retail reverse repurchase agreements in connection with a cash management product that the Bank offers its commercial customers. Sales of retail reverse repurchase agreements are treated as financings. The obligations to repurchase the identical securities that were sold are reflected as liabilities and the securities remain in the asset accounts. All of these agreements are collateralized by U.S. Agency securities owned by the Bank. The securities underlying the agreements were held by the Bank in a special custody account and remained under the Bank's control. Information concerning these retail repurchase agreements is as follows:


---------------------------------------------------------------------------
                                                    Year Ended December 31,
                                                    -----------------------
                                                     2003            2002
                                                     ----            ----
                                                     (Dollars in Thousands)

Outstanding at end of year                          $12,066         $24,364
Maturity date                                        1/2/04          1/2/03
Outstanding collateralized by securities with:
  Par value                                         $14,496         $24,735
  Market value                                       14,538          25,111
Average outstanding for the year                      8,642          21,988
Maximum outstanding at any month end                 22,500          33,149
Weighted average rate at end of year                   0.64%           0.96%
Weighted average rate paid for the year                0.73%           1.39%

Additionally, at December 31, 2003, the Bank had a $3.0 million line of credit with a correspondent bank to facilitate the issuance of letters of credit by the Bank and the conducting of foreign exchange transactions for the Bank's customers. Since inception, there have been no outstanding balances under this line of credit. The Bank is required to maintain a compensating balance of $100,000 in conjunction with this line of credit.

(11) Federal Home Loan Bank of Boston Borrowings

FHLB borrowings are comprised of the following:


-------------------------------------------------------------------------------------------------
                                   December 31, 2003                    December 31, 2002
                           ---------------------------------    ---------------------------------
                           Scheduled     First      Weighted    Scheduled     First      Weighted
                             Final        Call      Average       Final        Call      Average
                           Maturity     Date (1)    Rate (2)    Maturity     Date (1)    Rate (2)
                           ---------    --------    --------    ---------    --------    --------
                                                   (Dollars in Thousands)

Within 1 year              $ 49,000     $ 76,000      4.24%     $ 24,100     $ 49,100      4.51%
Over 1 year to 2 years       31,000       31,000      2.93%       32,000       34,000      5.76%
Over 2 years to 3 years      19,250       29,250      3.60%       10,000       10,000      4.93%
Over 3 years to 5 years      40,218       40,218      4.05%       35,534       45,534      4.61%
Over 5 years                 37,291          291      4.98%       42,307        5,307      5.07%
                           --------     --------                --------     --------
      Total                $176,759     $176,759      4.05%     $143,941     $143,941      5.01%
                           ========     ========                ========     ========

--------------------
<F1>  Callable FHLB advances are shown in the respective periods assuming that the callable debt is redeemed at the next call date while all other advances are shown in the periods corresponding to their scheduled maturity date.
<F2>  Weighted average rate based on scheduled maturity dates.

All borrowings from the FHLB are secured by the Bank's stock in the FHLB and a blanket lien on "qualified collateral" defined principally as 90% of the market value of U.S. Government and Agency obligations and 75% of the carrying value of certain residential mortgage loans. Unused term borrowing capacity with the FHLB at December 31, 2003, 2002 and 2001 was $133.8 million, $149.5 million and $191.6 million, respectively. As one requirement of its borrowings, the Bank is required to invest in the common stock of the FHLB in an amount at least equal to five percent of its outstanding borrowings from the FHLB. As and when such stock is redeemed, the Bank would receive from the FHLB an amount equal to the par value of the stock. As of December 31, 2003, the Bank's FHLB stock holdings, recorded at cost, were $9.6 million.

BANCORP RHODE ISLAND, INC.
Notes to Consolidated Financial Statements (Continued)

(12) Company-Obligated Mandatorily Redeemable Capital Securities and Subordinated Deferrable Interest Debentures

On January 23, 2001, the Company sponsored the creation of BRI Statutory Trust I (the "Trust I"), a Connecticut statutory trust. The Company is the owner of all of the common securities of Trust I. On February 22, 2001, Trust I issued $3.0 million of its 10.20% Company-Obligated Mandatorily Redeemable Capital Securities ("Capital Securities") through a pooled trust preferred securities offering. The proceeds from this issuance, along with the Company's $93,000 capital contribution for Trust I's common securities (which is included in Prepaid expenses and other assets), were used to acquire $3.1 million of the Company's 10.20% Subordinated Deferrable Interest Debentures ("Junior Subordinated Notes") due February 22, 2031, and constitute the primary asset of Trust I. The Company has, through the Declaration of Trust, the Guarantee Agreement, the Notes and the related Indenture, taken together, fully irrevocably and unconditionally guaranteed all of Trust I's obligations under the Capital Securities, to the extent Trust I has funds available therefor.

On June 4, 2002, the Company sponsored the creation of BRI Statutory Trust II (the "Trust II"), a Connecticut statutory trust. The Company is the owner of all of the common securities of Trust II. On June 26, 2002, Trust II issued $5.0 million of its floating rate (quarterly reset to 3 month LIBOR plus 3.45%) Capital Securities through a pooled trust preferred securities offering. At December 31, 2003, the rate of the Capital Securities was 4.62%. The proceeds from this issuance, along with the Company's $155,000 capital contribution for Trust II's common securities (which is included in Prepaid expenses and other assets, were used to acquire $5.2 million of the Company's floating rate (quarterly reset to 3 month LIBOR plus 3.45%) Junior Subordinated Notes due June 26, 2032, and constitute the primary asset of Trust II. The Company has, through the Declaration of Trust, the Guarantee Agreement, the Notes and the related Indenture, taken together, fully irrevocably and unconditionally guaranteed all of Trust II's obligations under the Capital Securities, to the extent Trust II has funds available therefor.

On June 5, 2003, the Company sponsored the creation of BRI Statutory Trust III (the "Trust III"), a Connecticut statutory trust. The Company is the owner of all of the common securities of Trust III. On June 26, 2003, Trust III issued $5.0 million of its 5.55% (quarterly reset to 3 month LIBOR plus 3.10% beginning June 26, 2008) Capital Securities through a pooled trust preferred securities offering. The proceeds from this issuance, along with the Company's $155,000 capital contribution for Trust III's common securities (which is included in Prepaid expenses and other assets), were used to acquire $5.2 million of the Company's 5.55% (quarterly reset to 3 month LIBOR plus 3.10% beginning June 26, 2008) Junior Subordinated Notes due June 26, 2033, and constitute the primary asset of Trust III. The Company has, through the Declaration of Trust, the Guarantee Agreement, the Notes and the related Indenture, taken together, fully irrevocably and unconditionally guaranteed all of Trust III's obligations under the Capital Securities, to the extent Trust III has funds available therefor.

The Company adopted FASB Interpretation 46-R, "Consolidation of Variable Interest Entities - Revised" on December 31, 2003, and therefore has deconsolidated its three statutory trust subsidiaries as of that date.

BANCORP RHODE ISLAND, INC.
Notes to Consolidated Financial Statements (Continued)

(13) Income Taxes

The components of income tax expense are as follows:


---------------------------------------------------------------
                                     Year Ended December 31,
                                  -----------------------------
                                   2003         2002      2001
                                   ----         ----      ----
                                          (In Thousands)

Current expense:
  Federal                         $3,346       $4,037    $3,897
  State                              200           85        39
                                  ------       ------    ------
      Total current expense        3,546        4,122     3,936
                                  ------       ------    ------

Deferred benefit:
  Federal                              -         (273)     (519)
  State                                -            -         -
                                  ------       ------    ------
      Total deferred benefit           -         (273)     (519)
                                  ------       ------    ------
      Total income tax expense    $3,546       $3,849    $3,417
                                  ======       ======    ======

The difference between the statutory federal income tax rate and the effective federal income tax rate is as follows:


-------------------------------------------------------------------------------
                                                     Year Ended December 31,
                                                  -----------------------------
                                                   2003         2002      2001
                                                   ----         ----      ----
                                                          (In Thousands)

Statutory federal income tax rate                 35.0%        34.0%     34.0%
Increase resulting from:
  State income tax, net of federal tax benefit     0.5          0.5       0.2
  Bank-owned life insurance                       (2.4)        (1.7)        -
  Other, net                                      (0.1)         0.6       0.9
                                                  ----         ----      ----
Effective combined federal and state income
 tax rate                                         33.0%        33.4%     35.1%
                                                  ====         ====      ====

The components of gross deferred tax assets and gross deferred tax liabilities are as follows:


-----------------------------------------------------------------------------
                                                      Year Ended December 31,
                                                      -----------------------
                                                        2003           2002
                                                        ----           ----
                                                           (In Thousands)

Gross deferred tax assets:
  Allowance for loan losses                           $ 3,767        $ 3,433
  Accrued retirement                                      284            155
  Stock issuance costs                                    103            103
  Organizational costs                                      6             12
  Other                                                    56             77
                                                      -------        -------
      Total gross deferred tax assets                   4,216          3,780
                                                      -------        -------

Gross deferred tax liabilities:
  Purchase accounting adjustments                      (1,537)        (1,240)
  Unrealized gain on securities available for sale       (801)        (1,161)
  Other                                                  (140)             -
                                                      -------        -------
      Total gross deferred tax liabilities             (2,478)        (2,401)
                                                      -------        -------
      Net deferred tax asset                          $ 1,738        $ 1,379
                                                      =======        =======

It is management's belief, that it is more likely than not, that the reversal of deferred tax liabilities and results of future operations will generate sufficient taxable income to realize the deferred tax assets. In addition, the Company's net deferred tax asset is supported by recoverable income taxes. Therefore, no valuation allowance was necessary at December 31, 2003 or 2002 for the deferred tax assets. It should be noted, however, that factors beyond management's control, such as the general state of the economy and real estate values, can affect future levels of taxable income and that no assurance can be given that sufficient taxable income will be generated to fully absorb gross deductible temporary differences.

BANCORP RHODE ISLAND, INC.
Notes to Consolidated Financial Statements (Continued)

(14) Employee Benefits

Employee 401(k) Plan

The Bank maintains a 401(k) Plan (the "Plan") which qualifies as a tax exempt plan and trust under Sections 401 and 501 of the Internal Revenue Code. Generally, Bank employees who are at least twenty-one (21) years of age and have completed one year of service with the Bank, are eligible to participate in the Plan. Expenses associated with the Plan were $318,000, $281,000 and $240,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

Nonqualified Deferred Compensation Plan

The Bank also maintains a Nonqualified Deferred Compensation Plan (the "Nonqualified Plan") under which certain participants may contribute the amounts they are precluded from contributing to the Bank's 401(k) Plan because of the qualified plan limitations, and additional compensation deferrals that may be advantageous for personal income tax or other planning reasons. Expenses associated with the Nonqualified Plan were $33,000, $35,000 and $34,000 for the years ended December 31, 2003, 2002 and 2001, respectively. Accrued liabilities associated with the Nonqualified Plan were $570,000 and $480,000 for December 31, 2003 and 2002, respectively.

Supplemental Executive Retirement Plans

The Bank maintains Supplemental Executive Retirement Plans (the "SERPs") for certain of its senior executives under which participants designated by the Board of Directors are entitled to an annual retirement benefit. Expenses associated with the SERPs were $380,000, $153,000 and $103,000 for the years ended December 31, 2003, 2002 and 2001, respectively. Accrued liabilities associated with the SERPs were $834,000 and $454,000 for December 31, 2003 and 2002, respectively.

Restricted Stock Agreement

During 2001, the Company entered into a Restricted Stock Agreement with its CEO, pursuant to which she was awarded 7,700 shares of restricted stock, subject to achievement of certain performance goals spanning a three year period, which have been achieved. The restricted shares vest 50% on January 1, 2005 and 50% on January 1, 2006. The restricted shares are subject to forfeiture in the event of termination of the CEO's employment prior to the applicable vesting dates for cause by the Company or without good reason by the executive. In addition, the Company will make a "gross-up" payment sufficient to pay any taxes of the CEO (including those on the "gross-up" payment) arising as a result of the vesting of the restricted stock. Expenses associated with the Restricted Stock Agreement were $70,000, $63,000 and $49,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

Employee Stock Option Plans

The Company maintains Incentive and Nonqualified Stock Option Plans (the "Employee Stock Option Plans") under which it may grant options on its common stock to officers and key employees. The total number of shares available for issuance under the Employee Stock Option Plans is 660,000. Options are granted at an exercise price equal to the market value of the stock on the date of the grant and generally vest over a three to five year period. Unless exercised, options granted under the Employee Stock Option Plans expire ten years from the grant date.

BANCORP RHODE ISLAND, INC.
Notes to Consolidated Financial Statements (Continued)

The following table summarizes changes in options outstanding under the Employee Stock Option Plans during 2001, 2002 and 2003 and options exercisable at December 31, 2003:


-----------------------------------------------------------------------
                                             Number of       Weighted
                                            Unexercised       Average
                                              Options      Option Price
                                            -----------    ------------

Options outstanding at December 31, 2000      300,250         $10.56
  Granted                                      58,650          15.17
  Exercised                                   (15,900)         10.36
  Forfeited/Canceled                           (3,850)         14.21
                                              -------
Options outstanding at December 31, 2001      339,150          11.32
                                              -------
  Granted                                      73,950          20.55
  Exercised                                   (15,900)         10.09
  Forfeited/Canceled                           (1,450)         12.88
                                              -------
Options outstanding at December 31, 2002      395,750          13.09
                                              -------
  Granted                                      52,600          23.05
  Exercised                                   (43,925)         10.12
  Forfeited/Canceled                           (4,887)         19.32
                                              -------
Options outstanding at December 31, 2003      399,538         $14.65
                                              =======         ======

Options exercisable at December 31, 2003      299,845         $12.96
                                              =======         ======

Director Stock Plan

The Company established a Non-Employee Director Stock Plan (the "Director Stock Plan") under which it may grant up to 65,000 options on its common stock to non-employee directors. Each non-employee director elected at the 1998 shareholders meeting received an option for 1,500 shares and each new non-employee director elected subsequently receives an option for 1,000 shares. Non-employee directors also receive an annual option grant for 500 shares as of the date of each annual meeting of shareholders. Options are granted at an exercise price equal to the market value of the stock on the date of the grant and vest six months after the grant date. Unless exercised, options granted under the Director Stock Plan expire ten years from the date granted.

The following table summarizes changes in options outstanding under the Director Stock Plan during 2001, 2002 and 2003 and options exercisable at December 31, 2003:


-----------------------------------------------------------------------
                                             Number of       Weighted
                                            Unexercised       Average
                                              Options      Option Price
                                            -----------    ------------

Options outstanding at December 31, 2000      27,500          $14.52
  Granted                                      5,500           16.00
  Exercised                                   (1,000)          10.50
  Forfeited/Canceled                               -               -
                                              ------
Options outstanding at December 31, 2001      32,000           14.89
                                              ------
  Granted                                     10,000           20.21
  Exercised                                   (8,000)          14.46
  Forfeited/Canceled                            (500)          22.15
                                              ------
Options outstanding at December 31, 2002      33,500           16.48
                                              ------
  Granted                                      7,000           25.12
  Exercised                                   (3,500)          19.57
  Forfeited/Canceled                               -               -
                                              ------
Options outstanding at December 31, 2003      37,000          $17.82
                                              ======          ======

Options exercisable at December 31, 2003      37,000          $17.82
                                              ======          ======

BANCORP RHODE ISLAND, INC.
Notes to Consolidated Financial Statements (Continued)

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

(15) Other Operating Expenses

Major components of other operating expenses are as follows:


------------------------------------------------------
                              Year Ended December 31,
                            --------------------------
                             2003      2002      2001
                             ----      ----      ----
                                  (In Thousands)

Telephone                   $  566    $  479    $  541
Forms and supplies             564       499       512
Postage                        320       288       305
Recruiting                     278       109       125
Director fees                  243       207       158
Insurance                      218       219       178
Charitable contributions       204       178       146
Correspondent bank fees        180       194       209
Other                        1,327     1,106     1,010
                            ------    ------    ------
      Total                 $3,900    $3,279    $3,184
                            ======    ======    ======

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

Financial instruments with off-balance sheet risk are summarized as follows:



--------------------------------------------------------------------
                                                    December 31,
                                                --------------------
                                                  2003        2002
                                                  ----        ----
                                                   (In Thousands)

Commitments to originate or purchase loans      $ 34,142    $ 58,727
Unused lines of credit and other commitments     131,642     116,470
Letters of credit                                  3,311       2,389

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

The book values and estimated fair values for the Company's financial instruments are as follows:


                                             December 31, 2003       December 31, 2002
                                           --------------------    --------------------
                                            Book     Estimated      Book     Estimated
                                            Value    Fair Value     Value    Fair Value
                                            -----    ----------     -----    ----------
                                                          (In Thousands)

Assets:
  Cash and due from banks                  $ 27,084    $ 27,084    $ 25,336    $ 25,336
  Overnight investments                         733         733      17,623      17,623
  Investment securities                      98,595      98,595     101,329     101,329
  Mortgage-backed securities                106,618     106,618     156,114     156,114
  Stock in the FHLB                           9,554       9,554       7,683       7,683
  Loans receivable, net of allowance
   for loan losses:
    Commercial loans                        325,616     336,858     274,370     287,996
    Residential mortgage loans              363,545     364,287     295,555     303,249
    Consumer and other loans                114,043     116,704      90,637      91,202
  Accrued interest receivable                 5,597       5,597       6,183       6,183

Liabilities:
  Deposits:
    Demand deposit accounts                $159,916    $159,916    $137,920    $137,920
    NOW accounts                            129,398     129,398     100,476     100,476
    Money market accounts                    16,937      16,937      10,660      10,660
    Savings accounts                        292,277     292,277     290,981     290,981
    Certificate of deposit accounts         212,755     214,509     221,874     224,824
    Overnight and short-term borrowings      13,460      13,460      27,364      27,364
    FHLB borrowings                         176,759     180,863     143,941     151,771
    Company-obligated mandatorily
     redeemable capital securities                -           -       8,000       8,900
    Subordinated deferrable interest
     debentures                              13,403      13,742           -           -
    Accrued interest payable                  1,130       1,130       1,281       1,281

BANCORP RHODE ISLAND, INC.
Notes to Consolidated Financial Statements (Continued)

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

Subordinated deferrable interest debentures

The fair values reported for Subordinated deferrable interest debentures are based on the discounted value of contractual cash flows. The discount rates used are representative of approximate rates currently offered on instruments with similar terms and remaining maturities.

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

BANCORP RHODE ISLAND, INC.
Notes to Consolidated Financial Statements (Continued)

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

As of December 31, 2003, the Company and the Bank met all applicable minimum capital requirements and were considered "well capitalized" by both the FRB and the FDIC. There have been no events or conditions since the end of the year that management believes would cause a change in either the Company's or the Bank's categorization. The Company's and the Bank's actual and required capital amounts and ratios are as follows:



------------------------------------------------------------------------------------------------------------
                                                                        For Capital        To Be Considered
                                                      Actual         Adequacy Purposes    "Well Capitalized"
                                                -----------------    -----------------    ------------------
                                                Amount      Ratio    Amount      Ratio    Amount       Ratio
                                                ------      -----    ------      -----    ------       -----
                                                                   (Dollars in Thousands)

At December 31, 2003:
  Bancorp Rhode Island, Inc.:
    Tier I capital (to average assets)          $72,690     6.76%    $32,255    3.00%     $53,759     5.00%
    Tier I capital (to risk-weighted assets)     72,690     9.71%     29,954     4.00%     44,931     6.00%
    Total capital (to risk-weighted assets)      81,784    10.92%     59,908     8.00%     74,885    10.00%
  Bank Rhode Island:
    Tier I capital (to average assets)          $70,835     6.59%    $32,570     3.00%    $54,283     5.00%
    Tier I capital (to risk-weighted assets)     70,835     9.46%     29,938     4.00%     44,907     6.00%
    Total capital (to risk-weighted assets)      79,929    10.68%     59,876     8.00%     74,845    10.00%

At December 31, 2002:
  Bancorp Rhode Island, Inc.:
    Tier I capital (to average assets)          $61,408     6.19%    $29,779     3.00%    $49,631     5.00%
    Tier I capital (to risk-weighted assets)     61,408     9.63%     25,506     4.00%     38,260     6.00%
    Total capital (to risk-weighted assets)      69,401    10.88%     51,013     8.00%     63,766    10.00%
  Bank Rhode Island:
    Tier I capital (to average assets)          $60,097     6.06%    $29,760     3.00%    $49,599     5.00%
    Tier I capital (to risk-weighted assets)     60,097     9.43%     25,494     4.00%     38,240     6.00%
    Total capital (to risk-weighted assets)      68,090    10.68%     50,987     8.00%     63,734    10.00%

Warrants. In connection with its acquisition of certain assets and assumption of certain liabilities from Fleet National Bank of Connecticut in 1996, the Bank issued a warrant to acquire 136,315 shares of Common Stock of the Bank. Upon conversion into a holding company structure, the warrant became exercisable for 136,315 shares of the Company's Common Stock. The per share exercise price of the warrant is $10.00. The warrant expires on March 22, 2006, and may be exercised, in whole or in part, at any time prior to its expiration. Upon the occurrence of a change of control event the holders of the warrant may sell the warrant to the Company for an amount that is equal to the product of the number of shares represented by the warrant being sold and the difference between the exercise price of the warrant and the fair market value of the consideration per share received in the change of control transaction. As of December 31, 2003, warrants for 66,315 shares had been exercised and a warrant for 70,000 shares remained exercisable. The remaining warrant for 70,000 shares was exercised in January 2004.

BANCORP RHODE ISLAND, INC.
Notes to Consolidated Financial Statements (Continued)

(19) Earnings Per Share

The following table is a reconciliation of basic EPS and diluted EPS:


-----------------------------------------------------------------------
                                        Year Ended December 31,
                                 --------------------------------------
                                    2003          2002          2001
                                    ----          ----          ----

Basic EPS Computation:
  Numerator:
    Net income (in thousands)    $    7,214    $    7,662    $    6,315
                                 ==========    ==========    ==========
  Denominator:
    Common shares outstanding     3,819,232     3,758,214     3,730,910
    Stock options                         -             -             -
    Warrants                              -             -             -
                                 ----------    ----------    ----------
      Total shares                3,819,232     3,758,214     3,730,910
                                 ==========    ==========    ==========

Basic EPS                        $     1.89    $     2.04    $     1.69
                                 ==========    ==========    ==========

Diluted EPS Computation:
  Numerator:
    Net income (in thousands)    $    7,214    $    7,662    $    6,315
                                 ==========    ==========    ==========
  Denominator:
    Common shares outstanding     3,819,232     3,758,214     3,730,910
    Stock options                   193,755       166,019       115,572
    Warrants                         68,623        72,437        53,546
    Restricted stock                  4,268             -             -
                                 ----------    ----------    ----------
      Total shares                4,085,878     3,996,670     3,900,028
                                 ==========    ==========    ==========

Diluted EPS                      $     1.77    $     1.92    $     1.62
                                 ==========    ==========    ==========

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

BANCORP RHODE ISLAND, INC.
Notes to Consolidated Financial Statements (Continued)

(21) Parent Company Statements

The following are condensed financial statements for Bancorp
Rhode Island, Inc. (the "Parent Company"):


Balance Sheets

-----------------------------------------------------------------------------------------
                                                                          December 31,
                                                                      -------------------
                                                                        2003        2002
                                                                        ----        ----
                                                                         (In Thousands)

Assets:
  Cash and due from banks                                             $    16     $    17
  Overnight investments                                                 1,612       1,169
  Investment in subsidiaries                                           83,588      73,379
  Prepaid and other assets                                                397         270
                                                                      -------     -------

      Total assets                                                    $85,613     $74,835
                                                                      =======     =======

Liabilities:
  Income taxes payable                                                $  (159)    $   (50)
  Notes payable to subsidiaries                                        13,403       8,248
  Other liabilities                                                       262         210
                                                                      -------     -------
      Total liabilities                                                13,506       8,408
                                                                      -------     -------

Shareholders' equity:
  Preferred stock: par value $0.01 per share, authorized 1,000,000
   shares. Issued and outstanding: none                                     -           -
  Common stock: par value $0.01 per share, authorized 11,000,000 shares. Issued and outstanding: 3,891,190 shares in 2003
   and 3,777,450 shares in 2002                                            39          38
  Additional paid-in capital                                           41,439      40,134
  Retained earnings                                                    29,074      24,002
  Accumulated other comprehensive income, net                           1,555       2,253
                                                                      -------     -------
      Total shareholders' equity                                       72,107      66,427
                                                                      -------     -------

      Total liabilities and shareholders' equity                      $85,613     $74,835
                                                                      =======     =======

BANCORP RHODE ISLAND, INC.
Notes to Consolidated Financial Statements (Continued)


Statements of Operations

------------------------------------------------------------------------------------------------
                                                                  Year Ended December 31,
                                                           -------------------------------------
                                                                    2003           2002
                                                                    ----           ----
                                                           (In Thousands, Except Per Share Data)

Income:
  Dividends received from subsidiaries                           $    3,200     $    2,750
  Interest on overnight investments                                      16             44
                                                                 ----------     ----------
      Total income                                                    3,216          2,794
                                                                 ----------     ----------

Expenses:
  Interest on notes payable                                             706            458
  Compensation expense                                                   70             63
  Directors' fees                                                        96             86
  Professional services                                                 253            174
  Other expenses                                                          1              1
                                                                 ----------     ----------
      Total expenses                                                  1,126            782
                                                                 ----------     ----------
      Income before income taxes                                      2,090          2,012
  Income tax expense (benefit)                                         (372)          (246)
                                                                 ----------     ----------
      Income before equity in undistributed earnings
       of subsidiaries                                                2,462          2,258
  Equity in undistributed earnings of subsidiaries                    4,752          5,404
                                                                 ----------     ----------
      Net income                                                 $    7,214     $    7,662
                                                                 ==========     ==========

Per share data:
  Basic earnings per common share:                               $     1.89     $     2.04
  Diluted earnings per common share:                             $     1.77     $     1.92
  Average common shares outstanding - basic                       3,819,232      3,758,214
  Average common shares outstanding - diluted                     4,085,878      3,996,670

BANCORP RHODE ISLAND, INC.
Notes to Consolidated Financial Statements (Continued)


Statements of Cash Flow

-------------------------------------------------------------------------------------
                                                              Year Ended December 31,
                                                              -----------------------
                                                                2003           2002
                                                                ----           ----
                                                                   (In Thousands)

Cash flows from operating activities:
  Net income                                                  $ 7,214        $ 7,662
  Adjustment to reconcile net income to net cash provided
   by operating activities:
    Equity in undistributed earnings of subsidiaries           (4,752)        (5,404)
    Compensation expense from restricted stock grant               35             33
    (Increase) decrease in other assets                          (127)          (162)
    Increase (decrease) in other liabilities                      (57)            21
                                                              -------        -------
      Net cash provided by operating activities                 2,313          2,150
                                                              -------        -------

Cash flows from financing activities:
  Proceeds from notes payable                                   5,155          5,155
  Investment in subsidiaries                                   (6,155)        (5,155)
  Proceeds from issuance of common stock                        1,176            276
  Tax effect of disqualifying disposition of stock options         95              -
  Dividends on common stock                                    (2,142)        (1,996)
                                                              -------        -------
      Net cash used by financing activities                    (1,871)        (1,720)
                                                              -------        -------

Net increase (decrease) in cash and due from banks                442            430
Cash and cash equivalents at beginning of year                  1,186            756
                                                              -------        -------
Cash and cash equivalents at end of year                      $ 1,628        $ 1,186
                                                              =======        =======

Supplementary disclosures:
  Cash paid (received) for income taxes                       $  (263)       $  (243)
  Non-cash transactions:
    Change in other comprehensive income, net of taxes           (698)         1,355

The Parent Company's Statements of Changes in Shareholders' Equity is identical to the Consolidated Statements of Changes in Shareholders' Equity and therefore is not presented here.

BANCORP RHODE ISLAND, INC.
Notes to Consolidated Financial Statements (Continued)

(22) Quarterly Results of Operations (unaudited)


--------------------------------------------------------------------------------------
                                                    2003 Quarter Ended
                                    --------------------------------------------------
                                    March 31    June 30    September 30    December 31
                                    --------    -------    ------------    -----------
                                          (In Thousands, Except Per Share Data)

Interest income                     $12,866     $12,925      $12,658         $13,324
Interest expense                      5,052       4,931        4,766           4,704
                                    -------     -------      -------         -------
      Net interest income             7,814       7,994        7,892           8,620
Provision for loan losses               400         400          400             400
                                    -------     -------      -------         -------
      Net interest income after
       provision for loan losses      7,414       7,594        7,492           8,220
Noninterest income                    1,916       2,394        2,234           2,286
Noninterest expense                   6,873       7,345        7,037           7,535
                                    -------     -------      -------         -------
      Income before taxes             2,457       2,643        2,689           2,971
Income taxes                            785         881          904             976
                                    -------     -------      -------         -------
      Net income                    $ 1,672     $ 1,762      $ 1,785         $ 1,995
                                    =======     =======      =======         =======

Basic EPS                           $  0.44     $  0.47      $  0.47         $  0.51

Diluted EPS                         $  0.42     $  0.43      $  0.44         $  0.48


--------------------------------------------------------------------------------------
                                                    2002 Quarter Ended
                                    --------------------------------------------------
                                    March 31    June 30    September 30    December 31
                                    --------    -------    ------------    -----------
                                          (In Thousands, Except Per Share Data)

Interest income                     $13,097     $13,539      $13,577         $13,294
Interest expense                      5,480       5,522        5,676           5,502
                                    -------     -------      -------         -------
      Net interest income             7,617       8,017        7,901           7,792
Provision for loan losses               400         450          575             450
                                    -------     -------      -------         -------
      Net interest income after
       provision for loan losses      7,217       7,567        7,326           7,342
Noninterest income                    1,566       1,518        1,796           2,203
Noninterest expense                   5,857       6,246        6,234           6,687
                                    -------     -------      -------         -------
      Income before taxes             2,926       2,839        2,888           2,858
Income taxes                          1,032         930          957             930
                                    -------     -------      -------         -------
      Net income                    $ 1,894     $ 1,909      $ 1,931         $ 1,928
                                    =======     =======      =======         =======

Basic EPS                           $  0.51     $  0.51      $  0.51         $  0.51

Diluted EPS                         $  0.48     $  0.48      $  0.48         $  0.48

BANCORP RHODE ISLAND, INC.

Stock Information & Locations

Market for the Company's Common Stock and Related Stockholder Matters

Bancorp Rhode Island, Inc.'s common stock is traded on the Nasdaq Stock Market(R), under the symbol "BARI." The following table sets forth certain information regarding the Common Stock for the periods indicated:


------------------------------------------------
                       Stock Price
                    ----------------    Dividend
                     High       Low       Paid
                     ----       ---     --------

2002:
  First Quarter     $22.95    $17.45      $0.13
  Second Quarter     24.12     21.50       0.13
  Third Quarter      23.25     18.50       0.13
  Fourth Quarter     23.25     16.50       0.14

2003:
  First Quarter     $23.50    $20.65      $0.14
  Second Quarter     26.80     21.60       0.14
  Third Quarter      29.00     21.49       0.14
  Fourth Quarter     33.40     28.00       0.14

As of February 27, 2004, there were approximately 1,400 holders of record of the Common Stock.

-----------------------------------------------------------------------------
Locations

383 Atwood Avenue             445 Putnam Pike
Cranston, RI  02910           Smithfield, RI  02917

1047 Park Avenue              1062 Centerville Road
Cranston, RI  02910           Warwick, RI  02886

2104 Plainfield Pike          1300 Warwick Avenue
Cranston, RI  02921           Warwick, RI  02888

999 South Broadway            2975 West Shore Road
East Providence, RI  02914    Warwick, RI  02886

195 Taunton Avenue            1175 Cumberland Hill Road
East Providence, RI  02914    Woonsocket, RI  02895

1440 Hartford Avenue          (Full Service Drive-up ATM)
Johnston, RI  02919           17 Coventry Shoppers Park
                              Coventry, RI  02816
1140 Ten Rod Road
North Kingstown, RI 02852     (Full Service ATM - Vestibule)
                              625 George Washington Hwy
137 Pitman Street             Lincoln, RI  02865
Providence, RI  02906
                              (Full Service Drive-up ATM)
One Turks Head Place          233 Lambert Lind Hwy
Providence, RI  02903         Warwick, RI  02886

Bancorp Rhode Island, Inc.
Executive Officers

Merrill W. Sherman
President & CEO

Albert R. Rietheimer, CPA
Chief Financial Officer & Treasurer

Donald C. McQueen
Vice President & Assistant Secretary

Bank Rhode Island
Executive Officers

Merrill W. Sherman
President & CEO

Donald C. McQueen
Executive Vice President,
Chief Credit & Administrative Officer

Albert R. Rietheimer, CPA
Chief Financial Officer & Treasurer

James V. DeRentis
Executive Vice President,
Retail Banking & Marketing

Officers
Accounting & Finance
John E. Westwood
Senior Vice President,
Controller

Joan E. Rivelli
Vice President,
Accounting Manager

Administration
Elizabeth M. Carroll
Senior Vice President,
Administrative Services

Bernice M. DeMello
Vice President,
Administrative Services

Gisele M. Golembeski
Vice President,
Administrative Services

Daniel A. Patenaude
Vice President,
Facilities Manager & Security Officer

Debra S. Regan
Vice President,
Human Resources Manager

Susan J. DiCicco
Human Resources Officer

Audit
William E. Wilbur
Chief Auditor,
Internal Audit

Melissa A. Ogg
Assistant Vice President,
Internal Audit

Retail Banking & Marketing
Kathleen C. Orovitz
Senior Vice President,
Retail Sales & Service Manager

Melissa L. Mulhearn
Senior Vice President,
Investment Sales Manager

Linda A. Geremia
Vice President,
Regional Manager

Elizabeth A. Hart
Vice President,
Marketing Manager

Michael J. Roy
Vice President,
Retail Banking

Kathryn E. Taylor
Vice President,
Regional Manager

Lorie L. Bruyere
Assistant Vice President,
Branch Manager

Timothy J. Davis
Assistant Vice President,
Marketing

Todd M. George
Assistant Vice President,
Investment Sales

Glen J. Gibbons
Assistant Vice President,
Investment Sales

Diane Y. Goyette
Assistant Vice President,
Branch Manager

Maria T. Hartel
Assistant Vice President,
Branch Manager

Scott F. Kirby
Assistant Vice President,
Branch Manager

Kathleen M. Morgan
Assistant Vice President,
Branch Manager

Joseph F. Sheehan
Assistant Vice President,
Branch Manager

Dana A. Sherman
Assistant Vice President,
Investment Compliance Officer

Doreen M. Sousa
Assistant Vice President,
Retail Training Manager

Thomas W. Quinlan, Jr.
Assistant Vice President,
Branch Manager

Julio A. Apicerno
Retail Banking Officer,
Branch Manager

Jacqueline N. Binette
Marketing Officer

Penelope P. Boucher
Retail Banking Officer,
Branch Manager

David M. Carpenter
Retail Banking Officer,
Branch Manager

Madeleine G. Dickie
Retail Banking Officer,
Branch Manager

Tanya S. Fandino Leung
Retail Banking Officer,
Internet Banking Manager

Pamela J. Mitchell
Retail Banking Officer,
Assistant Branch Manager

Lori A. Oliveria
Retail Banking Officer

Stephanie K. Preston
Retail Banking Officer,
Branch Manager

Rhondalee A. Rodi
Retail Banking Officer,
Branch Manager

Regina A. Zwinklis
Officer,
Customer Support Center Manager

Business Lending
Kevin R. Kelly
Senior Vice President,
Head of Business Lending

Emanuel E. Barrows
Senior Vice President,
Business Lending

Daniel J. Hagerty
Senior Vice President,
Business Lending

Michael J. Kerr
Senior Vice President,
Business Lending

James P. Tiernan
Senior Vice President,
Business Lending

Donald L. DiBlasi
Vice President,
Business Lending

Peter J. DiFilippo
Vice President,
Business Lending

Philip M. Regnier
Vice President,
Cash Management Sales Manager

Albert M. Jaffarian
Assistant Vice President,
Portfolio Manager

George T. Menas
Assistant Vice President,
Portfolio Manager

Janice M. Arico
Business Lending
Administration Officer

Commercial Real Estate Lending
Stephen J. Gibbons
Senior Vice President,
Head of Commercial Real Estate

Laurel L. Bowerman
Senior Vice President,
Commercial Real Estate

David R. Cunningham
Vice President,
Commercial Real Estate

Rosa C. Medeiros
Vice President,
Commercial Real Estate Administration

Thomas F. Croteau
Assistant Vice President,
Portfolio Manager

Christopher J. Cannata
Officer,
Commercial Marketing Manager

Beverly A. Chappron
Officer,
Commercial Real Estate
Loan Administrator

Meredith B. Nowak
Officer,
Commercial Real Estate
Portfolio Manager

Small Business Lending
Joseph P. Hindle
Vice President,
Head of Small Business Lending

David L. Goolgasian
Vice President,
Small Business Underwriting

Andrew J. Deluski
Assistant Vice President,
Business Development

Abigail T. Moore
Small Business Officer,
Portfolio Manager

Retail Lending
Peter Walsh
Senior Vice President,
Retail Lending & CRA Officer

Suzanne D. Joyal
Vice President,
Retail Lending Manager

Patricia O. Saracino
Assistant Vice President,
Community Relations

Joseph M. D'Amico
Retail Lending Officer

Eileen F. Tweedie
Priority Services Officer

Credit Administration
Paul G. Wielgus
Senior Vice President,
Senior Credit & Compliance Officer

Gregory E. Kwiatkowski
Vice President,
Loan Review Officer

Maureen F. Snell
Vice President,
Loan Servicing Manager

Risk Management
Lori J. Webber
Senior Vice President,
Senior Risk Manager

Doris M. Bragger
Assistant Vice President,
Consumer Collections

Operations/MIS
Kenneth L. Senus
Senior Vice President,
Information Technology &
Operations

Tonia R. Ryan
Senior Vice President,
Systems Planning &
Project Management

Raymond K. Antonio
Vice President,
Systems & Operations

Donald G. Morash
Vice President,
MIS Manager

Karen J. Talbot
Vice President,
Operations Manager

Elizabeth A. Limerick
Assistant Vice President,
EFT Operations

Darlene L. Corsi
Operations Officer,
EFT Supervisor

Lillian J. Delmonico
Operations Officer,
Operations Supervisor

Karen M. Garvey
MIS Officer,
Applications Support Supervisor

Renay M. Houle
Operations Officer,
Project Coordinator

Inside Back Cover

                                                       Stock Transfer Agent
                                             Registrar and Transfer Company
                                                          10 Commerce Drive
                                                        Cranford, NJ  07016

                                                                   Auditors
                                                                   KPMG LLP
                                                             Providence, RI

                                                                    Counsel
                                               Hinckley, Allen & Snyder LLP
                                                             Providence, RI

                                                       Investor Information
                                             The Bancorp Rhode Island, Inc.
                                           2003 annual meeting will be held
                                              on Wednesday, May 19, 2004 at
                                                            10:00 am at the
                                             Biltmore Hotel, Providence, RI

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

Back Cover

[Photo of Artwork - caption "Artwork by Way O'Malley, 2001"]
[BancorpRI logo]

                                                       One Turks Head Place
                                                      Providence, RI  02903
                                                               401-456-5000
                                                                 bankri.com